EXHIBIT 10.175


                              CONFIDENTIAL TREATMENT




      TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT FOR
                      COMBINED-CYCLE GENERATION FACILITY


                                  BETWEEN


                           PANDA PARIS POWER, L.P.


                                   AND


                             DUKE/FLUOR DANIEL
                          A General Partnership


                      Dated as of October 3, 1998


       THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH
       PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT BY BRACKETS.

                            TABLE OF CONTENTS

Article I    General Matters
  Section 1.01 Defined Terms                                       1
  Section 1.02 Interpretation                                      12
  Section 1.03 Exhibits                                            13


Article II   Retention of Contractor
  Section 2.01 Retention of Contractor                             14
  Section 2.02 Status of Contractor; No Partnership                14
  Section 2.03 Subcontractors and Vendors                          14


Article III  Certain Obligations and Responsibilities of Contractor
  Section 3.01 Scope of Work; Applicable Standards                 15
  Section 3.02 Control and Method of Work                          16
  Section 3.03 Compliance with Law                                 16
  Section 3.04 Certain Matters Pertaining to Job Site              16
  Section 3.05 Access                                              17
  Section 3.06 Inspection and Testing of Work in Progress          17
  Section 3.07 No Waiver of Responsibility                         18
  Section 3.08 Defective Work                                      18
  Section 3.09 Clean-Up                                            18
  Section 3.10 Obtaining, Maintaining and Identifying Permits      18
  Section 3.11 Labor                                               19
  Section 3.12 Project Management                                  20
  Section 3.13 Temporary Office Quarters                           21
  Section 3.14 Cooperation with Other Contractors                  21
  Section 3.15 Protection and Safety                               21
  Section 3.16 Environmental Matters                               22
  Section 3.17 Fire Prevention                                     25
  Section 3.18 Religious and Archaeological Resources              25
  Section 3.19 Reports, Plans and Manuals                          26
  Section 3.20 Drawings, Engineering Data and Other Materials      27
  Section 3.21 Operating and Maintenance Manuals                   28
  Section 3.22 Training of O&M Personnel                           28
  Section 3.23 Accounting Information                              28
  Section 3.24 Contractor Taxes                                    28
  Section 3.25 Claims and Liens for Labor and Materials            29
  Section 3.26 Spare Parts Availability                            29
  Section 3.27 Contractor's Obligation to Notify                   30
  Section 3.28 Switchyard Facilities                               30
  Section 3.29 Construction Utilities                              30
  Section 3.30 Lines and Grades                                    31
  Section 3.31 Temporary Structures                                31
  Section 3.32 Weatherproof Coverings                              31
  Section 3.33 Assumption of Surface and Subsurface Conditions     31
  Section 3.34 Emergencies                                         31
  Section 3.35 Contractor's Representative                         31
  Section 3.36 Turbine Vendor Purchase Agreement                   32
  Section 3.37 Wastewater, Raw Water, Sewage and Potable
               Water Line Sizing                                   32


Article IV   Certain Obligations of Owner
  Section 4.01 Permits                                            33
  Section 4.02 Gas, Electric and Waste Water Facilities           33
  Section 4.03 Fuel Supply                                        33
  Section 4.04 Raw Water Supply and Wastewater Disposal           34
  Section 4.05 Access to Property Site                            34
  Section 4.06 Right of Ways                                      34
  Section 4.07 Survey of Property Site                            35
  Section 4.08 Notice of Financial Closing                        35
  Section 4.09 Owner Taxes                                        35
  Section 4.10 Owner's Cooperation                                35
  Section 4.11 Owner's Representative                             35
  Section 4.12 Turbine Vendor Purchase Agreement                  35
  Section 4.13 Operation and Maintenance                          36


Article V    Project Schedule
  Section 5.01 Commencement of Work                               36
  Section 5.02 Project Schedule                                   36
  Section 5.03 Certain Prefunding Work                            38


Article VI   Change Orders
  Section 6.01 Change Order at Owner's Request                    39
  Section 6.02 Change Orders Requested by Contractor              40
  Section 6.03 Changes to Separated Contract Price; Disputes      41
  Section 6.04 Information Requests                               41

Article VII   Transfer and Assignment
  Section 7.01 Separated Contract Price                           42
  Section 7.02 Prefunding Costs                                   42
  Section 7.03 Financial Closing Payment                          43
  Section 7.04 Post-Financial Closing                             43
  Section 7.05 General Provisions Payments                        43
  Section 7.06 Financing Parties' Requirements and Lien Waivers   44

Article VIII   Representations, Warranties and Covenants
  Section 8.01 Clear Title                                        46
  Section 8.02 Risk of Loss                                       46
  Section 8.03 Possession of Phases Following
               Commercial Operation                               46


Article IX   Insurance
  Section 9.01 Contractor Insurance Policies                      47
  Section 9.02 Form of Contractor Insurance Policies              48
  Section 9.03 Qualified Insurers                                 49
  Section 9.04 Certificates of Insurance                          49
  Section 9.05 Inspection of Contractor's Insurance Policies      49
  Section 9.06 Subcontractor's Insurance                          49
  Section 9.07 Remedy on Failure to Insure                        50
  Section 9.08 Management of Insurance Policies                   50
  Section 9.09 Owner Insurance Policies                           50
  Section 9.10 Contractor's Assistance                            51
  Section 9.11 No Limitation on Liability                         51


Article X    Synchronization, Tests and Final Acceptance
  Section 10.01 General                                           51
  Section 10.02 Synchronization                                   52
  Section 10.03 Minimum Performance Tests                         52
  Section 10.04 Guaranteed Performance Tests                      53
  Section 10.05 Punch List                                        54
  Section 10.06 Commercial Operation                              55
  Section 10.07 Final Acceptance of the Plant                     56
  Section 10.08 Completion by Owner                               56


Article XI   Defaults and Remedies
  Section 11.01 Completion Guarantee                              56
  Section 11.02 Schedule Liquidated Damages                       57
  Section 11.03 Early Completion Bonus                            58
  Section 11.04 Performance Guarantees in Excess
                of Minimum Performance Levels                     59
  Section 11.05 Liquidated Damages for Certain Performance
                Guarantee                                         59
  Section 11.06 Performance Bonuses                               60
  Section 11.07 Payment of Liquidated Damages                     60
  Section 11.08 Payment of Bonuses                                61
  Section 11.09 Determination of Performance                      62
  Section 11.10 Minimum Performance Levels                        63
  Section 11.11 Retainage                                         63
  Section 11.12 Parent Guaranty                                   65


Article XII  Contractor's Warranties
  Section 12.01 Warranties                                        65
  Section 12.02 Repair of Nonconforming Work                      66
  Section 12.03 Proprietary Rights                                67
  Section 12.04 Repairs and Testing by Owner                      67
  Section 12.05 Vendors and Subcontractors                        68
  Section 12.06 Assignment of Warranties                          68


Article XIII  Contractor's Representations
  Section 13.01 Representations and Warranties                    69
  Section 13.02 Survival of Representations and Warranties        70


Article XIV  Force Majeure and Owner Caused Delay
  Section 14.01 Definition of Force Majeure Event                 70
  Section 14.02 Notice of Force Majeure Event                     71
  Section 14.03 Delay from Force Majeure Event                    71
  Section 14.04 Definition of Owner Caused Delay                  72
  Section 14.05 Notice of Owner Caused Delay                      72
  Section 14.06 Delay from Owner Caused Delay                     72
  Section 14.07 Performance Not Excused                           73

Article XV   Termination
  Section 15.01 Contractor Events of Default                      73
  Section 15.02 Termination by Owner due to Contractor Default    75
  Section 15.03 Termination by Owner for Convenience              76
  Section 15.04 Suspension by Owner for Convenience               77
  Section 15.05 Termination Due to Force Majeure Event            78
  Section 15.06 Termination by Contractor                         78
  Section 15.07 Continuing Obligations and Remedies
                During Event of Default                           79
  Section 15.08 Obligations Upon Termination                      79
  Section 15.09 Termination and Survival of Terms                 80

Article XVI  Indemnification
  Section 16.01 Contractor Indemnification                        80
  Section 16.02 Owner Indemnification                             81
  Section 16.03 Conditions of Indemnification                     81
  Section 16.04 Contributory Negligence                           82
  Section 16.05 Remedies Not Exclusive                            83
  Section 16.06 Tax Effect of Indemnification                     83
  Section 16.07 Survival of Indemnification                       83


Article XVII Dispute Resolution
  Section 17.01 Friendly Consultation                             83
  Section 17.02 Arbitration                                       84
  Section 17.03 Continuing Obligations and Rights                 85
  Section 17.04 Interim Remedies                                  85
  Section 17.05 Tolling Statute of Limitations                    85

Article XVIII Miscellaneous
  Section 18.01 Assignment                                        85
  Section 18.02 Financing Parties                                 86
  Section 18.03 Good Faith Dealings                               86
  Section 18.04 Confidentiality                                   86
  Section 18.05 Notice                                            87
  Section 18.06 Waiver                                            88
  Section 18.07 Severability                                      88
  Section 18.08 Governing Law                                     88
  Section 18.09 Entire Agreement; Amendments                      88
  Section 18.10 Expenses and Further Assurances                   89
  Section 18.11 No Third Party Beneficiary                        89
  Section 18.12 Offset                                            89
  Section 18.13 Letter Agreement                                  89
  Section 18.14 Counterparts                                      89
  Section 18.15 Waiver for Consequential Damages                  89







            TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION
                             AGREEMENT FOR
                     COMBINED-CYCLE GENERATION FACILITY


     THIS TURNKEY ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT FOR COMBINED-CYCLE GENERATION FACILITY (this "Agreement"), dated as of October 3, 1998, is by and between Panda Paris Power, L. P. a Delaware limited partnership (hereinafter called "Owner") and Duke/Fluor Daniel, a North Carolina general partnership, (hereinafter called "Contractor").

                           W I T N E S S E T H:


          NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Contractor hereby agree as follows:

                                ARTICLE I
                            GENERAL MATTERS

     Section 1.01. Defined Terms. As used in this Agreement, including the exhibits and other attachments hereto, each of the following terms shall have the meaning assigned to such term as set forth below:

     "Affiliate" means, in relation to any Person, any Person: (i) which directly or indirectly controls, or is controlled by, or is under common control with, such other Person; or (ii) which directly or indirectly beneficially owns or holds fifty percent (50%) or more of any class of voting stock of such other Person; or (iii) which has fifty percent (50%) or more of any class of voting stock that is directly or indirectly beneficially owned or held by such other Person, or (iv) who either holds a general partnership interest in such other Person or such other Person holds a general partnership interest in the Person.

     "Applicable Laws" means any act, statute, law, regulation, permit, license, ordinance, rule, judgment, order, decree, directive, guideline or policy (to the extent mandatory) or any similar form of decision or determination by, or any interpretation or administration of, any of the foregoing by any Government Authority with jurisdiction over the Plant, the Job Site, the performance of the Work or other services to be performed under this Agreement.

     "Applicable Permits" means any and all permits, clearances, licenses, authorizations, consents, filings, exemptions or approvals from or required by any Government Authority that are necessary for the performance of the Work.

     "Builders Risk Policy" has the meaning set forth in Section 9.09.

     "Business Day" means any day other than a Saturday, Sunday or a legal holiday in Dallas, Texas.

     "Capability Verification Tests" are described in the Scope of Work.

     "Change In Law" means any of the following events or circumstances occurring after the date of execution of this Agreement: (i) an amendment, modification, supplement or other change in or repeal of an existing Applicable Law; or (ii) an enactment or making of a new Applicable Law.

     "Change Order" has the meaning set forth in Section 6.01(a).

     "Changes" has the meaning set forth in Section 6.01(a).

     "Contractor Equipment" means all of the equipment, materials, apparatus, structures, tools, supplies and other goods provided by Contractor and its Subcontractors and Vendors for performance of the Work other than the Equipment.

     "Contractor Insurance Policies" means the insurance policies maintained by Contractor as required pursuant to Article IX.

     "Contractor Internal Costs" means the internal costs of Contractor in performing the Prefunding Work, including general and administrative costs, labor costs, overhead and out-of-pocket expenses such as travel, telephone and photocopies.

     "Contractor Parent Company" has the meaning set forth in Section 11.12.

     "Contractor Permits" means the Applicable Permits listed on Exhibit L.

     "Contractor Project Manager" means the person designated by Contractor as having the centralized responsibility, authority and supervisory power of Contractor for design, construction, testing and start-up of the Plant, as well as all matters relating to the administration of the provisions of this Agreement.

     "Contractor Project Engineering Manager" means the person designated by Contractor as having the responsibility, authority and supervisory power of Contractor for the engineering and design of the Plant.

     "Contractor Rate Schedule" has the meaning set forth in Exhibit K.

     "Contractor Site Manager" means an employee of Contractor, working under the supervision of the Contractor Project Manager, located at the Job Site on a daily basis.

     "Contractor Taxes" has the meaning set forth in Section 3.24.

     "Corrected Fuel Consumption" means the Net Heat Rate for each Phase multiplied by the Net Power Output for that Phase, as both are determined by the final Net Capacity and Heat Rate Test for that Phase, and when both are corrected to the Guarantee Design Conditions in Btu HHV per hour.

     "Critical Milestones" means the Milestones set forth in Exhibit C.

     "Defect" means, any designs, engineering, software, drawings, components, tools, Equipment, installation, construction, workmanship or work, (i) that does not materially conform to the terms of this Agreement,
(ii) that is not of uniform good quality, free from material defects or deficiencies in design, application, manufacture or workmanship, or that contains materially improper or inferior workmanship or (iii) that either would materially and adversely affect (A) the performance of the Plant under anticipated operating conditions (unless, in the alternative, Performance Liquidated Damages for such defect or deficiencies has been paid) or (B) the continuous safe operation of the Plant during the Plant's design life, all as determined by reference to Prudent Utility Practices. The term "Defects" shall neither be construed to include material damage caused by Owner's acts or omissions to the extent arising out of abuse, misuse, negligence in operations, maintenance and repair (unless such act or omission was taken or made at the direction of Contractor) or failure to follow Contractor's or manufacturers' recommendations and directions and Prudent Utility Practices, nor shall the term "Defects" be construed to include ordinary wear and tear, erosion, corrosion, and deterioration (unless as a result of a defect or deficiency) or any other defect or deficiency that has no material impact on the Plant's appearance, operation or useful life. Anything to the contrary notwithstanding, the Parties agree that work shall be considered to be defective if it does not conform to the usual and customary standards expected of experienced design-build contractor in the major power plant construction business.

     "Drawings" means (i) all specifications, calculations, designs, plans, drawings, engineering and analyses, and other documents which determine, establish, define or otherwise describe the scope, quantity, and relationship of the components of the Plant, including the structure and foundation thereof, prepared by Contractor or any of its Subcontractors or Vendors and
(ii) all technical drawings, operating drawings, specifications, shop drawings, diagrams, illustrations, schedules and performance charts, calculations, samples, patterns, models, operation and maintenance manuals, piping and instrumentation diagrams, underground structure drawings, conduit and grounding drawings, lighting drawings, conduit and cable drawings, electric one-line's, electric schematics, connection diagrams and technical information of a like nature required to be submitted by Contractor, or any Subcontractor or Vendor, from time to time under this Agreement which illustrates any of the Equipment or any other portion of the Work, either in components or as completed.

     "Early Completion Bonus" has the meaning set forth in Section 11.03.

     "Emissions Guarantee" has the meaning set forth in Section 11.04(c).

     "Equipment" means all of the equipment, materials, apparatus, structures, tools, supplies, goods and other items provided by Contractor and its Subcontractors and Vendors that are installed or incorporated into the Plant or otherwise form or are intended to form part of the Work or the Plant (other than Contractor Equipment).

     "ERCOT Operating Guides" means ERCOT Operating Guidelines, dated April 1998 as set forth in Exhibit S.

     "Facilities Engineer" means Burns & McDonnell Engineering Company, Inc. or such other Person appointed by the Financing Parties and approved by Owner.

     "Final Acceptance" shall mean that all of the following have occurred:
(i) Phase I Commercial Operation and Phase II Commercial Operation have been achieved; (iii) the Guaranteed Performance Tests, mechanical calibrations, electrical continuity and ground fault tests have been successfully completed and any Defects found have been corrected; (iv) either (A) the Guaranteed Performance Levels specified in Sections 11.04(a) and 11.04(b) have been met or exceeded as determined pursuant to Section 11.09(b) or (B) the Plant has achieved at a minimum the Minimum Performance Levels as determined pursuant to Section 11.09(a) and Contractor has paid all Performance Liquidated Damages as elected or required pursuant to Section 10.04; (v) Plant has satisfied the Emissions Guarantee and the Noise Guarantee; (vi) the Plant has been constructed in accordance with this Agreement and the Drawings; (vii) the Final Plans accurately reflect the Plant as constructed; (viii) the Plant is capable of being operated in a safe and proper manner in accordance with Applicable Laws and Applicable Permits (excluding for this purpose all variances or waives for any Applicable Permits); (ix) Contractor shall have delivered to Owner all operation and maintenance manuals and Final Plans in accordance with the Scope of Work; (x) no defective or incomplete portions of the Work exist that have or could have a material negative impact on the normal operation or performance of the Plant; (xi) either (A) all items on the Punch List have been completed or (B) the Parties have reached an agreement pursuant to Section 10.05(d) and Contractor has paid all amounts due to Owner pursuant thereto; (xii) all of Contractor's cleanup and related obligations have been completed; (xiii) any and all Liens in respect to the Plant, this Agreement, the Equipment, the Job Site or any fixtures, personal property or Equipment included in the Work created by, through or under, or as a result of any act or omission of, Contractor or any Subcontractor, Vendor or other Person providing labor or materials in connection with the Work shall have been released in form satisfactory to Owner (provided that Contractor's Lien Waiver and Release, in substantially the form of Exhibit R attached hereto, shall be given concurrently with Final Acceptance and payment of amounts due by Owner in connection therewith); (xiv) Contractor shall have paid all Schedule Liquidated Damages and Performance Liquidated Damages due under this Agreement, if any; (xv) all other outstanding obligations of Contractor hereunder that Owner has notified Contractor of shall have been satisfied; and (xvi) Owner has approved of and signed the Final Acceptance Certificate pursuant to Section 10.07.

     "Final Acceptance Date" means the date Owner has approved of and signed the Final Acceptance Certificate pursuant to Section 10.07.

     "Final Plans" means final Drawings and final specifications, as revised to reflect the changes during construction, and shall include as-built drawings, piping and instrumentation diagrams, underground structure drawings (including buried piping, all utilities, and critical hidden items), electric one-lines, electric schematics and connection diagrams.

     "Financial Closing" shall mean that all of the following events shall have occurred (which events may occur over a period of time) with respect to the Plant: (i) the Financing Documents have been fully executed (which documents may be executed over a period of time) which together provide for financing for the Plant in an amount and on the terms acceptable to Owner;
(ii) all conditions precedent to the initial availability of funds under the Financing Documents referred to in the preceding clause (i) have been fulfilled or waived and the first draw thereunder has been made by Owner; and
(iii) Owner has received commitments for such equity as is required by Owner and satisfies the requirements of the Financing Parties.

     "Financial Closing Date" shall mean the actual date of Financial Closing as specified by Owner to Contractor pursuant to Section 4.08.

     "Financing Documents" means all the loan agreements, notes, indentures, securities, debt instruments, bonds, security agreements, swap agreements, letters of credit and other documents relating to the financing (including refinancing) of the Plant or any part thereof.

     "Financing Parties" means the lenders, security holders, investors, export credit agencies, multilateral institutions, equity providers and others providing financing or refinancing to or on behalf of Owner, for the development, construction, ownership, operation and maintenance of the Plant or any portion thereof, or any trustee or agent acting on behalf of any of the foregoing.

     "Force Majeure Event" has the meaning set forth in Section 14.01.

     "Government Authority" means any and all federal, state, county, city, municipal, local or regional authorities, departments, bodies, commissions, corporations, branches, directorates, agencies, ministries, courts, tribunals, judicial authorities, legislative bodies, administrative bodies, regulatory bodies, autonomous or quasi-autonomous entities or taxing authorities of the United States of America or any department, municipality or other political subdivision thereof.

     "Grid" means the interconnected high voltage transmission facilities being a part of the Electric Reliability Council of Texas system.

     "Guarantee Design Conditions" has the meaning assigned to such term in the Scope of Work.

     "Guaranteed Performance Levels" means the performance levels of the Plant as guaranteed by Contractor pursuant to Section 11.04.

     "Guaranteed Performance Tests" means collectively the 200 Hour Reliability Test, the Net Capacity and Heat Rate Test, the Emissions Test and the Noise Test described in the Scope of Work.

     "Hazardous Material" means any substance deemed as toxic, contaminated or hazardous under any Applicable Law or Applicable Permit.

     "Initial Site Mobilization" means the first instance when any of Contractor or its or its Subcontractors' or Vendors' Labor or other representatives is present on the Property Site after Owner has granted to Contractor care, custody and control of the portion of the Property Site that is part of the Job Site.

     "Job Site" means the Property Site (other than the area designated as wetlands and not constituting a part of the Job Site on the survey provided by Owner pursuant to Section 4.07) and any other areas where Contractor may temporarily obtain care, custody and control, use, easement or license for purposes directly, indirectly or incidentally related to performance of, or as an accommodation to, the Work.

     "Labor" means the workforce of the relevant Person, including its staff and employee and non-employee and skilled and unskilled workers.

     "LC Issuing Bank" means the financial institution acceptable to Owner and the Financing Parties.

     "Lien" means any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.

     "Letter of Credit" has the meaning set forth in Section 11.11.

     "Major Equipment" means the Equipment listed on Exhibit N.

     "Major Manufacturers" means the manufacturers of the Major Equipment.

     "Mechanical Completion" for each Phase means that (i) the generating Equipment for such Phase has been installed with the required connections and controls to produce electrical power; (ii) all other Equipment for such Phase has been installed, checked for alignment, lubrication and rotation;
(iii) all remaining electrical systems for such Phase have been checked out and are ready for operation; (iv) all electrical continuity and ground fault tests and all mechanical tests and calibrations have been completed for such Phase; (v) all instrumentation (including Continuous Emissions Monitoring Systems) for such Phase is operational and has been calibrated in accordance with manufacturers' standards and guidelines and where possible loop checked; and (vi) such Phase has been flushed and cleaned out as necessary.

     "Milestone Payments" has the meaning set forth in Section 7.01.

     "Milestone Achievement Certificate" means a duly executed certificate in substantially the form of Exhibit E attached hereto, which is submitted by Contractor to Owner with a Request For Payment.

     "Milestone Payment Table" means that table of Milestone Payments which is set forth in Exhibit D attached hereto.

     "Milestones" means the milestones set forth in Exhibit D attached hereto.

     "Minimum Performance Levels" for each Phase means that, at a minimum, the Net Power Output of such Phase, when corrected to Guarantee Design Conditions, is equal to or greater than 475 MW with a concurrent Net Heat Rate for such Phase that is equal to or less than 7,350 btu/kW HHV when firing design basis natural gas and when corrected to Guarantee Design Conditions.

     "Minimum Performance Tests" are defined as the Capability Verification Tests, the TU Capacity Test, the TU Minimum Stability Test, all as more fully describe in Scope of Work, Exhibit A.

     "Net Heat Rate" means the Corrected Fuel Consumption divided by the Net Power Output measured over a specified period of time in Btu HHV per kilowatt hour.

     "Net Power Output" means electrical energy of the Plant or Phase, in kW, measured by the Owner's revenue meters at the output (high voltage side) of the main transformers.

     "Net Capacity and Heat Rate Test" has the meaning set forth in the Scope of Work.

     "Noise Guarantee" has the meaning set forth in Section 11.04(d).

     "Notice to Proceed" means one or more notices given from Owner to Contractor from time to time directing Contractor to commence performance of the Work or a portion thereof as specified in such notice.

     "O&M Contractor" means the Person selected by Owner for the operation and maintenance of the Plant.

     "O&M Personnel" has the meaning set forth in Section 3.22.

     "Owner Caused Delay" has the meaning set forth in Section 14.04.

     "Owner Interconnection Facilities" means the approximately 1,500' of 345 kilovolt (kv) double circuit transmission lines and other 345 kv high voltage equipment and apparatus, along with the attendant supervisory control and data acquisition devices necessary to connect the Switchyard Facilities to the Grid at the Utility's 345 kv Paris Switching Station in Paris, Texas.

     "Owner Permits" means the Applicable Permits listed on Exhibit  M.

     "Owner Taxes" has the meaning set forth in Section 4.09.

     "Parent Guaranty" has the meaning set forth in Section 11.12.

     "Parties" means collectively, Owner and Contractor.

     "Performance Bonuses" has the meaning set forth in Section 11.06.

     "Performance Liquidated Damages" has the meaning set forth in Section
11.05.

     "Person" means an individual, partnership, corporation, limited liability company, company, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

     "Phase" means the power block consisting of two (2) combustion turbine generators, one (1) steam turbine generator and all necessary accessories constituting a portion of the Plant as required for the generation of nominal 500 MW (net) of electricity, as more fully described in the Scope of Work.

     "Phase I" means the Phase that achieves Commercial Operation first.

     "Phase I Commercial Operation" and "Commercial Operation" as it refers to Phase I shall mean that all of the following have occurred for Phase I:
(i) Mechanical Completion for Phase I has been achieved; (ii) Phase I has been synchronized with the Grid in accordance with the Scope of Work and Utility's interconnection requirements; (iii) Phase I is capable of being operated safely, normally and continuously in accordance with the requirements of this Agreement at all operating conditions and modes specified in the Scope of Work (although minor portions of such Phase not essential to its safe and reliable operation may remain to be completed);
(iv) Phase I has achieved at a minimum the Minimum Performance Levels as determined pursuant to Section 11.09(a), and has successfully completed all the requirements of the Minimum Performance Tests; (v) Phase I has achieved the Emissions Guarantee taking into consideration any variances or waivers that may be applicable thereto and there is no significant risk that the Plant will not achieve the Emissions Guarantee prior to the time when such variances and waivers are no longer valid or reasonably available; (vi) Phase I is capable of being operated in a safe and proper manner in accordance with Applicable Laws and Applicable Permits; (vii) the Contractor has submitted the TU capacity test report to the Owner in accordance with the Scope of Work (Exhibit "A"); (viii) Contractor has provided Owner with copies of all Contractor's Applicable Permits; (ix) the training of O&M Personnel has been completed; and (x) Contractor shall have paid all Schedule Liquidated Damages due under this Agreement for Phase I, if any.

     "Phase I Commercial Operation Date" and "Commercial Operation Date" as it refers to Phase I means the actual date of achieving Phase I Commercial Operation as determined pursuant to Section 10.06(a) or 10.06(b), as applicable.

     "Phase I Guaranteed Commercial Operation Date" and "Guaranteed Commercial Operation Date" as it refers to Phase I means June 30, 2000, as such date may be extended for Change Orders including Change Orders for Owner caused delays.

     "Phase II" means the Phase that achieves Commercial Operation second.

     "Phase II Commercial Operation" and "Commercial Operation" as it refers to Phase II shall mean that all of the following have occurred for Phase II:
(i) Mechanical Completion for Phase II has been achieved; (ii) Phase II has been synchronized with the Grid in accordance with the Scope of Work and Utility's interconnection requirements; (iii) Phase II is capable of being operated safely, normally and continuously in accordance with the requirements of this Agreement at all operating conditions and modes specified in the Scope of Work (although minor portions of such Phase not essential to its safe and reliable operation may remain to be completed);
(iv) Phase II has achieved at a minimum the Minimum Performance Levels as determined pursuant to Section 11.09(a) and has successfully completed all the Requirements of the Minimum Performance Tests; (v) Phase II has achieved the Emissions Guarantee taking into consideration any variances or waivers that may be applicable thereto and there is no significant risk that the Plant will not achieve the Emissions Guarantee prior to the time when such variances and waivers are no longer valid or reasonably available; (vi) Phase II is capable of being operated in a safe and proper manner in accordance with Applicable Laws and Applicable Permits; (vii) Contractor has provided Owner with copies of all Contractor's Applicable Permits; (viii) the training of O&M Personnel has been completed; (ix) all spare parts required under this Agreement have been delivered by Contractor to the Property Site in accordance with Section 3.26(a); and (x) Contractor shall have paid all Schedule Liquidated Damages due under this Agreement for Phase II, if any.

     "Phase II Commercial Operation Date" and "Commercial Operation Date" as it refers to Phase II means the actual date of achieving Phase II Commercial Operation as determined pursuant to Section 10.06(a) or 10.06(b), as applicable.

     "Phase II Guaranteed Commercial Operation Date" and "Guaranteed Commercial Operation Date" as it refers to Phase II means August 31, 2000, as such date may be extended for Change Orders including Change Orders for Owner caused delays.

     "Plant" means the nominal 1000 MW (net) combined cycle, natural gas-fired electrical generating facility consisting of both Phase I & Phase II, as herein defined, to be located on the Property Site as more particularly described in the Scope of Work.

     "Plant Net Heat Rate" has the meaning set forth in Section 11.04(b).

     "Plant Net Heat Rate Guarantee" has the meaning set forth in Section 11.04(b).

     "Plant Net Power Output" has the meaning set forth in Section 11.04(a).

     "Plant Net Power Output Guarantee" has the meaning set forth in Section 11.04(a).

     "Pre-Existing Hazardous Material" means Hazardous Material that existed on or in the Job Site and/or the Property Site prior to Initial Site Mobilization by Contractor.

     "Prefunding Cancellation Costs" means the actual and demonstrable third party costs incurred by Contractor upon termination of this Agreement in accordance with Article XV; provided that notwithstanding anything contained herein to the contrary, "Prefunding Cancellation Costs" shall not include (A) any Contractor Internal Costs except as listed in Section 5.01, and (B) any cancellation charges under the Prefunding Purchase Orders except to the extent Owner authorizes Contractor to cancel any of such Prefunding Purchase Orders, and (C) any other costs expressly excluded therefrom as provided herein.

     "Prefunding Purchase Orders" has the meaning set forth in Section 5.03(b).

     "Prefunding Third Party Costs" means the actual and demonstrable third party costs incurred by Contractor in performing the Prefunding Work; provided that notwithstanding anything contained herein to the contrary, "Prefunding Cancellation Costs" shall not include (A) any Contractor Internal Costs except as listed in Section 5.01 and (B) any other costs expressly excluded therefrom as provided herein.

     "Prefunding Work" has the meaning set forth in Section 5.01.

     "Procedures Manual" has the meaning set forth in Section 3.19(c).

     "Project Schedule" means the schedule for completion of the Work attached hereto as Exhibit B.

     "Property Site" means that certain piece of property located in or near Paris, Texas as more particularly described in Exhibit P.

     "Prudent Utility Practices" means the practices generally followed by the United States electric utility industry with respect to design, construction, operation, and maintenance of electric generating, transmission, and distribution facilities (including but not limited to, the engineering, operating and safety practices generally followed by the electric utility industry).

     "Punch List" has the meaning set forth in Section 10.05 (a).

     "Qualified Insurer" has the meaning set forth in Section 9.03.

     "Request for Payment" means the written requests from Contractor to Owner for payment hereunder, which requests shall be in substantially the form of Exhibit F attached hereto.

     "Reference Rate" means the lesser of (i) the prime rate of interest for United States of America financial institutions as reported from time to time by The Wall Street Journal (New York Edition) plus two percent (2%) or (ii) the maximum rate permitted by Applicable Law.

     "Schedule Liquidated Damages" has the meaning set forth in Section
11.02.

     "Scheduled Synchronization Date(s)" for each Phase means the date identified by Contractor in a notice received by Owner at least one hundred forty (140) days prior to such date as being the date on which Contractor will first attempt to cause the generating equipment of such Phase to be electrically synchronized and connected to the Grid.

     "Scope of Work" means the Scope of Work attached hereto as Exhibit A, as the same may be amended from time to time in accordance with the terms hereof.

     "Separated Contract Price" means the price for all labor, all materials, and all equipment as stated in Exhibit J as amended from time to time pursuant to the terms hereof.

     "Subcontractor" means any contractor, constructor or material man who performs any portion of the Work other than Contractor.

     "Substantial Subcontractor" means a Subcontractor whose contract or contracts (in the aggregate) with Contractor require payments by Contractor totaling at least $500,000.00.

     "Substantial Vendor" means a Vendor whose contract or purchase orders (in the aggregate) with Contractor require payments by Contractor of at least $500,000.00.

     "Switchyard Facilities" means the area adjacent to the Plant designated by the Owner for construction by Owner of the 345 kv high voltage equipment, apparatus and dead-end structure used for connecting the Plant to the Owner Interconnection Facilities.

     "Termination Payment" has the meaning set forth in Section 15.03.

     "Test Notice" has the meaning set forth in Section 10.01(b).

     "Tests" means collectively, the Capability Verification Tests and the Guaranteed Performance Tests, and each individually shall be referred to herein as a "Test."

     "Total Prefunding Costs" means the aggregate of, without duplication, Prefunding Third Party Costs and Prefunding Cancellation Costs.

     "Turbine Vendor" means General Electric Power Systems.

     "Turbine Vendor Purchase Agreement" has the meaning set forth in Section 3.36.

     "Utility" means Texas Utilities Electric Company.

     "Vendor" means any supplier, manufacturer or vendor of Equipment to Contractor or any Subcontractor.

     "Warranty Period" has the meaning set forth in Section 12.01(e).

     "Work" has the meaning set forth in Section 3.01(a). The term "Work" shall include all Work performed prior to the date hereof, whether pursuant to the Letter Agreement or otherwise.

     Section 1.02. Interpretation. Unless the context of this Agreement otherwise requires:

     (a) the headings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties, nor should they be used to aid in any manner to construe or interpret this Agreement;

     (b) the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural words;

     (c) the terms "hereof", "herein" "hereto" and similar words refer to this entire Agreement and not to any particular Article, Section, Exhibit or any other subdivision of this Agreement;

     (d) references to "Article," "Section" or "Exhibit" are to this Agreement unless specified otherwise;

     (e) reference to "this Agreement" (including any Exhibit hereto) or any other agreement, Exhibit, permit or document shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated, and shall include a reference to any document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms;

     (f) references to any law, statute, rule, regulation, notification or statutory provision (including Applicable Laws, Applicable Permits and the ERCOT Operating Guides) shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

     (g) references to any Person shall be construed as a reference to such Person's successors and permitted assigns; and

     (h) references to "includes," "including" and similar phrases shall mean "including, without limitation."

     Section 1.03. Exhibits. The following exhibits are attached to and incorporated into and made a part of this Agreement:

     (a)  Exhibit A - Scope of Work
     (b)  Exhibit B - Project Schedule
     (c)  Exhibit C - Critical Milestones
     (d)  Exhibit D - Milestone Payment Table
     (e)  Exhibit E - Form of Milestone Achievement Certificate
     (f)  Exhibit F - Form of Request For Payment
     (g)  Exhibit G - Form of Final Acceptance Certificate
     (h)  Exhibit H - Form of Contractor Certificate for Partial Waiver of
                      Liens
     (h-1)Exhibit H-1 Form of Subcontractor Certificate for Partial
                      Waiver of Liens
     (i)  Exhibit I - Form of Parent Guaranty
     (j)  Exhibit J - Separated Contract Price
     (k)  Exhibit K - Contractor's Rate Schedule
     (l)  Exhibit L - Contractor Permits
     (m)  Exhibit M - Owner Permits
     (n)  Exhibit N - Major Equipment
     (o)  Exhibit O - Project Management Team
     (p)  Exhibit P - Legal Description of Property Site
     (q)  Exhibit Q - Approved Substantial Subcontractors and Substantial
                      Vendors
     (r)  Exhibit R - Contractor Final Lien Waiver and Release
   (r-1)  Exhibit R-1 Subcontractor Final Lien Waiver and Release
     (s)  Exhibit S - ERCOT Operating Guides
     (t)  Exhibit T - Soil Boring and Subsurface Data
     (u)  Exhibit U - Form of Letter of Credit


                               ARTICLE II
                          RETENTION OF CONTRACTOR

     Section 2.01. Retention of Contractor. Owner hereby engages Contractor, and Contractor hereby agrees to be engaged by Owner to perform the Work in accordance with the terms and conditions set forth herein.

     Section 2.02. Status of Contractor; No Partnership. Contractor shall be an independent contractor with respect to any and all Work performed and to be performed under this Agreement. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership relationship among or between the Parties or any similar relationship, obligations or liabilities. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, act on behalf of, or to act as or be an agent or representative of, or to otherwise bind or obligate the other Party.

     Section 2.03.  Subcontractors and Vendors.

     (a) Subject to the terms hereof, Contractor shall have the right to have any of the Work performed by a Subcontractor or Vendor qualified to perform such Work pursuant to written subcontracts or written purchase orders; provided that Contractor shall not be relieved from any liability or obligation under this Agreement. Except as otherwise indicated in this Agreement, Contractor shall be solely responsible for engaging, managing, supervising and paying all such Subcontractors and Vendors. Contractor shall require that all Work performed, and all Equipment provided by Subcontractors and Vendors are received, inspected and otherwise furnished in accordance with this Agreement, and Contractor shall be solely liable for all acts, omissions, liabilities and Work (including Defects therein) of such Subcontractors and Vendors. Owner shall not have any obligation or liability to any Subcontractor or Vendor. Nothing in any contracts, subcontracts and purchase orders with Subcontractors and Vendors shall in any way diminish or relieve Contractor from any duties and obligations under this Agreement; and all such contracts, subcontracts and purchase orders must provide that the rights thereunder are assignable to Owner and the Financing Parties or their designees at any time. No Subcontractor or Vendor is intended to be or shall be deemed a third-party beneficiary of this Agreement.

     (b) A list of approved Substantial Subcontractors and Substantial Vendors as of the date hereof, including a brief description of the Work to be performed by such Persons, is attached hereto as Exhibit Q. Contractor may retain those Substantial Subcontractors or Substantial Vendors which are set forth on Exhibit Q without further notice to or approval of Owner. Owner shall have the right to approve in advance each additional Substantial Subcontractor and Substantial Vendor in accordance with the terms hereof. Prior to retaining any additional Substantial Subcontractors or Substantial Vendors, Contractor shall notify Owner and provide it with such information as necessary to enable Owner to evaluate each such proposed Substantial Subcontractor or Substantial Vendor for the portion of the Work proposed to be performed it. Within fifteen (15) days after receipt of such information, Owner shall advise Contractor if any proposed Substantial Subcontractor and Substantial Vendor is unacceptable. If Owner fails to object to any proposed Substantial Subcontractor or Substantial Vendor within such fifteen (15) day period, Contractor may retain such Substantial Subcontractor or Substantial Vendor for the portion of the Work proposed. If Owner timely objects to such proposed Substantial Subcontractor or Substantial Vendor, Contractor shall not retain such proposed Substantial Subcontractor or Substantial Vendor. Approval of any Substantial Subcontractor or Substantial Vendor under this paragraph shall only be for the portion of the Work so approved.

     (c) The Contractor shall submit to Owner a copy of each unpriced purchase order or agreement entered into with a Substantial Subcontractor or Substantial Vendor for Equipment. Each purchase order or agreement shall show, where applicable, the Vendor's or Subcontractor's name, manufacturer's name, materials type, model number, size, quantity and lists of the Equipment ordered, and shall be submitted to Owner when issued for purchase.

                                   ARTICLE III
              CERTAIN OBLIGATIONS AND RESPONSIBILITIES OF CONTRACTOR

     Section 3.01.  Scope of Work; Applicable Standards.

     (a) Contractor shall, at its own expense, (i) design, engineer, procure, construct, start up, and carry out Tests on the Plant, and perform its other obligations hereunder, and (ii) manage, supervise, inspect and furnish all Labor, Equipment, Contractor Equipment, temporary structures, temporary utilities, products and services for the foregoing, all on a turnkey basis, in accordance with this Agreement, including, without limitation, the Project Schedule and the Scope of Work, as the same may be modified from time to time in accordance with the terms hereof by a Change Order or other amendment hereto (all of the foregoing obligations of Contractor being collectively referred to in this Agreement as the "Work"). Subject to the remedies provided for herein, Contractor shall perform the Work and turn the Plant over to Owner in a manner that is (i) sufficient, complete and adequate in all respects necessary for each Phase to successfully achieve Commercial Operation by the applicable Guaranteed Commercial Operation Date; (ii) in conformance with professional standards and skill, expertise and diligence of design professionals regularly involved in major power projects; (iii) in compliance with the terms of this Agreement and all Applicable Laws and Applicable Permits; and (iv) approved as to form, use and content by public and private entities authorized to administer or enforce any building or construction code or standard whose approval of the final design of the Plant, or any portion thereof, is necessary for the construction or operation of the Plant.

     (b) The Plant and the Work shall, at a minimum, meet professional standards utilized by design professionals regularly involved in major power projects. The Plant shall be designed, constructed and manufactured to operate, and shall be capable of being operated at all levels and operating modes in accordance with all Applicable Laws and Applicable Permits. The Plant and all items of Equipment and improvements comprising the Plant shall be designed, manufactured, installed, calibrated and tested where applicable in accordance with the published standards (as of the dates specified) of the organizations listed in the Scope of Work. Contractor shall notify Owner of any standards of the above listed organizations, that are inconsistent with each other and advise Owner of the manner in which it intends to resolve such inconsistency in accordance with the standard referenced above.

     Section 3.02.  Control and Method of the Work.

     (a) Subject to the terms hereof, Contractor shall be solely responsible for performing or causing to be performed the Work in accordance with the terms of this Agreement, and for all means, methods, techniques, sequences, procedures, and safety and security programs in connection with such performance. Contractor shall inform Owner in advance concerning its plans for carrying out each phase of the Work.

     (b) Whenever the words "as ordered," "as directed," "as required," "as permitted," "as allowed," "approved," "reasonable," "suitable," "acceptable," "properly," "satisfactory," or words or phrases of similar effect and import are used, it shall be understood that none of such terms shall imply that Owner has any authority over, right to control or responsibility for supervision of Contractor or its Subcontractors or Vendors, such supervision (including sole control over and responsibility therefor) being strictly reserved for Contractor. Any method of Work suggested by Owner that is used by Contractor will be used at the risk and responsibility of Contractor, and Owner will assume no responsibility therefor.

     Section 3.03. Compliance with Law. Contractor shall, and shall cause all of its Subcontractors, Vendors and Persons that it has a right to direct who are engaged in the performance of any of the Work to comply with all Applicable Laws and Applicable Permits. Contractor shall perform the Work in a manner designed to protect the environment on and off the Job Site and avoid damage or nuisance to Persons and property of the public or others, including damage or nuisance resulting from pollution, noise or other causes arising as a consequence of methods of construction or operation of the Plant. The foregoing shall not be construed as to limit Contractor's obligations and liabilities under Section 3.15.

     Section 3.04. Certain Matters Pertaining to Job Site. Contractor shall inspect the Job Site, verify the working conditions and undertake investigations as deemed appropriate before commencing any Work. Contractor shall be solely responsible for performing any preliminary Work on the Job Site necessary for the commencement of construction to occur, including removal of all physical impediments to performing Work on the Job Site, above and below ground. Contractor shall cause its, and its Subcontractors' and Vendors' vehicles and self-propelled equipment entering on the Job Site to be clearly marked to identify the Contractor, Subcontractor or Vendor which owns the same. Contractor acknowledges that the Property Site is currently not within the city limits of Paris, Texas; however, it is anticipated that the Property Site will be annexed to the City of Paris, Texas. Contractor agrees that it undertaking to complete the Work in accordance with the terms hereof, Contractor has taken into consideration that the Property Site may or may not be annexed to or otherwise subject to the jurisdiction of the City of Paris, Texas.

     Section 3.05. Access to Job Site. Owner shall have the right to have representatives on the Job Site full time. In addition, Contractor shall provide reasonable access at all times, upon request by Owner, to the Job Site and the Work to Owner, Owner's other contractors, Facilities Engineer and the Financing Parties and their respective employees, representatives, agents and consultants; provided, however, that in the absence of an emergency or a default by Contractor hereunder, (i) Owner shall give reasonable prior notice to Contractor, and (ii) Contractor may provide, and each such person shall accept, an escort or any safety equipment or measures that Contractor, in its reasonable discretion, deems necessary or advisable.

     Section 3.06.  Inspection and Testing of Work in Progress.

     (a) Each item of Equipment to be supplied by Contractor shall be subject to inspection and testing during and upon completion of its fabrication and installation in accordance with the provisions of the Scope of Work. Without limiting the foregoing, Contractor shall be responsible for inspection and testing of the Equipment in accordance with standard inspection practices and as required by applicable specifications before their shipment.

     (b) Prior to any shipment or at the time of fabrication and assembly of the Equipment, Owner may (or require Contractor to) arrange for inspection of such Equipment at the manufacturer's premises by Owner, and/or its designated agent. The expenses and fees of such inspection shall be borne by Owner. Contractor shall give notice of readiness to Owner and the Facilities Engineer at least seven (7) days prior to the date when the Equipment will be available for inspection. Notwithstanding the foregoing, Owner's right to inspect Equipment shall be limited to that Equipment which has been agreed to by Owner and Contractor and identified as subject to Owner's inspection in the Procedures Manual. Contractor shall arrange for access to the manufacturer's facilities to permit any such inspection to be conducted smoothly.

     (c) Contractor shall permit Owner and, as authorized by Owner, any party designated by Owner, and the Financing Parties to inspect, test and observe the Work from time to time; provided, however, that none of such Person's shall have any authority or responsibility for such Work.
Contractor shall provide Owner each month during performance of the Work with a schedule of all testing proposed for the following three (3) month period in compliance with the requirements of the Scope of Work.

     Section 3.07. No Waiver of Responsibility. No inspection made, acceptance of Work, payment of money or approval given by Owner, the Financing Parties or the Facilities Engineer shall relieve Contractor of its obligations for the proper performance of the Work in accordance with the terms hereof. Owner may reject any Work with defects or which is not in accordance with the requirements of this Agreement, regardless of the stage of completion, the time or place of discovery of error, and whether Owner previously accepted any or all of such Work through oversight or otherwise. No approval given by Owner, in and of itself, shall be considered as an assumption of risk or liability by any such Person. Any such approval shall mean that the Person giving the approval has no objection to the adoption or use by Contractor of the matter approved at Contractor's own risk and responsibility. Contractor shall have no claim relating to any such matter approved, including any claims relating to the failure or inefficiency of any method approved.

     Section 3.08. Defective Work. Contractor shall at its own expense correct or replace any Work that contains a Defect, or is not otherwise in accordance with this Agreement. Equipment that has been replaced, if situated on the Job Site, shall be removed by Contractor from the Job Site at Contractor's expense.

     Section 3.09.  Clean-Up.

     (a) Without limiting the provisions of Section 3.16, Contractor shall at all times keep the Job Site reasonably free from waste, rubbish and Hazardous Material, other than Pre-Existing Hazardous Material, relating to its Work. Contractor shall maintain the Job Site in a neat and orderly condition throughout the performance of the Work. Contractor shall employ sufficient personnel to clean its site office and work areas each working day and shall cooperate with the other Persons working at the Job Site to keep the Job Site clean.

     (b) Prior to the Final Acceptance Date or as soon as practicable after the termination of this Agreement by Owner in accordance with the provisions of Article XV, Contractor shall (i) remove all Contractor Equipment from the Job Site (other than equipment, supplies and materials necessary or useful to the operation or maintenance of the Plant and Equipment and equipment, supplies and materials directed by Owner to remain at the Job Site until completion of the Plant), (ii) have cleaned out all pits, pipes, chambers and conduits, (iii) tear down and remove all temporary structures on the Job Site built by it or its Subcontractors and restore such areas to their original condition, and (iv) remove all waste, rubbish and Hazardous Material from and around the Job Site, except that Contractor shall not be required to excavate, remove, transport or otherwise dispose of Pre-Existing Hazardous Material on the Job Site.

     Section 3.10. Obtaining, Maintaining and Identifying Permits. Contractor shall timely obtain and maintain all Contractor Permits. In addition, Contractor shall provide all assistance reasonably requested by Owner in connection with Owner's efforts to obtain and maintain the Owner Permits, including, without limitation, witnesses testimony, depositions, preparation of exhibits, technical calculations and attending meetings. In the event that any Applicable Permit is required for the Plant or to perform the Work that is not identified in this Agreement, at Owner's request, Contractor shall obtain and maintain such Applicable Permit at Owner's expense. Notwithstanding the foregoing, Contractor shall only be responsible for submitting an application to obtain operating permits not otherwise identified in this Agreement. All Applicable Permits shall be issued in the name of Owner unless otherwise required by Applicable Law or such Applicable Permit. If any Contractor Permit (or application therefor) is in the name of Owner or otherwise requires action by Owner, Owner shall upon the request of Contractor sign such application or take such action as reasonably appropriate. Owner reserves the right to review any such application of Contractor; provided; however, that Owner's exercise of such right shall not under any circumstances, be considered an approval of the necessity, effect or contents of such application or related permit. Contractor shall deliver to Owner true and complete copies of all Applicable Permits obtained by Contractor upon its receipt thereof. Contractor shall use best efforts to identify in writing to Owner all government requirements for performance of the Work not identified in this Agreement, or shall confirm in writing that, to the best of Contractor's knowledge, there are no such government requirements other than as identified in this Agreement prior to Financial Closing.

     Section 3.11. Labor. Contractor shall be responsible for retaining all Labor necessary for it to perform its obligations hereunder and comply with the provisions hereof, all in accordance with Applicable Laws. Contractor shall be responsible for all costs incurred in complying with this Section
3.11 or otherwise associated with its Labor, including, without limitation, costs incurred by any member of its Labor, whether by direct contract or subcontract, for medical treatment, transport and accommodation as a result of injuries or illness arising from engagement or employment in the execution of the Work.

     (a) Engagement of Labor. Contractor shall make its own arrangements for the engagement of all Labor in connection with this Agreement and the performance of the Work. Contractor shall employ in the performance of the Work only Labor, whether supervisors, skilled workers or laborers, who are competent to perform their assigned duties and shall use all reasonable efforts to cause its Subcontractors and Vendors to adhere to the same standard with respect to their Labor. Contractor agrees, where required by Applicable Law, to employ only licensed personnel in good standing with their respective trades and licensing authorities to perform engineering, design, architectural and other professional services in the performance of the Work. All such professional services shall be performed with the degree of care, skill and responsibility customary among such licensed personnel.

     (b) Identification. Contractor shall identify each member of its and its Subcontractor's and Vendor's Labor in accordance with the standards and procedures that are mutually acceptable to the Parties.

     (c) Supply of Services for Labor. Contractor shall provide and maintain at the Job Site, in accordance with Applicable Laws and Applicable Permits, such accommodations, services and amenities as necessary for all Labor employed for the purpose of or in connection with this Agreement, including all water supply (both for drinking and other purposes), electricity supply, sanitation, fire prevention and fire-fighting equipment, refuse disposal systems and other requirements in connection with such accommodations or amenities.

     (d) Alcohol and Drugs. Contractor shall not possess, consume, import, sell, give, barter or otherwise dispose of any alcoholic beverages or drugs (excluding drugs for proper medical purposes and then only in accordance with Applicable Law) at the Job Site, or permit or suffer any such possession, consumption, importation, sale, gift, barter or disposal by its Subcontractors, agents or Labor and shall at all times assure that the Job Site is kept free of all such substances. Contractor shall immediately identify and remove from its or its Subcontractors' employment at the Job Site any person (whether in the charge of Contractor or any Subcontractor) who is found to be in the possession of, under the influence, or who is a user of any dangerous or controlled drug, alcohol or other such substance or any other person who does or whose actions may create any unsafe condition or other situation that may cause damage or harm to any person or property.

     (e) Arms and Ammunition. Except as required for Job Site security, Contractor shall not possess, give, barter or otherwise dispose of, to any person or persons, any arms or ammunition of any kind at the Job Site, or permit or suffer the same as aforesaid and shall at all times assure that the Job Site is kept free from arms and ammunition.

     (f) Disorderly Conduct. Contractor shall be responsible for the conduct and deeds of its Labor and its Subcontractors' Labor relating to this Agreement and the consequences thereof. Contractor shall at all times take all reasonable precautions to prevent any unlawful, riotous or disorderly conduct by or among such Labor and for the preservation of peace and protection of Persons and property in the area of the Job Site against the same. Contractor shall not interfere with any members of any authorized police, military or security force in the execution of their duties.

     Section 3.12. Project Management. Contractor has designated a management team as set forth on Exhibit O, and any future members of the management team must be approved by Owner in writing prior to his/her designation, such approval not to be unreasonably withheld. During the performance of the Work from the Initial Site Mobilization and thereafter, Contractor shall maintain continuously at the Job Site adequate management, supervisory, administrative, security and technical personnel, including the Contractor Site Manager, to ensure expeditious and competent handling of all matters related to the Work, according to its determination of the staffing required for this purpose. Contractor will not re-assign, remove or replace the Contractor Project Manager, Contractor Project Engineering Manager or Contractor Site Manager without Owner's prior written consent, which consent shall not be unreasonably withheld. Contractor shall promptly replace its Contractor Project Manager, Contractor Project Engineering Manager or Contractor Site Manager, upon written request of Owner, if such individual is disorderly or if in Owner's opinion, such individual is otherwise incompetent for his position and responsibilities.

     Section 3.13.  Temporary Office Quarters.

     (a) During the performance of the Work from the Initial Site Mobilization and thereafter, Contractor shall maintain a suitable office at the Job Site at or near the site of the Work which shall be the headquarters of Contractor's representative designated pursuant to Section 3.35.

     (b) Contractor shall provide Owner's representatives and the Facilities Engineer with reasonably adequate office space, including all utilities, heating, ventilation and air conditioning, contemporaneously with the existence of Contractor's site office specified in paragraph (a) above, which office space shall be subject to the approval of Owner. For purposes of this Section, "reasonably adequate" includes at a minimum the following facilities: (i) four (4) offices, each being a minimum of one hundred twenty
(120) square feet; (ii) a conference room adequate to accommodate twelve (12) people; (iii) a secretary and reception area; (iv) a kitchen with hot and cold running water; (v) restroom facilities with indoor plumbing; and (vi) a minimum of six (6) telephone jacks, including one in each office, the conference room and the reception area. Contractor shall properly maintain such offices and shall employ sufficient personnel to clean such office each working day that such offices are used. Contractor shall be responsible for paying all utility deposits and charges, other than long distance telephone charges related to calls made by Owner and its representatives, related to such offices for Owner.

     Section 3.14. Cooperation with Other Contractors. Contractor shall cooperate and cause its Subcontractors and Vendors to cooperate with Owner and other unrelated contractors who may be working at or near the Job Site in order to assure that neither Contractor, nor any of its Subcontractors or Vendors unreasonably hinders or increases, or makes more difficult than necessary the work being done by Owner and other unrelated contractors.

     Section 3.15.  Protection and Safety.

     (a) Subject to Owner's responsibilities set forth below with respect to the period between Phase I Commercial Operation Date and Phase II Commercial Operation Date, prior to the Phase II Commercial Operation Date, Contractor shall be responsible for the security, protection and safety of all Persons (including members of the public and the employees, agents, contractors, consultants and representatives of Owner, Financing Parties, Contractor and its Subcontractors and Vendors, and other contractors and subcontractors) and all public and private property (including structures, sewers and service facilities above and below ground, along, beneath, above, across or near the Job Site) that are at or near the Job Site or that are in any manner affected by the performance of the Work. As of the Phase I Commercial Operation Date, Owner shall have operational control over Phase I. Prior to Phase I Commercial Operation Date, the Parties shall establish procedures and protocol for the Phase I area under operational control by Owner as of the Phase I Commercial Operation Date. Such protocol and procedures shall include a designation of the area under operational control of Owner, procedures for access to the Job Site and Owner's area of operational control, and safety and security measures with respect to the Job Site and Owner's area of operational control. Subject to and without limiting Contractor's obligations with respect to security, protection and safety of the overall Job Site, as of the Phase I Commercial Operation Date, Owner shall be responsible for the security, protection and safety of all Persons and all public and private property that are within Owner's Phase I area of operational control.

     (b) Contractor shall initiate and maintain reasonable safety precautions and accident prevention programs for the Job Site and in the performance of the Work, which shall be in compliance with all Applicable Laws and Applicable Permits, to prevent injury to persons or damage to property on, about or adjacent to the Job Site and in the performance of the Work. Without limiting the generality of the foregoing, Contractor shall furnish and maintain all necessary safety equipment such as barriers, signs, warning lights and guards as required to provide adequate protection to persons and property. In addition, Contractor shall give reasonable notice to owners of public and private property and utilities when such property is susceptible to injury or damage through the performance of the Work and shall make all necessary arrangement with such owners relative to the removal and replacement of protection of such property or utilities.

     Section 3.16.  Environmental Matters.

     (a) Hazardous Material. Contractor shall, and shall cause its Subcontractors and Vendors to, comply with all Applicable Laws relating to Hazardous Material, all Applicable Permits, and all requirements of the Financing Parties with respect to Hazardous Material. Without limiting the generality of the foregoing:

          (i) Contractor shall, and shall cause its Subcontractors and Vendors to, apply for, obtain, comply with, maintain and renew all Applicable Permits required of Contractor by Applicable Laws regarding Hazardous Material that are necessary, customary or advisable for the performance of the Work. Contractor shall, and shall cause its Subcontractors and Vendors to have an independent Environmental Protection Agency identification number for disposal of Hazardous Material under this Agreement if and as required under Applicable Laws or Applicable Permits.

          (ii) Contractor shall conduct its activities under this Agreement, and shall cause each of its Subcontractors to conduct its activities, in a manner designed to prevent pollution of the environment or any other release of any Hazardous Material by Contractor and its Subcontractors and Vendors in a manner or at a level requiring remediation pursuant to any Applicable Law.

          (iii) Contractor shall not cause or allow the release or disposal of Hazardous Material at the Job Site, bring Hazardous Material to the Job Site, or transport Hazardous Material from the Job Site, except in accordance with Applicable Law and Applicable Permits. Contractor shall be responsible for the management of and proper disposal of all Hazardous Material brought onto or generated at the Job Site by it or its Subcontractors or Vendors, if any. Contractor shall cause all such Hazardous Material brought onto or generated at the Job Site by it or its Subcontractors or Vendors, if any, (A) to be transported only by carriers maintaining valid permits and operating in compliance with such permits and laws regarding Hazardous Material pursuant to manifest and shipping documents identifying only Contractor as the generator of waste or person who arranged for waste disposal, and (B) to be treated and disposed of only at treatment, storage and disposal facilities maintaining valid permits operating in compliance with such permits and laws regarding Hazardous Material, from which, to the best of Contractor's knowledge, there has been and will be no release of Hazardous Material. Contractor shall submit to Owner a list of all Hazardous Material to be brought onto or generated at the Job Site prior to bringing or generating such Hazardous Material onto or at the Job Site. Contractor shall keep Owner informed as to the status of all Hazardous Material on the Job Site and disposal of all Hazardous Material from the Job Site.

          (iv) If Contractor or any of its Subcontractors or Vendors releases any Hazardous Material on, at, or from the Job Site, or becomes aware of any Person who has stored, released or disposed of Hazardous Material on, at, or from the Job Site during the Work, Contractor shall immediately notify Owner in writing. If Contractor's work involved the area where such release occurred, Contractor shall immediately stop any Work affecting the area. Contractor shall, at its sole expense, diligently proceed to take all necessary or desirable remedial action to clean up fully the contamination caused by (A) any knowing or negligent release by Contractor or any of its Subcontractors or Vendors of any Pre-Existing Hazardous Material, and
     (B) any Hazardous Material that was brought onto or generated at the Job Site by Contractor or any of its Subcontractors or Vendors, whether on or off the Job Site. Notwithstanding anything to the contrary, Contractor shall not be responsible for determining the existence of pre-existing hazardous material on the jobsite.

          (v) If Contractor discovers any Pre-Existing Hazardous Material that has been stored, released or disposed of at the Property Site, Contractor shall immediately notify Owner in writing. If Contractor's Work involves the area where such a discovery was made, Contractor shall immediately stop any work affecting the area and Owner shall determine a reasonable course of action. Contractor shall not, and shall cause its Subcontractors and Vendors to not take any action that may exacerbate any such contamination. If Owner desires Contractor to perform all or part of any remediation or evacuation that may become necessary as a result of the discovery of any such Pre-Existing Hazardous Material, it shall request a Change pursuant to Section 6.01(a) hereof; provided, however, that, notwithstanding the provisions of Section 6.03, Contractor shall not itself be obliged to proceed with any such environmental remediation work unless and until Owner and Contractor shall have agreed upon mutually satisfactory terms and conditions for the Change Order, including, without limitation, any appropriate supplemental environmental indemnification necessary to protect Contractor from liabilities it incurs as a result of performing such remediation. If requested by Owner, Contractor shall cooperate with and assist Owner in making the Property Site available for taking necessary remedial steps to clean up any such contamination at Owner's expense. Notwithstanding anything contained herein to the contrary, nothing contained herein shall be construed as to obligate Owner to take any remedial action to clean up, or otherwise place any liability on Owner for, any Pre-Existing Hazardous Material.

     (b)  Waste Treatment and Disposal.  Without limiting the foregoing:

          (i) Toxic Waste and Industrial Hazards: Contractor shall be responsible for the proper management and disposal of all toxic waste and industrial hazards brought onto or generated at the Job Site by it or its Subcontractors or Vendors, if any. Contractor shall, and shall cause its Subcontractors and Vendors to, comply with all Applicable Laws, Applicable Permits and applicable safety standards related to the treatment, storage, disposal, transportation and handling of toxic wastes and industrial hazards. Contractor shall not store or dispose of toxic wastes and industrial hazards near groundwater, surface water or drainage systems. Liquid wastes shall not be dumped onto the ground or in any groundwater, surface water or drainage systems. All waste oil and grease resulting from construction activities shall be collected and disposed of in a manner that prevents contamination to soil, ground water, and surface water, and incinerated if possible. Vehicle maintenance shall be conducted in safe areas away from watercourses and oil or fluid runoff shall be collected in grease traps. Toxic waste and industrial hazard storage containers shall be well-labeled.

          (ii) Sanitary and Solid Waste: Contractor shall take appropriate measures in accordance with the Applicable Law and Applicable Permits for the treatment and disposal of sanitary and solid waste, and in particular, Contractor shall give due regard to protecting environmentally sensitive areas and water supplies. Run-off from disposal sites shall be curtailed.

     (c) Fuel Storage. The location, facilities, safety measures and environmental and pollution control in connection with storage of fuel or like substances shall comply with all Applicable Laws and Applicable Permits.

     (d) Wetland Areas. Contractor acknowledges that portions of the Property Site have been designated as wetlands as indicated on the survey provided by Owner pursuant to Section 4.07. Certain of these wetland areas, as designated on such survey, do not constitute a part of the Job Site. Contractor shall erect a temporary wall or other blockade to isolate this wetland area from the Job Site and construction area, and shall not, and shall not allow, any Work to be conducted in or other interference with such wetland areas. Except for such wetland areas that do not constitute a part of the Job Site, Owner anticipates obtaining a permit from U.S. Army, Corps of Engineers, allowing construction and other Work activities on the remaining wetland areas on the Property Site. Contractor shall, and shall cause its Subcontractors and Vendors, to comply with all rules, regulations and permits issued by the U.S. Army, Corps of Engineers, and all other Applicable Laws and Applicable Permits in connection with the wetland areas on the Property Site.

     Section 3.17.  Fire Prevention.

     (a) Contractor shall be responsible for providing adequate fire prevention and protection at the Job Site and shall take all reasonable precautions to minimize the risk of fire at the Job Site. Contractor shall provide instruction to the Labor in fire prevention control and shall provide appropriate fire-fighting and fire protection equipment and systems at the Job Site.

     (b) Contractor shall promptly collect and remove combustible debris and waste material from the Job Site in accordance with Applicable Laws and Applicable Permits, and shall not permit such debris and material to accumulate. Contractor shall control the usage of fires for any purpose in the vicinity of the Work and shall agree upon the appropriateness of any such fires with Owner. Any areas of vegetation damaged by fire which are considered by Owner to have been initiated by Contractor's or Subcontractors' Labor shall be recultivated and otherwise rehabilitated by Contractor, at Contractor's expense.

     (c) Contractor will complete all systems, procedures and Equipment constituting the Plant fire protection system as necessary during construction to protect Work in progress, in particular with regard to fuel and other flammable materials.

     Section 3.18. Religious and Archaeological Resources. In the event any archaeological or religious sites, places, monuments or areas are discovered or identified by Contractor during the performance of this Agreement, Contractor shall leave such sites untouched and protected by fencing and shall immediately stop any Work affecting the area. Contractor shall notify the Owner of any such discovery as soon as practicable, and Contractor shall carry out Owner's instructions for dealing with the same. All fossils, coins, articles of value or antiquity and structures and other remains or things of geological, archaeological, historical, religious, cultural or similar interest discovered on the Job Site shall, as between Owner and Contractor, be deemed to be the absolute property of Owner. Contractor shall prevent its and its Subcontractors' and Vendors' Labor and any other Persons from removing or damaging any such article or thing.

Section 3.19.  Reports, Plans and Manuals.

     (a) Status Reports. Within ten (10) days after the beginning of each month, commencing with November 1998, Contractor shall prepare and submit to Owner and the Facilities Engineer written progress reports, in a form reasonably acceptable to Owner, which include a description of the progress and status of the Work, the status of Equipment and other scheduled deliveries, the Subcontractors' activities, and engineering and construction progress. Photographs shall also be included documenting the construction progress. Each photograph shall show the date, Contractor's name and description of the view taken.

     (b) Reporting of Accidents. Contractor shall report in writing to Owner (and, to the extent required by any Applicable Law or Applicable Permit, the appropriate Government Authority) details of any accident that is on or about the Job Site as soon as possible after its occurrence, but in any event not later than forty-eight (48) hours after such accident occurs. In the case of any fatality or serious injury or accident, Contractor shall, in addition, notify Owner (and, to the extent required by any Applicable Law or Applicable Permit, the appropriate Government Authority) immediately.

     (c) Procedures Manual. No later than forty-five (45) days following the date hereof, Contractor shall prepare and submit to Owner a Procedures Manual that describes the administrative procedures to be used by Contractor and Owner for interfacing during the performance of the Work. Contractor shall either promptly make changes to the Procedures Manual suggested by Owner or negotiate and resolve in good faith with Owner such changes. Upon approval of the Procedures Manual by the Parties, the Parties shall comply with the provisions thereof. The Procedures Manual may be changed from time to time with the approval of the Parties.

     (d) Health, Safety and Environmental Plan. No later than thirty (30) days following the Financial Closing Date, Contractor shall prepare and submit to Owner a Health, Safety and Environmental Plan that includes: (i) health, first aid and emergency procedures; (ii) a Hazardous Material, waste and industrial hazards management and disposal plan which details the controlled usage and treatment of all Hazardous Material, toxic wastes, industrial hazards, sanitary waste, solid waste and other waste brought onto, used or produced at the Job Site or in relation to the Work and outlines a management structure for carrying out the specific provisions of such plan;
(iii) an environmental protection and management plan, including, without limitation, a sediment and erosion control plan; (iv) a revegetation plan and
(v) the description, location and drawings of construction facilities and temporary works. The Health, Safety and Environmental Plan shall be consistent with all Applicable Laws and Applicable Permits and shall be submitted to Owner for review and approval. Contractor shall either promptly make changes to the Health, Safety and Environmental Plan suggested by Owner or negotiate and resolve in good faith with Owner such changes. Contractor shall comply with the Health, Safety and Environmental Plan as mutually agreed to by the Parties.

     (e) Contractor Not Relieved of Duties or Responsibilities. Neither the submission to or approval by Owner of progress and other reports, plans and manuals, nor the provision of general descriptions shall relieve Contractor of any of its duties or responsibilities under this Agreement.

     Section 3.20.  Drawings, Engineering Data and Other Materials.

     (a) All Drawings, Final Plans, reports and other information (except financial, accounting and payroll records) furnished to Contractor, or prepared by it, its Subcontractors or others in connection with the performance of the Work, whenever provided, shall be kept by Contractor in an orderly and catalogued fashion for reference by Owner during the performance by Contractor of the Work. Contractor shall maintain at the Property Site at least one (1) copy of all Drawings, Final Plans, Change Orders and other modifications in good order and marked to record all changes made during performance of the Work, including, without limitation, all field deviations from the construction drawings. At or prior to Final Acceptance, or the earlier termination of this Agreement, Contractor shall transfer the Final Plans to Owner and they shall become the sole property of Owner.

     (b) Contractor shall furnish Owner with documents that correctly reflect, with substantial completeness, the Plant or the portion of the Work against which a Milestone Achievement Certificate is issued at the time the Milestone Achievement Certificate is issued. Final Plans (in both hard copy and magnetic media at no extra charge to Owner), if not furnished earlier, shall be furnished to Owner upon Contractor's request for a Final Acceptance Certificate or upon the earlier termination of this Agreement. Contractor and any of its Subcontractors, as applicable, may, retain copies all such documents for their records, subject to the confidentiality provisions of this Agreement.

     (c) Contractor will provide Owner, at least one hundred eighty (180) days prior to the Guaranteed Commercial Operation Date, with at least two (2) sets of generator manufacturer's capability curves, relay types, instrument transformer types including curves, and proposed relay settings for review and inspection.

     (d) Within twenty-five (25) days after the Financial Closing Date, Contractor shall furnish Owner with conceptual engineering drawings and the specifications pertaining to the electric generators and step-up transformers of the Plant, including demonstrations that (i) the requirements for reactive supply facilities at the Plant will be met, and (ii) the Plant will meet the guidelines and performance standards set forth in this Agreement and the ERCOT Operating Guides, Exhibit S.

     (e) Contractor shall submit all Drawings to Owner for review and comment as provided in the Scope of Work. The Contractor shall revise such Drawings from time to time, as required to reflect any changes or actual installation of Equipment and the final installation of any individual Equipment or system or the Plant as a whole corrected to provide Final Plans.

     Section 3.21. Operating and Maintenance Manuals. Contractor shall supply Owner with manuals and/or handbooks which provide, either in a single manual or handbook or collectively, complete operating and maintenance instructions (including inventories of spare parts and tools and parts lists with ordering instructions) for each major piece of Equipment and system of the Plant. Each such manual and handbook shall comply with the requirements of the Scope of Work, including with respect to matters such as to quantity, content and the time when such manuals are to be supplied to Owner, and shall be substantially complete and delivered to Owner prior to Mechanical Completion for Phase I in order to support training of personnel and start-up and testing of the Plant.

     Section 3.22. Training of O&M Personnel. During the construction of the Plant, and at least ninety (90) days prior to the Commercial Operation Date of Phase I, Contractor shall provide, at its own expense, a training program in Plant operation and maintenance for Owner's Plant personnel and the O&M Contractor's Plant personnel (collectively, "O&M Personnel"). The training program provided by Contractor shall (a) include classroom and field training, (b) include all manuals, drawings, and other educational materials necessary or desirable for the adequate training of O&M Personnel, and (c) establish quality controls so that O&M Personnel are suitably trained and capable of operating and maintaining the Plant after Commercial Operation. Representatives of manufacturers of Equipment shall be utilized to provide specialized training for such Equipment where deemed necessary by the Parties. Contractor shall make every reasonable effort to use the O&M Personnel during Plant start-up and initial operation; however, neither Owner nor O&M Contractor shall be obligated to supply personnel for the construction of the Plant. Contractor shall have complete responsibility for directing, coordinating, monitoring and supervising O&M Personnel during Plant start-up and initial Plant operations. The cost of the O&M Personnel's travel, lodging, food and other living expenses shall be borne by Owner.

     Section 3.23. Accounting Information. During the term of this Agreement and continuing for one (1) year after the Final Acceptance Date, Contractor will provide Owner with any reasonably necessary assistance, including all providing all documents, cost information and other information that Owner believes necessary, in a form reasonably acceptable to Owner, for Owner's federal, state or local tax filings, exemptions or positions advocated by Owner, including, without limitation, sales, use and property taxes; provided, however, that such access to cost information not otherwise made available to Owner pursuant to the terms hereof shall be disclosed to an independent auditor of Owner's choice that agrees to keep secret from Owner, Contractor's cost and other competitively sensitive information.

     Section 3.24. Contractor Taxes. Contractor shall pay and administer all federal, state and local taxes and duties incurred or payable in connection with the Work, including, without limitation, taxes based on or related to Contractor's or its Subcontractors' or Vendors' Labor or income, except for Owner Taxes (collectively, "Contractor Taxes"); provided, however, that if Contractor is responsible for payment of Owner Taxes under Applicable Law, unless otherwise instructed by Owner or Owner is contesting such taxes, Contractor shall pay such taxes and Owner shall reimburse Contractor therefor upon submission of evidence of payment. Contractor shall promptly provide Owner with reports or other evidence reasonably acceptable to Owner showing the payment of Contractor Taxes by Contractor. Contractor shall cooperate with Owner to endeavor to minimize any Owner Taxes. Contractor shall make available to Owner and claim all applicable sales and/or use or excise tax exemptions, credits or deductions relating to the Plant and the Equipment available to itself or Owner, including any sale-for-resale exemption under Texas law. To the extent Contractor is required by Applicable Law, to collect sales tax from Owner, Contractor shall either collect sales tax from Owner on all materials physically incorporated in the Plant that are not subject to exemption or Owner shall provide Contractor with a direct pay certificate issued to Owner by the State of Texas. In the event that an assessment for sales and/or use or excise taxes are levied against Contractor, any Subcontractor or Vendor, Contractor shall promptly notify Owner and furnish to Owner a copy of such assessment. In the event that Owner determines that the assessment should be contested and so notifies Contractor in writing, Owner may, at Owner's sole cost and expense, file such documents as are necessary to contest such assessment. Owner shall exclusively control any contest, assessment or other action regarding any such taxes or assessments, or any penalties or interest in respect thereof. Contractor shall cooperate with and assist Owner, at Owner's expense, in any contest or proceeding relating to taxes payable by Owner hereunder.

     Section 3.25. Claims and Liens for Labor and Materials. Contractor shall, at Contractor's sole expense, discharge and cause to be released, whether by payment or posting of an appropriate surety bond in accordance with Applicable Law, within ten (10) days after receipt of a written demand from Owner, any Lien in respect to the Plant, this Agreement, the Equipment, the Job Site or any fixtures or personal property included in the Work (whether or not any such Lien is valid or enforceable) created by, through or under, or as a result of any act or omission (or alleged act or omission) of, Contractor or any Subcontractor, Vendor or other Person providing labor or materials within the scope of Contractor's Work. Notwithstanding the foregoing provision, as long as Owner, in its sole discretion, determines that the Job Site and the improvements thereon will not be subject to any liability, penalty or forfeiture, upon the written request of Contractor, Owner may permit Contractor to contest the validity, enforceability or applicability of any such Lien, in which event Owner shall provide such cooperation as Contractor may reasonably request in connection therewith.

     Section 3.26.       Spare Parts Availability.

     (a) Start-up Spare Parts. Contractor shall obtain all spare parts required for Plant start-up and testing prior to Final Acceptance. All spare parts not used during Plant start-up and testing shall become the property of Owner.

     (b) Operating Spare Parts. Contractor agrees to use all commercially reasonable efforts to obtain from each Major Manufacturer an assignable guaranty that such Major Manufacturer will have available for purchase by Owner for a period of five (5) years after the Phase II Commercial Operation Date all spare parts for the Major Equipment supplied by such Major Manufacturer required to keep the Plant in good operating condition, it being understood that some of such parts are not "shelf items" and will have to be manufactured by the Major Manufacturer after it receives an order for them. In addition, Contractor agrees to use all commercially reasonable efforts to make spare parts (other than spare parts for the Major Equipment) available for purchase by Owner for a period of five (5) years after the Phase II Commercial Operation Date to the extent that Contractor is able to obtain them from the manufacturer who supplied them for the Plant as originally built. If Contractor is unable to obtain such spare parts from such manufacturer, it further agrees to use all commercially reasonable efforts to
find another source that can supply them.   Contractor agrees to use all
commercially reasonable efforts to obtain a firm price for such spare parts acceptable to Owner for a period of one (1) year after the Phase II Commercial Operation Date. At least one hundred eighty (180) days prior to the Phase I Commercial Operation Date, Contractor shall provide Owner with each manufacturer's recommended spare parts list for the Equipment.

     Section 3.27. Contractor's Obligation to Notify. Contractor shall keep Owner advised as to the status of the Equipment and Work and shall promptly inform Owner upon the occurrence of any of the following: (i) any occurrence or event that may be expected to impact the schedule for delivery and/or installation of Equipment; (ii) any technical problem not anticipated at the start of the Work or of significant magnitude that may impact the Plant, a Phase or any component thereof or the Project Schedule; (iii) any Defect; and
(iv) any material changes to previously submitted information.   The Owner
shall have the right to verify the information provided by Contractor. In connection therewith, Contractor shall identify those items provided to Owner that would enable Owner to verify such information in an expedient manner.

     Section 3.28 Switchyard Facilities. Neither Contractor nor its Subcontractors shall interfere or tamper with high voltage equipment or apparatus within the Switchyard Facilities, nor use the area for storage, laydown or other construction purposes after the area has been cleared and graded in accordance with the Scope of Work (Exhibit A). At least 420 days prior to Phase I Commercial Operation, Contractor shall complete all clearing, grading, and other work on the Switchyard Facilities described in the Scope of Work (Exhibit A).

     Section 3.29. Construction Utilities. Contractor shall be responsible for the cost, supply and availability of electric power and distribution requirements for the performance of the Work at the Job Site. The Parties agree that the Contractor may utilize the diesel generators at the Plant to start-up the generators. Contractor shall provide its own telephone, facsimile, radio, telex and other communication facilities at the Job Site as necessary for the performance of the Work. In addition, Contractor shall provide its own temporary lighting, water and sewer facilities at the Job Site.

     Section 3.30. Lines and Grades. Contractor shall provide for the proper laying out of the construction Work, for making measurements and for establishing temporary or permanent reference marks in connection with the construction Work and Plant. Owner may at its sole discretion and cost, check the reference marks, lines, grades and measurements so established. Contractor shall carefully preserve all monuments, bench marks and reference points. In case of its destruction thereof, Contractor will be responsible for all damages, costs and expenses related to their replacement and for any mistake or loss of time that may result therefrom. Permanent monuments or bench marks which must be removed or disturbed shall be protected until they can be properly referenced for relocation. Contractor shall furnish materials and assistance or the proper replacement of such monuments or bench marks.

     Section 3.31. Temporary Structures. Temporary structures for offices, quarters, storage and other uses for Contractor, its Subcontractors and Vendors and Owner shall be constructed only in locations as mutually approved by the Parties. Contractor shall erect temporary walls, bulkheads or fences where required to isolate the construction area from adjacent property in order to increase safety and security and to minimize noise, dust and dirt from contaminating the property surrounding the Job Site.

     Section 3.32.  Weatherproof Coverings.   Contractor shall provide
adequate and sufficient weatherproof and flame resistant coverings for outdoor storage at the Job Site. The cover or sheeting shall be tied down to prevent moisture from damaging the Equipment.

     Section 3.33. Assumption of Risk for Surface and Subsurface Conditions. Contractor acknowledges receipt of the data obtained by Owner through a soil boring and subsurface investigation conducted on the Property Site, which is attached hereto as Exhibit T. Owner makes no representation and warranty regarding such data, including, without limitation, representations and warranties regarding accuracy or completeness. Except as set forth in
Section 3.16(a)(v), Contractor assumes the risk of all surface and subsurface conditions at the Job Site.

     Section 3.34. Emergencies. In the event of any emergency that endangers or could endanger life or property, Contractor shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, damage or loss and shall, as soon as possible, report any such incidents, including Contractor's response and actions with respect thereto, to Owner.

     Section 3.35. Contractor's Representative. Contractor shall appoint one individual, with the prior written consent of Owner, which shall not be unreasonably withheld, who shall be authorized to act on behalf of Contractor and with whom Owner may consult at all reasonable times, and whose instruction, request and decisions in writing will be binding upon Contractor. Contractor shall not remove or replace such representative without Owner's prior written consent.

     Section 3.36. Turbine Vendor Purchase Agreement. Owner will enter into an Agreement with the Turbine Vendor as stated in the Scope of Work, (the "Turbine Vendor Purchase Agreement") pursuant to which Owner will agree to purchase four (4) PG7241 gas turbine units and two (2) TC2F30 Nominal 170 MW Steam turbine generator units. Contractor is participating in the negotiation of the Turbine Vendor Purchase Agreement and will approve the Turbine Vendor Purchase Agreement prior to its execution. On the Financial Closing Date, Contractor shall execute an assignment and assumption agreement in substantially the form attached to the Turbine Vendor Purchase Agreement (the "Turbine Vendor Assignment and Assumption Agreement"), which provides that (a) Owner assigns the Turbine Vendor Purchase Agreement and all rights, benefits and entitlements thereunder and assigns and delegates all duties, liabilities and obligations thereunder to Contractor, (b) Contractor assumes and accepts the Turbine Vendor Purchase Agreement and all rights, benefits, entitlements, duties, liabilities and obligations under the Turbine Vendor Purchase Agreement, (c) the Turbine Vendor consents to such assignment and assumption of the Turbine Vendor Purchase Agreement, and (d) the Turbine Vendor and Contractor release Owner from all obligations and liabilities under the Turbine Vendor Purchase Agreement. Contractor agrees to use all reasonable efforts to have the Turbine Vendor execute the Turbine Vendor Assignment and Assumption Agreement. Contractor agrees to consent to such changes to the Turbine Vendor Assignment and Assumption Agreement as reasonably requested by the Financing Parties. Contractor agrees to promptly and duly perform all of its obligations under the Turbine Vendor Purchase Agreement (whether as the engineer prior to assignment to Contractor or as the purchaser after assignment to the Contractor), including making all payments (less all payments made to Turbine Vendor before the Financial Closing Date as defined in Exhibit J) to the Turbine Vendor thereunder when and as due after assignment to Contractor.

     Section 3.37. Wastewater, Raw Water, Sewage and Potable Water Line Sizing. Within thirty (30) days after the date hereof, as necessary for operation of the Plant in accordance with the design criteria set forth in the Scope of Work, the Contractor shall provide line sizing and capacity data for; (i) a pipeline sufficient to meet daily capacity requirements for transport of raw water to the Property Site, (ii) a pipeline sufficient to meet hourly capacity requirements for transport of potable water to the Property Site, (iii) a pipeline sufficient to meet daily capacity requirements for transport of sewage off the Property Site, and (iv) a pipeline sufficient to meet daily capacity requirements for transport of wastewater off the Property Site.

                           ARTICLE IV
                  CERTAIN OBLIGATIONS OF OWNER

     Section 4.01. Permits. Owner shall timely obtain and maintain, at its own expense, all Owner Permits, which are attached hereto as Exhibit M. Prior to commencement of construction at the Job Site, Owner shall deliver to Contractor evidence that Owner Permits necessary to begin construction of the Plant have been received by Owner or, if any such required Owner Permit has not actually been issued, that it has been approved for issuance, or in the opinion of Owner, will be approved for issuance.

     Section 4.02.  Gas, Electric and Wastewater Facilities.

     (a) Owner shall furnish or cause to be furnished at the Property Site at the location designated by Owner the natural gas interconnection flange, at least one hundred ninety-five (195) days prior to the Phase I Guaranteed Commercial Operation Date. Contractor shall be responsible for all other Work on the natural gas interconnection flange on the Property Site.

     (b)  Owner shall furnish or cause to be furnished the Owner
Interconnection Facilities and a portion of the Switchyard Facilities sufficient for the purpose of Equipment check-out and operation of Phase I at least 120 days prior to the Phase I Guaranteed Commercial Operation Date.

     (c) Owner shall furnish or cause to be furnished at the Property Site at the locations designated in the Scope of Work, at least 250 days prior to the Phase I Guaranteed Commercial Operation Date, (i) a pipeline sufficient to transport wastewater from the Property Site up to the daily capacity designated by Contractor; and (ii) a pipeline sufficient to transport raw water to the Property Site up to the daily capacity designated by Contractor.

     Section 4.03.  Fuel Supply.

     (a) At least 195 days prior to Phase I Commercial Operation and including the first Guaranteed Performance Test conducted in accordance with
Article X, Owner shall supply at its expense all natural gas at the Job Site needed by Contractor in connection with the installation, adjustment and testing of the Plant. For each subsequent Guaranteed Performance Test conducted in accordance with Article X, Owner shall supply, at Contractor's expense, all natural gas needed by Contractor in connection with the installation, adjustment and testing of the Plant. In the event Owner sells test energy generated by gas supplied by Owner at Contractor's expense, Owner will offset the cost of such gas with associated net proceed received from such test energy. All gas supplied by Owner hereunder shall comply in all material respects with the fuel specifications set forth in the Scope of Work.

     (b) At least 160 days prior to Phase I Commercial Operation, Owner shall supply at its expense all diesel fuel at the Job Site needed by Contractor in connection with the start-up and testing of the Plant; provided that such fuel is being used solely by Contractor for the starting of the combustion turbine generators. In the event that Contractor desires to use the diesel generators for a different purpose, the fuel required thereby shall be provided by Contractor at its own cost. All diesel fuel supplied by Owner hereunder shall comply in all material respects with the fuel specifications set forth in the Scope of Work.

     Section 4.04. Raw Water Supply and Wastewater Disposal. At least two hundred fifty (250) days prior to Phase I Commercial Operation and through Final Acceptance, Owner shall supply at its expense all raw water and potable water at the Property Site and shall dispose of all wastewater which is in conformance with City wastewater requirements from the Property Site as needed by Contractor in connection with the installation, adjustment and testing of the Plant. Wastewater not in compliance will be the responsibility of the Contractor.

     Section 4.05. Access to Property Site. From the earlier of the Notice to Proceed or the Financial Closing Date until the earlier of the termination of this Agreement or the Final Acceptance Date, Owner shall permit the employees and agents of Contractor and its Subcontractors and Vendors to have uninterrupted access to the portions of the Property Site constituting the Job Site, subject only to such restrictions as may be reasonably imposed by Owner in order to assure that only authorized persons enter the Property Site. Thereafter, upon reasonable notice and during reasonable times, and subject to such restrictions as may be reasonably imposed by Owner in order to assure that only authorized persons enter the Property Site, Owner shall permit the employees and agents of Contractor and its Subcontractors and Vendors to have access to the Property Site as necessary to repair or replace Defects or other Work that is not in compliance with this Agreement. As used above, the references to access contemplate that not only will the individuals referred to be able to enter upon and leave the Property Site but that they also will be able to bring onto and remove from the Property Site any and all kinds of personal property required for performance of the Work.

     Section 4.06. Right of Ways. Owner shall obtain at its own expense any easements and rights of way over the property of others as required, in order that the personnel and construction equipment of Contractor and its Subcontractors and Vendors have ingress to and egress from the Property Site, except for any transportation rights of way, permits or easements. In addition, Owner shall provide reasonable assistance to Contractor, upon its request, in connection with Contractor's procurement of any easements and rights of way over the property of others that are necessary for the personnel and construction equipment of Contractor and its Subcontractors and Vendors to have ingress to and egress from portions of the Job Site other than the Property Site, except for any transportation rights of way, permits or easements.

     Section 4.07. Survey of Property Site. On or before 30 days after execution of this Agreement, Owner shall deliver to Contractor a complete and correct survey of the Property Site showing, among other things, the location of all easements and rights of way on the Property Site, the location of all means of ingress to and egress from the Property Site which will be available to Contractor and the area constituting wetlands on the Property Site which will not be part of the Job Site.

     Section 4.08. Notice of Financial Closing. Owner shall give Contractor prompt written notice of the scheduled and actual date of Financial Closing.

     Section 4.09. Owner Taxes. Owner shall pay all real property taxes assessed against the Property Site and any permanent use charges or assessments such as water or sewer (but excluding charges and taxes for construction utilities and fuel to be supplied by Contractor as required hereunder, which shall be Contractor's responsibility), and Owner shall be responsible for the payment of, or reimbursement to Contractor of, state or local sales and/or use or excise taxes in connection with the purchase of any equipment (including rentals, leases and consumables), except for such taxes Owner contests in good faith (collectively, "Owner Taxes"). In the event that Owner is required to pay additional state or local taxes because Contractor failed to follow written instructions of Owner appropriately, Contractor shall be responsible for the cost of such additional taxes.

     Section 4.10. Owner's Cooperation. Owner shall cooperate in all material respects to permit Contractor to perform its obligations hereunder and shall make reasonable efforts to supply to Contractor, in a timely manner, either directly or indirectly, material information and data that is available to Owner and that is required for the performance of the Work.

     Section 4.11. Owner's Representative. Owner shall designate in writing one or more representatives at the Property Site (at least one of whom shall be at the site during normal business hours) who shall have authority to administer this Agreement on behalf of Owner, approve Contractor's submissions hereunder and inspect the Work, as reasonably necessary for Contractor's performance of the Work. Notwithstanding the foregoing, Owner's Representative shall not have authority to approve Change Orders.

     Section 4.12. Turbine Vendor Purchase Agreement. On the Financial Closing Date, Owner shall execute the Turbine Vendor Assignment and Assumption Agreement and shall use all reasonable efforts to have the Turbine Vendor execute the Turbine Vendor Assignment and Assumption Agreement. Contractor agrees to consent to such changes to the Turbine Vendor Assignment and Assumption Agreement as reasonably requested by the Financing Parties. Prior to assignment of the Turbine Vendor Purchase Agreement to Contractor,
(a) Owner agrees to make all payments to the Turbine Vendor thereunder when and as due, and (b) Owner shall not amend or otherwise modify the Turbine Vendor Purchase Agreement without the prior written consent of Contractor.

     Section 4.13. Operation and Maintenance. Owner shall timely provide operators having reasonable experience and qualifications for training and for the operation of the Plant to support start-up and testing of the Plant and to participate in the training of O&M Personnel by Contractor. From and after the Commercial Operation Date for each Phase, Owner shall provide, or cause to be provided, operation and maintenance of such Phase.

                                ARTICLE V
                            PROJECT SCHEDULE

     Section 5.01. Commencement of Work. After the date hereof, Contractor will commence performance of the Work so as to ensure completion of the Work in accordance with the terms hereof. The Parties agree that any and all Work performed prior to the Financial Closing Date (the "Prefunding Work"), except to the extent required pursuant to a Notice to Proceed as set forth below and except to the extent Contractor is entitled to reimbursement pursuant to
Section 7.02, shall be solely at Contractor's expense and risk, without right of payment until the earlier of December 20, 1998, or Financial Closing. If Financial Closing occurs by December 20, 1998, Contractor shall be entitled to reimbursement pursuant to Section 7.02 and shall also be entitled to recover demonstrated internal costs expended prior to that date. If
Financial Closing has not occurred by December 20, 1998, Owner shall have the right to require Contractor to continue performing all or a portion of the work prior to Financial Closing by giving Contractor a Notice to Proceed. In such an event, Contractor shall be entitled to recovery of 50% of all demonstrated Contractor Internal Costs expended prior to that date and 100% of all such costs expended after December 20, 1998 (such amounts to be invoiced and paid on a monthly basis). If Financial Closing occurs, all payments hereunder shall be credited to the original Separated Contract Price as listed in Exhibit J and no additional compensation or Change Orders shall be warranted. In the event Financial Closing does not occur by July 1, 1999, Contractor may suspend its services or the Parties may otherwise continue as mutually agreed. Without limiting Contractor's obligations regarding the pre-funding work, whether or not Owner has given Contractor a Notice to Proceed, Contractor shall commence full performance of the work no later than the Financial Closing date.

     Section 5.02.  Project Schedule.

     (a) Contractor shall perform the Work in compliance with the Project Schedule, including completing the Work required by the Guaranteed Commercial Operation Dates and the Final Acceptance Date. Contractor hereby covenants and warrants to Owner that in undertaking to complete the Work in accordance with the terms hereof, Contractor has taken into consideration and made reasonable allowances for hindrances and delays incident to such Work. Contractor shall provide the reports as required herein, and provide any further information required by Owner as Owner, the Financing Parties or the Facilities Engineer may reasonably request to verify actual progress and forecast future progress of the Work. Contractor shall promptly notify Owner in writing of any occurrence that Contractor has reason to believe will adversely affect the completion of the Work by the Guaranteed Commercial Operation Dates or materially adversely affect completion of the Work in accordance with the Project Schedule. Contractor will specify in said notice the corrective action planned by Contractor with respect thereto.

     (b) Without limiting the obligations of Contractor under Section 5.02(a), Contractor shall provide together with its monthly status reports required hereunder any revisions to the Project Schedule that provide for the orderly, practicable and expeditious completion of the Work in accordance with the requirements of this Agreement. Each revised Project Schedule shall be presented in such reasonable detail as Owner and the Facilities Engineer may require and shall address all material elements of the Work. Contractor shall consult with Owner in connection with each revision to the Project Schedule provided under this paragraph. Notwithstanding anything contained herein to the contrary, in the absence of a Change Order, no revision to the Project Schedule shall in any way amend, alter or otherwise change the Guaranteed Commercial Operation Date.

     (c) When the Contractor becomes aware that Critical Milestone Number 1, 2, or 3 (Exhibit C) will not be achieved by the date required, Contractor shall provide to Owner a written recovery plan that will demonstrate achievement of the Milestone at the earliest possible date to minimize delay of the Project Schedule.

     (d) Upon the failure of Contractor to achieve Mechanical Completion of Phase I by April 1, 2000, as that date may be extended pursuant to Article VI, Contractor shall, within three days thereafter, submit a recovery plan, which shall reasonably demonstrate the steps Contractor will take to achieve Mechanical Completion of Phase I at the earliest date and Phase I Commercial Operation by December 1, 2000. In addition, the Parties will mutually agree upon and hire an Independent Engineer who will evaluate Contractor's recovery plan and the completion status of Phase I. Costs of the Independent Engineer shall be borne by Contractor. The Independent Engineer shall render a written opinion within thirty (30) days as to the adequacy of Contractor's recovery plan and whether or not Contractor will be able to achieve Phase I Commercial Operation by December 1, 2000. If the Independent Engineer confirms the Contractor's recovery plan, Contractor shall not be in default of this Agreement and shall continue working to prosecute the work. If the Independent Engineer does not, in its reasonable professional opinion, believe that Contractor will be able to achieve Phase I Commercial Operation by December 1, 2000, then, and in that event, Contractor shall have a period of no more than thirty (30) days thereafter to demonstrate to the Independent Engineer the efficacy of Contractor's recovery plan. To the extent Contractor is unsuccessful in demonstrating the efficacy of Contractor's recovery plan to achieve Phase I Commercial Operation by December 1, 2000 (as that date may have been extended pursuant to Article VI), Contractor shall be in default of this Agreement and Owner shall have the right, but not obligation, to terminate Contractor's services pursuant to Article XV.

If Contractor does not achieve Phase I Commercial Operation by the Phase I Guaranteed Commercial Operation Date, Contractor shall pay Schedule Liquidated Damages as provided in Section 11.02. In that event, an Independent Engineer shall employ the procedures set out in the previous paragraph; provided however, in that instance the Independent Engineer shall render an opinion within fifteen (15) days as to the adequacy of Contractor's Recovery Plan, and in the event the Independent Engineer does not believe that the Contractor will be able to achieve Phase I Commercial Operation by December 1, 2000, then, in that event, Contractor shall have a period of fifteen (15) days thereafter to demonstrate to the Independent Engineer the efficacy of Contractor's Recovery Plan.

     (e) In no event will the Contractor's failure to complete one or more Milestones by the date required for such Milestone change, delay or otherwise affect the required completion date for any other Milestone. Nothing contained in this Article V shall relieve Contractor from its obligation to pay Schedule Liquidated Damages in the event that Commercial Operation for each Phase is not achieved by the applicable Guaranteed Commercial Operation Date.

     Section 5.03. Certain Prefunding Work. Without limiting the provisions of Sections 5.01 and 5.02, the following provisions shall apply to certain Prefunding Work:

     (a) Contractor agrees to perform design and engineering services from the date hereof so that completion of the Work will occur in accordance with the Project Schedule, the Guaranteed Commercial Operation Dates and the other terms hereof. The Parties agree that in the event this Agreement is terminated prior to the earlier of Financial Closing or December 20, 1998, for any reason, Contractor shall not be compensated or reimbursed for any of the design and engineering services performed hereunder, including, without limitation, any Contractor Internal Costs incurred or accrued by Contractor in connection therewith.

     (b) Subject to the terms of Section 2.03 and this paragraph (b), commencing on the date hereof, Contractor shall enter into purchase orders and agreements with Subcontractors and Vendors for Equipment so that completion of the Work will occur in accordance with the Project Schedule, the Guaranteed Commercial Operation Dates and the other terms hereof. In order to minimize any costs associated with cancellation of such purchase orders and agreements for Equipment between Contractor and its Subcontractors and Vendors entered into prior to the Financial Closing Date (the "Prefunding Purchase Orders"), Contractor shall use all reasonable efforts to have included therein "no harm/no foul" provisions. As used herein, "no harm/no foul" provisions mean that the Subcontractor or Vendor shall use all reasonable efforts to sell the Equipment subject to the purchase order or agreement to another purchaser at a commercially reasonable price, and the proceeds thereof shall be used to offset any amounts owing to such Subcontractor or Vendor upon the cancellation of such purchase order or agreement. Contractor shall not enter into any Prefunding Purchase Orders without the prior review and written approval of Owner (including, without limitation, approval of any cancellation provisions associated therewith), which approval shall be reasonably given under the circumstances in order to permit Contractor to maintain the Project Schedule. In the event that this Agreement is terminated prior to the Financial Closing, the Parties agree that Contractor shall be entitled to reimbursement for Total Prefunding Costs incurred pursuant to the terms of Section 7.02.

                                 ARTICLE VI
                                CHANGE ORDERS

     Section 6.01.  Change Order at Owner's Request.

     (a) Owner may at any time, by written notice to Contractor, request an addition to or deletion from or other changes in the Work (together with any necessary or requested amendments to this Agreement with respect thereto) (hereinafter "Change" or "Changes"). Contractor shall reasonably review and consider such requested Change and shall make a written response thereto within fourteen (14) days after receiving such request. If Contractor believes that giving effect to any Change requested by Owner will increase or decrease its cost of performing the Work, shorten or lengthen the time needed for completion of the Work, require modification of its warranties in Article XII or require a modification of any other provisions of this Agreement, its response to the Change request shall set forth such changes (including any amendments to this Agreement) that Contractor deems necessary as a result of the requested Change and its justification therefor. In the event that Contractor fails to respond to Owner's request for a Change or notify Owner of any changes as to cost, schedule, warranty obligations or other provisions hereof resulting from the requested Change within fourteen (14) days after receiving Owner's request for such Change, Contractor shall be deemed to have accepted the requested Change as specified by Owner (including any amendments hereto specified therein, if any) unconditionally and without additional consideration or other amendments hereto (except as specified by Owner in its request), in which event such requested Change shall be deemed to be a Change Order and Contractor shall have waived any claims or offsets against Owner as a result of the Change Order; provided that if such changes as to cost, schedule, warranty obligations or other provisions hereof cannot be determined within the specified fourteen (14) day period, and Contractor submits a notice to Owner within such fourteen (14) day period that the requested Changes will have an effect on costs, schedule, warranty obligations or other provisions hereof and provides the expected date (which shall be as soon as reasonably practicable) for its response with respect thereto, the requested Change shall not become a Change Order so long as Contractor provides such information as to the effect on costs, schedule, warranty obligations and other provisions hereof by the date specified by Contractor. If Contractor accepts the Changes requested by Owner (together with any amendments to this Agreement specified therein), or if the Parties agree upon a modification of such requested Changes, the Parties shall set forth the agreed upon Change in the Work and agreed upon amendments to this Agreement, if any, in a written change order signed by all Parties (a "Change Order").

     (b) Owner may at any time, by written notice to Contractor, propose Changes in the Work or the Project Schedule due to a Force Majeure Event or an Owner Caused Delay. If there is a material impact on Work or the Project Schedule as a result of such Force Majeure Event or an Owner Caused Delay, then the Parties agree to bargain reasonably and in good-faith for the execution of a mutually acceptable Change Order, except as provided in
Section 14.03, Contractor will be limited to extensions of the Project Schedule only for Force Majeure Events.

     Section 6.02.  Change Orders Requested by Contractor.

     (a) It is the intent of the Owner and Contractor that the Scope of Work attached hereto as Exhibit "A" includes all items necessary for the proper execution and completion of the Work. Work not described in the Scope of Work attached hereto as Exhibit "A" will not be required without a Change Order unless that work is consistent with and reasonably inferable from the Scope of Work, so that a design-build contractor of Contractor's experience and expertise should have anticipated that the work would have been required.

     (b) Subject to paragraphs (b) and (c) below, Contractor may at any time, by written notice to Owner, request a Change in the Work (together with
any necessary or requested amendments to this Agreement).   If Contractor
believes that such requested Change will increase or decrease its cost of performing the Work, lengthen or shorten the time needed for completion of the Work, require modification of its warranties in Article XII or require a modification of any other provisions of this Agreement, it shall notify Owner of such, setting forth its justification for and effect of such changes, within ten (10) days after making a request for a Change. In the event that Contractor does not provide a written notice to Owner specifying the effect of such requested Changes as to cost, schedule, warranty obligations or other provisions hereof within ten (10) days after giving written notice of a requested Change, and if Owner approves of the requested Change, then such requested Change shall be deemed to be a Change Order as specified by Contractor in its initial request (including any amendments hereto specified therein, if any) unconditionally and without additional consideration or other amendments hereto (except as specified by Contractor in its initial request), and Contractor shall have waived any claims or offsets against Owner as a result of such Change Order. If Owner accepts the Changes requested by Contractor (together with amendments to this Agreement specified therein, if any), or if the Parties agree upon a modification of such requested Changes, the Parties shall set forth the agreed upon Change in the Work and agreed upon amendments to this Agreement, if any, in a written Change Order signed by all Parties.

     (c) Contractor may at any time, by written notice to Owner, propose Changes in the Work or the Critical Milestones (i) due to a Force Majeure Event, provided that such Force Majeure Event has an impact that will actually, demonstrably, adversely and materially affect Contractor's ability to complete one or more Milestones by the required dates, (ii) due to an Owner Caused Delay, provided that such Owner Caused Delay has a demonstrable material cost increase to Contractor and/or schedule impact that will actually, demonstrably, adversely and materially affect Contractor's ability to complete one or more Milestones by the required dates or (iii) due to a Change In Law, provided that such Change In Law prevents Contractor from performing all or a portion of the Work, has a demonstrable material cost increase to Contractor and/or has a schedule impact that will actually, demonstrably, adversely and materially affect Contractor's ability to complete one or more Milestones by the required dates. Unless the foregoing conditions are met, Contractor may not request a Change in the Work or Critical Milestones due to a Force Majeure Event, Owner Caused Delay or Change In Law. If Owner agrees that Contractor has met all of the applicable condition precedents for a requested Change, then the Parties agree to bargain reasonably and in good faith for the execution of a mutually acceptable Change Order. If in such event the Parties are unable to agree on a mutually acceptable Change Order, then the dispute shall be resolved in accordance with Article XVII, except as otherwise provided in Section 6.03, and except as provided in Section 14.03, Contractor will be limited to extensions of the Project Schedule only for Force Majeure Events.

     (d) If Contractor knows of circumstances or events that do or may require a Change in the Work or Project Schedule, and Contractor does not provide written notification to Owner of such within ten (10) days after the date Contractor knows of such circumstances or events, then Contractor shall not have any right to request or require any additional consideration or other changes as to cost, schedule, warranty obligations or other provisions hereof, and Contractor shall have waived any claims or offsets against Owner, with respect to any Change Order or any necessary Change in the Work or Project Schedule arising out of such circumstances or events.

     (e) The cost of Change Orders shall be determined as provided in the attached Exhibit K.

     Section 6.03. Changes to Separated Contract Price; Disputes. A Change Order initiated by either Party may have the effect of either increasing or decreasing the Separated Contract Price. Any Contractor response to a Change Order under Section 6.01 and any Contractor request for Changes under Section 6.02, shall be accompanied by a proposed all-inclusive final lump sum cost (separating materials and labor) to Owner. In the event that the Parties are unable to reach an agreement on an all inclusive final lump sum cost to Owner as a result of a requested Change, then Contractor agrees to perform the requested Change using the Contractor's Rate Schedule pending resolution of the dispute pursuant to Article XVII. In addition, in the event that Owner and Contractor are unable to reach agreement on a Change Order for a Change requested by either Owner or Contractor, at the direction of the Owner
(and only at the direction of Owner), Owner's proposed Changes shall become effective as a Change Order and Contractor shall continue to perform the Work in accordance with such Change Order and the proposed Changes shall be performed per Contractor's Rate Schedule pending resolution of the dispute pursuant to Article XVII.

     Section 6.04. Information Requests. Owner may request that Contractor provide written information (prior to the issuance of a request for Changes) regarding the effect of a contemplated Change on pricing, scheduling, warranty obligations or on other terms of the Agreement. The purpose of such a request will be to determine whether or not a Change will be requested. Contractor shall provide the requested information within fourteen (14) days after the receipt of said request. Contractor will be allowed to reasonably delay its response to such request to the extent that fulfilling such request would significantly delay progress on the Work, unless Owner agrees to extend the required completion date for the affected Milestone. Such an information request is not a Change Order and does not authorize Contractor to commence performance of the contemplated change in Scope of Work.

                                 ARTICLE VII
                 SEPARATED CONTRACT PRICE; PAYMENTS TO CONTRACTOR

     Section 7.01. Separated Contract Price. Owner shall pay Contractor the Separated Contract Price, which will separately state the cost for materials and labor, as full payment for all Work to be performed by Contractor under this Agreement. The following amounts that may be payable to Contractor pursuant to the terms hereof are in addition to the Separated Contract Price:
(i) any Early Completion Bonus and/or Performance Bonus; (ii) interest payable on delayed payments by Owner hereunder; (iii) sales tax reimbursement, if any, pursuant to Section 3.24; and (iv) internal costs payable to Contractor pursuant to Section 5.01. Except as expressly provided in herein, payments of the Separated Contract Price shall be made based on completion of Milestones in accordance with the Milestone Payment Table ("Milestone Payments"), subject to the terms and conditions hereof.

     Section 7.02.  Prefunding Costs.

     (a) Prior to the tenth (10th) day of each month prior to the Financial Closing Date, Contractor shall submit a statement to Owner that contains the following information: (i) all Contractor Internal Costs incurred the previous month, (ii) all Prefunding Third Party Costs incurred or accrued during the previous month and to date, and (iii) all cancellation costs under Prefunding Purchase Orders accrued or for which Contractor became contingently liable for during the previous month and to date. Such statements shall include separate line items for material and labor costs, if any. In addition, Contractor shall submit to Owner appropriate and reasonable documentation to evidence and support the amounts set forth in each statement. Upon request by Owner, Contractor shall promptly provide additional supporting documentation as reasonably necessary to support Contractor's statement. Amounts indicated in such statements shall be due and payable in accordance with the terms of this Section 7.02.

     (b) In the event that this Agreement is terminated prior to Financial Closing, Contractor shall promptly submit a statement to Owner that contains the following information: (i) all Prefunding Third Party Costs incurred since the end of the previous month through the termination date, (ii) all Prefunding Cancellation Costs actually incurred by Contractor, and (iii) Contractor's Internal Costs that are due pursuant to Section 5.01. Such statements shall include separate line items for labor costs and materials costs. Contractor shall submit to Owner appropriate and reasonable documentation to evidence and support the amounts set forth in such invoice. Upon request by Owner, Contractor shall promptly provide additional supporting documentation as reasonably necessary to support Contractor's invoice. Within thirty (30) days after receipt of such statement, provided that Contractor has delivered all Lien waivers requested by Owner in accordance with Section 7.06(c), Owner shall reimburse Contractor for the Total Prefunding Costs actually incurred that remain after the deducting amounts that Owner disputes as not being due and owing. After December 20th, assuming the Contractor has received a Notice to Proceed as provided herein, Contractor shall be paid on a monthly basis for all third party costs incurred even if Financial Closing does not ultimately occur.

     Section 7.03. Financial Closing Payment. At least three (3) Business Days prior to the Financial Closing Date, Contractor may submit to Owner a Request For Payment reflecting (a) all Pre-funding Third Party Costs actually incurred; (b) each Milestone completed prior to Financial Closing; and (c) all internal costs incurred prior to December 20, 1998 less amounts paid, if any, and all unpaid internal costs incurred after December 20, 1998 and prior to Financial Closing if, in any event, Contractor received written notice to continue work after December 20, 1998 and prior to Financial Closing (separating materials and labor) for each Milestone (other than Turbine Vendor Milestones) completed prior to the Financial Closing Date. At Financial Closing (and only at Financial Closing), provided that Contractor has delivered all Lien waivers requested by Owner in accordance with Section 7.06(c), the duly executed Parent Guaranty and all other documents reasonably required by the Financing Parties, Owner shall pay to Contractor the amount that remains after the deducting from the Milestone Payments requested any amounts that Owner disputes as not being due and owing.

     Section 7.04. Post Financial Closing. Commencing after the Financial Closing Date, prior to the tenth (10th) day of each month following any month in which the Contractor achieves completion of a Milestone, Contractor may submit to Owner a Request For Payment (separating materials and labor) for each Milestone completed during the previous month. Each Request For Payment shall be accompanied by a Milestone Achievement Certificate, duly executed by the Contractor Project Manager, and a Milestone Payment Certification duly executed by the Contractor Site Manager and Owners representative (if approved), for each Milestone completed. Within thirty (30) days after its receipt of a Request For Payment, provided that Contractor has delivered all Lien waivers requested by Owner in accordance with Section 7.06(c), Owner shall pay to Contractor the amount that remains after the deduction from the Milestone Payment requested of the following amounts: (i) any portion thereof that Owner disputes as not being due and owing, (ii) any overpayment made by Owner for any previous period, and (iii) any Schedule Liquidated Damages and Performance Liquidated Damages (including interest thereon) payable by Contractor.

     Section 7.05.  General Provisions Payments.

     (a) If applicable, any payment by Owner shall be accompanied by a notice to Contractor specifying the amount of each deduction and setting forth the reason(s) why the deduction is justified. If any such amount deducted from the requested amount is subsequently determined, by agreement of the Parties or by arbitration pursuant to Article XVII, to have been unjustifiably so deducted, Contractor shall be entitled to payment of such amount, plus interest thereon at the Reference Rate from the date that such amount should have been paid until the date of such payment. Pending the resolution of any disputed Milestone Payment or invoice submitted hereunder, Contractor shall continue performance of the Work.

     (b) Failure or forbearance on the part of Owner in withholding any amounts due under a Milestone Payment or invoice shall not be construed as accepting or acquiescing to any disputed claims. In addition, the making of any Milestone Payment by Owner shall not constitute an admission by it that the Work covered by such payment (or any Work previously performed) is satisfactory or timely performed, and Owner shall have the same right to challenge the satisfactoriness and timeliness of such Work as if it had not made such payment. If, after any such payment has been made, it is subsequently determined that Contractor was not entitled to all or a portion of any such payment, Contractor shall promptly refund all or a portion of such payment to Owner with interest thereon at the Reference Rate from the date that Contractor received such payment to the date of refund.

     (c) Notwithstanding any other provision to the contrary contained herein, Owner shall have no obligation to make payments to Contractor hereunder at any time when Contractor is in breach of this Agreement. Owner shall release payments withheld pursuant to this Section 7.05(c) when Contractor cures all such breaches to the satisfaction of Owner.

     (d) Each payment made pursuant to this Article shall be paid directly to Contractor. Such payment shall be wire-transferred to an account or accounts designated by Contractor in its Request For Payment.

     Section 7.06.  Financing Parties' Requirements and Lien Waivers.

     (a) Contractor acknowledges that Owner will borrow certain funds from the Financing Parties for the construction of the Plant and that, as a condition to making loans to Owner, the Financing Parties may from time to time require certain documents from Contractor and its Subcontractors and Vendors. In connection therewith, Contractor agrees to furnish to the Financing Parties, and to use its best efforts to cause its Subcontractors and Vendors to furnish to the Financing Parties, such written information, certificates, copies of invoices and receipts, lien waivers (upon payment), affidavits and other like documents as the Financing Parties may reasonably request. Upon the request of the Financing Parties, as a condition precedent to Financial Closing, Contractor shall state in writing whether or not it is satisfied with Owner's performance to that date.

     (b) Contractor shall promptly execute any additional documentation as may be reasonably requested by the Financing Parties, including, but not limited to, documents evidencing Contractor's consent to assignment of this Agreement as a security to the Financing Parties or otherwise upon the occurrence of events specified in such documents and any reasonable modifications to this Agreement.

     (c) As a condition precedent to the making of any payment hereunder, Owner shall require that Contractor and each of its Substantial
Subcontractors and Substantial Vendors provide Owner with a certificate (in substantially the form as Exhibit H and Exhibit H-1 attached hereto) stating that all amounts due to Contractor and its Subcontractors and Vendors have been paid. Contractor shall provide such certificates simultaneously with each application for payment.

     (d) Contractor hereby subordinates any Liens to which it may be entitled under Applicable Law or under the provisions of this Agreement to any Lien granted in favor of the Financing Parties, whether such Lien in favor of Financing Parties is created, attached or perfected prior to or after the Lien in favor of Contractor. In addition, Contractor shall submit proof satisfactory to Owner that it has included in each contract entered into by it with a Subcontractor or Vendor a requirement that any Lien to which such Subcontractor or Vendor may be entitled to thereunder or by Applicable Law shall be subordinate and inferior to any Lien granted in favor of the Financing Parties, whether such Lien in favor of Financing Parties is created, attached or perfected prior to or after the Lien in favor of such Subcontractor or Vendor.

     (e) In the event of Owner's default under this Agreement, the Financing Parties shall have the right to cure Owner's default and, in such event, Contractor's duties and obligations under this Agreement shall be unaffected. In that regard, the Financing Parties shall have (i) thirty
(30) days from the date notice of default is delivered to the Financing Parties to cure such default if such default is the failure to pay amounts to Contractor which are due and payable under the Contract or (ii) not less than forty-five (45) days to cure such default if the breach or default cannot be cured by the payment of money to Contractor so long as the Financing Parties or their designee shall have commenced to cure the default within such forty-five (45) day period and thereafter diligently pursues such cure to completion and continues to perform any monetary obligations under the Contract and all other obligations under the Contract are performed by Owner or the Financing Parties. If possession of the Project is necessary to cure such breach or default, and the Financing Parties declare Owner in default and commence foreclosure proceedings, the Financing Parties will be allowed a reasonable period to complete such proceedings. If the Financing Parties are prohibited by any court order or proceedings from curing the default or from commencing or prosecuting foreclosure proceedings, the foregoing time periods shall be extended by the period of such prohibition. Contractor further agrees to perform its obligations hereunder for the benefit of the Financing Parties in the event of Owner's default under this Agreement or under the Financing Documents, provided that the Financing Parties (or its assignee) shall have cured all defaults of Owner's obligations hereunder and shall have paid all amounts then due, including costs to cure. In such event, the Financing Parties (or its assignee) shall have the rights and obligations of Owner under this Agreement; provided the Financing Parties shall have no personal liability to Contractor for the performance of such obligations, and the sole recourse of Contractor in seeking the enforcement of such obligations shall be to such parties' interest in the Project.

                                 ARTICLE VIII
                     TITLE, RISK OF LOSS AND POSSESSION

     Section 8.01. Clear Title. Contractor warrants and guarantees that legal title to and the ownership of the Work including, without limitation, all Equipment, intellectual property (i.e. patents, licenses, methods, processes, trade secrets, know how, etc.), Drawings, Final Plans, operation and maintenance manuals and any operating spare parts purchased by Contractor on behalf of Owner at Owner's request in connection with the construction, operation and maintenance of each Phase shall pass to Owner, free and clear of any and all Liens on the earlier of the Commercial Operation Date for each Phase or upon the termination of this Agreement.

     Section 8.02. Risk of Loss. For each Phase, from date hereof until the Commercial Operation Date for such Phase, Contractor hereby assumes the risk of loss for the Phase and the Work related thereto including: (a) any Equipment for such Phase whether on or off the Job Site, (b) all other Work for such Phase completed on or off the Job Site and (c) all Work for such Phase in progress. All Equipment not yet incorporated into the Plant shall be stored in secured areas. Contractor shall bear the responsibility of preserving, safeguarding, and maintaining such Equipment and any other completed Work and Work in progress (including spare parts provided by Owner). If any loss, damage, theft or destruction occurs to the Phase or Work related thereto, on or off the Job Site for which Contractor has so assumed the risk of loss, Contractor shall, at its cost, promptly repair or replace the property affected thereby, provided however, Contractor shall not be required to repair or replace, unless Owner makes the proceeds of insurance available. Following the transfer of clear title to Owner as stated above in Section 8.01, risk of loss for the Phase and related Work shall pass to Owner (excluding the Contractor Equipment and other items to be removed by Contractor, which shall remain the responsibility of Contractor). From and after the date of the transfer of the care, custody, and control of the Facility or portion thereof (a) Owner shall assume all risk of physical loss or damage thereto, and all responsibility for compliance by the Plant or portion thereof, with applicable safety and environmental laws, and all other applicable laws and (b) Owner shall, and does hereby, release Contractor from, and Owner will and shall cause insurers to waive Rights of Subrogation against Contractor and its vendors and subcontractors for loss or damage to the Plant which may thereafter occur; provided, however, Contractor shall continue to be responsible through Final Acceptance for claims, physical loss or damage to the work to the extent resulting from Contractor's negligent acts or omissions, and/or failure to comply with contractual requirements.

     Section 8.03. Possession of Phases Following Commercial Operation. Unless Owner has earlier taken possession and control of the Plant and the Work pursuant to the terms hereof, Owner shall take possession and control of each Phase and the related Work on the Commercial Operation Date for each Phase. Contractor shall thereafter use all reasonable efforts to minimize interference with Owner's operation of such Phase while completing the Work under this Agreement.

                                 ARTICLE IX
                                 INSURANCE

     Section 9.01.  Contractor Insurance Policies.   Prior to commencing
the Work and continuing through the Final Acceptance Date, Contractor shall obtain and maintain in force insurance policies satisfying the requirements of this Article IX providing the following coverages:

                                             Amount of Coverage
Type of Coverages                            of Insurance Policy

Worker's Compensation                       Statutory
that complies with the laws of
the State of Texas and such other
jurisdictions as may be applicable
to its operations

Employer's Liability                        $500,000
Insurance including Occupational
Disease

Comprehensive or Commercial General         $1,000,000 Each Occurrence;
Liability insurance shall be on a           $2,000,000 General Aggregate
broan occurrence basis for all locations    (Other than Products/Completed
for this, Project including, but not        Ops.) $1,000,000 Aggregate for
limited to coverage for demolition of       Products/Completed Operations
any building, or structure, collapse,       $1,000,000 Personal Injury
blasting excavation below surface of
the ground, broad form contractual
liability covering property damages
and personal injury.  The policy shall
provide for complete operations coverage for a period of two (2) years following
Final Acceptance

Comprehensive Automobile                   $1,000,000 Combined Single Limit
Liability, on an occurrence basis
including coverage for all owned,
leased, hired or non-owned
automotive equipment

Umbrella Excess Liability to be
provided on a form following basis         $35,000,000 Each Occurrence/
                                                 Aggregate


       Section 9.02.     Form of Contractor Insurance Policies.

     (a)  Each Contractor's Insurance Policy shall be written on an
occurrence basis.   Subject to the limits and coverages specified in
Section 9.01, Contractor shall name Owner, designated Affiliates of Owner and the Financing Parties (including their respective officers, directors and employees) as additional insureds on Contractor's liability policies as required to be carried by Contractor by the provisions of Section 9.01 of this Agreement for liabilities of Contractor under this Agreement. Each insurance policy shall provide, either in its printed text or by endorsement, (a) that it shall be primary with respect to the interest of Owner, designated Affiliates of Owner and the Financing Parties (including their respective officers, directors and employees) and that any other insurance maintained by Owner, designated Affiliates of Owner or the Financing Parties is in excess and not contributory to the Contractor Insurance Policies in all instances regardless of any like insurance coverage that Owner, designated Affiliates of Owner and the Financing Parties may have.

     (b) Contractor shall require the issuers of the Comprehensive or Commercial General Liability Insurance, Comprehensive Automobile Liability and Umbrella Excess Liability Insurance to amend such Contractor Insurance Policy to: (i) include Owner, designated Affiliates of Owner and the Financing Parties and their respective directors, officers and employees as additional insureds, (ii) include a waiver of all rights of subrogation against the Financing Parties, Owner and designated Affiliates of Owner and their respective directors, officers and employees, (iii) contain a severability of interest provision, (iv) provide that aggregate limits, if any, apply separately to each of the Contractor's jobs or projects; (v) provide that none of the Financing Parties, Owner or designated Affiliates of Owner or their respective directors, officers or employees shall be liable for the payment of premiums under such policy, (vi) provide that complete copies of all inspection or other reports required or performed for the insurer shall be provided to both Owner and the Financing Parties within thirty (30) days of delivery to Contractor, (vii) provide that Owner and the Financing Parties must be given at least sixty (60) days' prior written notice (and Contractor will use all reasonable efforts to require ninety (90) days' prior written notice) of any change in, non-renewal or cancellation of such coverages that are initiated by insurer, and (viii) provide that Owner and the Financing Parties must be given at least sixty
(60) days' prior written notice (and Contractor will use all reasonable efforts to require ninety (90) days' prior written notice) of any change in, non-renewal or cancellation of such coverages that are initiated by Contractor.

     (c) Contractor shall require the insurers of the Workers' Compensation Insurance to amend such policy to: (i) include a waiver of all rights of subrogation against the Financing Parties, Owner, designated Affiliates of Owner and their respective directors, officers and employees;
(ii) provide that none of the Financing Parties, Owner, designated Affiliates of Owner or their respective directors, officers and employees shall be liable for the payment of the premium under such policy; (iii) provide that complete copies of all inspection or other reports required or performed for the insurer shall be provided to both Owner and the Financing Parties within thirty (30) days of delivery to the Contractor; (iv) provide that Owner and the Financing Parties must be given at least sixty (60) days' written notice (and Contractor shall use all reasonable efforts to require ninety (90) days' prior written notice) of any change in, non-renewal or cancellation of such coverage that is initiated by the insurer; and (v) provide that Owner and the Financing Parties must be given at least sixty (60) days' prior written notice (and Contractor will use all reasonable efforts to require ninety (90) days' prior written notice) of any change in, non-renewal and cancellation of such coverage that is initiated by Contractor.

     Section 9.03. Qualified Insurers. All Contractor Insurance Policies shall be written by insurers reasonably acceptable to Owner and the Financing Parties and that are rated ["A-"] or higher by A.M. Best's Key Rating Guide (a "Qualified Insurer").

     Section 9.04. Certificates of Insurance. Contractor shall require all insurers under the Contractor Insurance Policies to provide the Financing Parties, Owner and such other interested Persons as may be designated by Owner with certificates of insurance, in form and substance acceptable to the Financing Parties and Owner, evidencing and describing the insurance policies and endorsements maintained hereunder upon commencement of the Work, or upon issuance of such policies, if earlier, and on each issuance anniversary while such insurance is in effect.

     Section 9.05. Inspection of Contractor's Insurance Policies. In respect of all Contractor Insurance Policies, Contractor shall, when so requested by Owner, produce the Contractor's policies of insurance and confirmation of premium payment for such policies. If policies have not been secured on a project specific basis, Contractor may delete proprietary information not relevant to the Contractor/Owner project prior to transmission.

     Section 9.06. Subcontractors' Insurance. Before permitting any of its Subcontractors to perform any Work at the Job Site, Contractor shall obtain a certificate of insurance from each such Subcontractor evidencing that such Subcontractor has obtained the insurance required of Subcontractors by Contractor and in the case of Substantial Subcontractors, as required by Owner. All policies of Subcontractors shall include a waiver of any right of subrogation of the insurers thereunder against Owner, the Financing Parties and Contractor, and any right of the insurers to set-off or counterclaim, offset or any other deduction, whether by attachment or otherwise, in respect of any liability or any such Person insured under such policy. Policies provided by Substantial Subcontractor shall be in amounts and upon conditions as are customarily and normally provided in the power generation industry.

     Section 9.07. Remedy on Failure to Insure. If Contractor shall fail to obtain and keep in force the Contractor Insurance Policies, Owner may, without limiting any other remedy it may have, obtain and keep in force any such insurance and pay such premium or premiums as may be necessary for that purpose and recover from Contractor whether by way of deduction, offset or otherwise the cost of obtaining and maintaining such insurance.

     Section 9.08. Management of Insurance Policies. Except as directed by Owner, Contractor shall be responsible for managing and administering all Contractor Insurance Policies, including the filing of all claims and the taking of all necessary and proper steps to collect any proceeds on behalf of the relevant insured Person. Contractor shall at all times keep Owner informed of the filing and progress of any claim. If Contractor shall fail to perform these responsibilities, Owner may take such action as it determines appropriate under the circumstances. In the event Contractor collects proceeds on behalf of other Persons, it shall ensure that these are paid directly from the insurers to the relevant Person and, in the event that it receives any such proceeds, it shall, unless otherwise directed by Owner, pay such proceed to such Party forthwith and prior thereto, hold the same in trust for the recipient.

     Section 9.09. Owner Insurance Policies. Prior to the Initial Site Mobilization by Contractor and continuing through the Final Acceptance Date, Owner shall obtain and maintain in force an All Risk Installation and Builder's Risk Insurance Policy (the "Builder's Risk Policy") in an amount at least equal to the full replacement value of the Project. A certificate of insurance evidencing the Builder's Risk Insurance coverage and, if applicable, the Delay in Start-Up insurance shall be furnished to Contractor prior to Initial Site Mobilization by Contractor. Contractor and its Subcontractors shall be named as additional insureds thereunder only as their respective interests may appear. The Builder's Risk Policy shall contain the following terms: an amount equal to the full replacement value of the Work for "all risks" of physical loss or damage except as hereinafter provided, including coverage for earth movement, flood, boiler and machinery, transit and off-site storage accident exposure, start-up and testing coverage until the Final Acceptance Date, but excluding the Contractor Equipment and personal property. The Builder's Risk Policy may contain separate sub-limits and deductibles subject to insurance company underwriting guidelines. The Builder's Risk Policy will be maintained in accordance with terms currently available in the insurance market for the construction of electric generating facilities. Subject to insurance company underwriting and approval, Delay in Start-Up insurance shall be provided and maintained by Owner in an amount covering a period of indemnity equal to twelve (12) months. Such Delay in Start-Up insurance shall only apply in the event of physical loss or damage to the Work caused by an insured peril under the Builder's Risk Policy. In the event a loss is sustained under the Builder's Risk Policy, such loss will be adjusted by Owner and/or the Financing Parties with the insurance companies.
Contractor will assist the Owner and the Financing Parties in the adjustment of losses. Contractor shall replace or repair any loss or damage (so long as Contractor is compensated therefor from any proceeds received as a result of such loss) and complete the Work in accordance with this Agreement. The Owner and the Contractor agree to waive all rights of recovery against each other for damages caused by fire and/or other perils to the extent covered by the Builder's Risk Policy.

     Section 9.10. Contractor's Assistance. Contractor shall cooperate with Owner in obtaining and maintaining the insurance policies of Owner and shall provide all Drawings, Final Plans, certificates and other information that Owner or its insurers may reasonably require. Contractor shall with all due diligence comply with the conditions of Owner's insurance polices and all reasonable requirements of the insurers in connection with the settlement of claims, the recovery of losses and the prevention of accidents and shall bear at its own cost the consequences of any failure to do so.

     Section 9.11. No Limitation on Liability. Nothing in this Article IX shall be deemed to limit Contractor's liability under this Agreement to the insurance coverages required by this Article. Except for the coverage limits of liability for insurance companies set forth in Section 9.01, no limitation of liability provided to Contractor under this Agreement is intended nor shall run to the benefit of any insurance company or in any way prejudice, alter, diminish, abridge or reduce, in any respect, the amount of proceeds of insurance otherwise payable to Owner or the Financing Parties under coverage required to be carried by Contractor under this Agreement, it being the intent of the Parties that the full amount of insurance coverage bargained for be actually available notwithstanding any limitation of liability contained in this Agreement, if any.

                                 ARTICLE X
                 SYCHRONIZATION, TESTS AND FINAL ACCEPTANCE

     Section 10.01. General.

     (a) All start-up, synchronization, operation and testing conducted by Contractor shall be in accordance with this Agreement, applicable manufacturers' instructions and warranty requirements, Applicable Laws, Applicable Permits, Prudent Utility Practices and any and all applicable rules as agreed to by Owner and Contractor. Contractor shall provide Owner with at least thirty (30) days advance written notice of the first test of each Phase that involves delivering energy to the Grid. In addition, no test of the Plant or any Phase that delivers electrical output shall be conducted unless Contractor gives prior written notice thereof as provided in the following paragraph (b). Owner, Financing Parties, Utility and the Facilities Engineer and their respective authorized representatives shall have the right to inspect the Work and to be present during the start-up, synchronization, operation and testing of each Phase pursuant to this
Article X.

     (b) Prior to performing any Test, Contractor shall deliver to Owner, the Financing Parties and the Facilities Engineer a written notice of such Test (a "Test Notice") and specifying a date for commencement of any or all of the Tests for such Phase. Contractor shall coordinate the scheduling of any Guaranteed Performance Test with the dispatch schedule for the Plant or the Phase, as applicable, so as not to interfere with Owner's or its Affiliates' obligations with respect thereto. Contractor shall deliver a Test Notice at least ten (10) Business Days prior to the commencement of any Test. If Owner, within five (5) Business Days after its receipt of such Test Notice, delivers to Contractor a written notice (i) denying that the prerequisites for performing such Test have been completed and (ii) stating the facts upon which such reasonable denial is based, then upon receipt of such notice, Contractor shall take such action as is appropriate to remedy the conditions described in such notice from Owner. Following any such remedial action, Contractor may deliver to Owner, the Financing Parties and the Facilities Engineer a new Test Notice conforming to the requirements of this paragraph (b), and the provisions of this paragraph
(b) shall apply with respect to such new Test Notice in the same manner as they applied with respect to the original Test Notice. The foregoing procedure shall be repeated as often as necessary until Owner no longer rejects the Test Notice; provided, however, if the Contractor is required to notify following receipt of Owner's written notice in which Owner denies that the prerequisites for performing a task have been completed, such renotification may be given within five (5) business days of such notice by Owner, and Owner shall have three (3) business days following the receipt of such resubmitted notice to file written objections above. Contractor shall reschedule Tests as reasonably requested by Owner to accommodate the schedules of Persons whom the Owner deems necessary to attend the Tests. Contractor shall promptly notify each of Owner, the Financing Parties and the Facilities Engineer of any proposed change in the schedule of Tests and may not conduct any Test under such proposed changed schedule unless Owner, the Financing Parties and the Facilities Engineer receive reasonable advance notice of the actual date of commencement of such rescheduled Test. Owner shall be responsible for notifying the Utility and any Person other than the Utility, Financing Parties and the Facilities Engineer for witnessing Tests.

     Section 10.02. Synchronization. Together with the notice of the Scheduled Synchronization Date, Contractor shall provide Owner and Utility a start-up and test schedule for the applicable Phase and copies of all manufacturers' specifications, schedules of protection schemes, and protection relay settings. Contractor shall promptly give Owner and Utility notice of any expected change in the Scheduled Synchronization Date or other information provided with the notice as described above (or any modifications thereto); provided that Contractor shall provide at least ten
(10) days prior written notice of the actual synchronization date. The Contractor shall perform the synchronization procedures in accordance with the Scope of Work and Utility's requirements. Utility and its authorized representatives shall have the right to be present during the synchronization.

     Section 10.03. Minimum Performance Tests. After a Phase (a) has achieved Mechanical Completion, as determined by Contractor and approved by Owner, (b) has been synchronized with the Grid in accordance with the Scope of Work and Utility's requirements, (c) is capable of being operated safely, normally and continuously in accordance with the requirements of this Agreement at all operating conditions and modes specified in the Scope of Work (although minor portions of such Phase not essential to its safe continuous and reliable operation may remain to be completed), and (d) is ready for the Minimum Performance Tests to be performed in accordance with this Agreement, Contractor shall conduct the Minimum Performance Tests for such Phase in accordance with the terms of this Agreement, including the Scope of Work, after complying with the notice provisions of Section 10.01(b). If a Phase fails all or any part of a Minimum Performance Test as determined in accordance with the Scope of Work and Section 11.09(a), Contractor shall take appropriate corrective action and the Minimum Performance Test shall be performed again. If the Phase fails all or any part of the retest, Contractor shall take appropriate corrective action and the Minimum Performance Test shall be repeated. Subject to the terms and conditions contained herein, so long as Contractor is paying when due Schedule Liquidated Damages (if applicable), Contractor may repeat the Minimum Performance Test as it determines necessary prior to termination of this Agreement. Contractor shall provide a written report of the results of each Minimum Performance Test to Owner, the Facilities Engineer and the Financing Parties.

     Section 10.04. Guaranteed Performance Tests.

     (a) After each Phase has achieved the Minimum Performance Levels necessary for Commercial Operation as determined pursuant to Section 11.09(a), and the Phase is capable of being operated safely, normally and continuously in accordance with the requirements of this Agreement at all operating levels specified in the Scope of Work (although minor portions of such Phase not essential to its safe continuous and reliable operation may remain to be completed), and after complying with the notice provisions of
Section 10.01(b), Contractor shall conduct the Guaranteed Performance Tests for such Phase in accordance with the terms of this Agreement, including the Scope of Work. If the Phase fails all or any part of a Guaranteed Performance Test as determined in accordance with the Scope of Work and
Section 11.09(b), Contractor shall take appropriate corrective action and the Guaranteed Performance Test shall be performed again. If the Phase fails all or any part of the retest, Contractor shall take appropriate corrective action and the Guaranteed Performance Test shall be repeated. Subject to the terms and conditions contained herein, so long as Contractor is paying when due Schedule Liquidated Damages (if applicable), Contractor may repeat the Guaranteed Performance Test for a Phase as it determines necessary until one hundred eighty (180) days after the Commercial Operation Date for such Phase or the earlier termination of this Agreement. Contractor shall provide a written report of the results of each Guaranteed Performance Test to Owner, the Facilities Engineer and the Financing Parties.

     (b) If the results of additional Guaranteed Performance Tests continue to demonstrate that the Plant fails to meet the Guaranteed Performance Levels and all other requirements for Final Acceptance have been met, at any time after the Phase II Guaranteed Commercial Operation Date and prior to termination of this Agreement, the Contractor may, at its discretion, submit a notice to Owner of Final Acceptance in accordance with
Section 10.07 and pay the applicable damages pursuant to Section 11.05. Providing that Guaranteed Performance Tests demonstrate that the Plant continues to achieve Minimum Performance Levels necessary for Commercial Operation and for Final Acceptance as determined pursuant to this Agreement, if Contractor elects to accept liquidated damages for certain performance guarantees pursuant to Section 11.05 in lieu of achieving Guaranteed Performance Levels, Contractor may submit proposed Final Acceptance Certificate in accordance with Section 10.07 no later than 180 days after the Phase II Guaranteed Commercial Operation Date and pay the applicable liquidated damages. The parties understand and agree that the Contrator's obligations to achieve Guaranteed Performance Levels with respect to emissions and noise (see Sections 11.04(c) and 11.04(d)) are absolute obligations which must be achieved no later than 180 days after the Phase II Guaranteed Commercial Operation Date.

     Section 10.05. Punch List.

     (a) During the Performance of the Work, Contractor shall maintain a list setting forth parts of the Work which remain to be performed in order to confirm that the Work fully complies with the terms of this Agreement. Contractor shall promptly provide a copy of such list to Owner upon request.

     (b) No later than fourteen (14) days after the Phase I Commercial Operation Date, Contractor shall prepare and submit to Owner a comprehensive list (the "Punch List") of items to be completed for such Phase to reach Final Acceptance. Contractor shall make such revisions to the Punch List as and when requested by Owner from time to time; provided that Contractor shall not be obligated to include any items on the Punch List that directly relate to any Phase I Equipment for which Owner has taken operational care, custody and control if such items were submitted by Owner more than the later of (i) twenty-one (21) days after the Phase I Commercial Operation Date or (ii) seven (7) days after receipt of the Punch List from Contractor pursuant to this paragraph (b).

     (c) No later than seven (7) days after the Phase II Commercial Operation Date, Contractor shall submit to Owner a revised Punch List including all items to be completed to reach Final Acceptance. Contractor shall make such revisions to the Punch List as and when requested by Owner from time to time; provided that Contractor shall not be obligated to include any items on the Punch List that directly relate to any Phase II Equipment for which Owner has taken operational care, custody and control if such items were submitted more than the later of (i) fourteen (14) days after the Phase II Commercial Operation Date or (ii) seven (7) days after receipt of the Punch List from Contractor pursuant to this paragraph (c).

     (d) Upon request of Owner, Contractor shall promptly estimate the reasonable commercial value of all items on the punch list that have not been completed. The Parties agree that with respect to punch list items that remain uncompleted and which are preventing Final Acceptance, it may be more expedient for Owner to complete such punch list items, as its election and option. If the Parties are able to agree upon the commercial value of all items on the punch list, and the Owner so elects, at its sole discretion, the Owner may, in lieu of requiring the Contractor to complete the punch list items, require the Contractor to pay to Owner an amount equal to 150% of the commercial value of the remaining punch list items as agreed upon by the Owner. Owner shall have the right to offset such amount owed by Contractor against any amounts owed by Owner to Contractor at Final Acceptance, or otherwise under this Agreement.

     Section 10.06. Commercial Operation.

     (a)  After completing the Minimum Performance Tests in accordance with
Section 10.03, when the Contractor determines that all of the requirements for Commercial Operation for a Phase have been completed, Contractor shall provide written notice thereof to Owner, the Financing Parties and the Facilities Engineer. Except as provided in Section 10.06(b), the date specified by Contractor on which Phase I Commercial Operation or Phase II Commercial Operation was achieved in its notice to Owner of Commercial Operation shall be the "Phase I Commercial Operation Date" or the "Phase II Commercial Operation Date", respectively.

     (b) Within three (3) Business Days following receipt by Owner of such notice of Commercial Operation, Owner shall notify Contractor in writing whether or not Owner and the Facilities Engineer believe that Contractor has fulfilled the requirements of Phase I Commercial Operation or Phase II Commercial Operation, as applicable. If Owner and the Facilities Engineer determine that Contractor has not fulfilled such requirements for Commercial Operation, Owner shall specify in such notice to Contractor in reasonable detail the reasons for determining that the requirements for Commercial Operation have not been met. Contractor shall promptly act to correct such deficiencies so as to achieve Commercial Operation for the applicable Phase as soon as possible (and no later than by the applicable Guaranteed Commercial Operation Date if such date has not already passed). Following any such remedial action, Contractor shall deliver to Owner and the Facilities Engineer a new notice of Commercial Operation and the provisions of this Section 10.06(b) shall apply with respect to such new Commercial Operation notice in the same manner as they applied to the original Commercial Operation notice. The foregoing procedure shall be repeated as often as necessary, so long as Contractor is paying when due Schedule Liquidated Damages (if applicable), until the earlier of (i) Owner and the Facilities Engineer no longer reject Contractor's Commercial Operation notice and Owner provides its own notice to Contractor that Commercial Operation has been achieved, or (ii) termination of this Agreement. The date specified by Owner and the Facilities Engineer on which the Phase I Commercial Operation or Phase II Commercial Operation, as applicable, was achieved in its notice to Contractor of Commercial Operation shall be the "Phase I Commercial Operation Date" or "Phase II Commercial Operation Date", respectively.

     (c) If Contractor fails to achieve Phase I Commercial Operation by the Phase I Guaranteed Commercial Operation Date, and/or Phase II Commercial Operation by the Phase II Guaranteed Commercial Operation Date, Contractor shall pay to Owner the Schedule Liquidated Damages pursuant to
Article XI. Payment of such damages shall not relieve Contractor from its obligations hereunder to achieve Commercial Operation for each Phase and Final Acceptance.

     Section 10.07. Final Acceptance of the Plant. After achieving Commercial Operation for each Phase in accordance with Section 10.06, when the Contractor determines that all of the requirements for Final Acceptance have been completed (other than execution of the Final Acceptance Certificate by Owner), or when the Contractor has elected to or is required to pursuant to Section 10.04(b), Contractor shall submit a proposed Final Acceptance Certificate, in substantially the form attached hereto as Exhibit G, to Owner and the Facilities Engineer. As soon thereafter as reasonably practicable, a team consisting of representatives of Owner, the Financing Parties, the Facilities Engineer and Contractor shall make a final inspection of the Plant. Within ten (10) Business Days following such final inspection, Owner, with the consent of the Financing Parties, shall notify Contractor in writing whether such Persons believe that Contractor has fulfilled the requirements of this Agreement to reach Final Acceptance (other than execution of the Final Acceptance Certificate by Owner). If Owner and the Financing Parties determine that such requirements have been fulfilled, Owner will execute the proposed Final Acceptance Certificate. If Owner and the Financing Parties determine in good faith that, notwithstanding Contractor's delivery of the proposed Final Acceptance Certificate, the requirements for Final Acceptance have not been fulfilled, then Owner shall deliver a written notice to such effect to Contractor describing in reasonable detail the deficiencies noted and corrective action recommended, including projected target dates for the completion of such incomplete or remedial Work. Contractor shall promptly act to correct any such deficiencies. The procedure set forth in this
Section 10.07(a) shall be repeated as necessary, so long as Contractor is paying when due Schedule Liquidated Damages (if applicable), until the earlier of (i) Owner and the Financing Parties no longer reject Contractor's proposed Final Acceptance Certificate and Owner executes such certificate or (ii) termination of this Agreement.

                                ARTICLE XI
                          CONTRACTOR GUARANTEES

     Section 11.01. Completion Guarantee.

     (a) Contractor hereby guarantees that Phase I Commercial Operation will occur no later than the Phase I Guaranteed Commercial Operation Date, and Phase II Commercial Operation will occur no later than the Phase II Guaranteed Commercial Operation Date.

     (b) In the event that Phase I Commercial Operation occurs after the Phase I Guaranteed Commercial Operation Date but prior to December 1, 2000 or, Phase II Commercial Operation occurs after the Phase II Guaranteed Commercial Operation Date and Contractor is able to achieve Commercial Operation within one hundred fifty (150) days after the Phase II Guaranteed Commercial Operation Date, Owner shall be relegated as its sole remedy to the assessment of Schedule Liquidated Damages provided for in Section
11.02. Provided the Contractor has not otherwise materially breached the Agreement, is paying the assessed Schedule Liquidated Damages, and schedule progress appears to the Owner and Independent Engineer to be sufficient to achieve Phase I Commercial Operation by December 1, 2000, and Phase II Commercial Operation within one hundred fifty (150) days of the Phase II Guaranteed Commercial Operation Date, the failure to achieve Commercial Operation by the applicable Guaranteed Commercial Operation Date shall not be considered an event of default under this Agreement.

     (c) If and in the event the Contractor fails to achieve Phase I Commercial Operation prior to December 1, 2000 or Phase II Commercial Operation within one hundred fifty (150) days of the Phase II Guaranteed Commercial Date, then, in that event, the Contractor shall be considered in default, and may be terminated as provided for in Article XV of this Agreement.

     (d) If and in the event Phase I Commercial Operation has not occurred by December 1, 2000, or Phase II Commercial Operation has not occurred within one hundred fifty (150) days after the Phase II Guaranteed Commercial Operation Date, and if in such event the Schedule Liquidated Damages have not been exhausted, and Contractor is permitted to continue performance, Owner's damage for delay will remain limited by liquidated damages and those damages will be assessed on a day-by-day basis as before.

     Section 11.02. Schedule Liquidated Damages.

     (a) Owner and Contractor acknowledge and agree that any failure to achieve Commercial Operation for each Phase by the applicable Guaranteed Commercial Operation Date will directly cause substantial damage to Owner, which damage cannot be ascertained with reasonable certainty. Accordingly, if Contractor shall fail to achieve Commercial Operation for either Phase by the applicable Guaranteed Commercial Operation Date, subject to Section 11.07(c), it shall pay to Owner, as liquidated damages, the following amounts (collectively, the "Schedule Liquidated Damages"):

          (i) for Phase I, an amount equal to [ ] for each day (or portion thereof) that Phase I Commercial Operation is delayed beyond the Phase I Guaranteed Commercial Operation Date, commencing with the first day following the Phase I Guaranteed Commercial Operation Date through and including the thirtieth (30th) day. After the thirtieth
     (30th) day, Contractor will pay an amount equal to [   ] for each
     day through and including the Phase I Commercial Operation Date; and

          (ii) for Phase II, an amount equal to [   ] for each day (or
     portion thereof) that Phase II Commercial Operation is delayed beyond the Phase II Guaranteed Commercial Operation Date, commencing with the first day following the Phase II Guaranteed Commercial Operation Date through and including the sixtieth (60th) day. After the sixtieth
     (60th) day, Contractor will pay an amount equal to [ ] for each day through and including the Phase II Commercial Operation Date.

     (b) It is understood and agreed between the Parties that the terms, conditions and amounts fixed pursuant to this Article XI as liquidated damages for failure to achieve Commercial Operation for each Phase by the applicable Guaranteed Commercial Operation Date are reasonable, considering the damages that Owner would sustain in such event, and that these amounts are agreed upon and fixed as liquidated damages because of the difficulty of ascertaining the exact amount of damages that would be sustained as a result of delay in achieving Commercial Operation. Payment of such liquidated damages shall not relieve Contractor of any of its obligations hereunder. Furthermore, the remedy provided in this Section 11.02 is in addition to the remedies provided in Section 11.05 and Articles XII, XV and XVI and elsewhere in this Agreement. Notwithstanding anything contained herein to the contrary, in the event that Contractor has not achieved Commercial Operation for a Phase but has reached its maximum liability hereunder for payment of Schedule Liquidated Damages, Contractor shall be in breach of this Agreement.

     Section 11.03. Early Completion Bonus. In the event Contractor achieves Commercial Operation for either Phase prior to the applicable Guaranteed Commercial Operation Date, then Owner shall pay to Contractor the following amounts (collectively, the "Early Completion Bonus"):

     (a)  for Phase I, a bonus equal to the sum of [   ] for each day
(or portion thereof) that Phase I Commercial Operation is achieved prior to the Phase I Guaranteed Commercial Operation Date, commencing with the first day following the Phase I Commercial Operation Date through and including the Phase I Guaranteed Commercial Operation Date; provided, however, that the amount of the Early Completion Bonus payable by Owner for Phase I shall not exceed [ ]; and

     (b)  for Phase II, a bonus equal to the sum of [   ] for each day
(or portion thereof) that Phase II Commercial Operation is achieved prior to the Phase II Guaranteed Commercial Operation Date, commencing with the first day following the Phase II Commercial Operation Date through and including the Phase II Guaranteed Commercial Operation Date; provided, however, that the amount of the Early Completion Bonus payable by Owner for
Phase II shall not exceed [   ].

No Early Completion Bonus shall be paid for early completion days occurring prior to June 1, 2000 for Phase I and July 1, 2000 for Phase II.
Notwithstanding anything contained herein to the contrary, for purposes of determining the Early Completion Bonus, the applicable Guaranteed
Commercial Operation Date shall not be extended or otherwise altered due to any Force Majeure Events.

     Section 11.04. Performance Guarantees in Excess of Minimum Performance Levels.

     (a) Plant Net Power Output Guarantee. Contractor guarantees to Owner that the Net Power Output of the Plant will be equal to or greater than 1,000,000 kilowatts when corrected to the Guarantee Design Conditions contained in the Scope of Work (the "Plant Net Power Output Guarantee"). The Plant Net Power Output is the sum of the Net Power Output of Phase I as determined by the final Net Capacity and Heat Rate Test for Phase I when corrected to the Guarantee Design Conditions and the Net Power Output of Phase II as determined by the final Net Capacity and Heat Rate Tests for Phase II when corrected to the Guarantee Design Conditions (the "Plant Net Power Output").

     (b) Plant Net Heat Rate Guarantee. Contractor guarantees to Owner that the Net Heat Rate of the Plant will be equal to or less than 7,000 Btu per KwH when firing design basis natural gas and when corrected to the Guarantee Design Conditions (the "Plant Net Heat Rate Guarantee"). The Plant Net Heat Rate is the sum of the Phase I Corrected Fuel Consumption, and Phase II Corrected Fuel Consumption divided by the Plant Net Power Output NKW (the "Plant Net Heat Rate").

     (c) Emissions Guarantee. Contractor guarantees to Owner that the emission of air contaminants into the atmosphere from the Plant shall be equal to or less than the emissions limitations contained in the Applicable Permits (as demonstrated through the use of the air quality sampling criteria and the techniques referenced therein and excluding for purposes of determining compliance with the Applicable Permits all variances and waivers that may be applicable thereto) (the "Emissions Guarantee").

     (d) Noise Guarantee. Contractor guarantees to Owner that the Plant will function at a noise level that does not exceed the lower of (i) 75 dbA at the Property Site boundary or (ii) that required by Applicable Law and Applicable Permits (excluding for purposes of determining compliance with the Applicable Permits all variances and waivers that may be applicable thereto) under the modes of operation as described in the Scope of Work (the "Noise Guarantee").

     Section 11.05. Liquidated Damages for Certain Performance Guarantees.

     (a) Subject to Section 11.07(c), the Parties agree that the liquidated damages for failure to achieve the Guaranteed Performance Levels specified in Sections 11.04(a) and 11.04(b) (as determined pursuant to Section 11.09(b)) are as follows (collectively, the "Performance Liquidated Damages"):

          (i)  Deficiency in Net Power Output.   If the Plant Net Power
     Output is less than ninety-nine percent (99%) of the Plant Net Power Output Guarantee, Contractor shall pay to Owner an amount equal to [ ] multiplied by the difference of ninety-nine (99%) of the Plant Net Power Output Guarantee less the actual Plant Net Power Output (each measured in kW).

          (ii) Failure to Meet Guaranteed Net Heat Rate. If the Plant Net Heat Rate is greater than one hundred two percent (102%) of the Plant Net Heat Rate Guarantee, Contractor shall pay to Owner an amount equal to [ ] multiplied by the difference of the Plant Net Heat Rate less one hundred two percent (102%) of the Plant Net Heat Rate Guarantee (each measured in Btu HHV per kilowatt hour).

     (b) At any time within one hundred fifty (150) days following the Phase II Commercial Operation Date, Contractor, at its option, may elect to pay the liquidated damages set out herein in lieu of achieving the Plant Net Power Output Guarantee and/or Plant Net Heat Rate Guarantee. The 11.04 Emissions Guarantee and Noise Guarantee are absolute requirements, no liquidated damages are applicable thereto, and those guarantees must be met before Final Acceptance. At no time between Commercial Operation and Final Acceptance shall the performance of the Plant fall below Minimum Performance Levels for reasons not due to Owner's operation of the Facility as defined herein. If and in the event the Contractor does not elect to utilize Performa Liquidated Damages, and fails to achieve the Plant Net Power Output Guarantee or Plant Net Heat Rate Guarantee within one hundred eighty (180) days following Phase II Commercial Operation, Contractor shall be in default and Owner shall be entitled to recovery of all actual damages occasioned thereby, and Owner shall be entitled to terminate this Agreement.

     Section 11.06. Performance Bonuses. Subject to the maximum amount of bonuses payable as set forth below, the bonuses for the Contractor achieving performance in excess of the Guaranteed Performance Levels specified in Sections 11.04(a) and 11.04(b) (as determined pursuant to Section 11.09(b)) are as follows (collectively, the "Performance Bonuses"):

     (a) Net Power Output Bonus. If Contractor achieves a Plant Net Power Output in excess of one hundred one percent (101%) of the Plant Net Power
Output Guarantee, Owner shall pay to Contractor an amount equal to [   ]
multiplied by the difference of the Plant Net Power Output of such Phase less one hundred one percent (101%) of the Guaranteed Net Power Output (each measured in kW).

     (b)  Net Heat Rate Bonus.   If Contractor achieves a Plant Net Heat
Rate that is less than ninety-eight percent (98%) of the Guaranteed Net Heat Rate, Owner shall pay to Contractor an amount equal to [ ] multiplied by the difference of ninety-eight percent (98%) of the Guaranteed Net Heat Rate less the Plant Net Heat Rate (each measured in Btu HHV per kilowatt hour).

Notwithstanding anything contained herein to the contrary, the aggregate amount of Performance Bonuses payable by Owner hereunder shall not exceed [ ].

     Section 11.07. Payment of Liquidated Damages.

     (a) Schedule Liquidated Damages, if any, under this Article XI shall accrue on a daily basis for each day (or portion thereof) of delay. Within thirty (30) days after the end of each month during which Schedule Liquidated Damages accrue under this Article XI, Owner shall provide Contractor with a statement of the amount of Schedule Liquidated Damages owed for such month. In addition, after the final Guaranteed Performance Test performed demonstrates that the Plant has failed to achieve any or all of the Guaranteed Performance Levels specified in Sections 11.04(a) and 11.04(b), Owner shall provide Contractor with a statement of the amount of Performance Liquidated Damages owed. Contractor shall pay any Schedule Liquidated Damages and Performance Liquidated Damages pursuant to this
Article XI within ten (10) days after receipt of such statement(s). Any amounts not paid when due shall accrue interest from the due date until paid at the Reference Rate. Owner shall have the right to offset any amounts owing to Owner under this Article against Milestone Payments or other amounts owing to Contractor. In addition, Owner in its sole discretion may, but is not obligated to, collect Schedule Liquidated Damages and/or Performance Liquidated Damages by drawing on the Letter of Credit. Liquidated Damages are the exclusive remedies for delays if and in the event the Plant ultimately achieves Commercial Operation before the amount of Schedule Liquidated Damages are exhausted. Further, provided that Contractor has timely paid Schedule Liquidated Damages, the failure to achieve Commercial Operation prior to one hundred fifty (150) days from the Guaranteed Commercial Operation Date shall not be considered a default and Owner shall not be entitled to terminate and/or assess actual damages during that time frame.

     (b) Except as provided in Section 11.07(c), Contractor's obligation to pay Schedule Liquidated Damages and Performance Liquidated Damages when and as provided in this Article is an absolute and unconditional obligation, and shall not be released, discharged, diminished, or in any way affected by (i) any default by Owner in the performance or observance of any of its obligations hereunder, (ii) the assignment by Owner of this Agreement to the Financing Parties or any other Person, or (iii) any other circumstances, happening, condition or event. Contractor shall pay such liquidated damages without deduction, set-off, reduction or counterclaim.

     (c) Notwithstanding anything contained herein to the contrary, the aggregate amount of Schedule Liquidated Damages and Performance Liquidated Damages payable by Contractor hereunder shall not exceed twenty-five percent (25%) of the Separated Contract Price. Subject to the aggregate amount of liquidated damages referenced above, schedule liquidated damages shall be limited to 15% of the Separated Contract Price and Performance Liquidated Damages shall be limited to 15% of the Separated Contract Price.

     Section 11.08. Payment of Bonuses.

     (a) The aggregate of any Early Completion Bonus and/or Performance Bonus shall be payable to Contractor in two (2) interest-free (until due, owing and unpaid) equal semi-annual payments out of "Disttributable Cash" following Final Acceptance of the Plant. Any amounts not paid hereunder due to the inadequacy of "Distributable Cash" shall be carried over for payment (with interest thereon accruing at the Stipulated Interest Rate) until the next succeeding payment date. It is understood that no equity distributions may be made to any partner of the Owner until any due or past-due Early Completion Bonus or Performance Bonus amount is paid.

     (b) Contractor understands and agrees that the distributions of Distributable Cash may be restricted by the Security Deposit Agreement. Contractor also agrees that any default, breach, rejection or repudiation by Owner of any obligation or provision contained in this Sections 11.03,
11.06 and 11.08 shall not be a default by Owner under this Agreement; provided, however, that if Owner repudiates (a) its obligations to make payments first to Contractor before any distributions to any other person, or (b) to cause the Trustee to make payments to Contractor required by
Section 11.08(d) hereof, as to which, in both cases, Contractor shall have a legal claim sounding in debt, but only against such Distributable Cash held by Owner but not paid to Contractor when owed, and in no event shall Contractor terminate this Agreement on account of any such repudiation. In no event shall Contractor make any claim against or assert any lien on the Facility or any other asset of Owner by reason of the matters set forth in this Sections 11.03, 11.06 and 11.08. The obligations to pay Early Completion and/or Performance Bonus shall be non-recourse to Owner except to the extent Owner receives Distributable Cash, and then recourse shall be limited to such Distributable Cash. Contractor agrees that it shall have no right to institute any action or proceeding or otherwise take any action against the Owner trustee with respect to this Sections 11.03, 11.06 and 11.08.

     (c) For purposes of Sections 11.03, 11.06 and 11.08 "Distributable Cash" shall mean (A) for any period, the amount, if any by which project revenues for such period exceed the sum of (i) project expenses for such period, plus (ii) contribution to all reserve fund accounts for the period, plus
(iii) any required fees, and (B) "Indenture Agreement" shall mean that certain Indenture Agreement between the Owner and the Person named as Trustee in the Recitals of the Indenture Agreement.

     (d) For so long as the Indenture Agreement is in effect, Owner agrees to promptly distribute to Contractor, on a semi-annual basis, to the extent of funds available therefor, the Distributable Cash, if any, payable to Contractor hereunder, as provided in this Section 11.08 and pursuant to the terms of the Indenture Agreement, in all cases senior and prior to any payments of Distributable Cash to any other person.

     (e) If the Indenture Agreement shall be amended or terminated so that cash is no longer distributed to Owner thereunder, but is distributed to Owner free and clear of any lien pursuant to some other agreement, then
"Distributable Cash" shall mean such cash being distributed to Owner pursuant to such other agreement.

     (f) The provisions of Sections 11.03, 11.06 and 11.08 above represent the entire agreement of the parties concerning the payment of an Early
Completion Bonus and Performance Bonus and supersede, and shall not be modified by, any Change Order.

     Section 11.09. Determination of Performance.

     (a) Contractor's compliance with the Minimum Performance Levels for purposes of achieving Commercial Operation shall be determined on the basis of the Minimum Performance Tests conducted in accordance with Article X and the results of such tests shall be conclusive for such purpose. During the Minimum Performance Test, the Net Power Output and net heat rate of the Phase shall be measured concurrently at the same point while the Phase is operating in compliance with the Emissions Guarantee (including for this purpose all waivers and variances permitted under Applicable Permits).

     (b) Subject to the tolerances set forth below, Contractor's compliance with the Guaranteed Performance Levels, or the extent of its failure to comply therewith, for purposes of achieving Final Acceptance shall be determined on the basis of the Guaranteed Performance Tests conducted in accordance with Article X and the results of such tests shall be conclusive for such purpose. The Guaranteed Performance Tests shall be conducted for each Phase separately and the results thereof shall be combined in order to determine overall Plant performance as more fully described in the Scope of Work. The Net Power Output and Net Heat Rate of a Phase shall be determined pursuant to the Net Capacity and Heat Rate Test and shall be measured concurrently at the same point while the Phase is operating in compliance with the Emissions Guarantee (excluding for this purpose all waivers and variances permitted under Applicable Permits). Tolerances with respect to the results of the Guaranteed Performance Tests shall be plus or minus one percent (1%) for the Plant Net Power Output Guarantee and plus or minus two percent (2%) for the Plant Net Heat Rate Guarantee. In the event the applicable Guaranteed Performance Test demonstrates results at or within such tolerance bands, no liquidated damages or bonuses shall be applicable. In the event the applicable Guaranteed Performance Test demonstrates results outside of the relevant tolerance band, liquidated damages and bonuses, as applicable, shall be calculated on a "net" basis by deducting the amount of such tolerance band from the results. Compliance with the Emissions Guarantee and the Noise Guarantee shall be determined pursuant to the Emissions Test and the Noise Test, respectively. The Emissions Test for each Phase shall be performed by the earlier of (a) sixty (60) days after the Commercial Operation Date for such Phase or (b) one hundred eighty (180) days after first fire for such Phase.

     Section 11.10. Minimum Performance Levels. Notwithstanding anything herein to the contrary, it is a requirement that the Plant achieve the Guaranteed Performance Levels as determined pursuant to Section 11.09(b) no later than one hundred eighty (180) days after the Commercial Operation Date of each Phase. Provided that each phase maintains Minimum Performance Levels, the Contractor shall have the option during the one hundred eighty
(180) day period provided above to pay liquidated damages in lieu of Guaranteed Performance Levels as specified in Section 11.05. There are not liquidated damages payable by the Contractor hereunder in lieu of achieving the emissions guarantee and the noise guarantee for the Plant. The Parties agree that the Plant can only be operated in compliance with all Applicable Permits. Notwithstanding anything contained herein to the contrary, in the event that a phase has achieved Commercial Operation and prior to Final Acceptance, such phase is not capable of being operated in accordance with all the Plant's operating procedures and all applicable permits and the other requirements of this Agreement, and all operating conditions specified in the Scope of Work, Contractor shall be in default of this Agreement.

     Section 11.11. Retainage.   No later than the earlier of (a) the
Financial Closing Date or (b) the date on which Owner provides a Notice to Proceed, Contractor shall, at its own expense, cause the LC Issuing Bank to issue and maintain, by renewal or replacement, for the periods specified herein irrevocable, unconditional, transferable, standby, revolving letters of credit in favor of Owner meeting the requirements of this Section 11.11 and in form and substance acceptable to Owner (as shown on Exhibit U herein) and the Financing Parties (individually and collectively, the "Letter of Credit"). The Letter of Credit shall constitute security for Contractor's obligations hereunder. No later than ten (10) days after the date hereof, Contractor shall provide to Owner a written commitment, in form and substance acceptable to Owner and the Financing Parties, from the LC Issuing Bank that it will issue and maintain the Letter of Credit.
Owner may, in its sole discretion, assign the Letter of Credit and such written commitment to any Financing Party, lending agency, trustee or their assignees or designees without the consent of Contractor. All fees and charges, including, without limitation, issuing, commitment and operation fees and charges, relating to the Letter of Credit shall be borne by Contractor. The Letter of Credit shall comply with and be subject to the following terms and conditions:

     (a) Upon issuance, the Letter of Credit shall have a face amount equal to ten percent (10%) of the total payments made (or to be made) by Owner to Contractor through the date of such issuance. On a quarterly basis, Contractor shall amend the Letter of Credit to an amount not less than ten percent (10%) of the Milestone Payments scheduled to be made during the next calendar quarter. Contractor shall not be entitled to receive payment absent evidence that such amendments have been made. After both Phases have successfully completed the Guaranteed Performance Tests, Contractor may reduce the face amount of the Letter of Credit to an amount equal to five percent (5%) of the Separated Contract Price. Thirty (30) days after Final Acceptance, Owner shall return the Letter of Credit to the LC Issuing Bank with instructions for cancellation.

     (b) Following three (3) days written notice to Contractor, Owner shall have the right to draw upon the Letter of Credit by presenting to the LC Issuing Bank a draw certificate pursuant to the Letter of Credit attached hereto as Exhibit U. Owner may draw upon the Letter of Credit for Schedule Liquidated Damages, Performance Liquidated Damages for payment of unpaid suppliers and payments made to remove liens filed by Contractor's subcontractors, any and all other amounts payable to Owner hereunder and for any other purpose specified in the draw certificate. Within two (2) Business Days after any drawdown by Owner, Contractor shall restore the Letter of Credit to the amount Contractor is required to maintain pursuant to the preceding paragraph (a) and shall provide Owner and the Financing Parties with evidence of such restoration. The Letter of Credit shall allow Owner to immediately draw up to the full amount then available for drawing thereunder in the event of any delay or failure by Contractor to restore the Letter of Credit as so required.

     (c) Each Letter of Credit shall have a term of at least twelve (12) months. At least thirty (30) days prior to the expiration of the Letter of Credit then in effect, Contractor shall cause the LC Issuing Bank to renew the Letter of Credit or issue a new Letter of Credit and deliver such renewed or new Letter of Credit to Owner.

     (d) Owner, at Owner's expense, shall have the right to require Contractor to provide a Bond to pay liens or claims pursuant to Section
53.201 through 53.211 of The Texas Property Code.

     Section 11.12. Parent Guaranty. Contractor is a North Carolina general partnership composed of Fluor Daniel, Illinois, Inc., a Delaware corporation, and Duke Project Services, Inc., a North Carolina corporation. The respective corporate parents are Fluor Daniel, Inc., a California corporation and Duke Capital Corp., a Delaware corporation. Prior to Financial Closing, Contractor shall provide to Owner an irrevocable, unconditional guarantee in substantially the form of Exhibit I, duly executed by the parent companies of both general partners for the benefit of Owner and the Financing Parties under terms and conditions acceptable to Owner and the Financing Parties ("Parent Guarantee"). In order to provide Owner and the Financing Parties with evidence of Contractor's and Contractor Parent Companies' financial ability to complete the Plant, Contractor agrees to comply with reasonable requests for financial information. Anything to the contrary notwithstanding, the Parent Guarantee shall require Contractor's Parent Company to pay the reasonable cost and expenses, including attorneys' fees, incurred in collecting funds from Contractor Parent Company in the event of a default by Contractor hereunder, or Contractor Parent Company under the Parent Guarantee.

                                ARTICLE XII
                          CONTRACTOR'S WARRANTIES

     Section 12.01. Warranties.

     (a) Contractor warrants to Owner that all Equipment and other items furnished under this Agreement by Contractor shall be new and of good quality, shall be free from improper workmanship and defective materials.

     (b) Contractor warrants to Owner that the Work will be performed in a good and workmanlike manner, and that the Plant will; (i) conform to and be designed, engineered and constructed in accordance with the Drawings, Scope of Work and other terms of this Agreement; (ii) conform with, and be designed and engineered according to professional standards and skill, expertise and diligence of design professionals regularly involved in major power projects; and (iii) contain equipment, supplies and materials described in the Scope of Work.

     (c) Contractor warrants to Owner that none of the Work, the Plant, the Equipment, the Drawings, Final Plans and the design, engineering and other services rendered by Contractor hereunder, nor the use or ownership thereof by Owner in accordance with the licenses granted hereunder, infringes, violates or constitutes a misappropriation of any trade secrets, proprietary rights, intellectual property rights, patents, copyrights or trademarks.

     (d) Contractor warrants to Owner that its professional services that are used, involved or required for proper operation any computer function or function of data or information retrieval or manipulation will be "Year 2000 Compliant," including that (i) no value for a current date will cause interruptions in desired operation; (ii) all manipulations of calendar-related data (dates, durations, days of week, etc.) will produce desired results for all valid date values within the operation domain; (iii) date elements in interfaces and data storage will permit specifying the century in such a way as to eliminate ambiguity; and (iv) for any date element represented without designation of the century, the correct century is unambiguous for all manipulations involving that element. With respect to equipment provided by subcontractors and suppliers of Contractor, Contractor agrees to obtain the above warranty from said subcontractors and suppliers and further agrees to assign said warranties to Owner upon request and to use its best efforts to assist the Owner in enforcing these warranties. Upon Owner's request, Contractor shall use all reasonable efforts to force subcontractors to honor warranties, including, but not limited to, filing suit to enforce same.

     (e) Contractor warrants that it shall remedy any defects in the work due to faulty design, materials or workmanship which appear within a period of one (1) year following the Performance Test of Phase II. Irrespective of the foregoing, the one-year warranty period referenced above begins at Commercial Operation of each Phase with respect to the General Electric turbines and accessory equipment. Except as provided below, Contractor shall bear all costs of corrections and repairs. The provisions of this Section apply to work done by Subcontractors of Contractor as well as work done directly by Contractor. The provisions of this Section do not apply to corrective work caused by the acts or omissions of Owner or any separate contractor of Owner. If and in the event Owner notifies Contractor of a defect within the warranty period alluded to above, Contractor, at Contractor's expense, except for cost associated with removing and replacing General Electric supplied and warranted Combustion Turbine Generator and Steam Turbine Generator components (which shall be at Owner's expense) shall perform all work necessary to remedy the defect and the repair or replacement work performed by Contractor to accomplish that purpose shall be subject to an additional one-year express warranty from the date the repair or replacement is completed. Contractor's obligations to remedy any defects surfacing after the warranty period referenced above shall be limited by the proceeds, if any, of any applicable insurance policy. Contractor agrees to reasonably cooperate with Owner at Owner's expense to effect the collection of any such insurance proceeds.

     (f) Contractor warrants that all turbine foundations shall be free from material settlement for a period of two (2) years from the completion of Phase II Performance Tests.

     (g) THE WARRANTIES OF CONTRACTOR SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM COURSE OF DEALING AND USAGE OF TRADE). The foregoing sentence is not intended to disclaim any other obligations of Contractor set forth herein.

     Section 12.02. Repair of Nonconforming Work. If the Work or the Plant is found to contain defects, or Contractor is otherwise in breach of any of the warranties set forth in Section 12.01 within the Warranty Period, or Contractor is otherwise in breach of any of the warranties set forth in
Section 12.01, Contractor shall at its expense correct, repair or replace such Defect or otherwise cure such breach as promptly as practicable upon being given notice thereof. Contractor shall bear all costs and expenses associated with correcting any Defect or breach of warranty, including, without limitation, necessary disassembly, transportation, reassembly and retesting, as well as reworking, repair or replacement of such Work, and disassembly and reassembly of piping, ducts, machinery, Equipment or other Work as necessary to give access to improper, defective or non-conforming Work. If Contractor is obligated to repair, replace or renew any Equipment, item or portion of the Work hereunder, unless Contractor can demonstrate to Owner's satisfaction that there is not a risk of the reoccurrence of such problem, Contractor will undertake a technical analysis of the problem and
correct the "root cause".   Contractor's obligations under this Section
shall not be impaired or otherwise adversely affected by any actual or possible legal obligation or duty of any Vendor or Subcontractor to Contractor or Owner concerning any Defect or breach of warranty. If Contractor fails to complete or undertake with due diligence to complete the correction of any Defect or cure of any breach of warranty as required herein within twenty (20) days after receipt of written request by Owner to perform such obligations, then Owner may correct or cause to be corrected such Defect or cure such breach of warranty and Contractor shall be liable for all reasonable costs, charges, and expenses incurred by Owner in connection therewith, and Contractor shall within fifteen (15) days after request therefor pay to Owner an amount equal to such costs, charges, and expenses. Any such request by Owner shall be accompanied by proper documentation evidencing such costs, charges and expenses. Any amounts not paid when due shall accrue interest at the Reference Rate from the date due until paid.

     Section 12.03. Proprietary Rights. Without limiting any of the provisions of this Agreement, if Owner or Contractor is prevented from completing the Plant, the Work or any part thereof, or from the use, operation, or enjoyment of the Plant, the Work or any part thereof as a result of a claim, action or proceeding by any Person for unauthorized disclosure, infringement or use of any trade secrets, proprietary rights, intellectual property rights, patents, copyrights or trademarks arising from Contractor's performance (or that of its Subcontractors or Vendors) under this Agreement, including, without limitation, the Work, Equipment, the Drawings, the Final Plans or other items and services provided by Contractor or any Subcontractor or Vendor hereunder, Contractor shall promptly take all actions necessary to remove such impediment.

     Section 12.04. Repairs and Testing by Owner.

     (a) During the Warranty Period, without prior notice to the Contractor and without affecting the warranties of Contractor hereunder, Owner shall be permitted to (i) make repairs or replacements on Equipment so long as the repair or replacement involves the correct installation of spare parts, and (ii) adjust or test Equipment as outlined in the instruction manuals provided by the Contractor.

     (b) In the event of an emergency and, in the reasonable judgment of Owner, the delay that would result from giving notice to Contractor would cause serious loss or damage which could be prevented by immediate action, any action (including correction of Defects) may be taken by Owner or a third party chosen by Owner, without giving prior notice to the Contractor, and in the case of a Defect, the reasonable cost of correction shall be paid by the Contractor. In the event such action is taken by Owner, the Contractor shall be promptly notified within one Business Day after correction efforts are implemented, and shall assist whenever and wherever possible in making the necessary corrections.

     Section 12.05. Vendors and Subcontractors. Contractor shall, for the protection of Contractor and Owner, obtain from the Vendors and Subcontractors such guarantees and warranties with respect to Work performed and Equipment supplied, used and installed hereunder as are reasonably obtainable, which guarantees and warranties shall equal or exceed those set forth in Section 12.01 and shall be made available and assignable to Owner and the Financing Parties to the full extent of the terms thereof. Owner shall have the right to require Contractor to secure additional warranty or extended guarantee protection pursuant to a Change Order issued in accordance with the provisions of Article VI. Upon the earlier of the Commercial Operation Date for each Phase or termination of this Agreement, Contractor shall deliver to Owner copies of all relevant contracts providing for such guarantees and warranties.

     Section 12.06. Assignment of Warranties.  Except as provided in
Section 12.01(d) of this Agreement, upon the earlier of the expiration of Contractor's express warranty or termination of this Agreement, Contractor shall assign to Owner all warranties received by it from Subcontractors and Vendor or otherwise obtained under Section 12.05 pertaining to such Phase (or the Plant or Work in the event of termination of this Agreement). Such assignment of warranties to Owner must also allow Owner to further assign such warranties. However, in the event that Owner makes any warranty claim against Contractor with respect to Equipment or services supplied in whole or in part by any Subcontractor or Vendor, and Contractor fulfills its obligations with respect to such claim by Owner, Contractor shall be entitled to enforce for its own benefit any warranty given by such Subcontractor or Vendor with respect to such Equipment and services.

                                ARTICLE XIII
                        CONTRACTOR'S REPRESENTATIONS

     Section 13.01. Representations and Warranties.

     (a) Contractor represents and warrants to Owner that (i) Contractor is a general partnership duly organized, validly existing, and in good standing under the laws of North Carolina and is duly authorized and qualified to conduct business in the State of Texas. Contractor has all requisite power and authority to conduct its business, own its properties and execute and deliver this Agreement and perform its obligations hereunder in accordance with the terms hereof. The execution, delivery, and performance of this Agreement have been duly authorized by all requisite partnership action and this Agreement constitutes the legal, valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms. Neither the execution, delivery or performance of this Agreement conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Contractor or any agreement, contract, indenture or other instrument under which Contractor or its assets are bound, nor violates or conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Contractor, (ii) Contractor is not in violation of any Applicable Law or Applicable Permit, which violations, individually or in the aggregate, would affect its performance of its obligations under this Agreement, (iii) Contractor is the holder of all governmental consents, licenses, permissions and other authorizations and Applicable Permits required to operate and conduct its business now and as contemplated by this Agreement, other than the Contractor Permits and Owner Permits which will be obtained in accordance with the terms of this Agreement, (iv) there is no pending controversy, legal action, arbitration proceeding, administrative proceeding or investigation instituted, or to the best of Contractor's knowledge threatened, against or affecting, or that could affect, the legality, validity and enforceability of this Agreement or the performance by Contractor of its obligations under this Agreement, nor does Contractor know of any basis for any such controversy, action, proceeding or investigation, (v) Contractor has examined this Agreement, including all Exhibits attached hereto, thoroughly and become familiar with all its terms and provisions, (vi) by itself and through its Subcontractors and Vendors has the full experience and proper qualifications to design and perform the Work and to construct the Plant in accordance with the terms of this Agreement, (vii) has visited and examined the Property Site and is fully familiar with such Property Site and surrounding area and based on such visit and examination has no reason to believe that Contractor will be unable to complete the Work in accordance with this Agreement; and to the best of its knowledge, reviewed all other documents and information necessary and available to Contractor in order to ascertain the nature, location and scope of the Work, the character and accessibility of the Property Site, the existence of obstacles to construction of the Plant and performance of the Work, the availability of facilities and utilities, and the location and character of existing or adjacent work or structures, and
(viii) the access rights granted to or obtained by Contractor to the Job Site are adequate for the performance of the Work and operation of the Plant.

     (b) Owner represents and warrants to Contractor that (i) Owner is a limited partnership duly organized, validly existing, and in good standing under the laws of its organization and is duly authorized and qualified to conduct business in the State of Texas; (ii) Owner has all requisite partnership power and authority to conduct its business, own its properties and execute and deliver this Agreement and perform its obligations hereunder in accordance with the terms hereof; (iii) the execution, delivery, and performance of this Agreement have been duly authorized by all requisite partnership action and this Agreement constitutes the legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms; (iv) neither the execution, delivery or performance of this Agreement conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Owner or any agreement, contract, indenture or other instrument under which Owner or its assets are bound, nor violates or conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Owner; (v) Owner is not in violation of any Applicable Law or Applicable Permit, which violations, individually or in the aggregate, would affect its performance of its obligations under this Agreement; and (vi) Owner is the holder of all governmental consents, licenses, permissions and other authorizations and Applicable Permits required to operate and conduct its business now and as contemplated by this Agreement, other than the Owner Permits which will be obtained in accordance with the terms of this Agreement.

     Section 13.02. Survival of Representations and Warranties. The representations and warranties of Contractor herein shall survive execution and termination of this Agreement.

                                ARTICLE XIV
                    FORCE MAJEURE AND OWNER CAUSED DELAY

     Section 14.01. Definition of Force Majeure Event.

     (a) As used herein, the term "Force Majeure Event" shall mean any event or circumstance, or combination of events or circumstances, that arise after the date hereof, are beyond the reasonable control of the Party claiming the Force Majeure Event, are unavoidable or could not be prevented or overcome by the reasonable efforts and due diligence of the Party claiming the Force Majeure Event and has an impact which will actually, demonstrably, adversely and materially affect Contractor's ability to complete one or more Milestones by the required date and performance of its obligations in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, events that may give rise to a Force Majeure Event include, without limitation, acts of God, natural disasters, fires, earthquakes, lightning, floods, storms, civil disturbances, riots, war, strikes, lockouts or other labor disputes (except as set forth below), and the action of or failure to act on the part of any Government Authority having or asserting jurisdiction that is binding upon the Parties and has been opposed by all reasonable means. For the avoidance of doubt, the term "Force Majeure Event" does not include, without limitation, events that affect the cost or availability of equipment, labor, materials or supplies, or strikes, lockouts or other labor disputes with respect to the Labor of the Party (or its Subcontractors and Vendors, as applicable) desiring to claim a Force Majeure Event.

     (b) Contractor has included ordinary lost days due to adverse weather in its agreement to perform within the times set forth herein and thus Contractor shall not be entitled to an extension of the time as a result of weather conditions normally experienced in the geographic area. Only when the number of days lost or adverse weather exceeds the number usually encountered in the geographic area for any given month (as reported by the National Weather Service or some other agency) will time be extended by the excess.

     Section 14.02. Notice of Force Majeure Event. The Party claiming a Force Majeure Event shall within five (5) Business Days after it knows or should have known of the occurrence of the Force Majeure Event (or in any event, no later than sixty (60) days after the commencement of the Force Majeure Event), give the other Party written notice describing the details of the cause and nature of the Force Majeure Event, the anticipated length of delay due to the Force Majeure Event and any other affect on the Party's performance of its obligations hereunder; provided that if the Force Majeure Event results in a breakdown of communications rendering it not reasonably practicable to give notice within the applicable time limit specified herein, then the Party claiming a Force Majeure Event shall give such notice as soon as reasonably practicable after the reinstatement of communications, but no later than five (5) Business Days after such reinstatement. Within fifteen (15) days after initial notification, such Party shall provide sufficient proof of the occurrence and duration of such Force Majeure Event to the other Party and shall thereafter provide the other Party with periodic supplemental updates to reflect any change in information given to the other Party as often as requested by the other Party. The Party claiming the Force Majeure Event shall give notice to the other Party of (a) the cessation of the relevant Force Majeure Event and
(b) the cessation of the effects of such Force Majeure Event on the performance by it of its obligations under this Agreement as soon as practicable after becoming aware of each of (a) and (b) above.

     Section 14.03. Delay from Force Majeure Event. So long as the conditions set forth in this Section 14.03 are satisfied and subject to
Section 14.07, neither Party shall be responsible or liable for or deemed in breach of this Agreement because of any failure or delay in complying with its obligations under or pursuant to this Agreement to the extent that such failure has been caused, or contributed to, by one or more Force Majeure Events or its effects or by any combination thereof, and in such event:

     (a) except as otherwise provided herein, the performance by the Party claiming the Force Majeure Event of its obligations hereunder shall be suspended, and in the event that such Party is required to start or complete an action during a specific period of time, such start date or period for completion shall be extended, on the condition that: (i) such suspension of performance and extension of time shall be of no greater scope and of no longer duration than is required by the effects of the Force Majeure Event; (ii) the Party claiming the Force Majeure Event complies with Section 14.02; and (iii) the Party claiming the Force Majeure Event continually uses commercially reasonable efforts to alleviate and mitigate the cause and effect of the Force Majeure Event and remedy its inability to perform;

     (b) except as otherwise provided herein, the performance by the Party not claiming the Force Majeure Event of its obligations hereunder shall be suspended, and in the event that such Party is required to start or complete an action during a specific period of time, such start date or period for completion shall be extended; provided that such suspension of performance and extension of time shall be of no greater scope and of no longer duration than is required by any suspension of performance or extension of time pursuant to the preceding clause (a) or other effects of the Force Majeure Event; and

     (c) in the event Contractor desires to claim a Force Majeure Event, it must submit a request for Changes pursuant to Section 6.02(b), and Contractor shall only be entitled to suspension of performance or extension of time (including an extension of any Guaranteed Commercial Operation
Date) with respect thereto to the extent agreed upon by both Parties pursuant to a Change Order in accordance with the principles of Section
14.03 and 6.02(b). Notwithstanding the above, if and in the event a particular Force Majeure Event extends for a period of time exceeding thirty (30) days, the Contractor shall be entitled to a Change Order compensating Contractor for demonstrated reasonable extended job site overhead costs, including but not limited to, idle equipment costs, incurred by reason of such delay.

     Section 14.04. Definition of Owner Caused Delay. As used herein, the term "Owner Caused Delay" shall mean a delay that will actually, demonstrably, adversely, and materially affect the critical path of the Project. Such delay must be caused directly and solely as a result of Owner's failure to perform its obligations hereunder.

     Section 14.05. Notice of Owner Caused Delay. In the event Contractor desires to claim an Owner Caused Delay, Contractor shall within five (5) Business Days after it knows or should have known of the occurrence of the Owner Caused Delay, give Owner written notice describing the details of the Owner Caused Delay, the anticipated length of delay due to the Owner Caused Delay and any other affect on Contractor's performance of its obligations hereunder. Within fifteen (15) days after initial notification, Contractor shall provide sufficient proof of the occurrence and duration of such Owner Caused Delay to Owner and shall thereafter provide Owner with periodic supplemental updates to reflect any change in information given to Owner as often as requested by Owner.

     Section 14.06. Delay from Owner Caused Delay. So long as the conditions set forth in this Section 14.06 are satisfied and subject to
Section 14.07, Contractor shall not be responsible or liable for or deemed in breach of this Agreement because of any failure or delay in completing the Work in accordance with the Project Schedule or achieving Commercial Operation by the Guaranteed Commercial Operation Date to the extent that such failure has been caused by one or more Owner Caused Delays, and in such event, except as otherwise provided herein, the start date or period for completion of any portion of the Work shall be extended, on the condition that: (i) such suspension of performance and extension of time shall be of no greater scope and of no longer duration than is required by the effects of the Owner Caused Delay; (ii) Contractor complies with
Section 14.05; and (iii) Contractor provides all assistance reasonably requested by Owner for the elimination or mitigation of the Owner Caused Delay. In the event Contractor desires to claim an Owner Caused Delay, it must submit a request for Changes pursuant to Section 6.02(b), and Contractor shall be entitled to suspension of performance or extension of time (including an extension of any Guaranteed Commercial Operation Date) together with demonstrated reasonable extended Job Site overhead costs, including but not limited to, idle equipment costs, incurred by reason of such delay to the extent agreed upon by both Parties pursuant to a Change Order in accordance with the principles of Sections 14.03 and 6.02(b).

     Section 14.07. Performance Not Excused. The payment of money owed shall not be excused because of a Force Majeure Event or Owner Caused Delay. In addition, a Party shall not be excused under this Article from timely performance of its obligations hereunder to the extent that the claimed Force Majeure Event or Owner Caused Delay was caused by any negligent or intentional acts, errors, or omissions, or for any breach or default of this Agreement by such Party. Furthermore, no suspension of performance or extension of time shall relieve the Party benefiting therefrom from any liability for any breach of the obligations that were suspended or failure to comply with the time period that was extended to the extent such breach or failure occurred prior to the occurrence of the applicable Force Majeure Event or Owner Caused Delay. Notwithstanding anything contained herein to the contrary, Contractor shall not be entitled to receive any reimbursement or compensation for demobilization and/or remobilization required as a result of any Force Majeure Event.

                                ARTICLE XV
                                TERMINATION

     Section 15.01. Contractor Events of Default. The occurrence and continuation of any of the following events shall constitute an event of default by Contractor (each a "Contractor Event of Default"):

     (a) the failure of Contractor to achieve Phase I Commercial Operation by the Phase I Guaranteed Commercial Operation Date and maintain sufficient schedule progress subject to the provisions of 5.02(d) (in the opinion of the Independent Engineer), that will result in achieving Phase I Commercial Operation by December 1, 2000;

     (b) the failure of Contractor to pay Scheduled Liquidated Damages as required herein;

     (c) the failure of Contractor to achieve Final Acceptance within 180 days, after the Phase II Guaranteed Commercial Operation Date;

     (d) the failure of Contractor to achieve the Mechanical Completion of Phase I Milestone and to provide a recovery plan, consistent with the requirements of 5.02(d), that demonstrates, to the satisfaction of the Independent Engineer within sixty (60) days, that Contractor can achieve Phase I Commercial Operation by December 1, 2000;

     (e) the failure of Contractor to maintain Minimum Performance Levels after Commercial Operation and prior to Final Acceptance;

     (f) if between Commercial Operation and Final Acceptance, each Plant is not capable of being operated in accordance with Plant Operating Procedures and all applicable permits, and other requirements of the Agreement, and all operating conditions specified in the Scope of Work;

     (g) any failure by Contractor to make any payment or payments required to be made to Owner under this Agreement within ten (10) days after receipt of written notice from Owner of Contractor's failure to make such payment or payments, except where such payment or payments are disputed by Contractor in good faith;

     (h) any breach by Contractor of any representation or warranty contained herein, or any obligation, covenant or agreement hereunder not otherwise specified herein, including any event of default under Section 15.01(e) or Section 15.01(f) and (i) such breach is not cured by Contractor within fifteen (15) days after notice thereof from Owner, or (ii) if such breach is not capable of being cured within such fifteen (15) day period (as determined by Owner in its sole discretion), Contractor (A) fails to commence to cure such breach within such fifteen (15) day period, (B) fails to thereafter diligently proceed to cure such breach in a manner satisfactory to Owner in its sole discretion or (C) fails to cure such breach within ninety (90) days after notice thereof from Owner;

     (i) any of the following occurs: (i) Contractor or Contractor Parent Company consents to the appointment of or taking possession by, a receiver, a trustee, custodian, or liquidator of itself or of a substantial part of its assets, or fails or admits in writing its inability to pay its debts generally as they become due, or makes a general assignment for the benefit of creditors; (ii) Contractor or Contractor Parent Company files a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any applicable bankruptcy or insolvency laws or an answer admitting the material allegations of a petition filed against it in any such proceeding, or seeks relief by voluntary petition, answer or consent, under the provisions of any now existing or future bankruptcy, insolvency or other similar law providing for the liquidation, reorganization, or winding up of corporations, or providing for an agreement, composition, extension, or adjustment with its creditors; (iii) a substantial part of Contractor's or Contractor Parent Company's assets is subject to the appointment of a receiver, trustee, liquidator, or custodian by court order and such order shall remain in effect for more than thirty (30) days; or (iv) Contractor or Contractor Parent Company is adjudged bankrupt or insolvent, has any property sequestered by court order and such order shall remain in effect for more than thirty (30) days, or has filed against it a petition under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and such petition shall not be dismissed within thirty
(30) days of such filing;

     (j) the dissolution of Contractor, except for the purpose of merger, consolidation or reorganization where the successor expressly assumes Contractor's obligations hereunder and such assignment and assumption does not materially adversely affect the ability of the successor to perform its obligations under this Agreement and the Parent Guaranty remains in full force and effect for the obligations of such successor;

     (k) the transfer by Contractor of (i) all or a substantial portion of the rights and/or obligations of Contractor hereunder, except for an assignment permitted hereunder, or (ii) all or a substantial portion of the assets or obligations of Contractor, except where the transferee expressly assumes the transferred obligations and such transfer does not materially adversely affect the ability of Contractor or the transferee, as applicable, to perform its obligations under this Agreement, as determined by Owner in its sole discretion; or

     (l) the failure of Contractor to provide and maintain in full force and effect a Parent Guaranty of Contractor Parent Company acceptable to Owner and the Financing Parties prior to Financial Closing.

     Section 15.02. Termination by Owner due to Contractor Default.

     (a) Upon the occurrence and during the continuance of a Contractor Event of Default, Owner may terminate this Agreement, without prejudice to any other rights and remedies available to Owner, by giving written notice thereof to Contractor, which termination shall be effective upon the giving of such notice by Owner. Notwithstanding the above, no right to terminate exists if the Contractor's failure to achieve Guaranteed Performance Levels has been remedied through the payment of Performance Liquidated Damages as provided for herein.

     (b) In the event of a termination by Owner under this Section, Owner shall have the right to take possession of and use all of the Contractor Equipment located at the Job Site on the date of such termination for the purpose of completing the Work and may employ any other Person to complete the Work by whatever method that Owner may deem necessary. Contractor shall not charge any rent or other fees to Owner for the use of Contractor Equipment owned by Contractor, and Contractor shall promptly assign to Owner all lease agreements for Contractor Equipment leased by Contractor. Owner may make such expenditures as in Owner's sole judgment will accomplish the timely completion of the Work in accordance with the terms hereof.

     (c) In the event of termination by Owner under this Section, Contractor shall not be entitled to receive any further payments under this Agreement, except for (i) payments for Work (other than Prefunding Work) completed prior to such termination for which Contractor has not previously been paid and (ii) payments for Prefunding Work, if any, due pursuant to
Section 7.02. Owner shall determine the amount of consideration for such completed Work (other than Prefunding Work) in accordance with the Milestone Payment Table for completed Milestones and Contractor's Rate Schedule (Exhibit K) for any partially completed Milestones. Owner shall be entitled to offset against such amount due to Contractor any amounts due to Owner by Contractor. Any amounts due to Contractor under this Section 15.02(c) shall be paid to Contractor within thirty (30) days after the Final Acceptance Date (as achieved by the substitute contractor).

     (d) In the event of termination by Owner under this Section, Contractor shall be responsible for and shall reimburse Owner for the following amounts: (i) all costs and expenses incurred by Owner to engage a substitute contractor to complete (or cure deficiencies in) the Work, including, without limitation, overhead and legal, engineering and other professional expenses; (ii) all costs and expenses incurred in connection with the termination of this Agreement, including costs and expenses incurred in connection with the obligations set forth under Section 15.09;
(iii) the amount by which (A) the cost to complete (or cure deficiencies in) the Work plus the amount payable by the Owner to the Contractor pursuant to this Contract, exceeds (B) the Separated Contract Price; and
(iv) all actual damages occasioned by reason of said default, except that Contractor agrees that schedule liquidated damages shall apply in lieu of delay damages for late performance.

     Section 15.03. Termination by Owner for Convenience. Owner may terminate this Agreement at any time for any reason in its sole discretion by giving written notice thereof to Contractor, which termination shall be effective upon the giving of such notice by Owner. Upon receiving any such notice of termination, Contractor shall stop performing the Work and shall cancel as quickly as possible all orders placed by it with Subcontractors and Vendors and shall use all reasonable efforts to minimize cancellation charges and other costs and expenses associated with the termination of the Agreement. In the event of a termination by Owner under this Section, Contractor shall be entitled to receive a termination payment (the "Termination Payment") equal to the sum of the following, without duplication: (a) that portion of the Separated Contract Price that is applicable to Work (other than Prefunding Work) completed up to the date of termination that has not previously been paid to Contractor (as determined below); (b) payments for Prefunding Work, if any, due pursuant to Section 7.02; (c) the expenses reasonably incurred by Contractor in withdrawing its equipment and personnel from the Job Site and in otherwise demobilizing;
(d) the expenses reasonably incurred by Contractor in terminating contracts with Subcontractors and Vendors pertaining to the Work (excluding fees of any Affiliates of Contractor), except to the extent Owner has instructed Contractor not to terminate such contracts; and (e) the expenses incurred in connection with Contractor's obligations set forth under Section 15.09 (to the extent not otherwise reimbursed pursuant to the preceding clause
(a)). Owner and Contractor shall determine the amount due to Contractor pursuant to the preceding clause (a) in accordance with the Milestone Payment Table for completed Milestones and accordance with the Cost Plus Formula for partially completed Milestones. Contractor shall document the costs claimed under clauses (b), (c), (d) and (e) above to Owner's satisfaction and shall supply Owner with copies of the Subcontractor and Vendor invoices and other receipts covering amounts claimed under such clauses. Contractor shall submit an invoice to Owner for the Termination Payment with the supporting information and documents referred to above, and Owner shall pay such invoice within thirty (30) days after its receipt of same unless it disputes any portion thereof, in which event Owner shall only pay the undisputed portion of the Termination Payment within such thirty (30) day period and the dispute over the remainder of the claimed Termination Payment may be resolved pursuant to Article XVII. Contractor shall utilize reasonable commercial efforts to include termination for convenience provision with terms similar to the foregoing in all subcontracts, contracts and purchase orders.

     Section 15.04. Suspension by Owner for Convenience. Owner may suspend all or a portion of the Work to be performed under this Agreement at any time for any reason in its sole discretion by giving written notice thereof to Contractor. Upon receiving any such notice of suspension, unless the notice requires otherwise, Contractor shall: (a) immediately discontinue the Work on the date and to the extent specified in the notice; (b) place no further orders or subcontracts for Equipment, services or facilities with respect to suspended Work, other than to the extent required in the notice; (c) promptly make every reasonable effort to obtain suspension, with terms satisfactory to Owner, of all orders, subcontracts and rental agreements to the extent they relate to performance of suspended Work; (d) continue to protect and maintain the Work performed, including those portions on which Work has been suspended; and (e) take any other reasonable steps to minimize costs and expenses associated with such suspension. As full compensation for any suspension under this Section, Contractor will be reimbursed by Owner for the following costs, reasonably incurred, without duplication of any item, to the extent that such costs directly result from such suspension of the Work and to the extent that they do not reflect reimbursement for Contractor's, Vendors' or Subcontractors' anticipated profit from unperformed work: (a) a standby charge, sufficient to compensate Contractor for keeping, to the extent required in the suspension notice, its organization and the Contractor Equipment committed to the Work on a standby basis, as agreed to by Owner and Contractor; (b) all necessary and reasonable costs incurred in connection with demobilization and remobilization of Contractor's facility and Labor and the Contractor Equipment; and (c) an equitable amount to reimburse Contractor for the cost of receiving, maintaining and protecting that portion of Work upon which performance has been suspended, as agreed to by Owner and Contractor. Upon delivery of notice by Owner to Contractor to resume suspended Work, Contractor shall immediately resume performance under this Agreement to the extent required in the notice. If Contractor desires to request a Change Order as a result of a suspension of Work under this Section, it must, within fourteen (14) days after receipt of notice to resume the suspended Work, submit to Owner a request for Changes in accordance with Article VI, which request shall be accompanied by sufficient documentation setting forth the schedule impact and monetary extent of such claim in sufficient detail to permit thorough analysis by Owner; provided that if such information is not available within such fourteen (14) day period, Contractor shall notify Owner of such within such fourteen (14) day period and provide an expected date (which shall be as soon as reasonably practicable) for providing such information. If Contractor does not submit a request for Changes within such fourteen (14) day period and provide the information regarding schedule and monetary impact as required above within such fourteen (14) day period (or by the expected date if not possible during such fourteen (14) day period), Contractor shall not be entitled to any additional consideration or other amendments hereto and shall be deemed to have waived all claims and offsets against Owner as a result of the suspension of Work. Contractor shall permit access by Owner to pertinent records for purposes of reviewing the claims by Contractor of schedule and monetary impact. No adjustment to the Guaranteed Commercial Operation Dates, Separated Contract Price or other terms herein shall be made for any suspension of Work under this Section to the extent that performance would have been suspended, delayed or interrupted as a result of any Force Majeure Event or Contractor's noncompliance with the requirements of this Agreement. Contractor shall use reasonable commercial efforts to include a suspension for convenience provision with terms similar to the foregoing in all subcontracts and purchase orders.

     Section 15.05. Termination Due To Force Majeure Event. If a Force Majeure Event has occurred and continues for a period of at least three hundred and sixty-five (365) days, then, notwithstanding that the Parties may by reason thereof have been granted an extension of required dates, either Party may deliver a written notice to the other Party stating its intention to terminate this Agreement. If at the expiration of thirty (30) days after the other Party's receipt of such notice, the Force Majeure Event is continuing, this Agreement shall terminate immediately. In the event of such termination, Contractor shall be entitled to receive (a) payments for Work (other than Prefunding Work) completed prior to such termination for which Contractor has not previously been paid and (b)
payments for Prefunding Work, if any, due pursuant to Section 7.02.   The
amount of consideration for such completed Work (other than Prefunding
Work) shall be determined in accordance with the Milestone Payment Table for completed Milestones and the Cost Plus Formula for any partially completed Milestones. Each Party shall bear its own costs and expenses in connection with a termination of this Agreement pursuant to this Section.

     Section 15.06. Termination by Contractor. Contractor may terminate this Agreement upon the following terms and conditions:

     (a) In the event that Owner fails to make any payment of amounts due to Contractor hereunder by the date such payment becomes due (other than payment of amounts disputed by Owner), Contractor may give written notice thereof to Owner. If the amount due, plus any interest due thereon, is not paid within thirty (30) days after the date of Owner's receipt of such notice from Contractor, then Contractor shall have, at its option, the right to suspend its performance of the Work. If Contractor so suspends performance of the Work hereunder, it shall immediately resume performance of the Work upon receipt of payment of the amounts due (other than disputed amounts). At any time during a suspension of Work by Contractor under this paragraph (a), Contractor may give written notice to Owner of its intent to terminate this Agreement. If all amounts due (other than disputed amounts) are not paid by Owner within thirty (30) days after Owner's receipt of such notice from Contractor, this Agreement shall terminate immediately. In the event of such termination, Contractor shall be entitled to a Termination Payment in accordance with the terms of Section 15.03.

     (b) If after the Financial Closing Date, the duration of suspension of Work by Owner pursuant to Section 15.04 and Owner Caused Delays exceed two hundred seventy (270) days, Contractor may give written notice to Owner of its intention to terminate this Agreement. If at the expiration of fifteen (15) days after Owner's receipt of such notice, Owner has not provided Contractor with a notice to resume the suspended Work or the Owner Caused Delay is continuing, as the case may be, this Agreement shall terminate immediately. In the event of such termination, Contractor shall be entitled to receive compensation for Work completed prior to such termination for which Contractor has not previously been paid. The amount of consideration for such completed Work shall be determined in accordance with the Milestone Payment Table for completed Milestones and the Contractor's Rate Schedule Exhibit K, for any partially completed Milestones. Contractor shall bear all costs and expenses in connection with a termination of this Agreement pursuant to this paragraph (b).

     Section 15.07. Continuing Obligations and Remedies During Event of Default. In the event of the occurrence of any default hereunder (a) neither Party shall be relieved of any of its liabilities or obligations hereunder, unless and until such liabilities and obligations are terminated in accordance with the provisions hereof, and (b) each Party shall have the right to pursue any right or remedy available to it, hereunder.

     Section 15.08. Obligations Upon Termination. Upon a termination of this Agreement pursuant to this Article XV: (a) Contractor shall leave the Job Site and remove from the Job Site all the Contractor Equipment, waste, rubbish and Hazardous Material as Owner may request; (b) Owner shall take possession of the Job Site and of the Equipment (whether at the Job Site, in transit or otherwise); (c) Contractor shall promptly assign to Owner or its designee any contract rights (including warranties, licenses, patents and copyrights) that it has to any and all Equipment and the Work, including, without limitation, contracts with Subcontractors and Vendors, and Contractor shall execute such documents as may be reasonably requested by Owner to evidence such assignment; (d) Contractor shall promptly furnish Owner with copies of all Drawings and, to the extent available, Final Plans; (e) Contractor shall provide Owner and its designee with the right to use, free of charge, all patented, copyrighted and other proprietary information relating to the Work that Owner deems necessary to complete the Work, and Contractor shall execute such documents as may be reasonably requested by Owner to evidence such right; (f) Contractor shall assist Owner in preparing an inventory of all Equipment in use or in storage at the Job Site; and (g) Contractor shall take such other action as required hereunder upon termination of this Agreement.

     Section 15.09. Termination and Survival of Terms. Upon termination of this Agreement pursuant to this Article XV, the rights and obligations of the Parties hereunder shall terminate, except for (a) rights and obligations accrued as of the date of termination, (b) rights and obligations arising out of events occurring prior to the date of termination and (c) the rights and obligations of the Parties.

                                ARTICLE XVI
                              INDEMNIFICATION

     Section 16.01. Contractor Indemnification. To the extent of and in proportion to its share of negligence as determined pursuant to Section 16.04, Contractor agrees to indemnify, defend and hold Owner and its Affiliates and their respective directors, officers, employees, representatives, agents, advisors, consultants and counsel harmless from and against any and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages and expenses (including attorneys' fees and expenses) (collectively, "Damages") asserted against or incurred by such indemnities by reason of or resulting from any and all of the following:

     (a) any bodily injury, death or damage to property caused by any act or omission or the willful misconduct of Contractor or its Subcontractors or Vendors relating to this Agreement;

     (b) any third party (excluding Affiliates of Owner or Financial Parties) claims resulting in bodily or property damage arising out of defective and/or nonconforming work arising out of this Agreement;

     (c)  claims by any Government Authority for any Contractor Taxes;

     (d) any pollution or contamination which may originate from sources in Contractor's and its Subcontractors' and Vendors' possession and control excluding preexisting hazardous material, including, without limitation, from Hazardous Material, toxic waste, industrial hazards, sanitary waste, fuel, lubricant, motor oil, paint, solvent, bilge and garbage;

     (e) any Lien in respect to the Plant, this Agreement, the Equipment, the Job Site or any fixtures or personal property included in the Work (whether or not any such Lien is valid or enforceable) created by, through or under, or as a result of any act or omission (or alleged act or omission) of, Contractor or any Subcontractor, Vendor or other Person providing labor or materials in connection with the Work; and

     (f) any claim, action or proceeding by any Person for unauthorized disclosure, infringement or use of any trade secrets, proprietary rights, intellectual property rights, patents, copyrights or trademarks arising from (i) Contractor's performance (or that of its Subcontractors or Vendors) under this Agreement, including, without limitation, the Work, Equipment, Drawings, Final Plans or other items and services provided by Contractor or any Subcontractor or Vendor hereunder, (ii) use or ownership of the Drawings and Final Plans, or (iii) use, operation or ownership of the Plant or any portion thereof.

     Section 16.02. Owner Indemnification. Owner agrees to indemnify, defend and hold Contractor and its Affiliates and their respective directors, officers, employees, representatives, agents, advisors, consultants and counsel harmless from and against any and all Damages asserted against or incurred by such indemnitees by reason of or resulting from any and all of the following:

     (a)  claims by any Government Authority for any Owner Taxes;

     (b) any Pre-Existing Hazardous Material on the Property Site, except to the extent that Contractor's or its Subcontractors' or Vendors' acts or omissions have been negligent or willful and thereby caused a release of Pre-Existing Hazardous Material, exacerbated the Pre-Existing Hazardous Material or rendered removal or remediation of Pre-Existing Hazardous Material more costly; and

     (c) claims arising out of Contractor's use of Owner supplied specification for the gas and steam turbine generators and ancillary equipment.

     Section 16.03. Conditions of Indemnification. The respective rights and obligations of the Parties and the other indemnitees under this Article XVI with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

     (a) Notice of Proceedings. Within fourteen (14) days (or such earlier time as might be required to avoid prejudicing the indemnifying Party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the Person claiming to be indemnified under the terms of this Section (the "indemnified Person") shall give the Party from which indemnification is sought (the "indemnifying Party") written notice thereof, together with a copy of such claim, process or other legal pleading. Failure of the indemnified Person to give such notice will not reduce or relieve the indemnifying Party of liability hereunder unless and to the extent that the indemnifying Party was precluded from defending such claim, action, suit or proceeding as a result of the failure of the indemnified Person to give such notice. In any event, the failure to so notify shall not relieve the indemnifying Party from any liability that it may have to the indemnifying Person otherwise than under this Article XVI.

     (b) Conduct of Proceedings. Each Party and each other indemnitee shall have the right, but not the obligation, to contest, defend and litigate any claim, action, suit or proceeding by any third party alleged or asserted against it arising out of any matter in respect of which it is entitled to be indemnified hereunder and the reasonable costs and expenses thereof (including reasonable attorneys fees and expert witness fees) shall be subject to the said indemnity; provided that the indemnifying Party shall be entitled, at its option, to assume and control the defense of such claim, action, suit or proceeding at its expense upon its giving written notice thereof to the indemnified Person. The indemnified Person shall provide reasonable assistance to the indemnifying Party, at the indemnifying Party's expense, in connection with such claim, action, suit or proceeding. Upon such assumption, the indemnifying Party shall reimburse the indemnified Person for the reasonable costs and expenses previously incurred by it prior to the assumption of such defense by the indemnifying Party. The indemnifying Party shall keep the indemnified Person informed as to the status and progress of such claim, action, suit or proceeding. Except as set forth in paragraph (c) below, in the event the indemnifying Party assumes the control of the defense, the indemnifying Party will not be liable to the indemnified Person under this Article for any legal fees or expenses subsequently incurred by the indemnified Person in connection with such defense. The indemnifying Party shall control the settlement of all claims over which it has assumed the defense; provided, however, that the indemnifying Party shall not agree to or conclude any settlement that affects the indemnified Person without the prior written approval of the indemnified Person, (whose said approval shall not be unreasonably withheld).

     (c) Representation. In the event the indemnifying Party assumes control of the defense, the indemnified Person shall have the right to employ its own counsel and such counsel may participate in such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the expense of such indemnified Person, when and as incurred, unless:
(i) the employment of counsel by such indemnified Person has been authorized in writing by the indemnifying Party; (ii) the indemnified Person shall have reasonably concluded that there may be a conflict of interest between the indemnifying Party and the indemnified Person in the conduct of the defense of such action; or (iii) the indemnified Person shall have reasonably concluded and specifically notified the indemnifying Party either that there may be specific defense available to it which are different from or additional to those available to the indemnifying Party. If any of the preceding clauses (i) through (iii) shall be applicable, then counsel for the indemnified Person shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the indemnified Person and the reasonable fees and expenses of such counsel shall be reimbursed by the indemnifying Party.

     Section 16.04. Contributory Negligence. If, due to the joint, concurring, comparative or contributory fault, negligence or willful misconduct of the Parties which gives rise to Damages for which the Parties are entitled to indemnification under this Article, then such Damages shall be allocated between the Parties in proportion to their respective degrees of fault, negligence or willful misconduct contributing to such Damages.

     Section 16.05. Remedies Not Exclusive. The rights of indemnity shall not be exclusive with respect to any other right or remedy provided for in this Agreement, either in law or equity.

     Section 16.06. Tax Effect of Indemnification. Notwithstanding any term or provision of this Agreement to the contrary, any indemnity payments owned by a Party shall be reduced by any tax benefits to the indemnified Person and increased by any tax detriments to the indemnified Person resulting from such indemnity payment.

     Section 16.07. Survival of Indemnification. The indemnification provisions of this Article shall survive the Final Acceptance Date and the termination of this Agreement.

                               ARTICLE XVII
                            DISPUTE RESOLUTION

     Section 17.01. Friendly Consultation. In the event of any dispute, controversy or claim between the Parties arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (collectively, a "Dispute"), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between the Parties. If such consultations do not result in a resolution of the Dispute within thirty
(30) days, then the Dispute may be submitted by either Party to binding arbitration pursuant to the terms of Section 17.02, irrespective of the magnitude thereof, the amount in dispute or whether such Dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal, by giving written notice thereof to the other Party; provided, however that in no event shall a Party have the right to submit the Dispute to arbitration if the institution of legal or equitable proceedings based on such Dispute would be barred by any applicable statute of limitations. The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner. The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute.

     Section 17.02. Arbitration.

     (a) Except as otherwise provided in Section 17.01 and Owner's injunctive relief in accordance with Section 18.04, any Dispute shall be settled exclusively and finally by binding arbitration in accordance with the provisions of this Section. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceeding, which award shall determine whether and when termination of this Agreement, if relevant, shall become effective.

     (b) The arbitration shall be conducted in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association, except as such rules conflict with the provisions of this
Article XVII, in which event the provisions of this Article XVII shall prevail.

     (c) Any Party electing to arbitrate a Dispute shall designate its nomination for an arbitrator in its notice to the other Party electing to submit the Dispute to arbitration. The Party receiving such notice shall, within ten (10) Business Days thereafter, by return written notice, state whether it will accept such nomination, or decline to accept it and designate its nomination for an arbitrator. One arbitrator shall control the proceedings if such nomination of an arbitrator is accepted or if the receiving Party fails to nominate an arbitrator within the required ten
(10) day period. If the receiving Party timely nominates an arbitrator, the arbitral tribunal shall consist of three (3) arbitrators, with the two selected arbitrators choosing a third. In the event the arbitrators fail to appoint the third arbitrator within thirty (30) days after they have accepted their appointment, the third arbitrator shall be appointed by the American Arbitration Association. No arbitrator shall be a former or present Affiliate, employee, director, officer, agent, representative, advisor, consultant or counsel of either Party.

     (d) The place of arbitration shall be Dallas, Texas, unless in any particular case the Parties agree upon a different venue. Within ten (10) days after the selection of the arbitrator(s), the arbitrator(s) shall convene by teleconference with the Parties and establish the time and procedure for arbitration; provided, however, that the arbitrator(s) must use their best efforts to establish the arbitration as soon as practicable, but not later than twenty-one (21) days after such teleconference.

     (e) The arbitrator(s) shall not have the authority to amend or modify the terms of this Agreement. Any decision or award of the arbitrator(s) pursuant to this Section 17.02 shall be final and binding upon the Parties. The Parties agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having competent jurisdiction thereof. The Parties expressly submit to the jurisdiction of any such court. The Parties hereby waive, to the extent permitted by law, any rights to appeal or to review of such award by any court or tribunal. The prevailing party in any arbitration proceeding shall be entitled to recovery costs, and reasonable and necessary attorney's fees.

     (f) Interest at the Reference Rate from the date the amount in dispute was first due until the date of payment shall be due and payable to the Party in receipt of an arbitration award.

     (g) The rights and obligations of the Parties under this Article XVII shall not be impaired, reduced or otherwise affected as a result of any of the following: (i) the receipt by a Party from any third party of any amounts in reimbursement of Damages that are the subject of the Dispute; or
(ii) either Party has assigned or otherwise transferred any or all of its rights and/or obligations under this Agreement as permitted hereunder.

     Section 17.03. Continuing Obligations and Rights. When any Dispute occurs and is the subject of friendly consultations or arbitration, Contractor shall continue the Work in accordance with the Project Schedule and the terms hereof and Owner shall continue to make payments of undisputed amounts in accordance with this Agreement, and the Parties shall otherwise continue to exercise their rights, and fulfill their respective obligations, under this Agreement. While any friendly consultations or arbitration is pending, neither Party shall exercise any other remedies hereunder arising by virtue of the matters in Dispute.

     Section 17.04. Interim Remedies. Before a notice to arbitrate is given or prior to the selection of the arbitrator(s), nothing contained herein shall prevent a Party from applying to a court that would otherwise have jurisdiction for provisional or interim measures. After the arbitrator(s) has been selected, they shall have sole jurisdiction to hear such applications, except that any measures ordered by the arbitrator(s) may be immediately and specifically enforced by a court otherwise having jurisdiction over the Parties.

     Section 17.05. Tolling Statute of Limitations. All applicable statutes of limitation and defenses based upon the passage of time and similar contractual limitations shall be tolled while the procedures specified in this Article XVII are pending. The Parties will take such action, if any, required to effectuate such tolling. Without prejudice to the procedures specified in this Article XVII, a Party may file a complaint for statute of limitations purposes, if in its sole judgment such action may be necessary to preserve its claims or defenses. Despite such action, the Parties will continue to participate in good faith in the procedures specified in this Article XVII.

                               ARTICLE XVIII
                               MISCELLANEOUS

     Section 18.01. Assignment.

     (a) Except as expressly permitted in this Agreement, neither Party shall assign this Agreement or any portion hereof, or any of the rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party. This Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.

     (b) Owner shall be entitled to assign this Agreement and its rights herein without the consent of Contractor to any of Owner's Affiliates that has a direct or indirect interest in the Plant. In addition, Contractor hereby consents to the granting of a security interest in and an assignment by Owner of this Agreement and its rights herein to the Financing Parties and their successors, assigns and designees in connection with any financing or refinancing related to the development, construction, operation and maintenance of the Plant. In furtherance of the foregoing, Contractor acknowledges that the Financing Parties may under certain circumstances assume the interests and rights of Owner under this Agreement.

     (c) Contractor acknowledges that the Financing Parties may under certain circumstances foreclose upon and sell, or cause Owner to sell or lease the Plant and cause any new lessee or purchaser of the Plant to assume all of the interests, rights and obligations of Owner arising under this Agreement. In such event, Contractor agrees to the assignment by Owner and the Financing Parties of this Agreement and its rights herein to such purchaser or lessee and shall release Owner and the Financing Parties from all obligations hereunder upon any such assignment.

     Section 18.02. Financing Parties. Contractor acknowledges that Owner and/or its Affiliates will borrow funds from the Financing Parties in connection with the development, construction and operation of the Plant and that, as a condition to making loans to Owner or its Affiliates, the Financing Parties may from time to time require amendments to this Agreement and certain documents from Contractor. In connection therewith, Contractor agrees to furnish to the Financing Parties such written information, certificates, opinions, affidavits and other like documents as Owner may reasonably request. Contractor shall negotiate in good faith amendments to this Agreement reasonably requested by the Financing Parties. In addition, Contractor shall promptly execute any additional documentation, as may be mutually agreed upon in form and substance, that is reasonably requested by the Financing Parties. Owner and Contractor agree that the Financing Parties are intended to be a third party
beneficiary of Article XI, Article XII and Section 16.01.   In that regard,
Owner and Contractor will not, without the prior written consent of the Financing Parties, amend or modify the above Articles or Section 16.01 in any respect.

     Section 18.03. Good Faith Dealings. The Parties undertake to act fairly and in good faith in relation to the performance and implementation of this Agreement and to take such other reasonable measures as may be necessary for the realization of its purposes and objectives.

     Section 18.04. Confidentiality. Contractor agrees that the contents of this Agreement and any information relating to the negotiations or performance of this Agreement, any information provided pursuant this Agreement and any information provided by Owner to Contractor relating to the Plant, Owner or its Affiliates (the "Confidential Information") shall be treated as confidential and secret and that Contractor, without the prior written consent of Owner, shall not, and shall not permit its Affiliates, Subcontractors, Vendors, employees, directors, officers, agents, advisers and representatives to disclose Confidential Information to any Person, except as permitted herein. Notwithstanding the foregoing, this Section shall not prevent Contractor from disclosing any Confidential Information, including the contents of this Agreement, if and to the extent: (a) required to do so by applicable law or any Government Authority, provided that Contractor shall give prior notice to Owner of such required disclosure and, if so requested by Owner, shall use all reasonable efforts to oppose the requested disclosure as appropriate under the circumstances; (b) disclosed to the Subcontractors, Vendors, employees, directors, officers, agents, advisors or representatives of Consultant as necessary; provided that Contractor inform such Persons of the confidential nature of the Confidential Information, and Contractor shall be liable to Owner for any disclosure by such Persons in violation of the terms of this Section; or (c) such information which prior to disclosure by Owner to Contractor was already in the public domain, or which after disclosure entered the public domain other than by a breach of this Agreement by Contractor or its Affiliates, Subcontractors, Vendors, employees, directors, officers, agents, advisers or representatives. It is agreed that Owner shall be entitled to relief both at law and in equity, including, but not limited to injunctive relief and specific performance, in the event of any breach or anticipated breach of this Section, without proof of any actual or special damages.

     Section 18.05. Notice. Whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one Party to another, the consent, approval, notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (a) if personally delivered or if delivered by telegram or courier service, when actually received by the Party to whom notice is sent, (b) if delivered by telex or facsimile, on the first business day following the day transmitted (with confirmation of receipt), or (c) if delivered by mail (whether actually received or not), at the close of business on the third Business Day following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate Party, at the address and/or facsimile numbers of such Party set forth below (or at such other address as such Party may designate by written notice to the other Party in accordance with this Section):

          If to Contractor:

          Bradley Friesen
          Project Manager
          Duke/Fluor Daniel
          3353 Michelson Drive
          Irvine, California 92698
          Phone:  949/975-3116
          Fax:    949/975-4780

          If to Owner:

          Richard Camp
          Project Manager
          Panda Energy International Inc.
          4100 Spring Valley Road, #1001
          Dallas, Texas  75244
          Phone: 972/980-7159
          Fax: 972/980-6815

     Section 18.06. Waiver. No delay, failure or refusal on the part of any Party to exercise or enforce any right under this Agreement shall impair such right or be construed as a waiver of such right or any obligation of another Party, nor shall any single or partial exercise of any right hereunder preclude other or further exercise of any right. The failure of a Party to give notice to the other Parties of a breach of this Agreement shall not constitute a waiver thereof. Any waiver of any obligation or right hereunder shall not constitute a waiver of any other obligation or right, then existing or arising in the future. Each Party shall have the right to waive any of the terms and conditions of this Agreement that are for its benefit. To be effective, a waiver of any obligation or right must be in writing and signed by the Party waiving such obligation or right.

     Section 18.07. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     Section 18.08. Governing Law. This Agreement, and the rights and obligations of the Parties under or pursuant to this Agreement, shall be interpreted and construed according to the substantive laws of the State of Texas (regardless of Texas' or any other jurisdiction's choice of law rules).

     Section 18.09. Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, discussions and undertakings between the Parties (whether written or oral) with respect to the subject matter hereof. This Agreement may only be amended by written instrument signed by all the Parties.

     Section 18.10. Expenses and Further Assurances. Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement, which costs and expenses shall in no event be considered Prefunding Third Party Costs.
Each Party shall, from time to time on being requested to do so by, and at the cost and expense of, the other Party, do all such acts and/or execute and deliver all such instruments and assurances as are reasonably necessary for carrying out or giving full effect to the terms of this Agreement.

     Section 18.11. No Third Party Beneficiary. Except with respect to the rights of the Financing Parties and as provided above and the rights of indemnitees under Article XVI, (a) nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person that is not a Party, (b) no person that is not a Party shall have any rights or interest, direct or indirect, in this Agreement or the services to be provided hereunder, and (c) this Agreement is intended solely for the benefit of the Parties, and the Parties expressly disclaim any intent to create any rights in any third party as a third-party beneficiary to this Agreement or the services to be provided hereunder.

     Section 18.12. Offset. Any and all amounts owing or to be paid by Owner to Contractor hereunder or otherwise, shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by Contractor to Owner.

     Section 18.13. Letter Agreement. This Agreement supercedes the Letter Agreement which is hereby terminated and of no further force and effect.

     Section 18.14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     Section 18.15. Waiver for Consequential Damages. Anything to the contrary notwithstanding, the Contractor and Owner waive claims against each other for special or consequential damages arising out of or relating to this Contract. This mutual waiver includes:

     (a) Damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity, or the services of such persons;

     (b) Damages incurred by the Contractor for principal office expenses, including the compensation of personnel stationed there, for loss of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the work; and

     (c) This mutual waiver is applicable, without limitation, to all consequential damages due to either Party's termination in accordance with
Article XV.

     (d) Contractor's maximum liability from any cause whatsoever arising out of this Agreement shall not exceed one hundred percent (100%) of the Separated Contract Price less the amounts paid for Liquidated Damages set forth in Sections 11.02 and 11.05.

     (e) Contractor makes no representations, covenants, warranties or guarantees, express or implied, other than those expressly set forth herein. The Party's rights, liabilities, responsibilities and remedies with respect to the Work shall be exclusively those expressly set forth in this Agreement.

     (f) Releases from and limitation of liability set forth herein shall apply regardless of whether the claim is brought under contract, tort (including negligence and strict liability) or other theory of law, and shall extend to the officers, directors, employees, company affiliates and related entities of such Party and its partners and related entities.

     IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the date first above written.

DUKE/FLUOR DANIEL,                 PANDA PARIS POWER, L.P.
a general partnership              by PANDA PARIS I, LLC,
                                   its general partner


By:    _______/s____________       By:    _____/s/______________________
Name:  Clarence L. Ray, Jr.        Name:  Kyle Woodruff
Title: President                   Title: Vice President - Construction

                       PANDA PARIS POWER PROJECT





                              EXHIBIT A

                    OF TURNKEY CONTRACT AGREEMENT









                           SCOPE OF WORK













                        TABLE OF CONTENTS



1.0  PROJECT OVERVIEW

     1.1  Introduction
     1.2  Scope of Work
     1.3  Work by Others
     1.4  Description of Interfaces

2.0  GENERAL REQUIREMENTS

     2.1  Codes and Regulations
     2.2  Project Schedule
     2.3  Permits
     2.4  List of Drawings and Information to be Submitted
     2.5  Reliability and Maintainability
     2.6  Quality Control
     2.7  Safety
     2.8  Examination of Existing Conditions
     2.9  Materials
     2.10 Inspection and Shop Testing
     2.11 Start-Up Spares
     2.12 Operating Conditions
     2.13 Clean-Up
     2.14 Fire Prevention
     2.15 Year 2000 Compliance
     2.16 Infringement

3.0  COMBINED CYCLE PLANT PERFORMANCE REQUIREMENTS

     3.1  Thermodynamic Cycle Description
     3.2  Design Criteria

4.0  GAS TURBINE AND AUXILIARIES

5.0  BOILERS AND AUXILIARIES

     5.1  Heat Recovery System
     5.2  Boiler Blowdown System
     5.3  Inlet and Ductwork
     5.4  Not Used
     5.5  Stack
     5.6  Instrumentation and Control
     5.7  Deaerator
     5.8  Boiler Feedwater Pumps

6.0  STEAM TURBINE-GENERATOR AND AUXILIARIES

     6.1  Steam Turbine-Generator
     6.2  Steam Surface Condenser
     6.3  Condensate Pumps
     6.4  Condensate Storage Tank
     6.5  Turbine Bypass and Desuperheater(s)

7.0  COOLING SYSTEM

     7.1  General
     7.2  Circulating Water Pumps
     7.3  Circulating Water Pipe
     7.4  Cooling Tower
     7.5  Closed Cooling Water System

8.0  WATER TREATMENT SYSTEMS

     8.1  General
     8.2  Makeup Demineralizing System
     8.3  Not Used
     8.4  Feedwater Chemical Injection Systems
     8.5  Cooling Tower Chemical Injection System
     8.6  Sampling System

9.0  WASTEWATER TREATMENT SYSTEM

10.0 FUEL SUPPLY SYSTEM

     10.1 Natural Gas Booster Compressors
     10.2 No. 2 Fuel Oil Storage and Handling
     10.3 Accessories
     10.4 Finish
     10.5 Connections

11.0   INSTRUMENTATION AND CONTROLS

     11.1 General Instrumentation and Control Philosophy
     11.2 Description of Plant Distributed Control System (DCS)
     11.3 Instrumentation and Control Devices
     11.4 Documentation

12.0 ELECTRICAL SYSTEM

     12.1  General Electrical Description
     12.2  345 kV Switchyard
     12.3  Generator Transformer
     12.4  Unit Auxiliary Transformer
     12.5  Not Used
     12.6  4.16 kV Metal Clad Switchgear
     12.7  4160 Volt Motor Control Centers
     12.8  480 Volt Secondary Unit Substations
     12.9  480 Volt Switchgear and Motor Control Centers
     12.10 Medium Voltage, Isolated Phase Bus Duct
     12.11 Battery/UPS System
     12.12 Electric Motors
     12.13 Raceway
     12.14 Conductors
     12.15 Lighting and Wiring Devices
     12.16 Grounding
     12.17 Plant Intercommunication/Security System
     12.18 Freeze Protection System
     12.19 Cathodic Protection System

13.0 SITE DEVELOPMENT

     13.1  General
     13.2  Site Description
     13.3  Flood Zone
     13.4  Lay Down & Storage
     13.5  Subsurface and Geotechnical Surveys and Investigations
     13.6  Surface Surveys and Investigations
     13.7  Easement and Setbacks
     13.8  Clearing, Grubbing and Site Maintenance
     13.9  Grading and Construction Drainage
     13.10 Excavating, Filling and Backfilling
     13.11 Dewatering
     13.12 Soil Erosion and Sediment Control
     13.13 Drainage
     13.14 Roads and Parking
     13.15 Sidewalk and Stoops
     13.16 Paved Area for Equipment & Pipe Rack
     13.17 Fencing and Gates
     13.18 Landscaping
     13.19 Oil/Water Separation
     13.20 Oil Containment

14.0 STRUCTURAL AND ARCHITECTURAL CRITERIA

     14.1 Structural Design Criteria - Codes and Standards
     14.2 Structural Design Criteria - Loading
     14.3 Structural Design Criteria - Foundations
     14.4 Architectural Considerations
     14.5 Architectural Design Criteria
     14.6 Buildings

15.0 PLUMBING

     15.1 General
     15.2 Domestic (Potable) Water System
     15.3 Plumbing Fixtures

16.0 FIRE PROTECTION

     16.1 General
     16.2 Distribution System
     16.3 Automatic (Fixed) Systems
     16.4 Manual Suppression Systems
     16.5 Fire Protection and Alarm Systems
     16.6 Controls
     16.7 Materials

17.0 HEATING, VENTILATING AND AIR CONDITIONING

     17.1  General
     17.2  Compliance
     17.3  Outside Design Temperatures
     17.4  Interior Design Temperatures
     17.5  Air Pressurization
     17.6  Areas
     17.7  Administration/Warehouse Building
     17.8  Control Room/Electrical Room/Water Treatment Building
     17.9  Switchgear Buildings
     17.10 Chemical Feed and Sample Panel Enclosures
     17.11 Miscellaneous HVAC Systems

18.0 MECHANICAL EQUIPMENT, PIPING, VALVES, INSULATION AND VESSELS

     18.1  General
     18.2  Piping
     18.3  Testing and Inspection
     18.4  Valves and In-Line Equipment
     18.5  Pumps
     18.6  Insulation and Freeze Protection
     18.7  Tanks and Pressure Vessels
     18.8  Gantry Cranes
     18.9  Compressed Air System
     18.10 Painting
     18.11 Desuperheaters
     18.12 Steam Blowout Cleaning
     18.13 Temporary Strainers
     18.14 Safety Showers and Eyewash Stations
     18.15 Continuous Emissions Monitoring and Data Acquisition System
     18.16 Natural Gas Piping
     18.17 Water Systems

19.0 TESTING AND PLANT ACCEPTANCE

     19.1 General
     19.2 Program Approach
     19.3 Document Content
     19.4 Deliverable Documents
     19.5 Minimum Performance Tests
     19.6 Guaranteed Performance Tests

20.0 ENVIRONMENTAL

     20.1 General
     20.2 Environmental Systems Acceptance
     20.3 Air Emissions
     20.4 Water Discharges
     20.5 Noise
     20.6 Liquid & Solid Waste

21.0 MODES OF OPERATION

     21.1 Design Case
     21.2 Normal Cases
     21.3 Turbine Bypass Case
     21.4 Start-Up Case
     21.5 Grid Failure Case
     21.6 Emergency Shutdown


                           APPENDICES

     Appendix  A    Gas Turbine-Generator and Steam Turbine Generator Scope of
                    Supply


     Appendix B     Lake Pat Mayse Water Quality analysis


     Appendix C     Not used


     Appendix D     Plot Plan


     Appendix E     General Arrangement Drawing


     Appendix F     Black Start Diesel Generator Specification


     Appendix G     Electrical One-Line Diagram


     Appendix H     Approximate Natural Gas Analysis


     Appendix I     Air Permit Special Conditions





1.0  PROJECT OVERVIEW

1.1   Introduction

The Scope of Work for the Owner Paris Power Project (Project) as contained within this document is developed to provide definition to the Project. Capitalized terms used herein, and not otherwise defined herein shall have the meanings ascribed to them in the Turnkey Engineering, Procurement and Construction Agreement for Combined Cycle Generation Facility between Owner Paris Power, L.L.P. (Owner) and Duke/Fluor Daniel (Contractor) dated as of September 30, 1998.

The power plant shall be designed to provide all the electrical power produced in excess of the internal parasitic loads to Texas Utilities (Utility). The Plant shall deliver (net) approximately 1000 MW at 345 kV to Utility. The primary power equipment will consist of four (4) General Electric (GE) model PG 7241 FA combustion turbine generators; equipped with inlet air evaporation coolers, four (4) three pressure level heat recovery steam generators (HRSG) with intermediate pressure reheat; supplemental duct firing; and two (2) GE condensing reheat steam turbine generators with low pressure admission. The plant will occupy a portion of an approximately 110-acre site southeast of Paris, Texas as described in Exhibit C.

The Scope of Work covers the furnishing of the complete power Plant described including all the buildings, facilities, equipment, accessories, all necessary interconnections, and auxiliaries required for efficient, safe and reliable operation and for the Plant to provide electricity to Utility. The Plant shall be designed as a "Merchant Plant" and shall be designed for cycling duty. The Plant shall be designed for a useful operating life of at least 25 years.

1.2   Scope of Work

1.2.1 General: This Scope of Work covers the technical requirements for the supply and erection of a complete power plant on a "Turnkey Firm -
Fixed Priced" basis. The Plant shall consist of gas-turbine electric generating units, waste heat recovery steam generators (HRSG's), steam-turbine generators, and steam plant equipment complete with all miscellaneous equipment, apparatus accessories, auxiliaries and controls necessary to provide a functional plant capable of providing the specified electric power.

      (b) The Work and the Plant, individually and together, will (i) conform with, and shall be in all material respects, designed, engineered and constructed in accordance with the Drawings (as revised from time to time pursuant to the terms hereof), Final Plans, specifications and Scope of Work and other terms of the Agreement, (ii) conform with, and are designed, engineered and constructed in accordance with Good Engineering Practice, Prudent Utility Practices, Applicable Laws and Applicable Permits at the time of Final Acceptance, (iii) contain equipment, supplies and materials suitable for use under the operating and climatic conditions described in the Scope of Work and (iv) demonstrate Work performed in a good and workmanlike manner.

Section 2.0, "General Requirements," of this Scope of Work covers matters generally applicable to all phases of the work.

1.2.2 Work to be provided: The Plant shall be constructed with new parts and new equipment of good quality. The Plant shall be Year 2000 compliant. The Work to be provided by the Contractor shall include all work required to deliver the Plant capable of operating in accordance with the Plant performance specifications herein including but not necessarily be limited to the applicable engineering, design, manufacture, delivery, installation, construction, training, start-up and testing of the following:

1.2.2.1 Four (4) gas turbine generator package units capable of delivering electric power in continuous operation and including all associated auxiliary and accessory equipment, as specified in Section 4.0 of this Scope of Work.

1.2.2.2 Four (4) waste heat recovery boilers (HRSG's), natural circulation, designed for the steam output flow, temperatures and pressures specified, turbine exhaust gas transition ductwork, and expansion joints for installation between the gas turbine exhaust and the waste heat recovery boilers, stacks, all as specified in Section 5.0 of this Scope of Work.

1.2.2.3 Two (2) variable throttle pressure, reheat condensing steam-turbine generator plants including a steam turbinegenerator with cold reheat extraction, intermediate pressure admission and low pressure admission, a condenser, circulating water system, cooling tower, condensate and feedwater systems, all associated pumps, controls, and instrumentation including auxiliary and accessory equipment required for a complete system operation capable of generating electrical power as specified in Section 6.0 of this Scope of Work.

1.2.2.4 All piping systems for all plant services including piping,supports, valves, strainers, piping specialties, insulation, lagging and electrical heat tracing as required.

1.2.2.5 Circuit breakers, disconnect switches, power transformers, instrument transformers, protective relaying and other components required for furnishing 345 kV power up to the 345 kV electrical interface.

1.2.2.6 All instrumentation, controls, interconnecting control wiring, panels, cable tray and/or conduits required for the complete plant
Distributed Control System (DCS) and individual equipment and system controls.

1.2.2.7 All electric power wiring, duct banks, cable trays, conduit and other components required for a complete plant auxiliary electric power distribution system.

1.2.2.8 All electrical and electronic equipment required for complete electrical installation, including furnishing of transformers, switchgear electrical panels, motor control centers, controls and other required accessories, electrical equipment for the gas-turbine generators, condensing steam turbine-generators, waste heat recovery boilers and all other mechanical equipment furnished.

1.2.2.9 All lighting fixtures, lighting panels, welding and convenience receptacles, wiring, raceways and other components required for a complete lighting system including the site road and area fence lighting within the plant.

1.2.2.10 All wiring, grounding rods and other components for a complete grounding system.

1.2.2.11 All wiring, components and raceways for a complete inter-plant communication system and a telephone raceway per Section 12.1.17 for a system to be installed by the Owner.

1.2.2.12  All equipment tests and inspections as required herein.

1.2.2.13 Engineering and technical support services for permits and licenses as required for Contractor provided design and information.

1.2.2.14 All equipment and systems necessary to "black- start" the combustion turbine generators.

1.2.2.15 All equipment and systems for the provision of back up power to plant auxiliaries during turbine-generator shutdown periods. (No back-feed of power from Utility is planned).

1.2.2.16   All site development, structures and buildings, as specified.

1.2.2.17   All architectural features, accessories of buildings and structures.

1.2.2.18 All site preparation including all clearing and grubbing for the Work and for the clearing and grubbing and excavation to grade of the 345 kV Switchyard.

1.2.2.19  All water treatment systems.

1.2.2.20  All wastewater treatment systems.

1.2.2.21  All fire protection equipment and systems.

1.2.2.22  All heating, ventilating, air conditioning, and plumbing.

1.2.2.23  All final painting and finishes.

1.2.2.24 Closed cooling water systems including heat exchangers, pumps, head tank, and chemical feed.

1.2.2.25 Furnishing and installation of mechanical equipment including all pumps, heat exchangers, tanks, compressors, oil conditioners, water treatment systems, chemical feed systems, and the installation of all interconnecting steam, condensate, oil, water piping, and hangers.

1.2.2.26  Natural gas and fuel oil supply system.

1.2.2.27 Consumables: Contractor shall supply all necessary consumables for the plant operation from initial testing through Commercial Operation by Owner. Consumables shall include but not be limited to chemicals, lubricating oils, greases, filters, gaskets, and other supplies. During the construction, start-up and testing phases and up to Commercial Operation, the Contractor shall also supply all necessary electrical power required for construction.

1.2.2.28 Permits: The Contractor shall be responsible for obtaining certain permits so identified in Exhibit L.

1.3  Work By Others

1.3.1 Permits: The Owner shall be responsible for obtaining certain permits so identified in Exhibit M.

1.4  Description of Interfaces

1.4.1  General: The Contractor is responsible for arranging, the tie-ins
described in this Section 1.4.for the Project.   The Contractor includes
these tie-ins in the Construction Schedule. Interfaces are shown per Plot Plan, Appendix D, and described below.

1.4.2  Not Used.

1.4.3 Natural Gas Supply: The Owner shall install the natural gas supply system up to and including an approved gas meter which will be installed at a convenient location inside the Property Site. The Contractor will be responsible for providing fencing and foundations at the meter and for the incoming gas distribution system beyond the gas meter. Regulation of the gas pressure at the interface point shall be by Owner to a pressure of 525 to 540 psig.

1.4.4 Electric Interface: The 345 kV electric interfaces shall be at the 345 kV voltage bushings of the GSU transformers. The Contractor will be responsible for all structures, foundations, wiring, circuit breakers, buswork, transformers, and disconnect switches up to the 345kV electric interface.

1.4.5 Switchyard Interfaces: Owner will be responsible for connecting the Switchyard grounding grid to the Plant grounding grid by the Contractor at the Plant Switchyard fence line. Controls, low voltage power, and instrumentation interconnection from the Plant to the Switchyard will be provided by contractor at weather proof junction boxes at the Plant Switchyard fence line. The Contractor will provide fence common to the Switchyard and Plant.

1.4.6 Non-Cooling Make-Up Water: Non-cooling make-up water for the water treatment plant will be from the source described in Section 1.4.9 "Potable Water."

1.4.7 Cooling Water Make-Up: Cooling water make-up for the cooling tower shall be from Lake Pat Mayse. The Owner shall bring the water line to the Northeast site boundary. The Contractor shall be responsible for the distribution and the inplant piping from this point. A water analysis is contained within Appendix B.

1.4.8 Liquid Discharges: The interconnection to the sanitary sewer system will be at the connection of a sewer main to be constructed by the City of Paris, Texas to the northwest corner of the plant site. The Contractor will be responsible for the collection of all sewer water discharges within the site, the meter, and the hookup to the sewer line. All power plant wastes excluding sanitary sewage, but including cooling tower blowdown, waste treatment waste streams, floor drains, etc. shall be combined into a single manhole and shall be metered by a single meter before being discharged into the sewer line. Sampling wells shall be provided for each waste stream.

1.4.9 Potable Water: Potable water will be obtained from a water line to be constructed by the City of Paris, Texas to the Northwest corner of the plant site. The Contractor is responsible for the hookup. The City will provide metering.

1.4.10 Telephone: The Owner will be responsible for arranging and coordinating telephone service to the Power plant. The Contractor shall supply all required conduits, space for telephone equipment and termination boards in accordance with Section 12.1.17.

2.0  GENERAL REQUIREMENTS

2.1 Codes and Regulations: The editions and addenda of the following codes and Publications effective as of August 31, 1998, shall apply to all work performed under this contract.

Federal Regulations

      Occupational Safety and Health Act (OSHA)

           29  CFR 1910         Occupational Safety and Health Standards
           29  CFR 1926         Safety and Health Regulations for Construction

      Environmental Protection Agency (EPA)

      EPA Standard of Performance for New Stationary Sources

      Applicable State, County and Local Codes and Regulations

                               Mechanical

      AGMA-         American Gear Manufacturer's Association
      AMCA-         Air Moving and Control Association
      ABMA-         American Boiler Manufacturer's Association
      ANSI-         American  National Standards Institute, B31-1 Power
                    Piping Codes and Other Applicable Codes
      ASME-         American Society of Mechanical
                    Engineers-Boiler and Pressure Vessel Code:

               Section I            - Power Boilers
               Section II           - Materials Specification
               Section V            - Nondestructive Examination
               Section VIII         -  Unfired Pressure Vessels
               Section IV - Welding & Brazing Qualifications PTC-Power Test Codes - Applicable Test Codes

      ASNT-         American Society for Nondestructive Testing
      ASTM-         American Society for Testing and Materials
      AWS-          American Welding Society
      AWWA-         American Water Works Association
      CTI-          Cooling Tower Institute
      EJMA-         Expansion Joint Manufacturing Association
      HEI-          Heat Exchanger Institute
      NFPA-         National Fire Protection Association, National Fire Codes
                    and Standards including all requirements of NFPA 850,
                    Recommended Practice for Fire Protection for Electric
                    Generating Plants
      TEMA-         Tubular Exchanger Manufacturer Association
      HI-           Hydraulic Institute Standards

      SSPC-         Steel Structures Painting Council
      CEMA-         Conveying Equipment Manufacturers Association
      HMI-          Hoists Manufacturers Institute
      ASHRAE-       American Society of Heating, Refrigeration, and Air
                    Conditioning Engineers

                         Electrical

      ANSI-         American National Standards Institute
      FAA-          Federal Aeronautics Administration - Standards for Marking
                    and Obstruction Lighting for Aerial Navigation
      ICEA-         Insulated Cable Engineers Association
      IEEE-         Institute of Electrical and Electronics Engineers
      LPC-          Lighting Protection Code
      NEC-          National Electrical Code
      NEMA-         National Electrical Manufacturers Association
      NESC-         National Electrical Safety Code
      ISA-          International Society for Measurement and Control

                            Civil

      SDI-          Steel Deck Institute Standards
      SJI-          Steel Joist Institute Standards
      AWWA-         American Water Works Association
      PFI-          Pipe Fabrication Institute
      SBC-          Standard Building Code
      UMC-          "Uniform Mechanical Code"
      AISC-         American Institute of Steel Construction

               1)   Manual of Steel Construction Allowable Stress Design (ASD)
               2)   Code of Standard Practice for Steel Buildings and Bridges
               3)   Manual of Steel Construction,  Vol. 2, Connections
      AISI-         American Iron and Steel Institute "Specification for
                    Design of Cold-Formed Steel Structural Members," Parts 1
                    and 2
      AWS-          American Welding Society "Structural Welding Code"
                    (AWS D1.1  and  AWS D14.1  Specification for Welding
                    Industrial and Mill Cranes)
      ACI-          American Concrete Institute "Building  Code Requirements for
                    Reinforced Concrete" (ACI-318)
      UPC-          Uniform Plumbing code
      ASCE-         Minimum Design Loads for Building and other Structures
                    (ASCE 7-95)
      AWS-          American Welding Society Welding of Reinforcing Steel
                    (D12.1)
      API-          American Petroleum Institute
      CMAA-         Crane Manufacturers Association of America
      SSPC-         Steel Structures Painting Council

Contractor shall notify Owner if an alternative standard is to be used and why such change is necessary and how compliance is to be achieved.

2.2 Project Schedules: The Contractor shall prepare and maintain his own detailed Schedule which illustrates all major phases of the project including: Engineering and detailed Design, Procurement, Fabrication, Construction and Field Erection, and Start-Up and Testing.

2.3 Permits: Owner will prepare applications, for all Owner necessary permits listed in Exhibit M as Owner's responsibility for the safe and legal construction, installation and operation of the Plant except those that are noted as the responsibility of the Contractor listed in Exhibit L. The permits include, but are not limited to, those enumerated in this section. However, the preparation of necessary construction related permit applications, submittals, and their costs, and the responsibility for compliance with all permits will be the obligation of the Contractor.
Plans check, permit, and inspection costs and submittals will be borne by the Contractor. Contractor shall provide engineering and technical support services to Owner for Owner-obtained permits.

2.4 List of Drawings and Information to be Submitted: Contractor shall supply the following Drawings to Owner as part of The Scope of Work.
Drawings marked with an asterisk shall be submitted for Owner's review and approval. Any comments from Owner shall be returned within ten (10) working days.

Mechanical Drawings and Specifications

      -*  Plot Plan

      -*  General Arrangements Drawing (Plan and Section)

      -*  Preliminary Piping and Instrumentation Diagrams (P&ID's)

      -*  Access Facilities (manned and stairways)

      -   Piping system arrangement drawings

      - Single Line flow diagrams for each HVAC system indicating all equipment and air flow quantities and modes of operation. A table is sufficient for exhaust fans.

      - "For bid" Specifications for major peices of equipment will be furnished to owner concurrently with bid issue.

      -   Conformed specification for equipment purchased.

      -*  QA/QC Manual

      -   Paint Schedule and Specification

      -*  Freeze Protection Design Criteria

      - Calculations substantiating any portion of the design on request by Owner.

      -   Plumbing systems piping drawings

      -*  Fire protection and detection systems P&ID

      -*  Water Balance

      -   Vendor Shop Drawings (for information only)

      -*  Heat Balances

      -*  Performance Test Procedures

Drawings submitted will be reviewed for content and shall contain as a minimum the following information:

Plot Plan

The Plot Plan shall show the actual layout of all buildings and equipment to scale in plan view on one sheet.

General Arrangement Drawings

General Arrangement Drawings shall show in elevation and plan, the equipment, location of equipment, building elevations including grades, elevations, platform section cuts, column designations, foundations, and indication of North. General Arrangement and Section and Detail drawings shall show all equipment dimensioned. The General Arrangement Drawings shall show, in elevation and in plan, outlines for all equipment relative to other equipment and building coordinates.

Piping and Instrumentation Diagrams - P&ID

The Piping and Instrumentation diagrams shall be schematics of the systems. They shall show all equipment, piping, specialties, valves and control devices in the relative physical order in which they will be installed. All piping sizes, pipe class, and material type. Equipment, instruments and
fittings shall be shown symbolically. Piping shall be shown as lines.   Large
equipment shall be locally identified with operating characteristics. A table illustrating all symbols shall be included with P&I diagrams. ISA symbols shall be used. All piping and equipment shall be assigned an identification tag.

Piping System Arrangement Drawings

Piping Drawings shall be to scale layout drawings of all piping systems 2 1/2" and larger, showing all equipment with connecting piping and ducts with valves, dampers, pumps, motors, tanks, instruments and permanent test connections.

Electrical and Instrumentation Drawings

      -*  Electrical One-Line Diagrams

      -   Schematics

      -   Elementary Diagrams

      -   Area Classification Drawings

      -   Lighting Drawings w/Fixture Schedules

      -   Circuit Breaker Panel Schedules

      -   Cable Tray Plans

      -   Communications and Security System Riser Drawing

       -  Underground Drawings (i.e., underground cable routing and grounding)

      -   Cable routing plans

      -   Interconnection diagrams

      -*  Short Circuit Protection Study

      -*  Relay Coordination Study

      -   DCS Block Diagram

      -   Instrumentation Data Sheets

Architectural and Civil Drawings

      -   Plant Building Architectural Plans and Details

      -   Equipment Foundations

      -   Plant Building Foundations and Structures

      -   Enclosures as applicable

      -*  Site Plan and Site Facilities and Fencing

      -*  Grading, Paving, and Landscaping Plans

Fire Protection Drawings

      -   P&ID

      -   Sprinkler Head Locators

      -   Floor drains, trenches, doorways, etc.

Lists

Contractor shall prepare all typical lists including, but not limited to, the following:

      -   Valve List

      -   Specialty list

      -*  Spare parts and special tools lists

      -   Electrical Load List (Motors, Heaters, etc.)

      -   Equipment List

      -   Instrument List

      -   Cable and Conduit Schedule

      -   Pipe Line List

2.5 Reliability and Maintainability: The design philosophy used to attain high reliability and maintainability shall be consistent with or exceed industry standards including:

      - Design margins and derating factors applied in sizing equipment to account for wear, fouling, leaking, pressure drops, and other conditions.

      - Provisions to isolate and bypass equipment for repair without shutdown of the system of which it is a part.

      - Permanently installed facilities to expedite maintenance of equipment items known to require frequent service.

      - Monitoring provisions for bearings of the combustion turbines and steam turbines to give pre-warning of incipient problems.

      -   Access and removal of all equipment parts from facility.

      - Annunciators for rapid problem identification including complete "sequence of events" indicator for the DCS and each turbine generator.

      - Complete compliance with manufacturer requirements for pull space and recommendations for laydown areas.

2.6 Quality Control: The Contractor shall provide new equipment, materials, and workmanship suitable for this application. The Facility shall be designed and constructed for the operation described in paragraph 1.1 and in Section 21.0 through 21.6.

2.7 Safety: Contractor shall be responsible for developing a written safety program and policies to obtain safe working conditions and methods. Contractor personnel shall be trained in such methods and subcontractors shall also be held to the same standards.

2.8 Examination of Existing Conditions: Contractor shall visit and examine carefully those portions of the site and/or present buildings affected by this work so as to become familiar with existing conditions and difficulties that will affect the execution of the work.

Contractor shall perform at its expense all site examinations including, but not limited to, geotechnical analysis and subsidence analysis.

2.9 Materials: All materials shall be new and of a type which have been in successful operation in equipment of the same type offered or tested new and by the Contractor or the manufacturer. Use of asbestos or materials containing asbestos is strictly prohibited. No halon shall be used.

2.10 Inspection and Shop Testing: Contractor shall provide for shop inspection and testing of major equipment as determined by the Contractor. Testing programs shall be established by the Contractor, but shall not be less thorough than the manufacturer's standard testing procedures.

The Owner reserves the right of shop inspection visits and may witness shop tests, provided that the Schedule is not impacted. Contractor shall notify Owner of the tests at least 5 business days in advance of tests.
Notification shall include tests on:

      -   Combustion and Steam Turbine and Generators

      -   GSU Transformers and Auxiliary Transformers

      - DCS, Hardware and Software, Transformers, Feedwater Pumps, Circulating Water Pumps, and condensate pumps.

      -   Diesel Generators

The Owner shall receive certified copies of test reports and shop tests, where applicable.

Certified mill test reports for pressure retaining parts shall, when specified, be prepared in accordance with ASTM specifications and shall include actual mechanical and chemical properties.

2.11  Start-up Spares:  Spares required during startup such as gaskets, etc.
shall be provided by Contractor.   Operational spares will be Owner's
responsibility.

2.12 Operating Conditions: Operating Conditions shall mean all operating modes identified in Section 21.0, transition operation between any two operating modes, and normally expected upset and emergency conditions.

2.13 Clean-Up: Materials and supplies shall be stored in locations that will not block accessways and shall be arranged to permit easy cleaning of the area. In areas that equipment might drip oil or cause damage to the floor surface, a protective cover of heavy gauge, flame resistant, oil proof sheeting shall be provided between the equipment and the floor surface so that no oil or grease contacts the floor surface. This requirement is applicable to both finished and unfinished areas.

2.14 Fire Prevention: Without limiting the obligations of contractor in the body of the Agreement: (i) access to fire hydrants and other sources of fire water shall be identified and kept open at all times; (ii) fire extinguishers shall be provided in enclosed areas and in areas that are not accessible to fire water or that may be exposed to fire that cannot be safely extinguished with water; (iii) each fire extinguisher shall be of a type suitable for extinguishing fires that might occur in the area in that it is located; (iv) in areas where more than one type of fire might occur, the type of fire extinguisher required in each case shall be provided; and
(v) each extinguisher shall be placed in a convenient, clearly identified location that will most likely be accessible in the event of fire.

2.15 Year 2000 Compliance: All of the Equipment that use, involve or require for proper operation any computer function or function of data or information retrieval or manipulation will be "Year 2000 Compliant," including that (i) no value for a current date will cause interruptions in desired operation; (ii) all manipulations of calendar-related data (dates, duration's, days of week, etc.) will produce desired results for all valid date values within the operation domain; (iii) date elements in interfaces and data storage will permit specifying the century in such a way as to eliminate ambiguity; and (iv) for any date element represented without designation of the century, the correct century is unambiguous for all manipulations involving that element.

2.16 Infringement: None of the Work, the Plant, the Equipment, the Drawings, Final Plans and the design, engineering and other services rendered by Contractor hereunder, nor the use or ownership thereof by Owner in accordance with the licenses granted hereunder, shall infringe, violate or constitute a misappropriation of any trade secrets, proprietary rights, intellectual property rights, patents, copyrights or trademarks.

3.0   COMBINED CYCLE PLANT PERFORMANCE REQUIREMENTS

3.1   Thermodynamic Cycle Description

The Scope of Work of the Plant incorporates a combined gas turbine/steam turbine thermodynamic cycle. The Plant will consist of two (2) 500 MW (Nominal) power blocks. The power blocks are referred to as Phase 1 and Phase 2. Each power block will consist of two (2) gas turbines each with an associated heat recovery steam generator (HRSG). Steam from the HRSG's in each power block will feed only the steam turbine associated with that power
block.   The steam turbine will have cold reheat steam extracted and returned to the HRSG for reheat. Hot reheat steam from the HRSG's will be admitted to the intermediate pressure section of the steam turbine. The gas turbines shall be capable of firing natural gas. Each HRSG shall have supplemental duct firing capability.

The selection of optimum steam cycle design is the responsibility of the Contractor. This includes selection of steam throttle conditions and cooling system design.

The Guarantee Design Conditions are 98F dry bulb temperature, 75F wet bulb temperature, and 14.4 pounds per square inch absolute barometric pressure.

3.2   Design Criteria

This section describes the operating overall design requirements of the plant. Specific design requirements of equipment and subsystems are described in more detail in the following Sections and on Table 3-1.

The design and construction requirements contained in this specification describe the minimum acceptable standards for the plant as a whole and for certain individual components. These specification requirements are not meant to provide a complete and detailed description of each and every system and component. It is the sole responsibility of the Contractor to provide a complete power generation facility including all equipment, components and accessories necessary for the safe and efficient operation of the Plant.

3.2.1 Not Used.

3.2.2 Electric Requirements: The Plant output shall be maximized and the Plant shall be capable of delivering a minimum 1000 MW (net) at the Utility revenue meters at the Guarantee Design Conditions.

3.2.3  Design Trade-Offs: The Owner desires a plant that offers the lowest
combination of capital and operating costs.   The Contractor is encouraged to
incorporate cost effective design features that will improve the efficiency of the plant and increase the maximum net electric output.

3.2.4 Performance Guaranties: In accordance with the agreement, Contractor guarantees the successful operating performance in accordance with all requirements stated in this specification. The overall guarantee shall include the achievement of the performance parameters specifically listed in the Agreement.

3.2.5 Water: The plant will be designed to use untreated lake water from Lake Pat Mayse described in Appendix C for cooling tower makeup. The plant will be designed to use the city potable water treated in accordance with this document for use as HRSG make-up, potable water, firewater, and make-up to the combustion turbine evaporative coolers.

3.2.6 Fuel: The design basis natural gas fuel will be as shown in Appendix H.



                                TABLE 3-1

DESCRIPTION                      DESIGN CONDITIONS
Dry Bulb Temp. oF                98 (CT Design)
Wet Bulb Temp. oF                75 (CT Design)
Fuel                             Natural Gas
Export Power - MW (net)          1,000 (minimum)
Boiler Blowdown %                2
Barometric Pressure              14.4  pounds  per square inch, absolute
Site Elevation                   535 ft. above sea level
Average annual rainfall          47"
Basic Wind Speed                 Per ASCE7, 90 mph Exposure 'c',Imp. Factor
                                 1.15 @ 33 Ft. above ground
Seismic Factor                   Ay = 0.05 < 0.1, Seismic Performance
                                 Category B.
Frost Penetration
Snow Load                        Per  ASCE7 ground snow load  5 psf
Roof Live Load                   Per UBC 20 psf

Ambient Conditions (Summer) oF    110 degrees DB
Ambient Conditions (Winter) oF    0 degrees DB

4.0   GAS TURBINE AND AUXILIARIES

The Contractor shall include in its scope four (4) GE PG 7241 FA Gas turbines in (CTG's) accordance with the specification in Appendix A.

5.0   BOILERS AND AUXILIARIES

5.1   Heat Recovery System

5.1.1  Four  (4) heat recovery steam generators (HRSG) shall be provided to
recover the exhaust heat from the gas turbine generators.   The HRSG's shall
be designed to satisfy the performance requirements delineated in Section 3
of this Specification.   Corrosion allowances shall be: 1/8" for drums,
1/16" for piping, 1/16" for stack, and 0" for tubes and headers.

The heat recovery systems shall include the following equipment:

a.   Inlet Transition Duct
b.   Duct Burner
c.   Duct Burner Fuel Skid
d.   Firing Duct
e.   HP Superheater
f.   IP Reheater
g.   HP Evaporators
h.   HP Steam Drum
i.   Not used
j.   HP Economizer
k.   IP Superheater
l.   IP Evaporator
m.   IP Steam Drum
n.   IP Economizers
o.   L.P. Superheater
p.   L.P. Evaporator
q.   L.P. Steam Drum
r.   Not used
s.   Feedwater Preheater
t.   Outlet Transition Duct
u.   Expansion joint at Stack
v.   Exhaust Stack
w.   Interconnecting Piping
x.   Platform, walkways, ladders, stairways (minimum of one (1)) and ladders
y.   Trim
z. Motor operated valves on the intermittent blowdown line to be operated from the control room

5.1.2 Steam Generators: The steam boilers shall be natural circulation water tube type, designed and fabricated in accordance with the ASME
Boiler and Pressure Vessel Code, Section I - Power Boilers. The feedwater preheater may be Section I or Section VIII. Extended surface tube designs may be used for steam generating sections, superheaters and economizers. All sections of the boiler shall be drainable. All drain lines (with standing water) will be freeze protected.

5.1.2.1 Finned tubes may be used. Fins shall be spaced not closer than six (6) per inch. The material and design shall be specifically suitable for the maximum temperatures that may be imposed. The tube design shall provide at least a 25 Degrees Fahrenheit margin in material temperature. Tubes of all heat transfer surfaces (boilers, superheater, reheater economizer) shall be adequately supported or designed to prevent tube vibration due to gas flow or gas cavity frequency resonance.

5.1.2.2. All steam drums will have hinged doors for main access. HP and IP drum holdup time from normal to low level shall be 3 minutes, LP shall be 7 minutes. The steam drum and internal steam-water separating purifiers shall be sized and designed to limit steam impurities at no greater than 5 ppb sodium in steam, leaving the drum at maximum steam throttle flow. Internals shall be installed in such a way as to facilitate removal and replacing for cleaning and maintenance with minimum cutting required. Draining drums shall be through the intermittent blowdown motor operated valves.

A drum level water column, for each steam drum, complete with a continuous indicating illuminated water gauge shall be provided. The gauge shall be complete with shutoff valves, vent and drain valves, operating chains if
required, and all  drain  piping  to waste.   Operators shall be able to
manually blow down water column from platforms.

5.1.2.3 The boiler and boiler casing shall be designed for outdoor installation and shall be fabricated to result in a totally gas-tight installation. Insulation and lining shall be provided and designed for durability, long life and minimum maintenance under the anticipated operating conditions. The insulation shall limit the outer skin temperature to a maximum of 140 Degrees Fahrenheit with air at 80 Degrees Fahrenheit, 1 mph
wind when the boiler is operating at maximum capacity.   Access doors shall
be provided for inspection of the gas side surface between major tubing areas. The outer casing shall be gas tight and shall be of 1/4 inch minimum, steel plate designed for a static pressure of 20 inches w.g. or turbine exhaust pressure, whichever is greater. The casing shall be internally insulated and the insulation covered by a 20-ga. minimum steel lining. The lining shall be type 409 stainless steel where gas temperature exceeds
800 Degrees Fahrenheit.

5.1.3 Superheaters and Reheaters: The high-pressure superheater shall be designed to meet the steam flow, pressure and temperature requirements of the selected steam turbine generator. It shall have a provision for interstage steam temperature control by water spray desuperheater. Superheater tubes and also extended surface fins, if used, shall be of materials suitable for the maximum calculated expected metal temperatures at load and firing conditions.

The intermediate and low pressure superheaters and reheaters shall be designed to meet the steam requirements of the steam extraction/admission system for the steam turbine and steam for any other plant usage's as shown in the performance heat balances.

The HP superheaters and reheater shall be arranged with sufficient access for inspection. Superheaters shall be provided with vent and drain connections, safety relief valves, and steam outlet stop valve and nonreturn valve.

5.1.4   Economizers and Feedwater Preheater:  Vertical tube, extended surface, split type, drainable economizers shall be furnished as required to raise the Feedwater supply temperatures to suitable drum approach temperatures. Economizers shall be arranged for multipass water flow. Nonsteaming
economizers  and Feedwater Preheater are required.   Provisions for corrosion
prevention of tube and fins shall be made.

5.1.5 Duct Firing: Duct burner systems using low NOx technology shall be supplied for each HRSG. The duct burners shall be capable of producing sufficient steam to produce the maximum output of the steam turbine generator at all ambient temperature conditions. The duct burner system shall be
controlled from the DCS.   The duct burner system includes the duct burner,
igniters, flame scanners, and burner safeguard system.

5.2   Boiler Blowdown System

A continuous boiler water blowdown system shall be provided for each steam drum. A continuous boiler blowdown quality sampling and indicating system shall be provided by Contractor as part of the boiler blowdown system.

The HRSG manufacturer shall guarantee the steam purity at the main steam outlet based on the steam turbine manufacturer's steam purity requirements and, therefore, must set the drum water concentration limits, which consequently
establishes the blowdown rate.   Actual HRSG blowdown rate shall be based  on
the data supplied. However for design purposes, a 4 percent blowdown rate shall be utilized.

Boiler drum water conductivity sensing equipment shall be provided and continuous indication with alarm limit monitoring shall be provided in the distributed control system. The blowdown rate shall be adjusted based on conductivity through the DCS system.

The Contractor shall provide a boiler blowdown system designed to recover the heat in the blowdown water. Boiler blowdown from each HRSG shall be discharged to a continuous blowdown tank. Steam from the continuous blowdown tank shall be recovered. Water from the continuous blowdown tank shall discharge to an atmospheric blowdown tank.

The continuous blowdown tank shall be designed to separate flash steam from the heat recovery boiler blowdown efficiently and to minimize erosion and operational problems. The following items should be considered when designing the continuous and atmospheric blowdown tanks and there associated system:

          a. The tanks shall be designed in accordance with the ASME Code, Section VIII; Division I, for a design pressure equal to one-fourth the drum operating pressure at MCR.

          b. Blowdown must enter the blowdown tanks tangentially to take advantage of centrifugal force to separate steam from liquid.

          c. A stainless steel wear plate must be furnished for erosion protection where the flashing blowdown impinges on the wall of the blowdown tanks.

          d. An anti-swirl baffle must be provided at the blowdown tanks drain outlet connection to prevent the formation of eddies and blow through of steam into the water drain system.

          e. The blowdown system shall be designed to avoid the problems associated with two-phase flow in the blowdown line.

          f. Valves specifically designed for blowdown control shall be utilized for this purpose. These valves have outlets larger than the inlets. The tank connection size must not be less than the valve inlet size.

          g.     Discharge  from  drains  from  the
          atmospheric blowdown tanks and other sources, which are to be discharged to sewers, or other bodies of water, shall not exceed 140 Degrees Fahrenheit. Service water shall be used to quench the drains (to lower the total drain temperature) before dumping to waste.

          h. The blowdown tank shall be provided complete with safety relief valves, high liquid level transmitter and alarm, liquid level indicator, controls and outlet valve, pressure gauge, thermometer, and stainless steel wear plate for incoming blowdown water. The water and steam connections shall be welded.

          i. The blowdown system shall be furnished and installed complete with all pipe, valves, fittings, instrumentation and controls. Isolating and bypass valves with associated pipe shall be furnished on the blowdown tank.

          j.   The tanks shall be located near the HRSG's.

5.3   Inlet and Ductwork

All ducts shall be welded gas tight construction, a minimum of 1/4-inch corrosion resistant carbon steel plate with supports and stiffeners to withstand an internal pressure as specified for the boiler casing, paragraph
5.1.2.3. Ducts shall be furnished with access doors to all cavities and expansion joints. The gas turbine exhaust flange expansion joint shall be designed to prevent excessive forces and moments on the turbine.

The ductwork between the gas turbine and waste heat recovery boiler shall be internally insulated with high-temperature insulation. Refractory lining shall not be used unless absolutely required by service conditions. The internal insulation shall be stainless steel plate lined to prevent erosion or spalling deterioration. The lining shall be stainless steel, 12 gauge minimum thickness, suitable for maximum expected gas temperatures.

The boiler outlet duct-to-stack breeching shall be externally insulated and covered by corrugated aluminum lagging up to the stack damper. All insulation thicknesses shall be calculated to limit surface temperature to 140 Degrees Fahrenheit with air at 80 Degrees Fahrenheit, 1-mph wind.

Ducts and supports shall be furnished complete including all supports.

5.4   Not used

5.5  Stack

The stack height has been established in the PSD permit as 130'. Stack outlet may be constructed of steel with an I.D. of 19 ft. per the PSD Permit.

Stack design material, protective coatings and insulation shall be compatible with temperatures and operating conditions that may be encountered. Stack shall be self-supporting, un-guyed, and unlined, constructed of steel plate. A corrosion allowance of 1/16" shall be used for steel stack. Connections for emissions compliance testing shall be provided on the stack. Full circumference platforms shall be furnished at each testing level. Ladder access to the test platform connections shall be provided along with platforming at the connection elevation. Contractor shall provide a source emissions monitoring system for continuous monitoring of stack emissions on each stack. The monitoring system shall meet all applicable Federal and State standards for monitoring of stationary services in the appropriate size class.

Each stack shall be provided with a stack damper to retain heat when the HRSG is not in operation. The DCS will be provided a status signal of the damper cap position (fully open or fully closed). The stack damper shall be actuated from the DCS.

5.6  Instrumentation and Control

Instrumentation and controls shall be provided as required to allow for optimum operation under all normal and transient conditions that can reasonably be expected.

All valves and control devices shall be accessible and conveniently located from grade or platforms.

5.6.1 Automatic Controls: The control of the heat recovery boiler shall be completely integrated with the Distributed Control system and shall be operable from the control room.

5.7  L.P. Drum

The volume of water in the LP Drum at normal water level shall not be less
than 7 minutes of maximum design Feedwater flow.   At the maximum water level
it shall not exceed 85 percent  of  the total LP Drum volume.

5.8   Boiler Feedwater Pumps

5.8.1 General: Five (5) 100% capacity (based upon one HRSG) highpressure feed pumps shall be provided and four (4) will be installed to serve the HRSG's. Feed pumps shall be horizontal, centrifugal, multistage, horizontally split or barrell type with an intermediate pressure takeoff. The uninstalled high-pressure feedwater pump shall be supplied as a spare.

5.8.2 Design Conditions and Performance Requirements: The pumps shall be capable of operating continuously at minimum flow without damage to the pumping equipment. Total head and pump efficiency shall be designed in accordance with the Hydraulic Institute Standards, Centrifugal Pump Section.

Flow velocities at the outlets of discharge nozzles of the feed pumps shall not exceed 20 feet per second.

The design head shall be determined by Contractor using the design flow and equipment and piping pressure losses expected. A 3% margin shall be added to the pump head.

The capacity of each feed pump shall be rated at 100% of maximum flow to each HRSG plus a 5% margin.

Contractor shall provide Owner with pump performance characteristics curves on which total developed head, brake horsepower, speed, required NPSH, and efficiency are plotted as functions of volumetric flow rate between shut-off and run-out and minimum suction flow as a function of pump speed. Total developed head and pump efficiency shall be defined in accordance with the Hydraulic Institute Standards.

The first critical speed of the pumps shall not be more than 75 percent of the rated pump speed.

Contractor shall provide one (1) electric motor as the driver for each pump specified.

Pumps for same service shall be of the same model, manufacturer, and identical in construction so that similar parts of the pumps shall be interchangeable.

Renewable shaft sleeves shall be provided at bearing points and stuffing boxes to prevent as much as practical shaft wear.

Impellers shall be keyed and nut-locked to the shaft to bear all operating loads.

All impellers shall be statically and dynamically balanced.

Wear rings on the impellers shall have a Brinell hardness number that is at least 100 greater than the Brinell hardness on the casing wear rings. Wear rings shall be replaceable, as required.

Full size impellers shall not be used.

Flexible couplings shall be provided to connect motor driver and pump shafts.

Couplings shall be either the nonlubricated types (manufactured by Thomas, Zurn, or equal) or the batch lubricated type (manufactured by Zurn, Koppers, or equal).

Pump bearings shall be journal type and provided in sufficient number and located to obtain proper shaft alignment and minimize noise level. All pump bearings shall be oil lubricated.

Each bearing shall be provided with a vibration probe with a proximeter and shall be integrated into the integrated plant Distributed Control System.

All running, starting and idle thrusts and all unbalanced hydraulic thrusts shall be carried out by the Kingsbury type pump thrust bearing.

5.8.4 Materials: Materials for the boiler feed pumps shall be as specified below (ASTM Specification and grades):

      Casing                 A 743, Gr CA-15
                             12% Chrome Stainless Steel
      Base Plate             A283, Gr C
                             A285, Gr C

      Shaft  Sleeves         Stainless Steel, ASTM A582, Type 416, Condition H

      Impeller(s)            A 743, Gr CA-15

      Shaft                  A 276, type 410

      Split Retaining Ring   ASTM A743, Grade CA6 NM

      Impeller Wear Rings    AISI Type 420 Stainless Steel, Hardened
      Throttle Bushings      ASTM A743, Grade CA6 NM, Stainless Steel (13%
                             chrome -  4% nickel)

Where two or more materials are specified for a component or part, Contractor shall make a choice.

Contractor may propose alternate materials, which in its experience are more,
suited to the intended service.   The alternate materials shall be subject to
Owner's review.

6.0   STEAM TURBINE-GENERATOR AND AUXILIARIES

6.1 Steam Turbine-Generator: The Contractor shall include in its Scope of Work the two (2) steam turbine-generators, the specifications in Appendix A.

6.2   Steam Surface Condenser:

6.2.1 General Requirements: Contractor shall provide a steam surface condenser and accessories, including condenser tubes, and steam jet air removal system, in accordance with Heat Exchange Institute Standards and ASME Boiler and Pressure Vessel Code. The steam surface condenser shall be designed for outdoor installation. The steam surface condenser shall be designed to provide decreation of the HRSG make-up water with less than 7.0 ppb of dissolved oxygen in the vacuum condensate.

6.2.2 Design Conditions and Performance Requirements: The condenser shall be designed in accordance with HEI Standards for steam surface condensers. Where the HEI Standards and this section of the SOW are at variance, this section shall control.

The condenser shall maintain the backpressure required by the steam turbine guaranteed rating while operating with circulating water temperatures based upon cooling tower performance under design ambient conditions as specified in the Performance Data and guarantees.

The condenser shall be capable of maintaining the backpressure and exhaust temperature within the permissible limits set by the turbine manufacturer while experiencing continuous operation of the steam turbine bypass system at maximum expected flow. The condenser design shall be capable of condensing full steam production from the HRSG HP, IP, and LP sections and shall maintain condenser pressure within the turbine manufacturer limits for operation.

Contractor shall determine all circulating water uplift forces that affect foundation design. The uplift forces shall be determined with the discharge valve of one circulating water channel closed or all the discharge valves at the outlet shell closed so that the inlet waterbox uplift forces are based on circulating water pump shutoff pressure.

6.2.3 Materials: Material for the condenser tubes shall be 304 SS - 22 BWG. The tube sheet shall be stainless steel. The water boxes shall be epoxy coated for corrosion protection.

Tubesheet design analysis shall be performed to determine both tube loads and maximum stress levels within the tubesheet.

Expansion joints shall be used at all the inlet and outlet waterbox circulating water connections for thermal expansion and fit. All joints shall be tied joints.

Waterboxes shall be full access bolted cover plate type. Inspection access shall provide access to inlet and outlet water boxes.

Waterboxes shall be protected with a passive cathodic protection.

Contractor shall furnish an exhaust neck expansion joint between the turbine and the condenser. The exhaust neck expansion joint shall be capable of absorbing turbine exhaust hood and condenser movement in any direction from the horizontal and vertical centerlines of the hood.

6.3   Condensate Pumps

6.3.1 General: Four (4) 50% capacity (of total plant condensate flow) condensate pumps shall be provided, two (2) installed for each surface condenser.

The condensate pumps shall be designed in accordance with the Hydraulics Institute Standards, Centrifugal Pump Section. The pumps shall be vertical type centrifugal pumps driven by constant speed electric motor.

The pumps shall be designed and manufactured for safe and reliable  operation
and supplied with suitable materials.   They shall operate without cavitation
and vibration.

6.3.2 Design Conditions and Performance Requirements: The design capacity of each pump shall be determined according to the required capacity of the system and pressure in deaerator at maximum continuous rating of the unit. The design capacity of each pump shall be 50% of the maximum plant expected condensate flow to the deaerators plus 5% margin.

In order to prevent damage at low flow operation beyond normal wear and tear and to obtain sufficient cooling flow through the gland steam condenser; the condensate line shall be provided with recirculation line for a safe minimum flow back to condenser.

Each pump shall be suitable for direct connection to a vertical motor driver.

The pumps shall be designed to operate continuously over the pump operating range without cavitation.

Contractor shall provide Owner with pump performance characteristic curves on which total developed head, brake horsepower, required NPSH, and efficiency are plotted as functions of volumetric flow rate between shut-off and run-out. Total developed head and pump efficiency shall be defined in accordance with the Hydraulic Institute Standards.

Contractor shall obtain a manufacturer's guarantee for the performance of the pumping equipment. The tolerances on the guaranteed performance shall be in accordance with the Hydraulic Institute Standards.

Pump head curve shall rise continuously from best efficiency head point to shut-off. The pump shut-off head shall fall between 120 to 135 percent of the total head at the best efficiency point.

The pumps shall be of the same model, manufacturer, and identical in construction so that replacement parts are interchangeable.

The pump seal shall be designed for seal water injection with seal water supplied from the common pump discharge header during pump operation. The first pump to start will run momentarily without seal water injection.

Contractor shall provide one (1) vertical electric motor as driver for each condensate pump.

Suction strainers for each pump shall be supplied. The unit shall be arranged to facilitate inspection and maintenance. Motor head unit and inner assembly shall be readily removable without disturbing the pump can.

6.3.3 Design and Construction Features: The condensate pumps shall be centrifugal, multistage, vertical can type.

Wearing rings for pump bowl shall be replaceable.

Renewable shaft sleeves shall be provided at bearings and stuffing boxes to prevent shaft wear.

Impellers shall be of the enclosed type for first stage and the semi-open or enclosed type for remaining stages and shall be securely fastened to the shaft so as to withstand all operating loads including maximum reverse rotation.

Full size impellers shall not be used.

All impellers shall be statically and dynamically balanced.

Shaft couplings shall be of the sleeved-keyed type. Screwed type shaft couplings will not be accepted.

6.3.4  Materials: Materials for the condensate pumps shall be as specified
below.   Contractor may propose alternate materials, which in its experience are more, suited to the intended service. The alternate materials shall be subject to Owner's review. Where two or more materials are specified for a component or part, Contractor shall make a choice.

Can and Pump head including
Motor Support and Mounting Base              ASTM A 283, Gr. C
                                             ASTM A 285, Gr. C

Bowls and Suction Bell                       ASTM A 48, CL. 30

Impellers                                    ASTM A 48, CL. 30

Shaft                                        ASTM A 582, type 416

Shaft Sleeves                                ASTM A 743, type 316

Wearing Rings (Bowl and Impeller)            ASTM A 743, type 316

Bearings                                     Carbon

Shaft Couplings                              ASTM A 276, type 410 H.T.

Motor-Pump Couplings                         ASTM A 181, Gr. I

Flanges                                      ASTM A 105, Gr. I or II

Column Pipe                                  ASTM A 106,  Gr. A

The Brinell Hardness of the bowl wearing rings shall be not less than 100 greater than the Brinell Hardness of the impeller wearing rings.

6.4 Condensate Storage Tank: The condensate storage tank shall have a nominal capacity of 150,000 gallons and shall be constructed per the
requirements included in Section 18.   The condensate tank shall be used for
hotwell make-up storage.

6.5 Turbine Bypass and Desuperheater(s): The Contractor shall design and provide bypass system in accordance with the requirements of Section 21.4 for periods when the steam turbine will not accept steam from the HRSG's.
Included with this system shall be all piping, drains, valves, instrumentation, and desuperheater(s), controls and appurtenances required
for a complete system.   Dump valves shall be located as close as possible to
the condenser. Dump lines shall be self-draining to the condenser. The desuperheater(s) shall be sized to protect downstream equipment and piping and shall be equipped with strainers and control valves for adequate operation.

7.0   COOLING SYSTEM

7.1   General

Two (2)-cooling water systems (one for each power block) shall provide a
continuous supply of cooling water to the Facility.   A "recirculating" type
of system, using a cooling tower,  shall  be used.

Main components of each cooling water system specified in this section, are: circulating water pumps, pump structure, circulating water piping, cooling tower, cooling water heat exchanger and auxiliary closed cooling water pumps.

Size and basic design parameters of the main components of each cooling water system shall be based on "optimum" capital and operating costs and shall meet the performance requirements established for the condenser and steam turbine at vendor guaranteed load conditions. The cooling towers shall be designed to operate over the maximum expected ambient temperature range defined in Table 3-1 with appropriate anti-icing controls.

The cooling water systems shall be designed to utilize untreated water from Lake Pat Mayse for cooling tower makeup.

7.2   Circulating Water Pumps

7.2.1 General: Five (5) 25% capacity (of total plant circulating water flow) circulating water pumps shall be provided and shall be designed for continuous service.

Two (2) pumps for each cooling tower with one pump for the warehouse.

The pumps shall be vertical (single stage, mixed flow) types.

The pumps and all associated valves, lubrication equipment and accessories shall be located adjacent to the cooling tower. The pump pit shall be equipped with intake screens to protect the pumps from debris. Two (2) sets of screens shall be provided to allow cleaning of one (1) set with the second set in place. An overhead monorail and electric hoist shall be provided to facilitate screen removal. The screen shall have 3/8" maximum opening size and shall be stainless steel.

7.2.2 Design Conditions and Performance Requirements: The pump suction specific speed shall be sufficient to prevent cavitation under the Operating Conditions.

The structural integrity of pumps, drivers, and accessories shall not be impaired by flow reversal through a pump, resulting from failure of its driver, with its discharge valve wide open and the remaining pumps operating.

The pumps shall be suitable for outdoor locations.

The sources, descriptions, and chemical analysis of circulating water and water available for bearings, seals, and cooling shall be provided to the pump manufacturer by the Contractor.

Each pump shall be direct connected to an electric motor driver. The electric motors shall be furnished with non-reverse ratchets.

Contractor shall prepare the pump performance characteristic curve on which total developed head, brake horsepower, and efficiency are plotted as functions of volumetric flow rate between shut-off and run-out. The minimum submergence for no cavitation shall also be plotted between the minimum flow rate and run-out. Total developed head and pump efficiency shall be defined in accordance with the Hydraulic Institute Standards.

Contractor shall prepare torque-speed curves from zero to rated pump speed. These shall include starting against a closed discharge valve.

The system-operating mode shall be arranged to start each pump against a closed discharge valve, which will open automatically as the pump comes up to speed.

7.2.3 Design and Construction Features: Each component, including the motor driver, shall be designed to resist all static and dynamic loads imposed on it during all modes of pump operation. The operating modes include normal operation in any parallel arrangement, start-up, and shutdown. The pump discharge flange shall be designed to handle the stresses imposed when the pump is started up with the column empty.

An electric motor-operated butterfly valve shall be provided at the discharge of each pump.

The pump assembly shall be of the removable (pull out) type.

The pumps shall be identical in construction and similar parts of pumps shall be interchangeable.

The impeller shall be dynamically balanced.

Full size impellers shall not be used.

The net axial thrust shall be balanced. This bearing shall be sized to balance the maximum axial thrust that may occur during any mode of pump operation required to meet the Operating Conditions.

Replaceable impeller and casing wearing rings shall be provided to minimize leakage from the discharge to the suction side of the impeller. Rings shall be designed to minimize as much as practical erosion due to particulates in the circulating water.

Shaft sections shall be machined over their full lengths. Replaceable sleeves with the proper surface characteristics of roughness and hardness shall be provided at bearings, seals, and all locations subject to wear.

Pump diffuser rings shall be replaceable.

All pump and shaft bearings shall be water lubricated. The source of lubricating water shall be fresh/clean water from another Contractor furnished pressurized system. If the lubricating water requires filtration or other processing prior to use, Contractor shall provide the necessary equipment as part of its lubricating system.

7.2.4 Materials: Materials for the circulating water pumps shall be as specified below.

Where material is not specified, Contractor shall select it for approval by Owner. When such material is to be in contact with the circulating, bearing, sealing, or cooling water it shall have the same corrosion and erosion resistance as specified material in the same water environment.

     Component                 Name              ASTM Spec.

Suction Bell                   Cast Iron         A48 Class 30

Bowl Assembly                  Cast Iron         A48 Class 30

Column Pipe & Discharge Elbow  Carbon Steel      A36 or A53

Shaft Tube                     S.S. 316L         A312

Bearing Spider                 Carbon Steel      A235

Impeller                       Bronze            B584-C86500

Shaft                          S.S. 416L         A582

Shaft Sleeves                  S.S. 304L         A269

Wearing Rings                  S.S. Type 316     A743

7.3   Circulating Water Pipe

7.3.1 Design Conditions and Performance Requirements: Maximum average pipe velocity shall not exceed 10 fps.

Pipe shall be designed to withstand internal pressures, both operating and transient. Minimum design pressure shall be higher than both the pressure corresponding to the shutoff head of the pump and the minimum design pressure specified in the applicable piping standard.

The piping system shall be designed to withstand all external loads; both with the pipe empty and in combination with internal pressure. Buried portions of pipe shall be capable of resisting internal pressure without backfill in place.

Depth of the earth cover shall prevent floating of the empty pipe when ground water level is at its maximum level, but will be a minimum of 3 feet deep where buried.

Pipe installed under traffic areas shall be designed to withstand HS20-44 truck loading.

7.3.2 Materials: The type of pipe to be used shall be either reinforced concrete or pre-stressed concrete, or carbon steel, pressure pipe.

7.3.3 Design and Construction Features: The stiffness of pipe and restrained joints and/or supports shall be utilized to counteract unbalanced forces imposed in the piping system.

Contractor shall provide cathodic protection.

7.4   Cooling Tower

7.4.1 General Requirements: Contractor shall provide two (2) mechanical induced draft cooling towers (one for each power block) and accessories in accordance with Cooling Tower Institute Standards.

The towers shall be located to minimize as much as practical the impact of fogging and drift emissions on the adjacent roadway as shown on the Plot Plan.

Fire protection provisions shall be as defined in NFPA No. 214.

7.4.2 Design Conditions and Performance Requirements: Each cooling tower shall be designed to dissipate the thermal load of the turbine and other auxiliaries for one Power Block and to provide the cold water temperatures consistent with Section Design Conditions.

The cooling tower design shall be of mechanical induced draft, multicell, counterflow.

Arrangement and orientation of the cooling tower(s) shall take into account prevailing winds.

Cooling towers shall be designed to operate using untreated water from Lake Pat Mayse.

The towers (including fill and its support system) shall be designed to include necessary features to prevent damage from freezing during operation under any mode.

A manual control bypass system shall be provided to bypass return water directly to the cooling tower basin under freezing conditions.

7.4.3 Materials: Materials for the tower and accessories shall be satisfactory for use with the cooling water and with any other fungicides and biological growth inhibiting agents that Contractor may choose to use.

Material shall be as specified below. Where two or more materials are specified for a component or part, Contractor shall make a choice.

      Fill
      Modular                       -    PVC Flame Spread Rate less than  25
                                         by ASTM E-84.

      Drift Eliminators Waves       -    PVC, Flame Spread Rate less than 25
                                         ASTM E-84.  Maximum drift rate
                                         0.003% of circulated water flow.
      Drift Eliminator
      Spacers                       -    Plastic

      Distribution System
      Piping                        -    FRP and/or PVC

      Nozzle  Parts                 -    Polypropylene with Stainless Steel
                                         Hardware.  Color-coded by diameter.

      Mechanical Drive System
      Motor                         -    TEFC, single speed,
                                         Class F  insulation, with 1.15
                                         service factor. Fan bhp at rated
                                         conditions shall not exceed motor
                                         nameplate rating.

      Drive Shaft                   -    Graphite Composite material or
                                         stainless steel.

      Gear  Reducer                 -    Right angle, single reduction
                                         designed per  AGMA Standards with
                                         safety factor of 2.0 on  nameplate HP.

                                         Direct coupled, shaft driven oil
                                         pump, sealed B-10 rated bearings,
                                         and epoxy coated, equipped with
                                         vibration switch.

      Fan                           -    Fiberglass reinforced polyester (FRP)
                                         construction,   blades factory
                                         balanced.   Epoxy  coated  cast iron
                                         or galvanized steel hub with
                                         galvanized or high strength alloy
                                         steel fasteners, manual pitch
                                         adjustment.

     Support Frames                 -    Welded structural steel
                                         construction, epoxy coated.

      Fan Stack
      Shroud                        -    Fiberglass Reinforced Polyester (FRP),
                                         panel construction.

      Bolts                         -    Stainless Steel, 300 series.

      Structures Stairways          -    Douglas fir in accordance with the
                                         wood grades as stress valves
                                         established  in  CTI Bulletin
                                         STD-114, select structural, and
                                         minimum.

      Ladder W/Cage                 -    Galvanized Steel

      Other Wood Parts              -    Douglas fir

      Except as
      Specified
      Otherwise

      Nails                         -    Stainless Steel Type 304

      Connector Plates              -    Stainless Steel Type 304

      Column Bases                  -    Stainless Steel Type 304

      Shear Plates,                 -    Stainless Steel Type 304
      Split Rings

      Bolts, Nuts,                  -    Stainless Steel Type 304
      & Washers

      Fan Deck                      -    Treated Douglas Fir or Red Wood


7.4.4 Design and Construction Features: Partition walls shall be provided for internal baffling. The walls shall be designed for all combinations of fans in service, and shall provide for the shutdown of any single fan-cell for maintenance and inspection. Cells will be isolated for fire control.

The distribution system shall be provided with sufficient valving to allow complete isolation of each cooling tower cell.

The cold water basins shall be sized to provide a nominal 4-foot water storage depth for operation with no make-up water available.

The cooling tower fans shall be furnished with single speed motors and manual variable pitch fan blades to allow control of the cooling tower at varying cooling loads in the most energy efficient manner. Control of fans will be accomplished through the DCS.

High and trip vibration sensing switches shall be provided for each fan. High vibration shall cause a DCS alarm and trip shall cause the fan to shut down. These alarm and trip functions will be overridden for an adjustable time period during the initial high vibration experienced at start-up.

7.4.5 Fire Protection System: A complete cooling tower fire protection system shall be provided as specified under Section 16 "Fire Protection."

7.5   Closed Cooling Water System

Two (2) closed cooling water systems shall be provided (one for each power block) and designed to remove the thermal load from all auxiliary items requiring cooling water. The systems shall be designed to use make-up water from the condensate transfer pump discharge and shall utilize two (2) 100% capacity heat exchangers for heat rejection for each Power Block.

7.5.1 Closed Cooling Water Heat Exchangers: Each heat exchanger shall be a 100% capacity unit of one power block connected to the circulating water system. The materials of construction shall be adequate for the water chemistry of the circulating water and closed cooling water.

7.5.2 Closed Cooling Water Pumps: Two (2) 100% capacity (of each power block) cooling water pumps shall be provided. The pumps shall be horizontal
type centrifugal pumps driven by constant speed motors.   Each pump shall be
complete with case, shaft, impeller, base plate, coupling, and driver.

7.5.3 Other Requirements: All piping, valving, instrumentation and controls shall be designed and provided. Also, a water head tank of a size to be determined by the Contractor, shall be provided as well as a pot feeder.

8.0   WATER TREATMENT SYSTEMS

8.1   General: Contractor shall provide the following major Water Treatment
Systems.

8.1.1 Makeup demineralizer system consisting of two (2) 100% capacity multi-media filters, cation-anion-mixed bed trailer mounted demineralizer
trains, and a demineralized water  storage system.   (The trailer mounted
demineralizers will be regenerated offsite). The flow rates below are maximum flow rates per train.

8.1.2  Demineralized Water Storage and Transfer System

8.1.3 Chemical injection systems for feeding oxygen scavenging and boiler drum water formulation chemical.

8.1.4  Cooling tower chemical injection systems.

8.1.5 Sampling systems.

8.2   Makeup Demineralizing System

8.2.1  Function:  The  function of the  trailer  mounted Make-up
Demineralizing System shall be the nearly complete removal of dissolved solids in cation-anion-mixed bed demineralizer trains. The feed will be from the city supplied potable water line. See Appendix F for water analysis.

8.2.2 Design Criteria

The nominal flow rate rating of the demineralizer system with one trailer-mounted train in service will be 75 gpm net measured at the mixed bed unit. Both demineralizer trains, operating together, will produce a minimum of 216,000 gallons per day (net to storage) between regenerations during a 24-hour period. Both demineralizer trains, operating together, will produce a service rate of 150 gpm at the common discharge of the mixed bed units during the demineralizer service cycle.

8.2.3  Contractor Requirements

The contractor shall provide a paved area for two trailer mounted Make-up Demineralizing Systems with adequate access to allow for trailer replacement/ removal without disruption of normal plant operations. Contractor shall provide all interconnecting piping (including flexible hoses and connections) and valving for the potable water supply and for the demineralized water which is to be transferred to the demineralized water storage tank. The contractor shall also supply flexible wire and connectors for instrumentation and alarm signals for the DCS.

8.3  Demineralized Water Storage and Transfer System

      Location                           To be determined by Contractor

      Storage tank volume, gallons       150,000

      Transfer pumps, number             (2) 100%

8.4   Feedwater Chemical Injection Systems

8.4.1 Function: The function of the Feedwater Chemical Injection System is to remove residual oxygen and chemically control feedwater and drum water limits.

8.4.2  General Requirements: The major items of work required shall include:

      One (1) oxygen scavenger system
      One (1) corrosion inhibitor system
      Two (2) dispersant/polymer systems

8.4.3 Design Features: The Feedwater Chemical Injection Systems shall receive, measure, store, mix and meter chemical solutions.

Each system shall include each of the following:

      Measurement container
      Calibration cylinder
      Two (2) chemical metering pumps and skid
      Enclosed chemical storage and containment area for totes (totes supplied by others)

For each system all instrumentation, valves, interconnecting piping and control panels shall be provided.

8.5   Cooling Tower Chemical Injection System

8.5.1 Function: The function of the Cooling Tower Chemical Injection System is to inject chemical solutions into the cooling tower circulating water for control of all necessary parameters.

8.5.2  General Requirements: The major items of work required shall include:

      One (1) cooling tower pH control system
      One (1) cooling tower corrosion and deposition inhibitor system One (1) circulating Water Chlorinating System

All other necessary chemical solutions not listed above but necessary for proper system maintenance shall be provided.

8.5.3 Design Features: The Cooling Tower Chemical Injection System shall receive, measure, store, mix, and meter chemical solutions.

Each system shall include each of the following:

      Measurement container
      Calibration cylinder
      Two (2) chemical metering pumps (one only for pH control), and skid Chemical storage and containment area for totes (totes supplied by others) Sodium hypochlorite storage tank

For each system all instrumentation, valves, interconnecting piping and control panels shall be included.

The cooling tower pH pump shall be equipped with an electronic stroke controller to allow capacity adjustment while the pump is running. The controller shall adjust thecapacity from 0-100% in response to a 4-20 mA input signal with an accuracy of +/- 0.5% of scale.

The shot feeder shall come equipped with all piping, valves and connections necessary for operation.

8.6   Sampling System

Two (2) sample panels shall be provided.  One per power block.

8.6.1 Function: The sampling system shall receive, filter, cool (if necessary), reduce pressure (if necessary), indicate flow, and indicate all necessary system parameters both locally and remotely. Each sample panel shall be designed to keep the analyzer probes wet during plant or equipment shutdown.

Each system shall be panel-mounted in stainless steel with grab samples located on the front. The back will be open for the "wet section". The "dry section" for analyzers and electrical equipment shall be NEMA 12 with rear access doors.

For each power block, each of the following shall be a sample source and the parameters measured at each source.

No          Sample Source                    Analyzers

1.    Feedwater at HRSG A           pH (shared with HRSG B)
      Economizer Inlet              Specific and Cation
                                    Conductivity (shared with Boiler B)
                                    Dissolved Oxygen (shared with Boiler B)

2.    Feedwater at HRSG B           pH (shared with HRSG A)
      Economizer Inlet              Specific & Cation Conductivity (shared
                                    with HRSG A)
                                    Dissolved Oxygen (shared with HRSG A)

3.    Boiler   Blowdown   Water,    Conductivity
      HRSG A                        pH

4.    Boiler   blowdown   Water,    Conductivity
      HRSG B                        pH

5.    Saturated Steam, HRSG A       Specific & Cation Conductivity
                                    (shared with HRSG B)

6.    Saturated Steam, HRSG B       Specific & Cation Conductivity
                                    (shared with HRSG A)

7.    Superheated Steam, HRSG A     Cation Conductivity
                                    (shared with HRSG B)

8.    Superheated Steam, HRSG B     Cation Conductivity
                                    (shared with HRSG A)

9.    Feedwater From each LP        Dissolved Oxygen
      Drum

10.   Condensate Pump Discharge     pH
                                    Dissolved Oxygen
                                    Cation Conductivity
                                    & Specific Conductivity

11.    Circulating Water            Conductivity
                                    pH

12.    Demineralizer Outlet         None (Grab Sample Only)


13.    Condensate Makeup            Specific & Cation
                                    Conductivity

9.0   WASTEWATER TREATMENT SYSTEM

The Contractor will be responsible for the collection of all process waste and sanitary waste steams within the site and the hookup to the sewer line.
On the site all plant waste streams shall be combined into a single wastewater manhole before being discharged into the sewer line. Sampling wells shall be provided for each waste stream.

Plant wastes (excluding sanitary waste) including, sample drains, washdown and miscellaneous building waste shall flow to a common waste water sump and will be pumped through a oil/water separator. From the oil/water separator, the combined plant wastewater will gravity drain to the wastewater manhole.

The cooling tower blowdown shall flow to the wastewater manhole. Sanitary waste and wastewater manhole shall flow to the sanitary sewer interface point by gravity drain.

Oil containment areas for the transformers and fuel oil unloading and storage areas shall be equipped with valved drain lines to permit controlled draining of accumulated rain water from those areas and shall flow through an oil/ water separator(s) to the wastewater manhole.

During washdown of the gas turbines, wash water will be drained and contained in a vault. The vault will be capable of being drained by a truck with a vacuum pump.

Waste discharge shall be per the City of Paris Permit requirement, and shall be designed to meet all applicable federal, state and local regulations.

10.0 FUEL SUPPLY SYSTEM

Natural gas shall be used as the only fuel for each gas turbine. The Owner shall provide natural gas service up to the interface at the downstream flange connection at the metering station. Contractor shall furnish all distribution piping from the metering station to all points of consumption with separate high accuracy meters capable of providing input to the DCS. Contractor shall provide a natural gas filter separator.

10.1 Natural Gas Booster Compressors: Natural gas booster compressors will not be required.

10.2 No. 2 Fuel Oil Storage and Handling: A fuel oil storage tank and handling system shall be provided for the black start generators and maintenance generator. Fuel oil storage and spill prevention measures, handling, and transfer system areas, and including facilities shall be in accordance with the latest Federal, State, and local regulations regarding fuel oil spills and leakage to the ground. A steel or concrete containment
wall shall be provided.  A soil berm will not be accepted.   An  NFPA 13, 15
and 20 foam fire protection system shall be provided for the tank. A cover shall be provided over the fuel-unloading sump to prevent rainwater from entering the sump.

10.2.1 One (1) Nominal 25,000 gallon Fuel Oil Storage Tank shall be provided and erected in accordance with the specifications herein. Tank design and fabrication shall be in accordance with the requirements of API 650 for Fuel Oil Tanks and as specified herein. Tank shall be atmospheric, vertical, and above ground. The tank bottom shall be sloped 2" per 10' from the outside diameter to the center water sump. Tank will be used to store No. 2 grade fuel oil to be used by the Diesel Generator units. Materials shall be equivalent to, or shall exceed, the strength and corrosion-erosion resistance of the following listed materials. Alternate materials will require the approval of the Owner.

      Shell plate                       ASTM A36

      Nozzles and manhole necks         ASTM A53 Grade B, seamless.
                                        Manhole necks may be rolled
                                        from steel plate as specified
                                        above.

      Structural shapes ASTM            A36 except where otherwise specified

      Forged steel flanges              ASTM A181 Grade I or II; ASTM A105
                                        Grade I or II

      Plate flanges and covers          As specified above under shell plates

      Gaskets                           Neoprene or as recommended by
                                        Manufacturer

      Interior and exterior             In accordance with Section 18
      coatings                          of these specifications

10.2.2 Plate thickness: Tank shall be designed and constructed in accordance with the requirements of API 650, plus corrosion allowance for the bottom, shell, and roof plates. The corrosion allowance for the shell, roof, and bottom plate shall be a minimum of 1/16 inch.

10.2.3  Specific Gravity of tank contents: 0.85

10.2.4  Dimensions: To be determined by Contractor.

10.2.5 Grounding Pads: The tank shall be provided with four grounding pads equally spaced around the exterior of the tank, and 6 inches above the bottom. Grounding pads shall be Type 304 stainless steel and shall be welded to the tank. Pads shall be 2 inches by 3-1/2 inches by 1/2 inch thick and shall be drilled and tapped to the full thickness of the pad for two 3/8-16 hex head cap screws. Screw hole spacing and location shall match that of NEMA standard two-hole terminals. The contact surface shall be flat and smooth and shall be protected during shipment and erection to maintain the contact surface quality.

10.3  Accessories:

10.3.1 Nuts and bolts shall be included for all mating parts including blind flanges and shall be carbon steel A307 zinc plated.

10.3.2 Gaskets shall be included. Two spare sets shall be provided for manways.

10.3.3 Ladder: An exterior caged ladder shall be provided extending from 1 foot above grade level to 3'-6" above roof level. Ladder shall have ladder clips with ladder clips welded to tank. Ladder shall be installed in accordance with OSHA and NFPA. Intermediate platform shall be provided if required by OSHA.

10.3.4  Handrail: Provide OSHA approved handrail around top manway.

10.3.5 Vent: One normal tank vent shall be provided at or near the center of the tank roof. Vent shall have capacity to pass air so that excessive pressure will not be developed in the tank with No. 2 fuel oil exiting and/or entering the tank at 250 gpm. As a minimum, the vent shall be at least the same size as the larger of the tank fill and pump suction connections. The vent shall be provided with a flame arrester, Varec Fig. 50 (or equal). The flame arrestor nominal size shall be equal to the vent size.

10.3.6 Screen and Hood: A corrosion resistant screen or perforated plate with 3/8 inch holes shall be provided to exclude birds or animals and have a net area at least equal to the vent line.

10.3.7 Emergency Relief Vent: One emergency relief vent shall be provided that will relieve excessive internal pressure caused by exposure fires. The emergency relieve vent shall be sized in accordance with NFPA 30 paragraph 2-3.5.

10.3.8 Water Draw Off Sump: A water draw off sump shall be provided in the center of the sloped tank bottom. The sump shall be a nominal 24" in diameter with a 2" water draw-off line piped to the outside of the tank shell. The pipe shall be provided with a 2" ANSI Class 150 connection. The draw-off pipe shall be provided with suitable pipe supports on the internal of the tank. The draw-off sump shall be constructed per API 650 paragraph 3.8.6.

10.3.9 Level Gauge: One Varec 6700 Series Target-Reading Type tank gauge shall be provided (or equivalent). Miscellaneous steel, hardware and other accessories shall be provided for the level gauge.

10.3.10 Hold Down Supports: The tank shall be provided with hold down supports designed as required to maintain the tank in a stable condition under all specified seismic, wind and other loads as listed in Section 3.

10.4  Finish

Exterior surface shall be painted in accordance with Section 14.5.9.

10.5  Connections

10.5.1 All external connections shall have continuous welds both internal and external to tank. All connections shall be made of carbon steel.
Flange bolt holes to straddle natural centerlines. Connections 1/2"-2" shall be 3000 lb. FNPT. Connections 2-1/2"-12" shall be 150 lb. RFSO.

10.5.2  Vent, size as required.

10.5.3  Emergency Vent, size as required.

10.5.4  Fuel oil pump recirculation inlet 1-1/2".

10.5.5  Fuel oil fill inlet 4".

10.5.6  Fuel oil pump suction outlet 2".

10.5.7  Level transmitter 3/4".

10.5.8  Level gauge connections shall be supplied as required.

10.5.9  Not Used.

10.5.10 Manway 24" (2), round with bolted hinged gasketed covers, one in first ring of tank shell approximately 3'-0" above bottom of tank and one on top.

10.5.11   No buried fuel oil piping will be used.

11.0  INSTRUMENTATION AND CONTROLS:

11.1  General Instrumentation and Control Philosophy

The instrumentation and control system for the plant shall be designed to keep the number of plant operators to a minimum while providing sufficient monitoring and control capabilities to ensure continued safe and reliable operation of the plant and to alert the operators to any abnormal conditions or situations requiring manual intervention in a timely manner. The integrated control of all plant systems shall be accomplished using a distributed control system as described in the following paragraphs. In general, modulating controls will be backed up by interlocks and/or safety systems which cause preplanned actions in cases where unsafe conditions develop faster than the modulating controls or the operator can be expected to respond. Local controls furnished as part of an equipment package shall be interfaced with the central control room to provide the required control and monitoring capabilities to the operator. Specific control and monitoring requirements for the major equipment are described in the specification sections covering the equipment.

All instrumentation and control equipment shall be of the latest proven design with reasonable conservatism and shall be selected to achieve the highest level of plant availability and ease of equipment maintenance. The hardware shall be selected from manufacturers who commonly supply electrical generation utilities. Standardization of instrumentation and controls hardware shall be observed throughout the project. Signals for analog control system inputs shall be provided from process transmitters at 4-20 mA signal level or direct wired RTDs and thermocouples. Pneumatic signals shall be 3-15 psi.

Local single closed loop control may be utilized for the control of systems that do not require optimization such as, but not limited to, blowdown tank level and feed pump minimum flow.

Individual sensors with integral or local controls such as local flow controllers or direct level controllers will be utilized for these loops.

Redundant components, as required by code, will be installed as completely separate devices with individual sensing taps and isolation capability.

Mechanical equipment will be provided with safety interlocks incorporated into the system controls to prevent damage to the equipment.

Standby equipment may be selected for auto start by the operator through the DCS and will automatically be placed into service when system conditions are
beyond the parameters set for normal operation.   Annunciation will be
standard whenever a "standby" piece of equipment is placed into service.

Mechanical systems will incorporate in their control the necessary equipment recommended by the manufacturer to assure that operational contract conditions, as set forth by the seller, have been complied with.

Instrument primary sensing devices will be nominally ranged at 150 percent of the systems normal operating pressure and temperatures.

11.2  Description of Plant Distributed Control System (DCS)

11.2.1 The DCS shall be designed for automatic supervisory control of the combined-cycle power plant as well as initiate manual commands. The DCS shall include supervisory controls, plant process operation monitoring, plant operating condition indication, and display to advise operating personnel of the current operating status of the plant and to enable the plant operator to take over the manual control of the plant from the central control room in the event of an emergency or abnormal plant upset conditions or during normal operation.

Features of the DCS shall include redundancy of controllers, power supplies, operator stations, printers, and communications. In addition to its control capabilities, the system shall include all features required for historical data recording, data processing, and minor calculations for report generation and billing purposes. Sequence of events recording capability shall be provided.

The DCS shall be utilized to the maximum extent possible for control of plant equipment. The control consoles furnished as part of the DCS will provide the control room interface with the process. Local manual backup of DCS controls is not required. Where process equipment is furnished with its own packaged controls and instruments, these devices shall be interfaced with the DCS as required to provide data for monitoring, logging, to annunciate alarm conditions, and to communicate DCS commands and responses to and from the packaged controls as required.

11.2.2 As a minimum, the interface with packaged equipment shall provide the following capabilities in the DCS.

Gas Turbine and Steam Turbine

      Capability to raise and lower load, annunciate selected alarm conditions and monitor key measured variables. Overall coordination of power block electrical output by varying turbine output as a function of ambient influences and plant auxiliary load.

Heat Recovery Steam Generator

      Control of feedwater flow, drum level, and steam temperature. Monitor all measured variables. Annunciate all alarm conditions.

Air Compressors

      Monitor operating status.   Annunciate common trouble alarms and
      selected individual point alarms.

Sampling and Chemical Injection

       Monitor continuous sample analyses, annunciate injection system common trouble.

       Demineralizers Control of water treatment may be by its own control system. Annunciation of common trouble alarms to go to DCS.

Consideration shall be given to incorporating additional logic and control functions, normally furnished by vendors as part of packaged controls, into the DCS if justified on the basis of savings in procurement, installation, and operating cost. Such decisions shall take into account the effects of this incorporation of reliability, warrantee and applicable code requirements for the systems.

A PLC may be incorporated into the DCS package provided the PLC has the following minimum features:

      Redundant hot-standby processors.

      Redundant communications to the DCS processors.

The PLC is not to replace the DCS, but rather to supplement it in areas which would normally be furnished by vendors as stand-alone PLC's, such as the Demineralizer system.

Installation of the DCS shall be in accordance with the manufacturer suggested practices. Installation shall take into account noise and grounding.

Coordination of all electrical and steam generating systems with respect to one another shall be maintained so that a change in plant load demand shall be translated into a smooth, characterized change in demand to each affected system. The coordinated control shall recognize a limitation exhibited in these systems and shall take appropriate action.

The DCS shall be supplied with all process signals required to perform calculations and comparisons by the operator.

The plant consumption and generation of energy shall be monitored and logged in the DCS. Reports shall be generated for each billing period documenting the amount of electricity generated and sold to the utility and/or the amount provided by the utility, the amount produced by the Diesel Generators and the amount consumed in the power plant. These reports will be used to confirm the utility furnished metering system and may be relied on for billing in the event of a utility metering system malfunction.

The DCS shall also include the following capabilities for monitoring and controlling electrical systems within the facility:

       All high voltage circuit breaker control and status indication on a display single-line diagram.

       Input and output signals as indicated on electrical oneline diagram. Control and status indications of the emergency ac system transfer switches.

       Status and alarm indications of uninterruptible power supply (UPS) and dc system.

11.2.3    The DCS shall have the following as a minimum:

       4 double 19" CRT graphic displays, each with 2 operator keyboards for operator control.

       3 Dot matrix printers, for periodic reports, operator logging, and for an alarm printer.

       2 Color printers for screen copying.

       1 Engineering workstation for programming modifications with drawing plotter.

       80 custom interactive P&ID graphics shall be included in the design. In addition to these displays, all controls loops, indicators and alarms will be shown on group displays depicting H/A stations and push button stations.

       Trend capabilities for 120 analog points with enough on line memory to support 30 day recall of all 120 points at the following periods:

       Temperature:  5 min.
       Levels:       1 min.
       Pressures:    1
       min. Flows:   15 Sec.

       Performance Monitoring shall be limited to primary process data presentation to the operator/plant engineer. No heat rate or enthalpy calculations are required.

11.3  Instrumentation and Control Devices:

11.3.1 Thermocouples and Resistance Temperature Detectors: Temperature detectors shall preferably be resistance temperature detectors (RTDs) of the
three-wire platinum type.   The nominal resistance of the platinum detectors
shall be 100 ohms at 0 Degrees Celcius. All resistance temperature detectors shall be ungrounded, metal sheathed, and ceramic packed.

Thermocouples shall be used in certain cases such as high temperature applications and metal temperature measurements. Thermocouples and extension wire shall comply with the standard limits of error according to ANSI MC96.1-1975 and shall be applicable to the appropriate temperature range. Thermocouples and RTDs shall have stainless steel sheathed elements, springloaded to provide good thermal contact with the thermowell. All connection heads will be weatherproof equivalent to NEMA 4, with screwed covers, and supported from the well by an extension nipple.

11.3.2 Thermowells: Temperature sensors shall be equipped with the thermowells made of one piece, solid bored Type 316 stainless steel of stepless tapered design or where not appropriate, a material compatible with the temperature range to be monitored. Maximum bore internal diameter shall be 0.387 inch.

Test wells shall be provided on main steam, reheat steam, extraction steam, feedwater, condensate, and other piping as required to meet ASME test requirements.

11.3.3 Flow Elements: Averaging pitot type (Annubar) or flanged orifice plate devices shall be used, in general, for flow measurement at the Contractor's discretion.

Flow nozzles shall be used for critical measurements. They shall be of the weld-in type, flow nozzle sections with two (2) sets of pipe wall pressure taps. Calibration of the flow nozzle section shall be provided where greater accuracy is required than manufacturer's standard uncalibrated accuracy guarantee.

In general, averaging pitot type devices and flow nozzles shall be stainless steel.

11.3.4   Transmitters:  Transmitters shall be used  to provide the required 4
to 20 ma dc signals to the Distributed  Control System.   Transmitters shall
be of the smart electronic two-wire type, capable of driving a load of at least 500 ohms with noninteracting zero and span adjustments and remote recalibration features.

11.3.4.1 Static Pressure and Differential Pressure Transmitters: Sensing elements for static pressure and differential pressure transmitters shall be of the capacitance types or equivalent.

11.3.4.2 Level Transmitters: Sensing elements for level transmitters shall be as follows:

      Static head devices for vessels exposed to atmospheric pressure (level transmitters of this type are the same as static pressure transmitters.)

      Differential pressure element with constant head chamber for high pressure and temperature applications where installation of float cage becomes impractical (level transmitters of this type are the same as differential pressure transmitters).

       Displacements float elements for enclosed vessels such as blowdown tank.

11.3.4.3 Flow Transmitters: Flow transmitters, in general, shall be differential pressure type as specified in 12.3.4.1. Square root extraction shall be generally be performed electronically in the control system which receives the transmitter output signal.

11.3.5    Not Used.

11.3.6 Temperature, Pressure, Level, and Flow Switches: Temperature, level, and flow switches shall generally have two Form C contacts for each actuation point and shall be equipped with screw type terminal connections on a terminal block for field wiring. Switch set point shall be adjustable with a calibrated scale. Contacts shall be snap acting type. Switch enclosures shall be NEMA 4 for nonhazardous locations, and NEMA 7 or 9 for hazardous locations.

11.3.7    Local Indicators:

11.3.7.1 Thermometers: Thermometers shall be the bimetallic adjustable angle types with minimum 4-1/2 inch dials. Where view is obstructed or unavailable, thermometers shall be provided for remote mounting.

11.3.7.2   Pressure Gauges: Pressure gauges shall be the bourdon tube type with solid front cases, 4-1/2 dials, stainless steel movements and nylon
bearings.  Gauges shall have 1/2 inch NPT bottom connections.   Gauges shall  be
provided with pigtail syphons for steam service, snubbers for pulsating flow and diaphragm seals for corrosive or severe service.

11.3.7.3   Local Level Indicators (Gauge Glasses): Tubular gauge glasses
shall be used for high-pressure applications.   Mica shield shall be used
with transparent gauges on steam/condensate service.   All gauge glasses shall
be equipped with gauge  valves including a safety ball check.

11.3.8     Local Controllers:   Pneumatic controllers shall generally be used
in control loops which require only proportional or proportional plus reset section and no intervention by the control room operator. Pneumatic controllers in discontinuous type service shall be provided with external anti-reset windup devices to prevent process overshoot when the controller is called into service.

11.3.9 Control Valves: Control Valves shall be used in on-off and modulating service throughout various processes within the facility. Globe valves shall be used extensively in water, steam, gas, and oil service with butterfly and ball valves used in limited applications, typically low pressure and temperature water service. Valtek valves will not be allowed.

Pressure retaining component and valve trim materials shall be selected based on process conditions such as type of fluid, static and differential pressures and temperature. In general, control valves in water and steam service shall be provided with hardened stainless steel trim.

Modulating control valves shall be sized to pass design flow at 80 to 85 percent of valve capacity. Multiple service conditions should be specified when a control valve is expected to operate over a wide range of travel, i.e., feedwater flow and deaerator level control valves. When the calculated Cv is less than the manufacturer's recommended minimum Cv, consideration should be given to providing two valves with split range control.

Minimum control valve body size shall be not less than 50 percent of the upstream pipe size. When a calculated Cv requires a smaller valve, consideration should be given to the use of reduced trim in order to maintain the body size requirement. Reduced trim shall not be less than 40 percent of valve capacity.

Pneumatic actuators of the diaphragm or piston/cylinder type shall be provided for all control valves. Careful consideration should be given to the fail-safe position of control valves. Where practicable, actuators with integral springs will be specified.

In general, control valves design to fail closed shall have ANSI class IV leakage ratings.

Control valves shall be designed to operate with a control signal range of 3-15 psi.

Each control valve shall be provided with accessories such as handwheels, filter regulators, solenoid pilot valves and limit switches as applicable.

A control system failure philosophy will be developed with Owner participation.

11.3.10 Instrument Racks: Where practical, field instruments other than local indicators shall be grouped together on instrument racks. Maximum tubing run from the sensing point to the rack shall be 50 feet where possible. Instrument racks will be open structures whose frames will be constructed of angle or structural tubing. The frames shall be reinforced as required to provide adequate support for instruments and equipment and to provide for secure attachment to the building structure. Equipment supports shall be horizontal members, which will provide a place for the attachment of mounting brackets and clamps for piping and tubing.

11.3.11   Tubing Systems

Instrument, control, and sampling tubing systems shall be designed, fabricated, and tested in accordance with ANSI ISA RP 7.1.

Primary process instrument and sampling tubing for steam and water systems shall be ASTM A213 or 316 SS, 1/2 inch and 3/8 inch, respectively, with 0.049 or 0.065 inch wall, using compression fittings.

Control tubing shall be ASTM B75, No. 122 copper tubing, 1/4 inch x 0.030 wall, minimum.

Pressure type instruments shall have associated isolation and test valves or combination two valve isolation/test manifolds. Differential pressure type instruments shall have associated pairs of isolation and test valves plus and equalizing valve or combination five valve isolation/test/equalizing manifolds.

Any instrumentation or tubing containing liquids which freeze at the winter ambient design conditions and installed outdoors, shall be adequately protected by electric heat tracing and insulation. Instrumentation enclosures with thermostatic heating elements shall be provided to permit access to instruments for calibration and testing.

Sample tubing systems carrying high temperature samples shall be insulated in areas, which require personnel protection.

11.4  Documentation

The following documentation shall be provided to the Owner.

      Instrument List containing instrument tag.
      number, service,  signal level, range, and referencing
      P&I diagrams for all non-packaged field instruments as applicable.

      Instrument specifications including detailed data sheets for each device or vendor data sheets for vendor packaged equipment.

      Procurement specifications for all non-packaged purchased instrumentation and control equipment.

      Logic diagrams for all DCS and locally
      controlled equipment other than major equipment packages with vendor furnished control systems.

      Instrument installation details of all types of supplied instruments and all types of different installations encountered as part of the job except those that are part of vendor packages.

12.0  ELECTRICAL SYSTEM

12.1  General Electrical Description;

12.1.1 General: This section describes the design criteria, which shall be used for all electrical work, related to this project. Related one-line diagrams shall be found in Appendix G of these specifications.

12.1.2   Design Codes and Standards:   The design and specification of all
work shall be in accordance with all applicable laws and regulations of the federal government and the State of Texas, and applicable local codes and ordinances. A listing of the codes and industry standards to be used in design and construction follows.

      Antifriction Bearing Manufacturers Association (AFBMA)

      American National Standards Institute (ANSI)

      American Society for Testing and Materials (ASTM)

      Edison Electric Institute (EEI)

      Electric Reliability Council Of Texas (Ercot)

      Insulated Cable Engineers Association (ICEA)

      Institute of Electrical and Electronics Engineers (IEEE)

      Illuminating Engineering Society (IES)

      National Association of Corrosion Engineers (NACE)

      National Electrical Code (NEC)

      National Electrical Manufacturers Association (NEMA)

      National Electrical Safety Code (NESC)

      National Fire Protection Association (NFPA)

      Occupational Safety and Health Act (OSHA)

      Underwriters' Laboratories (UL)

Other recognized standards may be utilized as required to serve as design, fabrication, and construction guidelines when required in Contractor's opinion and when not in conflict with the above listed standards under the circumstances. Contractor will notify and consult with Owner prior to any change.

Additionally, equipment, which is part of, or affects, the Electrical Interconnection with Utility will conform to the requirements of the Ercot Operating Guides.

The codes and industry standards used for design, fabrication, and construction shall be the codes and industry standards, including all addenda, in effect as of July 31, 1998.

12.1.3 Protective Relaying: The criteria for selection and application of protective relays are discussed in the following paragraphs. These relays protect the turbine generators, isophase bus, nonsegregated phase bus duct, generator circuit breakers (when used), unit auxiliary transformer circuit breaker, (when used) generator step-up transformer, unit auxiliary transformer, metal-enclosed bus duct, 4.16 kV metal-clad switchgear, and
plant  electrical loads.   Protective relaying shall be provided as required
by the following paragraphs.

The following general requirements apply to all protective relay applications.

      The protective relaying scheme shall be designed to remove or alarm any of the following abnormal occurrences.

      Overcurrent

      Undervoltage or overvoltage

      Faults to ground

      Frequency variations

      Overtemperature

      Excessive pressure

      Open circuits and excessive unbalanced current

      Abnormal direction of power flow

      Out of synchronism

      Differential

      The protective relaying system shall be a coordinated application of individual relays.

      Secondary current produced by current transformers shall be in the 5-ampere range, and voltage signals produced by potential transformers shall be in the 120 volt range.

12.1.3.1   Generator Protective Relays:   A protective relay package shall be
designed and provided to minimize the effects from the following faults and malfunctions.

      Generator phase faults

      Generator stator ground faults

      Stators open circuits and unbalanced currents

      Loss of excitation

      Backup protection for external system faults

      Reverse power

      Generator potential transformer circuit monitoring

      Underfrequency/Over frequency

The turbine-generator package shall be designed and furnished with equipment to protect against the following:

      Underexcitation

      Overexcitation

      Generator field ground faults

      Exciter field ground faults

      Excessive volts per hertz

      Generator overheating

Additional generator protective monitoring equipment shall be designed and provided to protect against the following:

      High bearing temperatures

      Overspeed conditions

      Excessive vibrations

Generator lockout relays shall be dc energized to trip and shall be used to receive signal inputs from protective relays and to provide the contacts needed to initiate protective action. All lockout relays shall have a manual reset feature which will require an operator to manually reset the lockout relay prior to returning the affected equipment to service. The Contractor shall coordinate the generator trip logic with the requirements of the Owner.

The generator protective relaying system shall be a coordinated application of the following types of individual relays.

      Multifunction Relays (Including Differential)

      Underfrequency, undervoltage, and overvoltage relays

      Phase overcurrent relays

      Neutral overvoltage relays

      Negative sequence relays

      Loss of field relays

      Voltage controlled overcurrent relays

      Reverse power relays

      Voltage balance relays

      Lockout relays

12.1.3.2  Generator Step-Up Transformer Relays:

12.1.3.2.1 Generator Transformer: The generator transformer protection shall be designed to protect against the effects of the following conditions:

      Over loading

      Phase faults

      Loss of oil

      Ground faults

      Over heating

This protection shall be effected by a coordinated application of the following types of relays.

      Differential relays

      Neutral overcurrent relay

      Sudden-pressure relay

      Combustible gas detector relay

      Hot spot relay

      Temperature relay

      Low oil level relay

12.1.3.2.2 Unit Auxiliary Transformer: The unit auxiliary transformer protection shall be designed to protect against the effects of the following conditions.

      Phase faults

      Ground faults

      Over heating

      Overloads

      Loss of oil

This protection shall be effected by a coordinated application of the following types of relays.

      Differential relays

      Phase overcurrent relays

      Neutral overcurrent relays

      Hot spot relay

      Sudden-pressure relay

      Temperature Relay

      Combustible gas detector

      Low oil level relay

12.1.3.3 Metal-Clad Switchgear: The 4.16 kV metal-clad switchgear, 4.16 kV Motor Control Center and associated plant electrical loads shall be designed to protect against the effects of the following conditions.

      Phase faults

      Ground faults

      Overloads

This protection shall be effected by a coordinated application of individual relays as described in the following articles.

12.1.3.3.1 Incoming Main Breaker: The incoming breaker will be provided with time-overcurrent relay (Device 51) and a timeovercurrent ground detection relay (Device 51N). Device 51 would detect and trip the switchgear breaker for sustained overloads and short-circuit currents on the switchgear bus. Relays may be discrete unit electromechanical type or a single unit solid-state type.

12.1.3.3.2   Secondary Feeder Breakers: Each secondary feeder breaker will be protected by phase-overcurrent relays (Devices 50/51) and a ground-overcurrent relay (Device 50G). Devices 50/51 will protect against the
effects of sustained overloads and short-circuit currents.   Device 50G is an
instantaneous overcurrent relay which is connected to detect ground fault currents through a 50/5 zero sequence current transformer. Relays may be discrete unit electromechanical type of a single unit solid-state type.

12.1.3.3.3 Motor Feeder Starters: Motors will be protected by Multi Function Relays (MFR) Multilin 269 or equal.

12.1.3.3.4 Diesel Black Start Generators: 4,160 V generators will be protected by multifunction relays (MFR) Beckwith M-0420 Pride, Multilin 489, or equal.

12.1.3.4 480 Volt Secondary Unit Substations: Overload and fault protection for loads connected to the 480 volt secondary unit substations shall be provided by Solid-State Trip Devices which are an integral part of the drawout type air circuit breakers or separately mounted panel devices. 480-Volt secondary unit substations will be solidly grounded to plant ground grid.

Breakers supplying motors or other devices, which do not require coordination with downstream trip devices, shall have adjustable long-time and instantaneous elements for phase protection.

Main breakers, tie breakers, and breakers supplying motor control centers
(MCCs) or other loads which contain trip devices shall have adjustable long-time and short-time elements for phase protection. The pickup point and time settings shall be adjustable to allow for proper coordination with all downstream trip devices.

12.1.3.4.1 Emergency/Maintenance Generator: 480 V Generators will be protected by multifunction relays (MFR) Beckwith M- 0420 Pride, Multilin 489, or equal.

12.1.3.5 480 Volt Motor Control Centers: Motor control centers shall be protected by feeder breakers having a adjustable longtime and short-time
Solid State Trip Device elements for phase protection in a manner similar to that described in Article 12.1.3.4 - 480 Volt Secondary Unit Substations.
The Solid-State Trip Device protects the MCC feeder circuit and the bus against sustained short circuit currents and services as backup protection for MCC feeder circuits.

Each magnetic starter within an MCC which supplies power to motor shall be equipped with a magnetic-only molded case circuit breaker and a bimetallic thermal overload element in the starter to protect motors against overload and short circuits.

Certain loads will be fed from MCC feeder circuit breakers. The breakers shall be thermal magnetic molded case breakers sized to protect supply cable and individual loads.

12.1.3.6 480-Volt Power Panels: Power panels shall be supplied with thermal magnetic circuit breakers sized to protect supply cable and individual loads.

12.1.4 Generator Terminal Equipment: The generator terminal equipment includes the ISO-phase bus duct, the generator circuit breakers (when used), the generator transformer, and associated auxiliary equipment. The generator terminal equipment shall provide the interface between the steam turbine generator, combustion turbine generator, and the 345 kV substation.

The ISO-phase bus duct shall have a continuous current rating as required to transmit the generator output under all normally expected loading conditions. The ISO-phase bus duct shall have a momentary rating equal to or greater than the fault current, which is available at any point on the bus under any operating conditions.

The combustion turbine generator auxiliary compartment houses the 18.0 kV equipment and shall include potential transformers, current transformers, and generator surge protection equipment. One gas turbine generator shall be equipped with a "No Load" motor operated disconnect switch, located between the auxiliary transformer tap and the generator. The potential transformers and current transformers shall be furnished as required for protective relaying, metering, and synchronizing of the generator to the grid. The surge protection equipment shall include surge arresters and/or surge capacitors.
The surge protection equipment shall be coordinated with the characteristics of each generator to provide protection for each generator insulation system and may contain surge capacitors when recommended by the CTG manufacturer.
The switchgear shall include all material required for termination of the ISO Phase bus duct.

The continuous rating of the generator transformer shall be as required to transmit the generator output less the plant auxiliary load and connecting to the 345 kV system under all plant operating conditions within the design ambient temperature range. Transformer capacity at any operating condition will be per ANSI Standards taking lower than design ambient temperatures into consideration.

At plant design output the generator, Power factor will not be greater than
0.85 lagging.

12.1.5 Auxiliary Power Supply Equipment: The auxiliary power supply equipment includes two unit auxiliary transformers, four 2000 kW diesel black start generators 0.80 power factor lagging (or equal), rated at 4160V, 3, 60HZ, one 400 kW diesel emergency/maintenance generator, rated at 480V, 3, 60HZ, 4160 volt switchgear, 4160 Motor Control Centers, 480 Volt secondary substations, 480 volt motor control centers, 480/277 volt distribution panelboards, and 208/120 volt power panels. The auxiliary power equipment shall distribute electrical power to the plant auxiliary equipment.

Note: The electrical equipment supplied as part of the gas turbine generator package shall be exempt from the electrical requirements of Section 12 except for the equipment protection and safety philosophies established for the project.

The continuous rating of the unit auxiliary transformer shall be as required to supply electrical power to the total plant auxiliary load under all Operating Conditions plus a 10 percent design allowance with one transformer supplying both power blocks. The transformer impedance shall be selected to provide adequate voltage regulation and motor starting capability under all Operating Conditions.

The continuous current rating, short-circuit interrupting capability, and short-time current carrying capability of the 4160 volt switchgear and 4160 volt Motor Control Center shall be coordinated with the ratings of the unit auxiliary transformer and the characteristics of the connected loads. All motors rated 4000 volts, all 480 volt secondary unit substations shall be supplied directly from the 4160 volt switchgear or 4160 volt Motor Control Center.

The 4160-volt switchgear shall include feeder breakers required to supply the
connected load plus two additional cubicles for future use.   The 4160 volt
switchgear shall be furnished with potential transformers and current transformers as required for protective relaying, metering, and control.
The 4160 volt Motor Control Center shall include one spare starter for future use in addition to potential transformers and current transformers for protective relaying and metering.

The power transformer included with each secondary unit substation shall be rated to supply the total 480 volt auxiliary load plus 20 percent under all single power block Operating Conditions. The transformer impedance shall be selected to provide adequate voltage regulation and motor starting capability under all operating conditions. The continuous current ratings and interrupting ratings of the main breakers, tie breakers, feeder breakers, and main bus shall be coordinated with the ratings of the power transformers and the characteristics of the connected loads. The secondary unit substations shall include feeder breakers required to supply the connected load plus two additional equipped spaces for future use.

Main, tie, and motor feeder shall be electrically operated, MCC feeder breakers shall be manually operated. The continuous current rating of the motor control center main bus shall be as required to supply the total running load under all Operating Conditions plus a 20 percent design allowance. The bus bracing and the interrupting ratings and continuous current ratings of the combination starters and feeder breakers shall be based on the available fault current and the characteristics of the connected loads. Each motor control center shall include the combination starters and feeder breakers required to supply the connected load plus additional units of sizes and types for future use as follows: one size 1 FVNR, one size
2 FVNR, space for one size 3 FVNR, one size 1 FVR, two 150 A frame thermal magnetic circuit breakers.

All single-phase 277 volt loads and select low current 480 volt loads, shall be supplied from the 480/277 volt distribution panelboards. The continuous current rating of the main bus shall be as required to supply the total running load under all Operating Conditions plus a 20 percent design allowance. The continuous current ratings and interrupting ratings of the feeder breakers shall be based on the available fault current and the characteristics of the connected load. Each distribution panelboard shall include the feeder breakers required to supply the connected load plus six single-pole feeder breakers for future use.

Welding receptacles shall be provided for portable 480 volt, 3phase welding
equipment.   The welding receptacles shall be located so that every location in the steam turbine generator and combustion turbine generator area is within 50 feet of a receptacle.

All 208 volt loads and all single-phase 120 volt loads shall be supplied from the 208/120 volt power panels. The continuous current rating of the main bus and the 480/208/120 volt transformer shall be as required to provide a 20 percent design allowance. The continuous current ratings and interrupting ratings of the feeder breakers shall be based on the available fault current and the characteristics of the connected load. Each power panel shall include the feeder breakers required to supply the connected load plus six single-pole feeder breakers for future use.

12.1.5.1  Not Used.

12.1.6 DC Power Supply Equipment: The dc power supply equipment for each power block shall include one battery (number of cells as required) of required voltage to provide 125 volt dc power for each combustion turbine dc load; one battery to provide power for plant switchgear control power, protective relaying, steam turbine loads and to the essential service ac system; battery chargers for each battery, and dc panelboards. The equipment shall supply dc power in emergencies to protect power plant
equipment (UPS) and to ensure the safety of operating personnel.   The
equipment shall provide power to trip circuit breakers, to energize emergency bearing oil pumps, emergency lighting, continuous ac power supply equipment, and critical control and protection systems.

The batteries shall be sized to shut down the plant safely under emergency conditions without a source of auxiliary power. The batteries shall also have adequate capacity to supply emergency lighting, continuous ac power supply equipment, and critical control and protection systems for a period of 1 hours following an emergency shutdown.

Each battery charger shall be a full capacity charger. Each charger shall have the capacity to recharge the battery in 8 hours following the duty cycle described above while simultaneously supplying the normal dc load.

The dc panelboards shall have a main bus current rating as required to supply the connected load. The continuous current ratings and interrupting ratings of the feeder breakers shall be based on the available fault current and the
characteristics of the connected loads or the battery chargers.   Each
panelboard shall include the feeder breakers required to supply the connected loads plus six single-pole feeder breakers for future use.

12.1.7 Continuous AC Power Supply Equipment: The continuous ac power supply equipment includes a voltage regulator, three phase ferro-resonant inverter, static transfer switch, a manual bypass switch, and distribution panelboard. The equipment shall provide 120-volt ac power to essential plant control, safety, and information systems.

The equipment shall supply all plant essential loads which would be affected by a loss of power of more than 1/4 cycle and excessive voltage and frequency deviations. The equipment shall be rated so that one inverter can supply the total plant essential loads. The distribution panelboard shall have a main bus current rating as required to supply the connected load. The panelboard shall include the fusible switches required to supply the connected loads plus six single-pole switches for future use. The ratings of the fuses shall be coordinated with the characteristics of the loads and the capabilities of the inverter.

12.1.8   Classification of hazardous  Areas:   Areas where flammable and
combustible liquids and gases are handled and stored shall be classified for the purpose of determining the minimum criteria for design and installation of electrical equipment to minimize the possibility of ignition. The criteria for determining the appropriate classification are specified in
Article 500 of the National Electrical Code (NFPA/ANSI C1). The application of these criteria to specific areas at generating stations is provided in the following sections and in Article 127 of the National Electrical Safety Code (ANSI C2).

Electrical equipment and wiring methods in areas classified as hazardous shall be constructed and installed in accordance with the requirements of Articles 501 and 502 of the National Electrical Code.

12.1.8.1 Flammable and Combustible Liquid Storage and Handling: As a minimum, areas where flammable and combustible liquids are stored and handled shall be classified as indicated in the following articles.

12.1.8.1.1 Flammable Liquids: Flammable liquids (flash point below 100F), which include gasoline (Group D hazard), shall be considered hazardous wherever they are handled or stored. The areas where gasoline is handled or stored shall be classified as specified in Section 127.E of the National Electrical Safety Code.

12.1.8.1.2 Combustible Liquids: Combustible liquids (flash point of 100F or higher) include diesel fuel and lubrication oil (Group D hazards). Areas where these liquids are handled or stored will not be classified, due to the fact that they will not be handled or stored at temperatures which will produce sufficient vapors to form an ignitable mixture in which they are normally contained.

12.1.8.2 Battery Room(s): If lead acid batteries are supplied, Battery room(s) shall be provided with adequate ventilation of hydrogen gas and eye wash stations.

12.1.9 Raceway: The design and specifications for the raceway system used in supporting and protecting electrical cable shall be in accordance with the provisions of the NEC.

Individual cable tray systems shall be established for the following services.

      4.16kV and higher power cables.

      480 volt power and control cables.

      Special electrical noise-sensitive circuits or instrumentation cable.

Cable trays shall be of ladder type construction with a rung spacing of 6 to 9 inches, nominal depths of 4 to 6 inches, and various widths as required. Cable trays shall be supported in accordance with NEMA VE-1 standards.

Solid bottom trays shall be provided for all special noisesensitive circuits
and analog instrumentation circuits.   Where these circuits drop down
directly into control system cabinets, ladder tray may be used.

Ventilated covers shall be provided for vertical ladder trays. Solid covers shall be provided for all solid bottom tray except for cases where the cables exit the top of the tray into the bottom of the control cabinets. Covers shall also be provided for the top tray of horizontal tray runs located under grating floor or insulated piping or outdoors.

Lighting branch circuits, telephone circuits, and intercommunication circuits shall be routed in conduit. Lighting circuits shall be routed in electrical metallic tubing (EMT) for indoor concealed areas, rigid conduit for hazardous exposed and outdoor areas, and polyethylene (PVC) tubing or Type DB PVC conduit for underground.

Hot dipped galvanized tray and conduit (after fabrication) shall be used for above ground power control wiring except at the cooling tower. Tray and piping when crossing, if practical, and always when run parallel, the tray will not be installed below the pipe.

Fiberglass tray and conduit shall be used beneath the cooling tower fan deck.

Rigid galvanized steel conduit shall be used for routing individual circuits from the cable tray system to individual devices and pieces of equipment.

All underground duct banks shall consist of Type EB PVC conduit encased in concrete.

Galvanized steel conduit shall also be installed where required for digital and analog low level circuits requiring noise immunity from adjacent power circuits. All risers shall be concrete encased.

Reinforced concrete manholes shall be provided, where required, so that cable may be installed without exceeding allowable pulling tensions and cable sidewall
pressures.   Each manhole shall have the following provisions.

      Provisions for attachment of cable pulling devices.

      Provisions for racking of cables.

      Manhole covers of sufficient size to loop feed the largest diameter cable through the manhole without splicing.

      Sealed bottoms and sumps.

12.1.10    Power and Control Wiring:

12.1.10.1 Design Conditions: In general, conductors shall be insulated and sized on the basis of a normal maximum conductor temperature of 90 Degrees Celcius for ambient conditions in accordance with Table 310 - 16 of the NEC, for ratings 0 through 2000 volts with a maximum emergency overload temperature of 130 Degrees Celcius and a shortcircuit temperature of 250 Degrees Celcius. In areas with higher ambient temperatures, larger conductors shall be used or higher temperature rated insulation shall be selected. Conductor size and ampacity shall be coordinated with circuit
protective devices.   Cable feeders from 4.16 kV power equipment shall be
sized so that a short-circuit fault at the terminals of the load will not result in damage to the cable prior to normal operation of fault interrupting devices. Cables for 4.16 kV service shall be shielded and grounded at the source end.

Instrument cable shall be shielded to minimize as much as practical electrical noise attenuation as follows.

      Aluminum-polyester tape with 100 percent coverage and copper drain wire shall be used for shielding.

      Low-level analog signal cables shall be made up of twisted and shielded pairs.

      Low-level digital signal cables shall be twisted and shielded. Where physical proximity of terminations allows grouping, multi-pair cables with overall shield may be used, or as per device manufacturers recommendations.

      Except where specific reasons dictate otherwise, cable shields shall be electrically continuous. When two lengths of shielded cable are connected together at a terminal block, a point on the terminal block shall be used for connecting the shields.

      For multi-pair cables utilizing individual pair shields, the shields shall be isolated from each other.

To be effective, instrument cable shields shall be grounded on one end.

12.1.10.2  Conductors:

12.1.10.2.1 Design Basis: Electrical conductors shall be selected with an insulation level applicable to the system voltage for which they are used and ampacities suitable for the load being served.

12.1.10.2.2 Cable Ampacities: The maximum ampacities for any cable shall depend upon the worst case in which the cable will be routed (tray, conduit, duct, or direct buried). In addition to ampacity, special requirements such as voltage drop, fault current availability, and environment shall be taken into consideration in sizing of cable.

The allowable ampacity of power cables will be in accordance with ICEA and NEC requirements.

12.1.10.3 Insulation: Cable insulation and construction shall be as follows and as described in Sections 12.14 and 12.15.

12.1.10.3.1 Flame Retardance: To minimize as much as is practical the damage that can be caused by a cable fire, cables installed in electrical cable tray systems shall have insulations and jackets which have nonpropagating and self-extinguishing characteristics. As a minimum, these cables shall meet the flame test requirements of IEEE 383, using a gas-burner flame source. These characteristics are essential for all cables installed in electrical cable tray in the plant.

12.1.10.3.2 Medium Voltage Power Cable: Power cable with 5 kV class insulation shall supply all 4.16 kV service and may be routed in trays, conduits, or ducts.

12.1.10.3.3 Low Voltage Power Cable 600 Volts: Power cable with 600 volt class insulation shall supply power to loads at voltage levels of 480 volts ac and below and 125 volts dc. Cables may be routed in trays, conduits, or ducts. In addition, 4-conductor, 10 and 12 AWG cable shall be used for low current 480-volt power and motor circuits and 4-conductor, 10 AWG cable shall be used for current transformer circuits.

12.1.10.3.4 Control Cable 600 Volts: Control cable with 600 volt class insulation shall be used for control, metering, and relaying. Cables may be routed in trays, conduits, or ducts.

12.1.10.3.5 Instrument Cable 300 Volts Minimum: Instrument cable shall be used for control and instrument circuits that require shielding to avoid as much as is practical induced currents and voltages.

12.1.10.3.6 Thermocouple Extension Cable: Thermocouple extension cable shall be used for extension leads from thermocouples to junction boxes and to instruments for measurements of temperature. Cables may be routed in trays, conduits, or ducts.

12.1.10.3.7 High Temperature Cable: High temperature cable shall be used for wiring to devices located in areas with ambient temperatures above 75 C. Cables may be routed in conduit. Cable lengths shall be minimized by terminating the cable at terminal boxes or conduit outlet fittings located outside the high temperature area and continuing the circuit with control or thermocouple extension cable.

12.1.10.3.8 Lighting and Fixture Cable: Lighting and fixture cable with 600 volt insulation shall be used in accordance with Section 12.14 and installed in raceway in accordance with Section 12.1.9.

12.1.10.3.9 Grounding Cable: Grounding cable shall be insulated and uninsulated bare copper conductor sizes as required.

12.1.10.3.10 Switchboard and Panel Cable: Switchboard and panel cable shall be insulated to 600 volts with SIS moisture resistant insulation or Contractor approved substitute. PVC cable insulation will not be allowed.

12.1.11 Grounding: The station grounding system shall be an interconnected network of bare copper conductor and copper-clad ground rods. The system shall be designed to protect plant personnel and equipment from the hazards, which can occur during power system faults and lightning strikes.

12.1.11.1 Design Basis: The station grounding grid shall be designed for adequate capacity to dissipate heat from ground current under the most severe conditions in areas of high ground fault current concentrations, with grid spacing such that safe voltage gradients are maintained.

The ground system shall be designed to have a resistance to ground of 1 ohm or less.

Bare conductors to be installed below grade shall be space in a grid pattern. Each junction of the grid will be bonded together by an exothermal welding process.

Grounding risers shall be connected to the building steel and selected equipment. The grounding system shall be extended, by way of risers and conductor installed in cable tray, to the remaining plant equipment. Equipment grounds shall conform to the following general guidelines.

      Grounds shall conform to the NEC and NESC.

      Fences under overhead transmission lines shall be grounded at the switchyard grid.

      Major items of equipment, such as switchgear, secondary unit substations, motor control centers, relay panels, and control panels shall have integral ground buses, which shall be connected to the station ground grid.

      Electronic panels and equipment shall be grounded utilizing an insulated ground wire connected in accordance with the manufacturer's recommendations.
      In some situations, a separate small grid and ground rod, isolated from the main ground, as required by the vendor. Where practical, electronics ground loops shall be avoided. Where this is not practical, isolation transformers shall be furnished.

      All  4000-volt rated motors shall have a minimum of one
      1/0 AWG bare copper ground conductor connected between the motor frame and the station ground grid.

      Ground conductors will be sized in accordance with the NEC.

      All single conductor ground wires installed in conduit shall be insulated. Ground conductors included in a multiconductor power cable may be uninsulated.

Remote buildings and outlying areas with electrical equipment shall be grounded by establishing local subgrade ground grids and equipment grounding
systems in a manner similar to the plant area.   Remote grids shall be
interconnected with the station ground grid to reduce the hazard of transferring large fault potentials to the remote area through interconnecting instrumentation and communication cable shields.

12.1.12 Lighting: A lighting system shall be furnished for all structures and new equipment. Lighting shall also be provided at the site entrances. The lighting system shall provide personnel with control room illumination for plant operation under normal conditions, means of egress under emergency conditions, and emergency lighting to perform manual operations in select
areas during a power outage of the normal power source.   The  power supply
for the lighting system shall be from 120/208 or 277/480 volt, 3-phase, 4 wire lighting panelboards. Emergency lighting shall be powered from a 120-volt ac normal source with emergency transfer to 125 volts dc or, in some areas, to the Diesel generators. Power used to supply outdoor roadway and area lighting fixtures shall be at 480 volts. Outdoor lighting shall be controlled with light sensitive photocell switches.

12.1.12.1 Light Sources: The lighting system shall be designed in accordance with the Illuminating Engineering Society (IES) to provide illumination levels recommended by the following standards and organizations.

      ANSI/IES RP-7, 1979, Industrial Lighting

      ANSI/IES RP-8, 1977, Roadway Lighting

      Federal Aviation Administration (FAA)

      Occupational Safety and Health Act (OSHA)

Light sources and fixtures selections shall be based on the applicability of the luminaries for the area under consideration.

Four types of lamps may be used for the light sources in the lighting system including fluorescent, high-pressure metal halide and high-pressure sodium, and incandescent. Generally, fluorescent lamps shall be used in indoor, low bay enclosed areas; high-pressure sodium lamps shall be used outdoors and high-pressure metal halide shall be used in high bay enclosed areas; and incandescent lamps shall be used for emergency lighting.

For design purposes, the following areas categorize lighting:

      Indoor unfinished areas

      Indoor finished areas

      Outdoor areas

      Roadway and area

      Egress and emergency

12.1.12.2 Indoor Unfinished Areas: This category includes indoor areas in
structures such as warehouses.   These areas will generally be lighted using
industrial fluorescent fixtures.

High-pressure sodium fixtures shall be used outdoors where industrial fluorescent fixtures are not suitable, metal halide fixtures shall be used in high bay areas, or where fluorescent fixtures cannot be installed due to physical of functional limitations.

12.1.12.3 Indoor Finished Areas: This category includes indoor areas in structures such as administrative offices. These areas will generally be lighted using troffer type fluorescent fixtures.

12.1.12.4 Outdoor Areas: This category includes lightingof equipment located outdoors and outdoor platforms. High-pressure sodium fixtures suitable for vibration and use in wet locations shall be used.

12.1.12.5  Roadway and Area: Roadway and area lighting shall be designed
using  high-pressure sodium light sources.   The light fixtures shall be
installed on low maintenance poles.

Sufficient outdoor lighting of 345 kV switchyard, substation roads, fences, walkways and parking areas shall be provided to insure the safety and security of the operation of each facility, the safe movement of people and vehicles, and for security purposes.

Facility buildings and main entrance plant sign shall be suitably illuminated to present the facility to the public. Main Plant entrance sign to be provided by Owner.

12.1.12.6 Egress and Emergency: Buildings equipped with artificial illumination shall have adequate and reliable illumination provided for egress to exit facilities. The emergency lighting system shall be used in the areas where illumination is required to perform manual operations during a power outage of the normal source. The egress and emergency lighting shall be powered from 120-volt ac normal and transferred to 125 volt dc source upon failure of the normal power source.

12.1.12.7 Construction Lighting: In areas where construction restricts natural lighting from the sun and foot-candle levels approach OSHA minimum levels, construction lighting shall be placed in operation as soon as practicable and kept in continuous operation while any work is in progress.

12.1.12.8 Lighting Control: Electric power to light fixtures shall be switched with wall mounted light switches in areas where the light can be "off" when the area is not occupied. Wall mounted switches shall be provided at the entrance to storage, battery, and equipment rooms.

Electric power to light fixtures in the turbine-generator areas which are not photocell controlled shall be switched at the panelboard, and the light fixtures shall be circuited so that adjacent fixtures are connected to alternate phases of a 3-phase circuit. This type of circuiting shall permit the operator to uniformly increase the illumination level as required.

Electric power to light fixtures located outdoors shall be switched with photoelectric controllers. The use of photoelectric controlled is permitted;

12.1.12.9 Control Room: The control room lighting shall consist of general area, control panel, emergency, and exit lighting. Control room general area lighting and control panel lighting shall be provided by fluorescent light fixtures that with care taken to minimize reflected glare. Incandescent
light fixtures for  emergency  lighting shall be recessed down lights.   The
emergency light fixtures shall be normally "off" and shall be automatically turned "on" upon loss of the plant reliable service. The emergency lighting shall be powered from the 125volt dc station battery.

12.1.12.10 Wiring Devices: Convenience outlets throughout the indoor areas of the plant and in the outlying structures shall be duplex, straight blade, grounding type receptacles rated at 20 amperes and 125 volts. Convenience outlets located outdoors shall be duplex receptacles with weatherproof snap-action covers. The outlets shall be spaced to provide normal maintenance access. In hazardous locations, convenience outlets shall be suitable for the NEC class and group requirements.

Switches used throughout the plant shall be rated at 20 amperes and 120/277 volts ac with enclosures suitable for the location in which they are installed. In hazardous locations, switches shall be suitable for the NEC class and group requirements.

12.1.13 Freeze Protection: A freeze protection system shall be provided for piping, gauges, pressure switches, and other devices subject to freezing. This includes, but is not limited to, piping located outdoors and piping located near outside doors.

For pipes, which operate below 300 Degrees Fahrenheit, parallel circuit type heating cable shall be directly applied to the pipe. These heating cable circuits can be assembled and installed in the field using the appropriate connection kits.

For pipes which operate at 300 Degrees Fahrenheit and above, parallel circuit type heating cable rated for the operability temperature or type MI high
temperature cable shall be used.   These heating cable circuits can be
assembled and installed in the  field  using appropriate connector kits.

Power distribution panelboards, each fed from  480-120/208 volt transformers
shall furnish power to the freeze protection circuits.   Power to the freeze
protection circuits shall be controlled by ambient thermostats through a central control panel which shall provide control and alarm/monitoring functions for the freeze protection system. In addition, thermostats that sense actual pipe temperature may be required to prevent overheating of
critical process or chemical piping.   Remote alarms for the overall system
and local monitoring of each freeze protection circuit shall be provided.

12.1.14 Cathodic Protection System: Cathodic protection and other corrosion control measures shall be provided for the following structures if required:

      The exterior surface of underground carbon steel pipe, brass pipe, copper pipe, and stainless steel pipe.

      Underground steel tanks and the bottoms of surface mounted steel tanks.

      The interior surfaces of condenser and heat exchanger water boxes.

A galvanic anode system shall be used for corrosion control of underground steel, stainless steel, copper, and brass piping, the bottoms of pad mounted steel tanks, and the metals wetted by circulating water in the surface condenser and auxiliary cooling water heat exchangers. The anodes shall be distributed to provide even current distribution on the surfaces to be protected.

Galvanic anode systems for protection of buried pipe and bottoms of pad mounted steel tanks shall be designed for a minimum 25 year service life. The service life of galvanic anodes for protection of condenser and heat exchanger metals shall be greater than the normal maintenance and inspection intervals.

The galvanic anodes shall be connected directly to the protected structures, or, through test stations for selected anode locations on piping systems. The anode current output is then limited only by the natural potential difference between the anode and the protected structure and the electrical resistance in the circuit.

Connection enclosures shall be installed to provide access to the ground rod and anode lead wire terminations at pad mounted steel storage tanks.

Test stations shall be provided at selected locations for electrical connections to buried cathodically protected pipes and for access to a sampling of anode connections. These stations and portable test equipment will enable the level of protection on the pipes to be monitored and life expectancy of anodes to be estimated.

Buried piping systems designated to receive cathodic protection shall receive high quality hot coal tar enamel coating or its equivalent, shall be
backfilled carefully with sand.   Other material which will not damage the pipe
coating, and shall be isolated electrically from all structures which might increase the demand for cathodic protection current or make cathodic protection more difficult to achieve.

12.1.15 Lightning Protection: Lightning protection shall be provided for the top of buildings when required by NFPA, the cooling tower, the stacks, and the GSU transformers.

Lightning protection for the building shall consist of air terminals installed on the roof. The air terminals shall be connected together with copper cable and connected to the plant ground grid with copper down conductors. Air terminals shall be arranged to provide protection for roof-penetrating devices, such as piping, air moving equipment, lighting etc.

12.1.16   Plant Communication System and Security

A closed circuit security camera located at the main entrance will be provided with a monitor in the control room. The main gate will be motorized and activated by a local card reader or, from the control room.

12.1.17 Telephone Raceway System: A raceway system shall be provided for a telephone system to be installed by the local telephone company and provided by the Owner per Section 1.4.10.

The telephone raceway system shall include a 4-inch underground service entrance conduit from the property line to the Administration Building or Administration Office Area of the Control Building. The service entrance conduit shall be terminated in a telephone terminal cabinet sized for a 100 pair telephone cable.

Raceway shall be installed from the telephone terminal cabinet to telephone outlets for each office in the Administration Building or Administration Office Area of the STG Building, one for the secretary/receptionist, and for one telephone outlet in the control room.

12.2   345 kV Switchyard

The 345 kV Switchyard will be provided by owners as described in Section 1.4.

12.3  Generator Transformer

12.3.1 General: This subsection covers furnishing and installation of power transformer equipment, material, and accessories as specified herein. The power transformers furnished shall have all normally supplied accessories ready for installation, connection, and service.

Transformers shall be generator unit step-up transformers and shall be 345 kV secondary, 18.0 kV (nominal) primary and shall be rated a minimum of 110% of generator rated output at 65oC rise. The method of cooling shall be OA/FA/FA, OA/FA/FOA or OA/FOA/FOA. Power block transformers shall have a top rating to carry the normal operating load of both power blocks at 65C rise.

12.3.2 Codes and Standards: All equipment provided under these specifications shall conform to the applicable standards of ANSI, NEMA, and IEEE and shall be in accordance with the applicable requirements of the Federal "Occupational Safety and Health Standards." The latest published edition of referenced standards shall apply.

The power transformers shall be designed, fabricated, and tested in accordance with ANSI C57.12 series, NEMA TR 1, and these specifications.

12.4  Unit Auxiliary Transformer

12.4.1 General: This subsection covers furnishing and installation of power transformer equipment, material, and accessories as specified herein. The power transformers furnished shall have all normally supplied accessories ready for installation, connection, and immediate service.

Transformers shall be a unit auxiliary transformer and shall be 18.0 kV (nominal) primary, 4.16 kV secondary and shall be rated a minimum of 110% of required calculated load at 65 Degrees Celcius rise. The method of cooling shall be OA/FA/FA, OA/FA FOA OA/FOA/FOA, or OA/FA.

12.4.2 Codes and Standards: All equipment provided under these specifications shall conformed to the applicable standards of ANSI, NEMA, and IEEE and shall be in accordance with the applicable requirements of the Federal "Occupational Safety and Health Standards." The latest published edition of referenced standards shall apply.

The power transformers shall be designed, fabricated, and tested in accordance with ANSI C57.12 series, NEMA TR 1, and these specifications. The 18-4.16 kV auxiliary transformers may be located next to the auxiliary substation using shelded 25 kV cable and 5 kV non segregated Phase bus duct.

12.4.3   Neutral Grounding  Resistor:   A neutral grounding resistor shall
be furnished on the auxiliary transformer. The resistor shall be mounted on the top of the transformer and be of the heavy-duty, outdoor, cast grid or stainless steel strip type with enclosure. The resistor assembly shall rest on cap and pin or post type porcelain insulators. Electrical terminals on the resistor shall be insulated bushings. One resistor terminal shall be connected by copper conductor to the transformer low voltage neutral and the other resistor terminal shall be connected by copper conductor to the transformer ground bus.

The grounding resistor enclosure shall be painted to match the transformer tank.

12.5.1    Not Used.

12.6  4.16 KV Metal Clad Switchgear

12.6.1 General: This section covers the furnishing of 4160 volt vacuum metal-clad switchgear equipment, materials, and accessories.

The 4160-volt switchgear shall be designed and constructed for use on a 4160 volt, 3 phase, 60 hertz, 3-wire, low resistance grounded system.

All equipment shall be designed for service below 3300 feet elevation at an ambient temperature of 40 C.

This equipment shall be installed in a restricted access electrical equipment room, which shall be air conditioned to maintain 77 Degrees Fahrenheit maximum temperature and 55 Degrees Fahrenheit minimum temperature. This switchgear shall be mounted on a 3 1/2" minimum height concrete maintenance pad or the finish floor shall be elevated by at least 3-1/2" above finish grade. 36" wide anti-static switchboard matting conforming to ANSI/ASTM D-178 J6-7 Type 2, Class 2, shall be installed as a continuous length floor runner extending the entire front width of this switchgear.

The switchgear shall be configured with two main busses "SG1" and "SG2", with two corresponding main incoming line breakers, "52SG1" and "52-SG2" and one bus tie breaker, "52-TB1" interlocked such that only two of these three breakers may be closed at any one time. The bus tie shall be utilized for supplying both power blocks from one unit Auxiliary Transformer or from the
Black Start Diesel Generators.   All of these breakers shall be electrically
operated remote from the plant DCS located in the control room and transmit their status back to the DCS (Distributed Control System). Transducers for local Amp, Voltage, KWATT, KVAR and KWATTHRD/KVARH metering, plus remote Amp, Voltage, KVAR, KAWTT, KWATTHR and KVARH metering located at the DCS shall be
provided for main circuit breakers "52-SG1" and "52-SG2".   Digital meters are
acceptable instead of individual transducers and analog meters Instrument transformers and ANSI Device protective relays shall be provided per the
associated electrical single line diagrams.   5000-Volt Class Motor
Controllers shall be attached to both ends of the switchgear with the motor loads balanced for maximum reliability between the two main busses.

Equipment shall be complete from the incoming line connections to the outgoing feeder connections. All DCS control of electrical distribution breakers shall be supervised by hardwired protective relays and interlocks.

The Diesel Generator Control Panels shall be located in the Control Room and have provisions for synchronizing the Diesel Generator to the 4160-volt bus.

The indoor metal-clad switchgear specified is intended for use on a 4,160 volt, 3 , low resistance grounded wye, 60 Hertz parallel dual feeder distribution system. The switchgear shall be rated 4,760 maximum volts and have horizontal drawout circuit breakers. The switchgear and circuit breaker either individually or as a unit shall have a impulse rating of 60kV. The entire switchgear with the motor controller assembly including circuit breakers, motor controllers, meters, relays, etc., shall be completely factory tested and the circuit breakers and contactor assemblies of like rating shall be interchangeable. The equipment shall be assembled, adjusted and tested at the factory and the owner and/or owner's representative(s) shall be provided with a full function witness test, prior to sectionalizing for shipment.

12.6.2 Applicable Standards: The switchgear shall be designed, manufactured and tested in accordance with NEMA SG-4 and SG-5, ANSI Standards C37.04, C37.010, C37.20.2 and C37.23 for power circuit breakers and metal-enclosed switchgear. Device function numbers are to be in accordance with ANSI C37.2. The motor controllers shall be designed, manufactured, assembled and tested in accordance with NEMA Standards ICS 2-324 and UL Standard 347.

12.6.3 Stationary Structure: The switchgear shall consist of breaker compartments and auxiliary compartments assembled to form a rigid self-supporting completely enclosed structure providing painted steel between sections. Each section shall be segregated by metal barriers into the following separate compartments: circuit breaker, main bus, auxiliary device and cable. The motor controller structure shall consist of formed and bolted back and side plates, minimum 11-gauge sheet metal. All doors shall be a minimum 14-gauge sheet metal, pan type with flanges formed to provide sturdy, rigid structure. Compartment door latches and hinges shall be capable of holding doors closed during a maximum fault condition.

The enclosure shall be finished with medium gray manufacturers standard, and light gray enamel applied over a rust inhibiting phosphate primer. A lifting bar is to be provided with each shipping group for lifting the structure from the top with a crane. A breaker-lifting device, designed so that one man can lift any breaker for removal, shall be provided.

The enclosure construction shall be provided with rodent screens to prevent the entry of rodents into the switchgear or motor controller interior. Ventilation openings are to be located in such a way as to preclude the possibility of metal objects being inserted through them and easily contacting energized parts.

The manufacturer shall provide space heaters in each vertical section. All heaters shall be sized to deliver the required wattage at half-rated voltage (240-volt heaters operated at 120 volt). Power for combined unit space heaters shall be supplied to a single location from an external source. All wiring to each heater as well as the adjustable thermostat shall be furnished and installed by the Manufacturer.

12.6.4 Switchgear Structure: Shall consist of three basic compartments: the Circuit Breaker Compartment, the Main Bus Compartment, and the Cable Compartment.

     1. Circuit Breaker Compartment. Each circuit breaker compartment shall be designed to house a horizontal drawout 4760-volt vacuum circuit breaker. The stationary primary disconnecting contacts are to be silver plated copper and field replaceable. The movable contacts and springs shall be mounted on the circuit breaker element for ease of inspection. Arrangement shall be "two high" compartments. Entrance to the stationary primary disconnecting contacts shall be automatically covered by bright orange or red shutter when the circuit breaker is withdrawn to the test or disconnected positions or removed from the circuit breaker compartment. Extend a ground bus into the circuit breaker compartment to automatically ground the breaker frame with high current spring type grounding contacts located on the breaker chassis when in the test and connected
          positions.   Welded guide rails for positioning the circuit breaker
          and all other necessary hardware are to be an integral part of the circuit breaker compartment. Blocking devices shall interlock breaker frame sizes to prevent installation of a lower ampacity or interrupting capacity element into a compartment designed for one of a higher rating.

          - Circuit Breakers: Provide drawout vacuum circuit breakers that are electronically charged, mechanically and electronically trip-free, stored-energy anti-pump operating mechanism type. Three-pole, rated 4760 maximum volts, 60 Hertz, having a continuous current and interrupting rating as specified in the design single line drawings. Breakers of equal rating shall be completely interchangeable. The circuit breaker shall be operated by means of a stored energy mechanism which is normally charged by a universal motor, but can also be charged by a manual handle for manual emergency closing or testing. The closing speed of the moving contacts is to be independent of both the control voltage and the operator. Provide a full front shield on the breaker element designed to barrier operating personnel from live primary bus when the breaker is installed in the circuit breaker compartment. Positive contact secondary disconnect shall be through automatic self-aligning, self-engaging type plug and contact arrangement.

      Provision shall be made for control power plug to be disconnected in test position. Provide a truck operated contact with four N.O. and four N.C. contacts to indicate when breaker is in operating position. Provide a mechanism operated contact with six "a" and six "b" auxiliary contacts to mimic breaker power contacts to operate and test position. Provisions shall be made for 12 additional auxiliary MOC type contacts for external use. Wire all contacts to terminal blocks for customer use. Provide a test position in which all breakers auxiliary contacts and other devices will function normally and provide a umbilical cord if required.

      An interlocking system shall be provided to make it impossible to rack a closed circuit breaker to or from any position. Additional interlock shall automatically discharge the stored-energy operating mechanism closing spring upon removal of the breaker out of the compartment.

      Provide a self-aligning, manually operating mechanism, which will positively rack the breaker between positions with the front door closed. Breaker position shall be indicated with door closed. Provide three positions: Operate, Test and Disconnected. Provide for padlocking the breaker in either the operating or disconnected position.

      The circuit breaker control voltage shall be a 125 volts DC provided by others. Provide separate terminals for connection to switchgear DC control bus.

The vacuum interrupters shall be hermetically sealed in a high vacuum, protecting butt contacts from moisture and contaminated atmosphere. Provisions shall be made for slow closing of the contacts. The circuit breaker shall have a contact wear indicator readily accessible to the user. The circuit breaker total interrupting time is not to exceed three cycles. A circuit breaker trip counter shall be provided for each circuit breaker. The interrupters shall be maintenance free.

Breaker indicating lights shall be powered from the breaker trip circuit. 100,000-hour life LED (Light Emitting Diode) lamps, furnished by Data Display Products DDP "Q" Series Tier Lamps, or Ledtronics RPNL-1008 series, along with descriptive nameplates, shall be utilized for all annunciation and
status indications.   Colors provided shall be Red, and Green, where the
status indication is Red = Closed, Green = Open.

Breaker Status, "Closed", "Open" or "Tripped" shall be annunciated to the DCS SOE.

    - Instrument Transformers: Current transformers shall have the ratios and accuracy noted in the design single lines. Each breaker compartment shall have provision for mounting up to four ANSI rated current transformers per phase, two on line side and two on load side of circuit breaker. The current transformer assembly shall be insulated for the full voltage rating of the switchgear. Polarities shall be clearly indicated on the transformers and shown on the supplier's drawings. Each current transformer shall be single ratio and have a 5-amp secondary. Only one primary "turn" shall be used. Shorting terminal blocks shall be provided for all CT's and located in the switchgear terminal compartment remote from the high voltage compartment. CT's shall be provided with additional shorting terminal blocks to allow for grounding leads.

       Drawout potential transformers shall be 4200:120 volts ratio (or other ratios as indicated in the design single lines) and shall be protected with primary current limiting fuses. The transformers shall be designed to withstand the basic impulse level (BIL) of the switchgear. Metering accuracy rating shall be 0.3 percent through burden Z. Provide secondary current limiting fuse protection for potential circuits as shown on the single line. Secondary fuse size shall be selected to provide coordination with primary fuses for secondary faults. The secondary fuses shall be located to permit safe replacement while the switchgear is energized.

       Potential transformers shall be mounted in a separate compartment or
       superstructure.   The  PT's shall be mounted on a drawout or trunion
       mechanism, which is linked to the hinged compartment door.   With the
       compartment door closed, the transformers shall be completely isolated and the primary and secondary disconnect contacts shall be engaged with their respective stationary contacts to compete the circuit. On opening the door, or withdrawing the PT drawer, the transformer shall be automatically withdrawn breaking the primary and secondary
       connections and grounding the transformer terminals.   Each potential
       transformer compartment shall have a door mounted sign reading
       "NOTICE-OPENING THIS DOOR DISCONNECTS POTENTIAL TRANSFORMERS".   The
       sign shall be laminated plastic with engraved white letters on a red background.

   2. Cable Compartment: The primary disconnecting contacts shall be extended into the cable compartment by means of porcelain or glass polyester or epoxy components of proven comparable characteristics bushings. The current transformer for overcurrent protection and other relaying functions are to mount on these bushings and be
       accessible from the front of the unit.   Cable terminator lugs shall
       be furnished.   The ground bus shall extend through this compartment
       for the full length of the switchgear.   The cable compartment shall
       have a screw removable rear plate or bolted near panel.

  3. Main Bus Compartment: The main power disconnecting contacts shall be extended into the bus compartment by means of porcelain or glass polyester or epoxy components of proven comparable characteristics bushings. These bushings shall also have provision for mounting current transformers. The main bus is to be rated 3000 amperes and be fully insulated for its entire length. The conductors are to be silver plated copper and be of a bolted design. Access to this compartment is gained from the rear of the structure by removing a steel barrier.

12.6.5 Doors and Panels-Indoors: Relays, meters, instruments, control switches, etc., shall be mounted on a formed front hinged panel.

12.6.6     Control Wiring: The switchgear shall be wired with UL type SIS
#14 AWG minimum. CT wiring shall be #10 AWG Minimum. Terminal blocks shall be supplied and clearly marked for both field-wiring connections and factory installed wiring.

Provide wired terminal blocks with 20% spare capacity for customer connection of:
      - Four Separate remote trip and remote close interlocks for each generator breaker.
      -    Two signals from each potential transformer secondary.
      -    Shorting type terminal blocks for current transformers.

Provide wiring connections throughout with insulated crimped ring tongue type for current transformers. Ground connection shall be made at the first terminal block, not at the current transformer.

Each breaker's close, lockout and trip circuit shall be fused separately in each compartment. Minimum trip circuit fuse rating shall be 30 Amps. Any control or protective devices that are common to more than one breaker shall be on separately fused circuits.

12.6.7 Protective Relays: Protective relays shall be provided as shown on the design one line diagram and shall be mounted semi flush on the switchgear door. All relays shall be drawing out utility grade switchgear relays suitable for the indicated application and 125V DC control power. Spare contacts shall be wired to terminal blocks. Lockout relays shall annunciate to the DCS SOE whenever a relay target effects a lockout event.

12.6.8    Acceptable Device Suppliers:

      1.  Relays:   Basler BE1 series, Beckwith Westinghouse "IQ" series and
          GE.

      2.  Transducers:  Minimum accuracy of + or - 0.25%, 4-20 mA D.C.
          or 1-5V DC as noted on the single line diagrams. Arga, Flex-core Div. Morlan & Associates, Inc., Ohio Semitronics, Inc., Rochester Instrument systems or Scientific Columbus.

      3. Meters: Indicating instruments shall be analog, flush mounted 1% full scale accuracy, annular, tout-band switchboard type with a minimum 250 degree scale and furnished by Simpson or equivalent. Watt/Varmeter, Watthour, Watthour-demand/Varhour meter shall be furnished by Scientific Columbus JEM Series and GE.

      4.   Control Switches and Selector Switches:  Electroswitch

      5.   Lock-out relays:  Electroswitch

12.7    4160 Volt Motor Control Centers

12.7.1 General: These specifications cover 4160 volt, general purposes indoors motor control centers.

The motor control centers shall be designed and fabricated all normally supplied accessories for use on a 4160 volt, 3 phase, 60 hertz, 60 KV BIL, resistance grounded system, and shall be coordinated to protect motors over the complete range of overload and fault conditions. Construction of Motor Control Centers shall allow either one-high or two-high arrangements. Lifting apparatus shall be provided for the two-high arrangements.

Provisions shall be made so that each motor control center can be extended to include one additional section in the future.

The  design  shall provide complete front accessibility to  all  electrical
parts  when  installed against walls or for back-to-back arrangements.   It
shall consist of three distinct, isolated compartments as follows:

12.7.2 Line Termination's, Power Bus and Isolating switch compartment. Shall be at the top portion of each vertical section.

      - Bus: When the lineup consists of two or more verticals section a main bus shall be furnished. The bus shall be copper with silver plated joints. The main bus shall be mounted on insulators designed to withstand the electrical, mechanical and thermal forces imposed by electrical tests, loads, fault currents and shipping. Bus supports shall be non-tracking porcelain.

           The structure, buses and control wiring troughs at the ends of the motor controller lineup shall be arranged to facilitate the additional extensions.

           Furnish a copper ground bus, minimum size 1/4 inch by 2 inches extending through the lineup and provided with a # 4/0 AWG compression lug at each end, as well as two lugs per vertical section for field connection, T&B series 54850, or equivalent.

12.7.3     Medium Voltage Compartment:  Shall include mechanical and
electrical  interlocks  to minimize electrical hazards.   This compartment
shall have hinged door to permit easy access to medium voltage equipment such as fuses, current transformers and contractor.

      - Contactors: Vacuum contactor shall be drawout 3 pole, with the ampere rating required by the application, but not less than 200 amperes. The drawout design shall permit easy removal of contactor from the enclosure without physically disconnecting any
           medium voltage  cables.   The motor control shall be isolated by
           externally operated drawout stabs with shutter mechanism. Safety interlocks shall be provided to prevent:

           1.   Inadvertent operation of the isolating mechanism under load.
           2. Opening the medium-voltage compartment while the contractor is closed.
           3. Closing the contractor when in operating position with the door open.

           Low voltage connections to contactor shall be made with quick
           disconnect plug.   Line and load connection fingers shall be
           located on contactor for ease of inspection. Provide auxiliary contacts for control of motor space heaters to be closed whenever motor is not energized. In addition to the space heater contacts, each controller shall have a minimum of two spare N.O. and N.C. auxiliary contacts.

                All terminal blocks, control, watt-hour meters and protective relays shall be accessible while the controller is energized.

     - Isolating Switch: Each starter shall have an externally operated, manual, 3-pole isolating switch with quick-make, quick-break contacts. The switch shall be mechanically interlocked to prevent opening under load or closing with the high voltage door open. Switch shall have provisions for locking in the open position.

           Current limiting fuses shall be mounted on the drawout mechanism to give the motor controller (fuse/contractor) an interrupting capacity specified in the design calculations. Coordination between fuse and contractor shall be such that the current limiting fuse will clear faults larger than the interrupting capability of the contractor.

           Fuses shall incorporate visible fuse condition indicators. Protection against single-phase operation due to a blown fuse and a phase loss indication shall be provided. All fuses shall be easily inspected or replaced without starter disassembly.

12.7.4 Low Voltage Control Compartment: Shall be located in upper half or left of vertical section with hinged door to permit easy access to meters, relays, pilot devices and terminal strips for inspection and maintenance. Motor operation status, running or off line, shall annunciate to the DCS. Motor protection relay will store causes of motor trip.

      - Motor Protector: Each starter motor protection shall be a Multilin 269 or Westinghouse "IQ" 1000 series relay, drawout case option, configured for eight 100 Ohms platinum RTDs and a control voltage of 120 V AC. Furnish with "Meter and Transducer" module mounted in the MCC; wire 4-20 mA outputs to suitable terminal blocks, including terminals for shields.

12.7.5 Drawings: The manufacturer shall furnish drawings showing the general arrangement and schematic diagrams. The drawings shall supply all installation and coordination data required by the purchaser for the preparation of electrical and mechanical details necessary to the installation of the switchgear by the purchaser.

12.8  480V - Secondary Unit Substations

12.8.1 General: This specification covers secondary unit substation equipment, materials and accessories as specified herein.

The equipment shall include coordinated assemblies of incoming line, transformer and outgoing feeder sections with all auxiliary and transition compartments necessary to provide unit substations ready for installation, connection and immediate service.

All equipment shall be designed for service at sea level at an ambient temperature of 40C.

12.8.2 Codes and Standards: Unit substation components furnished under these specifications shall be in accordance with the requirements of applicable IEEE, NEMA and ANSI standards. All materials and devices shall be in accordance with the applicable requirements of the Federal "Occupational Safety and Health Standards." The latest edition as of July 31, 1998, of these codes and standards shall be applied to the manufacturer of the equipment.

12.8.3 Power Transformer Design and Construction: Design and construction of each power transformer shall be in accordance with the requirements of applicable ANSI C57 standards.

A dry type power transformer is described herein, a liquid filled transformer of equal capacities and appropriate protective devices shall be an acceptable alternative. The liquid filled transformer may be remote from the low voltage switchgear connected with Non-segregated phase bus duct.

12.9  480 Volt Switchgear and Motor Control Centers

12.9.1    480 Volt Switchgear:

General:   This equipment shall be installed in a restricted access
electrical  equipment room which shall be air conditioned to maintain   85
Degrees Fahrenheit maximum temperature, 55 Degrees Fahrenheit minimum. This switchgear shall be mounted on a 3 1/2 inch minimum height concrete maintenance pad or the finish floor shall be elevated by at least 3-1/ inch
above finish  grade.   36" wide anti-static switchboard matting conforming to
ANSI/ASTM D-178 J6-7 Type 2, Class 2, shall be installed as a continuous length floor runner extending the entire front width of this switchgear.

Unless otherwise specified, this switchgear shall be configured with two main busses "A" and "B", with two corresponding main incoming line breakers, "52-A" and "52-B" and a bus tie breaker, "52-TB", interlocked such that only two of these three breakers may be closed at any one time, except a selector switch with a "on-delay" relay will permit momentary closure of all three breakers for a brief moment if synchronized conditions exist. These three breakers shall be electrically operated remote from the plant DCS located in the control room and annunciate their status back to the control room "mimic" panel and the DCS (Distributed Control System) SOE (Sequence of Events).

Local current and voltage metering, plus transducers for remote current and voltage metering located at the control room "mimic" panel and the DCS shall be provided for main circuit breakers "52-A" and "52-B". Instrument transformers and ANSI Device protective relays shall be provided. Equipment shall be complete from the incoming line connections to the outgoing feeder connections.

Applicable Standards: The switchgear shall be designed, manufactured and tested in accordance with NEMA SG-5 and SG-3, ANSI Standards C37.20.1, C37.51, C37.13, C37.16 and C37.50 for power circuit breakers and metal-enclosed switchgear.

Enclosure: The enclosure shall be finished with medium gray paint per manufacturer's standard. The enclosure and internal barriers shall be fabricated of steel members in accordance with NEMA and ANSI Standards.

A lifting bar is to be provided with each shipping group for lifting the structure from the top with a crane. A breaker lifting device, consisting of a top structure mounted, cantilevered ratcheting crank and cable pulley assembly, dolly mounted on rails and designed so that one man can lift any breaker for removal, shall be provided. Unless otherwise specified, the enclosure shall be NEMA 1A gaskets.

The enclosure construction shall prevent the entry of rodents into the switchgear interior. Ventilation openings are to be located in such a way as to preclude the possibility of metal objects being inserted through them and easily contacting energized parts.

The manufacturer shall provide space heaters in each vertical section. All heaters shall be sized to deliver the required wattage at half-rated voltage (240-volt heaters operated at 120 volt). Power for combined unit space heaters shall be supplied to a single location from an external source. Al wiring to each heater as well as the adjustable thermostat shall be furnished and installed by the Manufacturer.

The equipment shall be assembled, adjusted and tested at the factory and the owner and/or owner's representative(s) shall be provided with a full function witness test, prior to sectionalizing for shipment. The structure is to consist of three basic compartments from front to rear: The Front Breaker Compartment, the Center Bus Compartment, and the Rear Cable Compartment.

a. The Front Breaker Compartment is to contain the drawout circuit breaker elements, each mounted in its own barriered cell. Active or future use cells equipped to accept circuit breakers are to be complete with the circuit breaker drawout mechanism and all current-carrying parts. Provide each breaker cell with a hinged door equipped with a closing latch mechanism and a trip button externally operated with door closed. Each circuit breaker shall be doubling barriered to safely permit operating and racking with a hinged door open. Hinged front panels and large operator openings shall be reinforced by automatic shutters over live bus stabs in rear of breaker cell.

b. The Center Bus Compartment is to contain the section riser and main cross bus which is to be rated for the design ambient of 40 Degrees Celsius. The main cross bus shall be rated for continuous amperes as required by the design. All main and riser bus is to be bolted copper and be adequately braced to withstand the short circuit ratings as required by the design calculations.

c. The Rear Cable Compartment shall be sized to accommodate all incoming and outgoing cables required within each vertical switchgear section. Cable lugs are to be mounted on the load side (and line side when source cables are used) run-back bus which is extended into this compartment from the bus compartment. Run-back bus for main or feeder breakers is to be insulated from the section riser and cross bus. This compartment shall also contain a plated copper ground bus bolted directly to the
      switchgear frame.   Clamp or compression type cable lugs suitable for
      use with copper cable are to be supplied for cable sizes as shown on the plans.

d. The Low Voltage Power Circuit Breakers shall be rated per ANSI C37.13, C37.16, C37.50 and be of the drawout type, manually or electrically operated type as required. The breakers are to mount on a rigid, self-aligning draw-out mechanism with "connected", "test", "disconnected", and "remove" positions.

      The front door shall be capable of being closed in the "connected", "test", "disconnected" or "remove" positions. Provide interlocks to insure the breaker is open before it can be moved from any position or when it is between positions.

      The circuit breaker trip device is to be of a solid-state design which requires no external power connections and is provided with an adjustable long-time delay, instantaneous and (short-time delay) over-current/short circuit protection depending on the breaker application. Include ground fault tripping as an integral part of the solid-state trip device only if no neutral grounding resistance system is specified for the Auxiliary
      480V transformers that feed this switchgear.   Provisions for testing
      and calibrating shall be provided. Indicators for overload, short circuit, or ground trip shall be provided.

      The breaker operating mechanism is to be of the two-step stored energy
      quick-make, quick-break type.   Operating the charging handle or one
      operation cycle of the breaker motor is to charge the closing springs. A separate operation of the breaker "close" contact or button is to close
      the breaker contacts.   Closing of the breaker contacts shall
      automatically charge the opening springs to insure quick-break
      operation.   Padlocking provisions shall be furnished to receive up to
      three padlocks when the breaker is "open" and in the "disconnected" position, positively preventing unauthorized closing of the breaker
      contacts.   A manual trip button, drawout position indicator, contact
      position indicator, and spring condition indicator shall be furnished. Breaker status lamps and annunciation lamps shall be 100,000 hour LED (Light Emitting Diode) type, as manufactured by Data Display Products or Ledtronics or equivalent.

      The status of all circuit breakers, "Closed", "Open" or "Tripped" shall be annunciated to the DCS SOE. The status of Main-Tie-Main circuit breakers shall also annunciate to the cogeneration control mimic panel.

e. Drawings. The manufacture shall furnish drawings showing the general arrangement and schematic diagrams. The drawings shall supply all installation and coordination data required by the purchaser for the preparation of electrical and mechanical details necessary to the installation of the switchgear by the purchaser.

12.9.2 Safety Switches: Where safety switches are required, such as HVAC and roof mounted equipment furnish and install heavy duty safety switches as indicated on the plans and specifications and as required by the NEC. The
NEMA type enclosure shall be appropriate for the environment that the safety switch is installed. All safety switches shall be NEMA Type HD and UL listed.

a. Switch Interiors: All switches shall have switchblades which are fully visible in the "OFF" position when the switch door is open. All current carrying parts shall be plated to resist corrosion and promote cool
     operation.   Switches shall have removable arc suppressors where necessary to permit access to line side lugs. Lugs shall be front removable and UL listed for 75 Degrees Celsius copper wires.

b. Switch Mechanism: Switches shall be quick-make, quick-break such that, during normal operation of the switch, the operation of the contacts shall not be capable of being restrained by the operating handle after the closing or opening action of the contacts has started. The operating handle shall be an integral part of the box, not the cover. Provisions for padlocking the switch in the "OFF" position with at least three
     locks shall be provided.   Switches shall have dual cover interlock to
     prevent unauthorized opening of the switch mechanism with the door open. The handle position shall indicate whether the switch is "ON" or "OFF".

c.   Enclosures:  Switches shall be furnished in the following enclosures:

     -   NEMA 1 for general purpose enclosures unless specified as NEMA 3R on
         the plans.   Covers on NEMA 1 enclosures shall be attached with pin
         type hinges.   NEMA 3R covers shall be securable in the open
         position. NEMA 3R enclosures for switches through 200 amperes shall have provisions for interchangeable bolt-on hubs. Hubs shall be as indicated on the plans. NEMA 3R enclosures shall be manufactured from galvanized steel. Enclosures shall have a gray baked enamel finish, electrodeposited on cleaned, phosphatized steel.

    - NEMA 4, 4X and 5 enclosures shall be furnished in stainless steel without knockouts. The means of sealing the cover on 30 through 600-ampere switches shall be positive, with 30 through 200-ampere switches shaving quick release latches. Covers shall be attached with pin type hinges and shall have gaskets. Enclosures shall be of code gauge (UL98) stainless steel.

     - NEMA 12 enclosures with or without knockouts. The means of sealing the cover on 30 through 600-ampere switches shall be positive, with 30 through 200-ampere switches shaving quick release latches. Covers shall be attached with pin type hinges and shall have gaskets to assure they are dusts tight. Enclosures shall be of code gauge
         (UL98) galvanized steel with an electrodeposited, gray baked enamel finish.

     - NEMA 7 & 9 enclosures shall be furnished in cast aluminum with conduit provisions as specified. Enclosures shall be provided with a bolted cover and with sealing means for hazardous location protection. "ON" and "OFF" position identification shall be cast into the cover, not painted on or applied with an adhesive.

d.   Ratings:   Switches shall be horsepower rated for ac and/or dc as
     indicated by the plans.

e. Fuses. For all enclosures except NEMA 7 & 9, fusible switches rated 100 through 600 amperes at 240 volts and 30 through 600 volts shall have a UL approved method of field conversion from standard Class H fuse spacing to Class J. fuse spacing. The switch also must accept Class R fuses and have provisions for field installation of a UL listed rejection feature to reject all fuses except Class R. The UL listed short circuit rating of the switches shall be as required by design calculations when Class R or Class J fuses are used with the appropriate rejection schemes.


     The UL listed short circuit rating of the switch, when equipped with Class H fuses, shall be 10,000 rms symmetrical amperes.

     For NEMA 1 and 3R enclosures; 800 and 1200 ampere switches shall have provisions for Class l fuses and shall have a UL listed short circuit rating as required by the design calculations.

12.9.3    480V Motor Control Centers:

12.9.3.1 General: The Contractor shall furnish and install motor control center equipment, materials, and accessories as specified herein.

The motor control centers shall be designed and constructed for use on a 480 volt, 3-phase, 60 hertz, 3 wire, solidly grounded system.

Except as specified otherwise herein or on the Motor Control Center Specification and Data Sheets, all equipment shall be designed for service at below 3300 feet elevation and with an ambient temperature of 40 Degrees Ceilus.

12.9.3.2 Codes and Standards: All equipment furnished under these specifications shall conform to applicable standards of IEEE, ANSI, and NEMA. All materials and devices shall be in accordance with the applicable requirements of the Federal "Occupational Safety and health Standards."
The latest edition of these codes and standards shall be applied to the manufacture of the equipment.

12.9.3.3 Design and Construction: All starter units and feeder tap units shall be readily interchangeable with units of the same type and size.

All units except larger size starter units and 225 ampere frame or larger feeder tap units shall be automatically disconnected and connected to the bus as the units are removed or replaced in the motor control centers. Size 4 or 5 starter units depending on manufacturer's standards and 400 ampere frame or larger feeder tap units shall have fixed mounting within the motor control centers.

a. Circuit Breakers: Each combination starter unit and each feeder tap unit shall include on 3-pole single throw, 600 volt, molded case air circuit breaker with the appropriate amperes symmetrical interrupting rating at 480 volts. All breakers, except magnetic trip only type breakers, shall bear the starter' Laboratories. All breakers shall be manually operated with quick-made, quick-break, trip-free mechanisms
       of the toggle type.   The breakers shall be equipped with suitable arc
       quenching devices. Main current carrying contacts shall be silver-plated and shall be capable of carrying their rated current without exceeding the Underwriters' Laboratories specified temperature rise. All circuit breakers shall be of the same manufacture.

       Manual operating handles shall be furnished on the access doors of starter units and feeder tap units to operate the circuit breakers. Provisions shall be made for padlocking each handle in the open
       position.   Each operating handle shall indicate when the breaker has
       tripped automatically.

       The access doors shall be interlocked with the operating handles to prevent opening the doors normally when the circuit breakers are in the closed position. Provisions shall be made for overriding this interlock.

b.     Combination Starter Units: All combination magnetic full voltage starter units shall include disconnecting and branch circuit overcurrent protective devices; 480 to 120 volt dry type control transformers; 480 volt, 3-phase, 60 hertz contactors with manual reset thermal overload relays; and 120 volt ac operating coils

       Control transformer leads, starter overload relay contacts, contactor operating coils, and starter auxiliary contacts shall be wired to marked unit terminal blocks.


c.     Disconnecting and Branch Circuit Overcurrent protective Devices:
       Disconnecting and branch circuit overcurrent protective devices shall be magnetic instantaneous trip only type circuit breakers as previously specified under Circuit Breakers.


12.10  Medium Voltage, Isolated Phase Bus Duct:

12.10.1 Scope of Work: These specifications shall cover the design, fabricate, test, and deliver to the job site the medium voltage, metal enclosed, isolated phase bus duct and accessories specified herein. Preliminary details of equipment connections have been included in this specification for reference to aid in bidding the specified equipment. Two separate bus systems are required for the project. They are as follows:

12.10.1.1 CT Generator Bus Duct: Generator bus ducts shall connect each 18.0KV, 3 phase, 60 Hz Combustion Turbine Generator to the terminals of the generator step-up transformer. Tee taps shall be provided to connect
necessary auxiliary equipment to the Generator Bus Ducts.   Ratings and
accessories for the Generator Bus Duct shall be as specified herein.

12.10.1.2 Auxiliary Supply Bus Ducts: The auxiliary supply bus ducts shall connect the gas turbine generator Bus Ducts to the outdoor unit Auxiliary Transformers and other equipment. The transformer termination boxes shall be designed to accept the bus duct with disconnect connections with blanking plate for isolating the transformer from the generator bus duct. Ratings and accessories for the Auxiliary Supply Bus Ducts shall be as specified herein.

12.10.1.3 ST Generator Bus Duct: Generator bus duct shall connect each 18.0KV, 3 phase, 60 hz Steam Turbine generator directly to its step-up transformer with PT and Surge Protection compartment and excitation PPT taps.

12.10.2   Applicable Standards:

All medium voltage, ISO phase bus duct and accessories shall be designed, fabricated, and tested to the latest applicable standards of NEMA, IEE, and
ANSI.   The latest editions as of July 31, 1998, of these codes and standards shall apply.

12.10.3   Equipment Ratings:

12.10.3.1 Generator Bus Duct:

     Voltage Rating: 18KV, 3 phase, 3 wire

     Continuous Current Rating: As required to carry minimum 100 percent of the turbine generator output at 65 Degrees Celsuis rise above 40 Degrees Celsuis ambient. (Bus duct from generator GAC supplied by Gas Turbine Generator Supplier)

      Insulation Level: 125KV BIL

      Style: Isolated Phase.

      Fault Current Withstand: As required by the application

12.10.3.2 Auxiliary Supply Bus Duct:

      Voltage Rating: 18KV, 3 phase, 3 wire

      Continuous Current Rating: As required to carry 100 percent full load transformer current plus 20 percent spare capacity at 65 Degrees Celsius rise above 40 Degrees Celsuis ambient

      Insulation level: 125KV BIL

      Style:  Isolated Phase.

      Fault Current Withstand: As required by the application.

12.10.4 Bus Enclosures: Bus enclosures, fitting enclosures, and termination enclosures shall be ventilated type for indoor locations and totally enclosed non-ventilated type for outdoor locations. Enclosures shall be fabricated from heavy gauge steel or aluminum with removable covers for access to splice points of heaters. All covers or access points shall be gasketed. Welded or riveted connection means shall be used for non-removable construction. Top covers shall be solid, removable, and gasketed. Removable
bottom covers shall be provided where required for splice access.   Bottom
pan shall have filtered breathers for outdoor sections. All steel framing and panels shall be cleaned prior to painting. All sections shall be painted ANSI-61 "Light Gray". Bus enclosure shall be such that mating parts with termination boxes, elbows, wall seal sections, and tees shall fit properly with out warping, gaping, or distortion of the enclosure or accessories.

Connections between joining sections of enclosures or accessories shall be bonded by the enclosure design or by jumpers to ensure electrical continuity of the enclosure. The enclosure shall be designed to be hung from overhead or supported from below. The bus duct manufacturer shall supply all support hardware, hangers, and steel.

12.10.5 Bus conductors: Bus conductors shall be multiple flat bar aluminum with tin plating or as provided by the turbine generator supplier at all contact points. Bar size and quantity per phase shall be such that the continuous current rating specified shall not cause bus temperature rise exceeding 65 Degrees Celsius above a 40 Degrees Celsius ambient except for isolated phase bus. Bars shall be insulated with "Noryl" or equivalent sleeving or dipped with a fluidized bed epoxy coating. Non-segregated phase bus shall be cooper with silver plated copper at the joints. Bars shall be mounted within the housing with flame retardant, molded, reinforced fiberglass supports. Bars shall be braced to withstand the available fault currents specified.

Splice points shall use bolted connections that are accessible after installation for inspection. Splices shall be fully insulated after installation with flame retardant PVC boots or flame retardant insulating tape and jacketing tape.

12.11 Battery/UPS System:

12.11.1 General: This section covers furnishing a generating station unit battery and complete with charging system. Additionally, this section shall cover the furnishing of power conversion switching and distribution equipment for continuous supply of electric power to critical AC loads.

12.11.2 Codes and Standards: All equipment furnished under these specifications shall conform to applicable standards of IEEE, ANSI and NEMA. All materials and devices shall be in accordance with the applicable requirements of the Federal "Occupational Safety and Health Standards." The latest edition of each code and standard shall apply.

12.11.3   Standby Battery Systems

12.11.3.1 Design and Construction: Each battery cell shall be lead-acid pasted plate type with lead-calcium alloy plate grids.

Cell containers shall be sealed, clear, shock absorbing, heat resistant plastic, with electrolyte high and low level markers and spray proof vents.

Batteries will be sized in accordance ANSI/IEEE 485-1983. A battery load profile study shall be performed to ascertain the proper Ampere-Hour size for each plant battery system. Time duration's for each battery will be defined
in the design calculation documentation.   Battery installation shall comply
with IEEE 484-1987. Batteries shall be commissioned and tested in accordance with AMSI/IEEE std. 450-1987.

- Batteries shall be installed in a dedicated room with floor loading capacity adequate to support the weight of the batteries. The room shall be well ventilated and not subject to temperature extremes.

- Warning signs telling of the hazards within shall be attached to the exterior of each door limiting access to authorized personnel only. An eye wash station shall be provided.

- Battery rooms shall be provided with ventilation fans that limit the concentration of hydrogen to 1 percent by volume and with ventilation failure alarm to the DCS. The ventilating system shall provide at least five air exchanges per hour. The Battery Room shall be provided with Air Conditioning to maintain a 77 Degrees Fahrenheit temperature. If more than 500 gallons of acid are used in the room, the ventilation system shall meet the Uniform Building Code, Chapter 9 (hazardous location) requirements, including a break-glass switch at the main entrance to shut down the ventilation system, and a backup - or standby power source so the ventilating system (using explosion proof fans) operates during a power outage. A minimum of 36 inches shall be maintained between racks in an aisle; 48 inches between live battery terminals.

- Acid spill containment for all batteries shall be provided by stainless steel drip pans.

- To improve reliability and voltage stability in the event of a single cell failure, single or double cell Lead Calcium batteries shall be utilized for Station, Main Generator(s) and UPS battery systems, thereby allowing maintenance personnel to quickly remove a failed cell.
      No "4-Pack" cells are permitted.

- Gas Turbine batteries will be installed in a accessible, environmentally controlled battery room. A Battery installation under or inside any turbine generator skid is not acceptable.

- Aisle mats shall be placed in service aisles in front of the racks (no dead end aisles) and the mats shall be skid-resistant, electrically insulating, self draining, and acid resistant.

- Battery racks shall be installed plumb and level and seismic rated for Uniform Building Code (UBC) Zone 2A minimum, or the geographical area
      seismic  classification  which ever is greater.   Battery  racks shall be
      secured to wall studs with bolted brackets to eliminate the potential of tipping. Steel battery rack structures shall be coated with a acid and rust resistant finish such as polyurethane. Materials other than steel may be submitted for owner evaluation and approval.

- All battery systems shall be property filled with electrolyte and commissioned per ANSI/IEEE Std 450-1987. All terminals shall be cleaned and properly treated with No-Ox-Id grease. Terminal cables shall be properly supported, terminal adapter plates will be used to reduce the stress from the cables to the terminal posts. Properly torque and test the integrity of all mechanical connections. Adjust the specific gravity to manufacturer specifications. Fully test the complete
      battery system prior to cut over.   Compare the test data to the
      manufacture  specifications.  Keep a full record of all tests.

12.11.3.2 Approved Suppliers: Batteries shall be Exide Type GU Calcium Flat Plate, long duration, or equal C&D or GNB.

12.11.3.3 Rating: Each battery shall be rated in accordance with the following table.

      Nominal system voltage                      125

      System description                          2 wire, ungrounded

      Minimum ambient temperature                 65 Degrees Fahrenheit

      Quantity of cells                           60

      Specific gravity of electrolyte,
      fully charged, corrected to
      77 Degrees Fahrenheit                       1.220

      Voltage, volts per cell
           Floating                               2.16
           Final                                  1.75

      Maximum during equalizing or
      recharging following discharge              2.33

The capacity of each battery shall be determined by the Contractor in accordance with IEEE 485-1978 and these specifications. With the battery initially fully charged at the floating voltage specified, and with the battery charges disconnected, the battery shall be capable of supplying the duty cycle specified. The ambient temperature during the duty cycle shall be the minimum ambient temperature specified, and the voltage throughout the duty cycle shall be not less than the final voltage specified.

12.11.3.4 Duty Cycle: The batteries shall be sized to safely shut down the plant under emergency conditions without a source of auxiliary power or station service power. The station battery shall also have adequate capacity to supply emergency lighting, continuous ac power supply equipment, and critical control and protection systems for a period of 1- hour following an emergency shutdown.

12.11.4 Battery Chargers: Each battery charger furnished shall be self-regulating, solid-state silicon controlled full wave rectifier type designed for single and parallel operation with the batteries specified under these specifications. The parallel operation features of the battery chargers s hall include cross compensation providing for equal sharing of the charger loads.

Chargers need not be designed for automatic load sharing during parallel operation.

The charges will be served from a 480-volt, 3 phase, 60-hertz system.

The battery chargers shall maintain output voltage within plus or minus 1/2 per cent from no load to full load with an input power supply deviation in voltage level of plus or minus 10 per cent and an input power supply deviation in frequency of plus or minus 5 per cent.

Solid-state electronic circuits shall have ac and dc transient voltage protection and shall be designed to recharge a totally discharged battery without overloading and without causing interrupting operation of ac or dc circuit breakers.

Redundant battery chargers shall be provided for each of the power blocks. On a "Main-Tie-Main" 480V Switchgear system, the redundant charger will be fed from the bus opposite of the primary battery charger for greater reliability. All battery chargers will be equipped with a input AC circuit breaker and a output D.C. circuit breaker with current limiting on the total battery charger output current to protect the batteries and the charger.

a.   Input power shall be 480 volts, 3 phase, 60 Hz.

b. Each Charger shall have the capability of supplying adjustable "Float" and "Equalize" charge voltages for 125 VDC batteries.

c.   Regulation shall be within 1 percent, maximum ripple shall be 2 percent
     RMS.

d. Each charger will be equipped with a output voltmeter and ammeter, a equalizing switch and timer, a AC pilot light. Also a AC failure relay and D.C. failure relay for annunciation to the plant DCS will be provided, installed and functioning.

Capacity:   Each battery charger shall be a full capacity  charger.  Each charger shall have the capacity to recharge the battery in 8 hours following complete discharge.

12.11.5 Uninterruptible Power System (UPS): The UPS shall be of the ferro-resonant design. It shall be a reverse transfer "no break" system, where the critical loads operate continuously from the inverter output. The UPS shall be complete, including a Static Inverter, Static Transfer Switch, Manual bypass Switch, Isolation Transformer for AC Bypass and a AC distribution circuit breaker panel board with isolated grounding from the plant utilizing a triad connected to the ground grid at only one point. The equipment shall be assembled, adjusted and tested at the factory and the owner and/or owner's representative(s) shall be provided with a full function witness test, prior to shipment.

In the event of a plant power failure, the floated battery, without any switching transients, immediately becomes the source of energy to drive the inverter which continuously supplies power to the critical loads.

In the event the inverter failure, the Isolation Transformer immediately becomes the source of energy for the UPS critical loads by means of a "bumpless" transfer through the "make before break" Static Bypass Switch. This condition is simultaneously alarmed to the DCS and logged in the SOE (Sequence of Events). Loss of D.C. power shall alarm to the DCS and log in the SOE as well as UPS failure or whenever the UPS transfers critical loads to the bypass source.

Critical loads to be supplied by the UPS shall include, but are not necessarily limited to:

-     All supervisory Control         - Electrically operated solenoid valves
      and Data Acquisition              for Boiler chemistry systems.
      (SCADA) systems.

-     CTG and  STG  emergency         - Distributive  Control System (DCS).
      lube oil and seal oil pump
      motors.

-     Plant Page/Party communications - Gas detectors & monitors.
      and telephone system  Positron
      surge protection.               - Fire Protection Panel.

-     Combustion Emissions            - Fire Protection Panel.
      Monitoring System (CEMS).

-      Emergency  generator(s)        - Critical control room lighting.
       air intake louver motors,
       radiator fan motors.

-    Plant computer local area
     network and FAX machines.

-    Programmable Logic Controller
     for chemical treatment of them
     main water treatment plant.

-    Battery rooms ventilation fans.

-    High Pressure and Intermediate
     Pressure Boiler drum level
     controllers.

-    Plant Surveillance Cameras and Monitors.

The following equipment shall be designed and assembled to provide 120/208 volt, three-phase, 60-hertz power to a 4 wire isolated grounded uninterruptible ac power system.

     Quantity           Description

     1                  Static inverter

     1                  Full capacity static switch

     1                  120/208 volt ac distribution panelboard

     1                  Manual bypass switch

     1                  Voltage regulating transformer

All equipemnt, enclosures, and accessories shall be designed, arranged, assembled, and connected in accordance with the requirements of these specifications.

12.11.5.1 Static Inverter: The static inverter shall be of the fero-resonant design solid-state type employing silion controlled rectifiers and other required solid-state devices to convert direct current power to essentially sinusoidal alternating current power, and shall conform to the following characteristics and requirements.

    Voltage

    Output                    208/120 volts, three-phase, 60 hertz

    Input (battery)           105 to 140 volts dc

    Harmonic distortion       Not more than 5 percent, 0 to 100 percent load

    Voltage regulation        Not more than plus or minus 2 percent 0 to 100
                              percent load, 1.0 to 0.8 power factor, 105 to 140 volts dc input

    Output, self-regulated    Automatic, not more than plus or minus 0.5
    Frequency control         percent, 0 to 100 percent load

    Efficiency                Not less than 80 percent at rated load and 1.0
                              power factor

    Duty                      Continuous

    Cooling                   Natural convection or forced air cooling

    Ambient temperture        40 Degrees Celsius maximum, 35 Degrees Celsius
                              normal

    Minimum SCR derating      50 percent from peak voltage and peak current
                              ratings

12.11.5.2 Inverter Capacity: The static inverter shall have the following minimum capabilities.

    Continuous full
    load rating          The inverter shall be sized to supply power for 110
                         percent of the plant's critical 120 volt ac loads

    Step load pickup     Upon transfer of full load, the inverter output
                         voltage shall not drop below 75 percent of nominal voltage during the first half cycle after transfer and 90 perent of nominal voltage.

    Fuse clearing        Upon a fault in any branch circuit lateral feeder,
                         the inverter shall have the capacity to carry a load equal to one-half of its full load rating and clear a 30 ampere fast acting fuse in 4 milli-seconds
                         (1/4 cycle) or less. This requirement shall be met if the static switch fails to transfer from the inverter to the alternate source.

12.11.5.3 Static Transfer Switch: The static transfer switch shall use silicon controlled rectifiers and other static devices required to automatically transfer loads from the "Normal" source to the "Alternate" source.

The static transfer switch shall conform to the following requirements:

     Capacity,           Equal to the continuous full load
     continuous          capacity of the inverter

     Capacity, peak      1000 percent of continuous rating for 5 cycles

     Voltage             120/208 volts, three-phase

     Frequency           60 hertz

     Transfer time,      1/4 cycle maximum.  Transition shall be
     including sensing   "make before break."  Voltage failure shall be
                         sensed on the output of the static switch.
                         Failure shall cause the static switch to transfer.
                         The static switch shall also transfer on over-current prior to the inverter reaching a current limit mode.

     Voltage transfer    Automatic transfer to alternate source
     to "Alternate"      when output voltage of inverter deviates
     source              plus or minus 10 percent from nominal.

     Overcurrent         Continuously adjustable from inverter
     transfer to         continuous rating to inverter current
     "Alternate" source  limit rating

     Retransfer to       Return to normal shall be automatic for
     "Normal" source     all externally caused transfers such as
                         overload or clearing of a branch circuit fuse but shall be manual for all internally caused transfers such as inverter, filter, or normal patch failure.

     Overload            125 percent for 2 minutes

     Line voltage        170 volt peak above normal line voltage
     transient
     tolerance

     Ambient             50 Degrees Celsius maximum, 35 Degrees Celsius normal
     temperature

     Cooling             Natural convection or forced air cooling

     Duty rating         Continuous


The static switch shall be provided with protective fuses in both "Normal" and "Alternate" power sources.

The static transfer switch shall be furnished mounted in enclosures described later in these specifications.

12.11.5.4 Manual Bypass Switch: A manual bypass switch shall be used to isolate a static switch from its load and alternate power supply and to take it out of service without power interruption to the load. In so doing it will connect the load bus to the alternate source. It shall have make-before-break contacts so that power supply to the loads is continuous during switch operations. It shall be rated 600 volts, three-phase, 60 hertz and shall have a continuous rating equal to the inverter continuous output rating.

12.11.5.5 Distribution Panelboards: Panelboards for distribution of continuous ac power to essential loads shall be dead-front type panelboards rated 120/208 volts ac. The hinged panelboard front shall cover the fuses
and wiring gutter but not the switch handles.   The enclosure door shall
cover the hinged front and switch handles.

Each panelboard shall be constructed for 4 wire, three-phase distribution with a solid neutral bar and an isolated ground bar. Phase and neutral bars shall be copper. Rating of the main lugs shall be equal to the rated continuous full load current of the inverter.

Each panelboard shall have a sufficient quantity single pole, branch circuit protective devices to serve all critical loads plus 25 percent spare. The Contractor will determine circuit protective device sizes required.

Circuit identification labels or tags shall be provided on the panelboard front.

12.11.5.6 Construction Details: Details of construction shall conform to the requirements of the following paragraphs.

12.11.5.6.1 Enclosures: Enclosures shall be ventilated switchboard type fabricated from not less than 14 USS gauges sheet steel. Enclosures shall be designed to permit easy access to all components for maintenance or replacement. The enclosures shall be reinforced with formed steel members as required to form a rigid self-supporting structure. Doors shall have latches.

Adequate ventilating louvers and openings and enclosure top panels shall be included. All vent openings shall be covered with corrosion resistant fine screen coverings.

12.11.5.6.2 Cooling System: If the equipment supplied requires forced air cooling, the cooling system furnished shall meet the following requirements.

Reserve cooling equipment shall be furnished for each switchboard assembly. Reserve fan capacity shall be equal to 100 percent of cooling fan requirements for full load operation at the specified maximum ambient temperature.

Completely independent duplicate wiring and control systems shall be provided for the normal cooling fan system and the reserve cooling fan system.

Each cooling fan shall normally run continuously and shall be powered from the output of the inverter. Each cooling fan supply circuit shall be separately fused.

Each cooling fan shall be equipped with an airflow switch having an alarm contact that closes upon failure of airflow.

12.12 Electric Motors

12.12.1 General: Except for valve motor operators (specified elsewhere) these motor specifications are applicable to all electric motors furnished under these specifications.

Special requirements for individual motors and specifications for special application motors are included in the equipment technical sections as required.

The following paragraphs contain technical requirements applicable to motors furnished and installed under these specifications.

      Subsection 12.12.2      4000 Volt Motors

      Subsection 12.12.3      460-Volt Integral Horsepower Motors

      Subsection 12.12.4      Factional horsepower Motors

12.12.1.1  Codes and Standards: All motors shall conform to applicable standards if ANSI, IEEE, NEMA, and AFBMA, except where modified or supplemented by these specifications.  All equipment and materials shall be in accordance with the applicable requirements of the Federal "Occupational
Safety and Health Standards."   The latest edition as of July 31, 1998, of these
codes and standards shall apply.

12.12.1.2 Rating: The motor nameplate horsepower multiplied by the motor nameplate service factor shall be at least 15 percent greater than the driven equipment operating range maximum brake horsepower.

Motor operating voltages (excluding motor operated valves) are tabulated below.

                       Nominal    Motor
                       System     Nameplate
Horsepower             Voltage    Voltage     Frequency     Phases

Less then 3/4             120        115         60          1

Greater than or           480        460         60          3
equal to 3/4 and
less than or equal
to 200

Greater than 200          4160       4000        60          3

DC motors                 125        120         DC          ---

Motors shall be designed for full voltage starting and frequent starting where required, and shall be suitable for continuous duty in the specified ambient. Intermittent duty motors may be furnished where recognized and defined as standard by the equipment codes and standards. Motors shall be sized for the altitude at which the equipment will be installed. 250 HP motors may be either 480 volt or 4000 volt depending on location and application subject to Owner's approval.

12.12.1.3 Torque Characteristics: Except as specified otherwise in the individual paragraphs or technical sections, the torque characteristics of all induction motors at any voltage from 90 percent rated voltage to 110 percent rated voltage shall be as required to accelerate the inertia loads of the motor and driven equipment to full speed without damage to the motor or the equipment.

12.12.2   4000 Volt Motors:

12.12.2.1 Design and Construction: Design and construction of each 4000-volt motor shall be coordinated with the driven equipment requirements and shall be as specified herein.

12.12.2.2 Nameplates: All motor nameplate data shall conform to NEMA MG 1-20.60 requirements.

All motor nameplates and attachment pins shall be corrosion-resistant metals.

12.12.2.3 Service Factor: Each motor shall be designed to provide a continuous horsepower capacity per 12.12.1.2 without exceeding the total limiting temperature rise stated in these specifications.

12.12.2.4 Enclosures: All motors shall be self-ventilated unless required otherwise.

Enclosure parts for all motors (e.g., frames, bearing brackets, external fan covers) shall be made of cast iron, cast steel, sheet steel, or steel plates. Aluminum enclosure parts are not acceptable.

All open type motors and the fan covers of totally enclosed fan cooled motors shall meet NEMA MG 1 requirements for a fully guarded machine.

12.12.2.4.1 Air Filter Pressure Differential Devices. A Dwyer pressure differential device shall be provided at the air inlet of all motors furnished with air filters. The device shall be furnished with a snap action sealed switch having normally open contacts which close on high-pressure differential.

12.12.2.4.2 Insulation and Windings: Except as specified in the following paragraph, all insulated windings shall have Class F nonhygroscopic insulation systems.

Windings may be furnished with Class F insulation systems provided the temperature rise is in accordance with these specifications.

All insulated winding conductors shall be copper.   Sealed insulation for
formed coil windings shall be in accordance with the requirements of NEMA MG 1.

12.12.2.4.3 Temperature Rise: The winding temperature rise for all motors, when operating at the nameplate horsepower, shall not exceed 80 Degrees Celsius.

Where ambient temperatures greater than 40 Degrees Celsius is specified, the temperature rise shall be reduced in accordance with NEMA MG 1.

12.12.2.4.4 Space Heaters: All motors shall have space heater. Space heater control will be by means of an auxiliary contact in the motor starter.

Space heaters rated 1,200 watts and less shall be suitable for operation on 120 volts, single-phase, 60 hertz. Heaters rated above 1,200 watts shall be suitable for operation on 208 volts, 3-phase, 60 hertz.

Heaters shall be located and insulated so they do not damage motor components or finish.

Space heaters shall be sized as required to maintain the motor internal temperature above the dew point when the motor is idle. The internal temperature shall not cause winding temperatures to exceed rated limiting values nor cause thermal protective device "over temperature" indication when the motor is not energized.

12.12.2.4.5 Terminal Housings: Terminal housings for all open type motors shall be cast iron, pressed steel, or fabricated steel.

Except for very large 4000-volt motors, terminal housings shall be diagonally or longitudinally split, and shall have threaded openings to provide watertight rigid connections with conduit. Each housing shall be designed for rotation in 90-degree increments, or have provisions included otherwise, receiving conduit from any of four directions. Nonconducting motor lead positioners shall be furnished between the housings and the motor frame.

Gaskets shall be furnished between the split halves of each terminal housing, and between terminal housing and the motor frame.

A terminal housing for power leads and a separate accessory terminal housing for accessory leads shall be furnished on each motor. When resistance type temperature detectors (RTD's) are included in the specified accessories, an additional terminal housing shall be provided for their leads. Leads insulated for different voltage classes shall not occupy or terminate in the same housing under any conditions.

12.12.2.4.6 Leads: All leads, including power leads, temperature detector leads, and space heater leads, shall bewired into their respective terminal housings. All leads and their terminals shall be permanently marked in accordance with the requirements of NEMA MG 1, Part 2. Each lead marking shall be visible after taping of the terminals.

12.12.2.4.7 Ground Connectors: Each motor shall be furnished with a grounding connector attached to the motor frame inside the power lead terminal housing. The grounding connector may be a lug or terminal or other acceptable grounding connector.

Each motor shall have an additional grounding connector permanently attached to the motor frame on the same side of the motor as the power lead terminal housing. The grounding connector shall be a corrosion-resistant metal pad, containing two NEMA spaced and sized threaded holes, welded or brazed to the motor frame. The grounding point shall be on or near the end of the motor opposite the output shaft of horizontal motors, and on or near the base of vertical motors.

12.12.2.4.8 Bearings: The type of bearing furnished shall be as specified below.

Thrust bearings for vertical motors shall be capable of operating for extended periods of time at any of the thrust loading imposed by the specific piece of driven equipment during starting and normal operation without damage to the bearing, the motor frame, or other motor parts.

12.12.2.4.8.1 Sliding Type Bearings: Motors furnished with sliding type bearings shall be capable of withstanding without abnormal damage the axial
thrusts that are developed when the motor is energized.   Air gap measurement
holes or other acceptable means shall be provided in each motor end enclosure for checking the air gap.

Bearing lubricants shall contain a corrosion inhibitor.   The Contractor
shall furnish all lubrication information required to assure proper equipment
startup and subsequent bearing maintenance.   Anti-friction bearings may be
considered when recommended by the equipment manufacturer.

Sleeve bearings on horizontal motors shall be designed and located centrally, with respect to running magnetic center, to prevent the rotor axial thrust from being continuously applied against either end of the bearing. The bearings, end bells, and bearing housing shall be split type when available.

Vertical motors furnished with plate type (Kingsbury) thrust bearings shall have oil lubricated split sleeve guide bearings.

12.12.2.4.8.2 Oil Lubrication Systems: Each motor furnished with oil lubricated bearings shall be furnished with an internal lubricant recirculating system. The internal systems furnished for horizontal sleeve bearing motors shall include oil rings, and an oil reservoir located below each bearing. Each oil ring shall be one-piece construction; split type
construction will not be acceptable.   The internal systems furnished for
vertical motors shall include oil reservoirs for the bearings.

Where a self-cooled bearing lubrication system is specified oil reservoir capacities and ventilation of the bearing housings and oil reservoirs shall be as required to maintain proper cooling of the oil and bearings under the maximum ambient temperature conditions specified.

Where water cooling of bearing oil is specified and is required by the Contractor's design, the Contractor shall furnish pipe taps for the water inlet and outlet connections. The Contractor's lubrication system shall maintain proper cooling of the oil and bearings.

Bearings and bearing housings shall be designed to permit disassembly in the field for inspection of the bearings or removal of the rotor.

12.12.2.4.9 Rotors: All induction motors shall have squirrel-cage rotors. Motors utilizing fabricated aluminum alloy cage construction rotors will be considered for acceptance only if the proposal data includes, for each proposed motor application, data indicating multiple utility experience for
motors driving comparable  equipment  for at least 5  years.   This  data  shall
include user's name, application, horsepower, voltage, rpm, driven equipment inertia (WK2), and years in service.

All motor rotating components shall be dynamically balanced after mounting of the shaft.

12.12.2.4.10 Shafts: Where shipment permits, motor output shafts shall be complete with motor half coupling mounted, connected to the driven equipment, and adjusted ready for operation.

The output shafts of motors furnished with sleeve bearings shall be circumscribed with permanent marks indicating the motor magnetic center and end float limits when level and running uncoupled with rated voltage and frequency applied. A permanent, identified reference point shall be indicated or attached to the bearing housing or shaft seal. The markings shall be easily identifiable for use during motor installation.

For horizontal sleeve bearing motors, the rotor end float and coupling end play shall be in accordance with NEMA MG 1.

12.12.2.4.11     Torque Characteristics:   Unless specified otherwise, motor
torque's in percent full load torque at rated voltage and frequency shall be not less than 200 breakdown, 85 pull-up, and 100 locked-rotor. Locked-rotor kVA/hp at rated voltage and frequency shall not exceed 5.77 for motors rated through 500 horsepower and 5.59 for motors rated above 500 horsepower.

The Contractor shall be responsible for matching the motor speed-torque curves with the driven equipment speed-torque curves for all specified accelerating conditions and maximum load conditions.

12.12.2.4.12 Soleplates: Soleplates shall be furnished for all motors to facilitate mounting and alignment.

12.12.2.4.13 Critical Speeds: Motors shall be designed to keep torsional and rotational natural frequencies of vibration at least 25 percent above or below, preferably above, the motor rated speed ranges to avoid resonant vibration over the operating speed range of the equipment-motor unit.

12.12.2.4.14 Temperature Detectors: All temperature detectors shall be ungrounded. A grounding terminal for each temperature detector shall be included with the detector lead terminals. The grounding terminals shall be
provided with internal wiring to a common ground connection.   The internal
wiring shall be removable.

Resistance type temperature detectors (RTD's) shall be platinum, and shall have a resistance of 100 ohms at OC. Detectors shall be noninductively wound, annealed after winding to ensure accuracy and stability, and
insensitive to vibration and  strain.   Each detector shall be furnished with
three leads.

Thermocouple type temperature detectors shall be dual element ungrounded,  of
an  JA  type  required  for  the   application.  Thermocouple extensions wire
shall be solid 18 AWG or larger.

12.12.2.4.15      Bearing Temperature Detectors.   Bearing temperature
detectors shall be furnished for each bearing of the motor. Each detector shall be complete with a detector head and holder assembly; the detector temperature-sensitive tip shall be hermetically sealed.

Where sleeve type bearings are furnished, each detector tip shall be held in intimate contact with the outside diameter of the bearing babbitt not more
than 1/8 inch from the shaft surface of the  bearing.   Where plate type
(Kingsbury) thrust bearings are furnished, each detector tip shall be held in intimate contact with the shoe babbitt not more than 1/8 inch from the runner surface of the shoe.

Thermocouple type detectors for bearings shall be insulated.

12.12.2.4.16 Winding Temperature Detectors: Motor winding temperature detectors provided with two detectors per phase shall be furnished for the motor windings.

Temperature detector and detector lead thermal insulation class shall be the same as the stator coil insulation class. Detector leads shall be provided with protective brass interlocked spiral armor external to the slot.

12.12.2.4.17 Sound Level: The motor sound level shall be selected by the Contractor to conform with the overall motor-driven equipment assembly sound level requirements specified by OSHA.

12.12.3   460 Volt Integral Horsepower Motors:

12.12.3.1 Design and Construction: Design and construction of each 460-volt integral horsepower motor shall be coordinated with the driven equipment requirements and shall be as specified herein.

12.12.3.1.1    Nameplates: The following nameplate data shall be included.

        Starting limitations, if any AFBMA bearing identification number for motors furnished with rolling element bearings.

        For motors designed for service in hazardous areas:

        Location class and group designation.

        Maximum operating temperature value or operating temperature code number.

        All  other  motor data such as horsepower, FLA,  service factor etc.

        All motor nameplates and attachment pins shall be corrosion-resistant metals.

12.12.3.1.2 Enclosures: All motor shall be self-ventilated unless required otherwise.

Enclosure parts for all motors (e.g., frames, bearing brackets, external fan covers) shall be made of cast iron, cast steel, sheet steel, or steel plates. Aluminum enclosure parts are not acceptable.

All open type motors and the fan covers of totally enclosed fan cooled motors shall meet NEMA MG 1 requirements for a fully guarded machine.

12.12.3.1.2.1 Totally Enclosed Motors: Totally enclosed motors shall be furnished with drain holes and rotating shaft seals. Drain holes shall be provided with Crouse-Hinds Type ECD "Universal" combination water drain-breather plugs or approved equal.

12.12.3.1.2.2 Outdoor Motors: Motors for outdoor service shall have all exposed metal surfaces protected with a corrosion-resistant paint or coating.

In addition to the preceding requirements for outdoor service motors, totally enclosed motors shall be severe duty Mill and Chemical Duty type.

12.12.3.1.2.3 Motors for hazardous Locations: Motors specified for Class I, Group D locations shall be UL approved and labeled.

12.12.3.1.3 Insulation and Windings: Except as specified in the following paragraph, all insulated windings shall have Class B Nonhygroscopic insulation systems.

Windings may be furnished with Class F insulation systems provided the temperature rise is in accordance with these specifications.

All insulated winding conductors shall be copper.

12.12.3.1.4 Temperature Rise: The winding temperature rise for all motors, when operating at the nameplate horsepower shall not exceed 80 C.

12.12.3.1.5    Space Heaters: All motors furnished in NEMA 250 Frame Series
or larger shall have space heaters.   DVD started device is an acceptable
alternate to space heaters.

Space heaters shall be rated 120 volts, single-phase, 60 hertz.

Space heaters shall be sized as required to maintain the motor internal temperature above the dew point when the motor is idle. The space heaters shall not cause winding temperatures to exceed rated limiting values nor cause thermal protective device "over temperature" indication when the motor is not energized.

12.12.3.1.6 Terminal housings: A single terminal housing or separate terminal housing for motor power leads and accessory leads shall be furnished on each motor.

Terminal housings for totally enclosed motors shall be cast iron. Terminal housings for all other motors shall be cast iron, pressed steel, or fabricated steel. Housings shall be diagonally or longitudinally split with
a gasket between the split halves of the  housing.   Each  housing shall have
a threaded opening to provide a watertight rigid connection with the conduit, and shall be designed for rotation in 90 degree increments, or have provisions included otherwise, to receive conduit from any of four directions. Nonconducting motor lead positioners and gaskets shall be furnished between the housing and the motor frame.

12.12.3.1.7    Leads:  All leads shall be wired into the motor terminal
housing.   All leads and their terminals shall be permanently marked in accordance with the requirements of NEMA MG 1, Part 2.

12.12.3.1.8 Terminals: Cable type leads shall be provided with compression type terminal connectors.

12.12.3.1.9 Ground Connectors: Each motor shall be furnished with a grounding connector attached to the motor frame inside the motor terminal housing. The grounding connector may be a lug or terminal or other acceptable grounding connector.

12.12.3.1.10 Bearings: The type of bearing furnished shall be as specified below.

12.12.3.1.10.1 Antifriction Bearings: Antifriction radial and thrust bearings shall be designed and fabricated in accordance with AFBMA standards to have a minimum B-10 rating life of not less than 130,000 hours for direct coupled service and not less than 42,500 hours for belt or chain connected
service.   Grease lubricated radial bearings shall be shielded.

Oil ring lubricated type sleeve bearings shall be provided with oil level sight glasses marked for required oil level at motor running and motor standstill. The oil ring shall be one-piece construction; split type construction will not be acceptable. Stationary labyrinth seals shall be bronze materials.

Sleeve bearings, end bells, and bearing housings for horizontal motors shall be split type when available for the frame and the enclosure specified. Air gap measurement holes or other acceptable means will be provided in each motor end enclosure for checking air gap of sleeve bearing motors.

Sleeve bearings on horizontal motors shall be designed and located centrally, with respect to the running magnetic center, to prevent the rotor axial thrust from being continuously applied against either end of the bearings. The motors shall be capable of withstanding without abnormal damage to the axial thrusts that are developed when the motor is energized.

Motors furnished with spherical roller thrust bearings shall also be furnished with deep groove radial guide bearings. One guide bearing shall be locked to the shaft so that the guide bearing will take upward thrust and to assure that the thrust bearing is always loaded. If spring loading is furnished, the guide bearing shall not be preloaded during normal operation.

Thrust bearings for vertical motors shall be capable of operating for extended periods of time at any of the thrust loading imposed by the specific piece of driven equipment during starting and normal operation without damage to the bearing, the motor frame, or other motor parts.

Stacked antifriction bearings will not be acceptable, except as vertical thrust bearings in frame sizes up through NEMA 360 Series open type enclosures and up through NEMA 445 Series open type enclosures. Where stacked bearings are furnished, matched pair precision tolerance bearings with flush groundsides shall be provided. Bearing seats on the shaft and in the bearing housing shall have accuracy equal to that of the bearing.

12.12.3.1.10.2 Bearing Lubrication Systems: Grease lubricated bearings shall be self-lubrication and regreaseable.

12.12.3.1.10.3 Miscellaneous Bearing Requirements: Bearings and bearing housings shall be designed to permit disassembly in the field for inspection of the bearings or removal of the rotor.

Bearing lubricants shall contain a corrosion inhibitor.   The Contractor
shall furnish all lubrication information required to assure proper equipment startup and subsequent bearing maintenance.

12.12.3.1.11   Rotors: All induction motors shall have  squirrel-cage rotors.

12.12.3.1.12 Shafts: Where shipment permits, motor output shafts shall be complete with motor half coupling mounted, connected to the driven equipment,
and adjusted ready for operation.   Where motor size prevents shipment with
motor connected to driven equipment, the motor half coupling shall be factory mounted for field connection to the driven equipment.

12.12.3.1.13 Torque Characteristics: Motors shall have torque's and locked rotor current in accordance with NEMA MG 1, Part 12.

12.12.3.1.14 Sound Level: The motor sound level shall be selected by the Contractor to conform to the overall motor driven equipment assembly sound level requirements specified by OSHA.

12.12.4   Fractional Horsepower Motors:

12.12.4.1 Motor Rating, Service Factor, and Nameplate Data: Motor rating, service factor, and nameplate data shall conform to the requirements of NEMA MG 1 standards.

Motor nameplate horsepower ratings shall not be exceeded when the equipment is operating within the limits of the design conditions specified. The motor loading shall not exceed the motor service factor rating on start-up conditions or at the equipment maximum load point.

12.12.4.2 Design and Construction: The type, design, and construction of each motor shall be coordinated with the driven equipment requirements as specified in the individual technical sections.

12.12.4.2.1 Enclosures: All motors shall be self-ventilated. Fully guarded enclosures shall be furnished on all motor enclosure types having accessible moving parts other than shafts.

Motors shall be totally enclosed fans cooled unless specified otherwise. Frames, brackets, external terminal housings, where furnished, and fan covers for fan cooled motors shall be cast iron.

Motors for outdoor service shall have severe duty Mill and Chemical Duty.

Motors for service in hazardous areas shall be totally enclosed and of the correct type enclosure for the particular service as specified in NEMA MG 1-1.26.

12.12.4.2.2 Insulation and Windings: Motors shall have sealed Class B nonhygroscopic insulation. Sealed Class F insulation is acceptable provided the temperature rise does not exceed 80 Degrees Celsium when operated at nameplate horsepower. Unless specified otherwise, all motors shall be for operation in 40 Degrees Celsius ambient.

All insulated winding conductors shall be copper.

12.12.4.2.3 Terminal Housings: Externally mounted terminal housings shall be diagonally split for easy access to the motor leads, and designed for
rotation in 90 degree increments.   A gasket shall be furnished between the
halves of the housing. Motor leads shall be completely wired into the externally mounted terminal housing.

12.12.4.2.4 Leads: Terminal and lead details including identification, dimensions and locations of terminal housings, terminal boards, combination spade, screw, or stud terminals, and terminal spacing shall be in accordance
with NEMA MG 1 and 2 standards.   Where supplied, terminal boards shall be
fabricated of nonhygroscopic material.

The leads of dual voltage rated or multi-speed motors shall be easily connected or reconnected in their terminal housing for the operating voltage
or for the speed specified.   Permanent instructions for making these
connections shall be furnished inside the terminal housing or on the motor frame or nameplate.

12.12.4.2.5 Ground Connectors: All motors, including those with resilient mountings, shall be furnished with a ground connection in accordance with NEMA MG 2-2.09. A ground connector shall be provided inside the motor terminal housing for 12 AWG grounding cable.

12.12.4.2.6 Bearings: All bearings shall be self-lubricating, shall have provisions for relubrication, and shall be designed to operate in any
position or at any  angle.   One-piece sleeve bearings with wick lubrication
shall be furnished where available. Shielded grease lubricated ball bearings shall be furnished where sleeve bearings are not available or where axial thrust load exceeds 20 pounds. Where fractional HP motors are supplied with mechanical equipment packages, as standard, sealed bearings are acceptable.

All bearing mountings shall be designed to prevent the entrance of lubricant into the motor enclosure or dirt into the bearings, and when required, shall be fitted with pipes, drain plugs, and fittings arranged for safe, easy relubrication from the outside of the motor while the motor is in service.

12.12.4.2.7 Rotors: All induction motors shall have squirrel-cage rotors adequately sized to avoid overheating during acceleration of the motor and driven equipment. Rotors shall be dynamically balanced.

12.12.4.2.8 Shafts: Shafts of motors shall be furnished with corrosion resistant treatment or shall be of corrosion resistant metal.

12.12.4.2.9     Capacitors: Capacitors, as required,  shall be furnished in
removable metal enclosures mounted on the motor frame.   Lock washers shall
be provided under the heads of the enclosure hold-down bolts.

12.12.4.2.10 Thermal Protection: Manual reset thermal protection, for both stalled rotor and overload protection, shall be furnished on all motors where available unless specified otherwise in the individual technical sections.

12.12.4.3 Assembly: All motors shall be completely assembled with the driven equipment, lubricated, and ready for operation.

12.13 Raceway

12.13.1 General: This section covers furnishing and field installation of a complete raceway system in accordance with these specifications.

The raceway system is defined to include conduit, flexible conduit, continuous rigid cable supports called "cable tray" herein, underground duct, wireway, cabinets and boxes, and all materials and devices required to install, support, secure and provide a complete system for support and protection of electrical conductors.

12.13.2 Codes and Standards: Raceway system materials and devices furnished shall be in accordance with applicable standards of ANSI, NEMA and UL. Raceway system components shall be installed in accordance with
applicable requirements of the NEC.   All materials and devices shall be in
accordance with the applicable requirements of the Federal "Occupational Safety and Health Standards." The latest edition as of July 31, 1998, of the codes and standards shall apply.

12.13.3 General Installation Requirements: The installation specifications included in this article apply to all raceway system components.

12.13.3.1 Routing of Above Grade Raceway and Conduit: The Contractor shall route raceway and conduit and shall coordinate conduit locations with other
equipment and structures.   Raceway and conduit shall be routed so that,
except where they are being lowered to enter equipment, the lowest part of the raceway or conduit, including its associated supports and appurtenances, is at least 6'-8" above the closest floor or walking surface beneath it when walkspace below the conduits exists. Raceway and conduit may be routed a reasonable distance away from the supporting wall, ceiling, or structural member so long as the specified support is provided, interference with other
equipment and structures is avoided.   Raceway and conduit, including their
associated supports and appurtenances which must be routed closer than 6'-8" above the closest walking surface beneath it, shall be routed as close as possible to surfaces of walls, columns and the equipment served.

All raceway and conduit shall be installed in a neat, rectangular form. Special attention shall be given to securing a neat appearance. All raceway and conduit shall be installed perpendicular or parallel to the major equipment, building structure and floor levels except in special cases consented to by the Owner.

12.13.4 Electrical Cable Tray System: An electrical cable tray system shall be furnished and installed in accordance with these specifications. The electrical cable tray shall be in accordance with the requirements of NEMA VE 1 except that, in case of conflict between the requirements of these specifications and the requirements of NEMA VE 1, the requirements of the latter shall govern to the extent of such conflict.

All power and control trays shall be of steel aluminum construction, width
and depth as required for application.   All trays shall be designed with a
safety factor of 2.0.  T. J. cope is the preferred manufacturer.

Ladder type shall have a maximum rung spacing of 9 inches.

Instrumentation tray shall be steel solid bottom trough tray, galvanized after fabrication. All instrumentation trays shall have complet coverage with solid tray covers. Exceptions are noted in Section 12.1.9.

12.13.4.1 Covers: Except as specified otherwise herein, all indoors vertical trough and ladder type trays shall be furnished with covers. Exceptions are noted in Section 12.1.9. All indoor horizontal trays located under grating floor or insulated pipe shall be furnished with covers which, on trough and ladder type trays, extend at least 2 feet beyond that part of the trays directly exposed beneath the grating floor or insulated pipe. Indoors, covers may be omitted on those lower trays of stacked trough and ladder type trays where a covered tray at a higher elevation in the stack
provides complete vertical shielding to the lower tray.   All outdoor trays
shall be furnished with covers.   Trays which are specified to have solid
bottoms, shall also have solid covers throughout including all horizontal runs, all fittings, and all vertical runs.

12.13.5 Tray Supports: Tray supports shall be furnished and installed in accordance with these specifications. The Contractor shall be responsible for designing the cable tray support system within the allowable limits specified by the manufacturer of the support hardware.

Each support shall be capable of supporting the uniform weight of the trays, plus their nominal uniform cable loads, plus a 200 pound concentrated load without exceeding the allowable limit of any element of the support system. The safety factor of support hardware shall not be considered in determining the suitability of any element, except that the safety factor shall not be less than 2.0 for any support element.

Hanger rods shall not be smaller than 1/2-inch diameter electro-galvanized threaded steel rods.

12.13.6 Underground Duct Bank Construction: Underground duct banks shall be constructed of plastic (PVC) duct on nonmagnetic spacers encased in concrete. Concrete shall completely surround the ducts and provide for a minimum of 2 inches of cover.

All vertical risers not encased in concrete shall be rigid galvanized steel.

12.13.7 Material: Underground duct system materials furnished under these specifications shall be new and undamaged and shall conform to the following requirements.

     Duct                       Polyvinyl chloride, Type DB or
                                EB in accordance with NEMA TC-6

     Couplings                  Plastic, for use with duct
                                previously specified and "Duct-
                                to-steel" adapters as required,
                                including joint cement

     Spacers                    Plastic high impact,
                                interlocking, base and
                                intermediate type

     Factory                    Type DB or EB, 36 inch minimum
     bends and                  radius
     sweeps

     End bells                  Plastic

     Plugs                      Plastic, high impact, tapered
                                to fit end bell provided

     Duct binder                Hemp or sisal twine or string.

     Riser                      Rigid hot-dip galvanized mild
     termination                steel
     couplings

     Riser bends                Rigid steel or PVC conduit
                                elbows, factory or field made,
                                36 inch minimum radius, 90
                                degree, entirely concrete
                                encased below grade.  Hot- dip
                                galvanized rigid mild steel in
                                accordance with ANSI C80.1 and
                                UL 6 shall be used above grade.

12.14 Conductors

12.14.1 General: Insulated cable, conductors and conductor accessories shall be furnished and installed in accordance with the requirements of this section of these specifications. Insulated cable, conductors and conductor accessories shall be furnished in quantities sufficient for a complete installation as indicated in these specifications.

Installation shall be defined to include placement, splicing, terminating conductors, coiling and taping of spare conductors, identification, testing and verification of each circuit, cable and conductor. Installation of cable in trays shall also include removal and replacement of cable tray covers.

Terminating a conductor shall include installing cable termination kits for shielded cable, attaching the conductor at its designated location, and insulating the entire connection where specified or required by the application.

12.14.2 Cable Specifications: The cable furnished shall conform to the Cable descriptions included below.

   CABLE
   TYPE                            DESCRIPTION

Medium         25,000 and 5000 volts, single-conductor and three
Voltage        conductor with ground, Class B stranded copper;
Power          ethylene propylene rubber (EPR) insulation;
               shielded; and chlorosulfonated polyethylene (CSP) or chlorinated polyethylene (CPE) jacketed. Kerite is the preferred manufacturer.

Low Voltage    600 volts, single-conductor, Class B stranded
Power          copper; EPR or XLP insulated; CPS or CPE jacketed.

Low Voltage    600 volts, three-conductor; concentric lay,
Power          stranded copper with a ground wire in the
               interstices; FRXLPE or FREPR insulation; CSP or CPE jacketed overall

Control Control cable, 600 volt, multiple-conductor, as required, stranded copper, 10 AWG, 12 AWG, 14 AWG;
               multiple-conductor, XLP insulation; CSP or CPE jacketed overall.

Thermocouple   Thermocouple extension cable, one, four, six and
               eight twisted pairs. Solid alloy conductor with the same material as the thermocouples, with shield over each pair (except for one-pair construction) and with an overall shield, 16 AWG single pair; 20
               AWG multi pair; FRXLPE or FREPR insulation;
               aluminum mylar tape shield with drain wire; CSP or CPE jacketed overall.

Instrumenta-   Instrumentation cable, 300 V minimum, flame
tion           retardant single and multiple twisted pairs and
               triads, shielded instrument cable with individually shielded pairs, overall shield, and overall jacket;
               FRXLPE or FREPR insulation; CSP or CPE jacketed overall. (Single pair or triad 16AWG, multi pair or triad 18AWG)

High           High temperature control and fixture wire, single-
Temperature    conductor control cable; stranded copper; 12 AWG;
Fixture        stranded copper, with normal maximum operating
Wire           temperature of 200 C; silicone rubber insulation;
               braided glass jacket.

Lighting &     Lighting circuit runs totally enclosed in conduit,
Receptacles    NEC Type RHH-RHW-USE with XLPE insulation for use
               in outdoor or unheated areas.

12.15 Lighting and Wiring Devices

12.15.1 General: This section covers the furnishing and installation of lighting materials and equipment complete as specified herein.

12.15.2    Materials: Lighting material and wiring devices shall be furnished
in accordance with the following articles.   All materials and devices shall
be in accordance with the applicable requirements of the Federal
"Occupational Safety and Health Standards."

12.15.2.1 Transformers and Panelboards: All lighting transformers and panelboards shall be as specified in sections 12.1 Electrical Criteria.

12.15.2.2 Fixtures: Lighting fixtures shall be as specified in section 12.1 Electrical Criteria.

12.15.2.3 Raceway: All lighting raceway and raceway fittings shall be as specified in section 12.13 Raceways. Roadway and area lighting may direct burial cable.

12.15.2.4 Deleted

12.15.2.5 Fixture Supports: All lighting fixture supports, hangers, clamps, and fasteners required shall be furnished.

12.15.2.6 Receptacles: Receptacles furnished shall be of the following manufacture and catalog number or Contractor approved equal.

Receptacle Type       Manufacturer           Catalog No.

Duplex (Finished      Hubbell                5362-GRY or equal
areas)

Single (Finished      Hubbell                5361-GRY or equal
areas)

Clock outlet          Pass & Seymour         2123 or equal
(Finished areas)

Duplex (Unfinished    Hubbell                5362 or equal
areas)

Single (Unfinished    Hubbell                5361 or equal
areas)

30 ampere, 4 wire     Pass & Seymour         5744 or equal

50 ampere, 4 wire     Pass & Seymour         5754 or equal

60 ampere, 4 wire     Pass & Seymour         9460 or equal

Explosion proof       Appleton               EFS "U-Line" or equal
(Class I, Group D
areas)

12.15.2.7 Plugs: Explosion proof, Class I, Group D plugs shall be 20 ampere, 125 volt, 2 wire, 3 pole Appleton ECP "U-Line," to fit explosion proof receptacles and also fit standard grounding type receptacles. A matchup plug shall be furnished with each explosion proof receptacle.

The following cordsets shall be provided with each 4-wire receptacle, unless otherwise indicated on the drawings.

Cordset                 Manufacturer          Catalog No.

30 ampere, 4 wire       Bryant                5715-B or equal
(4 foot cord)

50 ampere, 4 wire       Bryant                5716-B or equal
(4 foot cord)

60 ampere, 4 wire       Pass & Seymour        9461-AN or equal
(Attachment plug and
Type SO.


12.15.2.8 Switches: Switches furnished shall be 20 ampere, 120/277 volt totally enclosed tumbler type with side connected screw type terminals, phenolic compound housing and operating levers, and single mounting yoke
design.   Single and 2 pole switches shall be position  indicating.   Switch
assemblies utilizing porcelain or ceramic materials in the assembly are not acceptable.

All switches shall be Underwriters' Laboratories approved for incandescent fluorescent (inductive) lighting loads to their full rated capacities. Switches used for switching direct current shall be 20 ampere, 125-volt T-rated AC/DC switches.

Switches of the following manufacture and catalog number or Contractor approved equal switches shall be furnished.

Switch Type                Manufacturer        Catalog No.

Single pole (Finished      Hubbell             1221-GRY or equal
areas)

Three-Way (Finished        Hubbell             1223-GRY or equal
areas)

Four-way (Finished         Hubbell             1224-GRY or equal
areas)

Single pole (Unfinished    Hubbell             1221 or equal
areas)

Three-way (Unfinished      Hubbell             1223 or equal
areas)

Four-way (Unfinished       Hubbell             1224 or equal
areas)

Momentary contact          Pass & Seymour      1250 or equal
(Unfinished areas)

Two pole (Unfinished       Hubbell             9806 or equal
areas)

Single pole with pilot     Hubbell             1221-PL or equal
light (Unfinished
areas)

Explosion proof            Crouse-Hinds        "EDS" push-
momentary contact; 2-                          button or equal
N.O. (Class I, Group D                         series
areas)

Explosion proof, single    Crouse-Hinds        "EDS" push-
pole, 2 pole, three-                           button or equal
way, four-way (Class I,                        series
Group D areas)

Explosion proof, 1-N.O.    Appleton            "OFC" lever or
contact (Class I, Group                        equal series
B areas)

Dust ignition proof        Crouse-Hinds        "EDS" push
momentary contact; 2-                          button or or
N.O. (Class II, Group F                        equal series
areas)

Dust ignition proof,       Crouse-hinds        "EDS" tumbler or
single pole, 2 pole,                           equal series
three-way, four-way
(Class II, Group F
areas)

Single pole                Lutron              "NOVA" series or equal
(Incandescent dimmer)

12.15.2.9 Device Plates: Device plates shall be furnished for all device boxes according to the drawings and the following specifications.

12.15.2.9.1 Device Plates for Finished Areas: Single and multigang device plates for wiring devices installed in flush mounted boxes in finished areas (offices, etc.) shall be Type 430 satin stainless steel, not less than 0.035 inch thick with beveled edges, Sierra or Contractor approved equal.

12.15.2.9.2 Device Plates for Unfinished Areas: Except where weatherproof receptacles or switches are required, device plates for wiring devices installed in surface mounted cast metal boxes in unfinished areas shall be formed sheet steel, not less than 0.067 inch uncoated thickness, coated with zinc or cadmium, shall comply with Underwriters' Laboratories Standard UL 514, and shall be Appleton, or Contractor approved equal.

12.15.2.10 Lamps: Lamps shall be furnished for all fixtures. Immediate lamp replacement, whenever burnouts occur, shall be continuous until the date of care custody and control reverts to owner.

All incandescent fixtures shall be group relamped immediately prior to the lighting system turnover to Owner.

12.15.2.11 Area or Roadway Lighting Installation: All pole bases, poles, luminaries, cable lamps, and other are roadway lighting materials and equipment shall be installed according to these specifications as required to provide a complete and operating system.

12.15.2.11.1 Pole Bases: The Contractor shall stake the exact location of each base and verify the location with the plans before proceeding with base excavation. Excavation, concrete and reinforcements shall be as specified elsewhere in these specifications. Anchor bolts shall be templates secured during installation.

12.15.2.12 Poles: All poles shall be carefully plumbed with heavy nuts on the anchor bolts under the pole baseplate and on top.

After the pole has been completely equipped and connected the space between the steel base and the top of the concrete shall be grout filled.

12.15.2.13 Luminairs: After the pole has been installed, aligned, and painted, the luminaire, mastarm, and cable shall be assembled and installed on the pole, cable connections completed in the handhole near the base of the pole or in the base of the pole, and the pole ground connected.

12.15.2.14 Area or Roadway Lighting Conductors shall be installed in accordance with paragraph 12.1.10.3.8. Connections in the base of the pole shall be made with split bolt connectors.

12.15.2.15      Grounding:  All lighting installations shall be grounded in
accordance with section 12.16 - Grounding.   Installations on concrete bases
shall be grounded with driven ground rod and bare stranded copper cable connected to the pole grounding lug.

12.16 Grounding:

12.16.1 General: This section covers the furnishing and installations of grounding materials complete as specified herein.

12.16.2 Materials: All grounding materials required shall be furnished new and undamaged in accordance with the following requirements.


Rods                 3/4-inch 10-foot copper-clad standard  type.
                     The copper cladding shall be electrolytically bonded to the steel rod or bonded by a molten welding process. Cold rolled copper cladding is not acceptable. Ground rods shall be as manufactured by Blackburn, Weaver, or Contractor approved equal.

Cable
Bare                Soft drawn copper, Class B stranding, ASTM B8


Insulated           Soft drawn copper, Class B stranding with green colored
                    polyvinyl chloride insulation, UL 83, Type TW, THW, or THHN

Wire  Mesh          Copper-clad, 6 AWG, 6 inch by 6  inch  mesh spacing,
                    Copper weld or Contractor approved equal

Bus and Bars        Soft copper, cross section not less than 1/8 inch thick
                    by 1 inch wide, ASTM B187

Exothermal Welds    Molds, cartridges, materials, and accessories as
                    recommended by the manufacturer of the molds for the
                    items to be welded.   Cadweld heavy-duty or Contractor
                    approved equal. The same manufacturer shall furnish molds and powder.

Flush ground        Cadweld B-162 Series, B-164 Series,  or
plates              Contractor approved equal ground plates with NEMA
                    hole spacing

All clamps, connectors, bolts, washers, nuts, and other hardware used with the grounding system shall be of copper.

12.17 Plant Intercommunication/Security System: Not Used

12.18 Freeze Protection System:

12.18.1 General: This section covers the furnishing of a complete freeze protection system. The following work shall be included.

       Coordination of the design is for the freeze protection system.

       Furnishing supporting drawings and tabulations for the freeze protection system.

       Furnishing all freeze protection equipment, materials, and accessories.

       Installations of all freeze protection equipment, materials, and accessories.

12.18.2 Codes and Standards: All equipment, materials, and accessories furnished under these specifications shall conform to applicable standards of ANSI, NEMA, and IEEE; and shall be in accordance with the applicable
requirements of the Federal "Occupational Safety and Health Standards."   All
codes and standards shall be the latest editions published as of July 31, 1998.

12.18.3 Basis for Design: The freeze protection system design shall be as required to prevent freezing of water contained in pipe under the following conditions.

      Temperature           Minimum Ambient Temperature (0 Degrees Fahrenheit)

      Wind                  15 miles per hour

      Plant condition       Complete shutdown

Freeze protection shall be accomplished by the installation of electric self-limiting parallel heat tracing cable along the pipes to be protected. The system shall be designed for direct application of heat tracing cables to the pipe or for application of the heat tracing cables between layers of pipe insulation. MI heating cables shall be used when operational temperature exceeds self-limiting ratings.

The Contractor shall be responsible for all field measurements, sketches, and isometric drawings required by the heat tracing cable manufacturers for design of the system.

The Contractor shall provide 120/208 volt, three-phase, 60 hertz power at a distribution panelboard. The freeze protection system design shall provide approximate balancing of load between the three phases at each panelboard.

12.19 Cathodic Protection System:

12.19.1     General:   This section covers furnishing and installation of a
cathodic protection system for underground carbon steel, stainless steel, brass, and copper piping, the bottoms of certain pad mounted steel tanks, and the surfaces of the condenser and auxiliary cooling water heat exchangers wetted by circulating water.

The cathodic protection systems for underground piping shall consist of insulated flanges, galvanic anodes, and field test stations if required for the following equipment.

The cathodic protection system for the bottoms of certain aboveground pad mounted steel tanks shall consist of anodes and tank ground rod-anode connection enclosures.

The cathodic protection system for the condenser and auxiliary cooling water heat exchangers shall consist of anodes and provisions for mounting them on the interior of the vessels.

12.19.2 Materials: The Contractor shall furnish all equipment and materials for a complete cathodic protection system.

12.20 Emergency/Maintenance Power Generator: Generator shall be supplied with the Diesel engine as a completed skid, ready for installation outdoors conforming to the following specifications:

- Electrical rating: 400 kW, 0.8 pf, 480 volt, 3-phase, 60 Hz at 1800 RPM, Brushless generator.

-     Duty:  NFPA 100, Level 2, Standby

- Excitation: Direct rotating shaft connected, brushless 3-phase, fused SCR Diode exciter, PMG (Permanent Magnet Generator).

-     Bearings:   Single regreaseable anti-friction ball bearing construction.

-     Insulation:  NEMA Class F.

-     Enclosure:   Horizontal mounted, indoor weather protected acoustical
      enclosure.

a.    Accessories:   Shall be furnished that are compatible with the
      generator and shall include as a minimum the following:

      a.   Stator RTD's (Resistance Temperature Detectors) - 100
           Platinum, 6 each (2 per phase).

      b.   Bearing RTD's - 100  Ohms Platinum, 1 each.

      c.   Neutral ground resistor - 2A, 140 Ohms 277 Volt continuous.

      d. Space heaters, 120 Volt, 1-phase, 60 Hz, controlled by N.C. relay contact from generator PT's relay.

      e.   AVR (Automatic Voltage Regulator).

      f.   VAR/Power Factor Controller

      g. Generator CT cubicle to include 8 CT's 800/5A C100, one for excitation, two sets of (3) each for differential relays, protective relays and metering. One 5/5A, for neutral ground fault relaying.

      h. Generator PT cubicle to include one set of (2) open delta, grounded secondary, 480/120 Volt PT's (fused on primary and secondary) and surge protection.

      i.   Remote voltage adjusts control.

      j.   Remote speed adjusts governor control.

      k.   Remote "Emergency Stop" (guarded red mushroom) button.


b. Relaying: The emergency power generator shall include the protection, recommended in IEEE 242.

      1.   Not used

      2.   Not used

      3.   Not used

      4.   ANSI Device 25, Basler BE1-25 Sync-Check Relay

      5. ANSI Device 86G, Electroswitch Lock-Out Relay for tripping generator circuit breaker, "kill" of engine governor (or fuel or air supply) and annunciation to the DSC.

      6. Multilin "TB3" Three (3) 100 Ohms Platinum RTD Input Temperature Monitor and Multilin "SM10" ten (10) channel RTD scanner. Monitoring of the (1) generator bearing RTD and the (6) generator stator RTD's will be provided by wiring the bearing RTD direct to the "TB3" and wiring the stator RTD's through the SM10 on a five second scan per RTD with the (1) scanning output wired to the "TB3". "Pre-Alarm" and "Alarm" functions shall annunciate to the DCS. "Trip" function shall actuate Device 86G and annunciate to DCS.

c. Metering: The Emergency generator shall include the following metering and transducers for remote monitoring after installation:

       1.   Voltage

       2.   Amperes

       3.   Frequency

       4.   Power Factor

       5.   KWATTS

d.   Approved Suppliers

      1. Diesel Engines: Caterpillar, Cummins, Detroit Diesel, Fairbanks Morse, Wartsila

      2.  Generators:    Baylor Marathon

      3.  Governors:     Woodward electronic type EG-3P

      4.  Voltage Regulators: Baylor: Basler SSR  125-12.  VAR/Power Factor
          Controller: Basler SCP 250. Marathon: DVR2000 w/3 Phase RMS sensing and 0.25% regulation add VAR-PF Controller option.

12.21     Black Start Diesel Generators:

Contractor shall supply four 2000 kW diesel engine driven generator units complete with all auxiliary's, interconnecting piping, instruments, wiring, rigid steel base, tools and spare parts as specifies in the specifications in Appendix F.

13.0  SITE DEVELOPMENT

13.1 General: The Project design shall take into account existing site conditions with respect to soil characteristics, site clearing, grading and drainage. The Contractor shall be responsible for all site preparation and development including any demolition and soil stabilization. In addition to the site development work required to support facility construction, overall Project site development shall also include; grading, drainage, roadways, parking areas, fencing and landscaping the area.

Site grading shall be compatible with the general topography and uses of adjacent properties, right-of-way, set back and easement.

Overall Project design must incorporate the provisions of all-applicable State and local codes.

13.2 Site Description: The Plant and associated 345 kV Switchyard and electrical transmission line are located in Lamar County, Texas within the city limits of Paris (see Figure D.1 Property Site location map in Appendix
D). The site is located east of Farm to Market Road (FM) 137 and borders county gravel roads on the north, south and west sides of the property.

The power generation facility is to be located near the middle of the property (see Appendix D).

13.3 Flood Zone: The Plant is to be constructed in an area that is above the 100-year flood boundary.

13.4 Lay Down and Storage: The Contractor has the right to use any available area on the Property Site that does not affect any existing U.S. Army Corps of Engineers protected wetlands. If lay down and storage area is needed off the Property Site, for reasons other than the interference described in section 3.18 of the Agreement, Contractor shall make such arrangements at its expense.

13.5 Subsurface and Geotechnical Surveys and Investigations: The Contractor shall be solely responsible for furnishing all labor, materials, tools and equipment to perform all work and provide all services necessary for, and incidental to, the completion of the detailed subsurface and geotechnical. Investigation necessary for the Contractor's construction of site work, buildings, new utilities, and other new facilities.

13.6 Surface Surveys and Investigations: The Contractor shall be solely responsible for furnishing all labor, materials, tools and equipment to perform all work and provide all services necessary for, or incidental to, the completion of detailed surface survey work necessary for the Contractor's site work, as well as construction of buildings, new utilities, and other new facilities; and to establish and maintain benchmarks, to make measurements to verify location of completed construction, and to survey alignment to existing property boundaries.

13.7 Easement and Setbacks: The Contractor shall observe all easement and setbacks unless specific exceptions are obtained from the Owner.

13.8 Clearing, Grubbing and Site Maintenance: Initial clearing, and grubbing necessary for the Work and the 345 kV Switchyard where excavation, filling or other construction is planned shall be completed by Contractor.

13.8.1 Debris: All construction related debris and material removed shall become the immediate property of the Contractor and shall be removed from the premises and disposed of by the Contractor.

13.8.2 Maintenance: All temporary access roadways used by the Contractor shall be maintained in serviceable condition.

13.8.3 Signs and Barricades: All signs and barricades shall be provided and maintained by the Contractor and shall be in accordance with jurisdictional regulations for accident prevention.

13.8.4 Dust Control: The Contractor shall be responsible for dust control at the Site. The Contractor shall prevent the spread of dust during its operations. Contractor shall moisten all surfaces with water to reduce the risk of dust becoming a nuisance to the public and neighbors. The Contractor shall furnish all labor and equipment necessary for dust control including tank trucks and hoses.

13.8.5 Open Burning: On-site open burning will not be permitted unless approved by appropriate local authorities.

13.9  Grading and Construction Drainage: Contractor shall perform all site
grading including the 345 kV switchyard.   This shall include excavating,
backfilling, filling and compacting of soils as required. Soils unsuitable for subgrades shall be removed and replaced with suitable backfill material. The removed soils may be used for general site fill in accordance with the geotechnical report if appropriate.

The Contractor shall be responsible for installing and maintaining adequate drainage and preventing soil erosion at the Site during construction as specified in 13.12.

13.10 Excavating, Filling and Backfilling: The Contractor shall be responsible for: furnishing all supervision, labor, tools, materials and equipment; and, except for consultation with Owner, as may be required with respect to Hazardous Materials performing all operations in connection with excavating of all materials, regardless of character of materials obtaining fill and backfill materials installing and compacting of fill and backfill materials and producing final grade lines for the Work and providing final soil grade lines for the 345 kV switchyard. All necessary arrangements for obtaining materials, including topsoil and borrow materials, from off-site borrow areas shall be the responsibility of the Contractor. Suitable topsoil may remain on Site to be used for landscaping purposes.

And, except for consultation with Owner, as may be required with respect to Hazardous Materials, the Contractor shall remove from the Site all rubbish and debris found thereon, so as to prepare the Site for excavation.

And, except for consultation with Owner, as may be required with respect to Hazardous Materials, the Contractor shall perform the required excavation of all materials encountered, as required, for the construction of the Facility.

The Contractor shall prevent the foundation areas from becoming unstabilized by the flow of water into the excavation or by cave-ins or slippage.

Slopes of excavated areas shall be protected from rutting and scouring. Surface water shall not be permitted to flow uncontrolled down any embankment slope.

Deleterious soil, not suitable for sustaining design loads, shall be removed
entirely, and structural fill shall be placed in its stead.   In areas, other
than under buildings and foundations, unsuitable soil shall be removed and replaced with structural fill to the depth required to sustain traffic loads. All unsuitable and excess soil shall be disposed of in accordance with the geotechnical report. All necessary arrangements for off-site disposal shall be the responsibility of the Contractor.

The Contractor's quality of work, including excavating, filling, backfilling, compacting, dewatering, subgrade preparation and stabilization, shoring and drainage shall comply with its geotechnical engineer's recommendations, the applicable American Society for Testing and Materials (ASTM) standards and any state and local standards.

Blasting shall be permitted provided that it does not endanger persons or property; and, blasting will be permitted only at such times, and in such locations, as approved by Owner. Contractor shall be solely responsible for the safe handling, storage and use of all explosives; and for any damage or injury caused by blasting or accidental explosion. Contractor shall obtain any permits required by, and shall comply with, all local, state and federal regulations relevant to explosives and blasting.

All existing utility lines, drains and other structures which are encountered, and which will be reused, shall be carefully supported and protected from damage. If damaged, Contractor shall notify Owner immediately. Existing facilities damaged by Contractor shall be rehabilitated by the Contractor at its expense as close as practical to the same condition in which they were found.

Before backfilling, excavated areas to be backfilled shall be cleared of all extraneous materials.

13.11 Dewatering:

Where excavation is carried below the groundwater surface, a dewatering system shall be required. The dewatering system shall have sufficient capacity to maintain groundwater elevation below the working surface of the excavation such that backfilling and material compaction are not affected by groundwater.

Withdrawal and discharge of groundwater for dewatering may require permit(s) from authoritative regulatory agencies; Contractor shall obtain such permit(s).

13.12 Soil Erosion and Sediment Control: Soil erosion and sediment control plans shall be developed in accordance with earth disturbance permit requirements based on state National Pollutant Discharge Elimination System
(NPDES) provided by the Owner.   Contractor shall obtain and conform to the
County's Erosion and Sediment Control Regulation.

Soil erosion and sediment controls shall generally consist of control of runoff, vegetative stabilization, and sediment traps. All slopes, drainage ditches and other exposed areas shall be stabilized by vegetation. Sediment traps such as hay bales or synthetic filter fabric (silt fence) shall be installed around catch basin inlets, culvert inlets and at the top and toe of slopes.

13.13 Drainage:  Surface runoff shall be controlled by the use of ditches,
and/or catch basins and underground conduits.   The drainage for
uncontaminated runoff from the plant area including root drainage from the buildings and enclosures shall be diverted to natural watercourses via closed conduits and/or open ditches.

The drainage pattern should be from west to east or from east to west in the plant facility area. Storm water will be picked up and conveyed to the detention pond.

Storm water runoff determination shall be based on design storm having a 10-year recurrence interval, 24-hour duration unless local laws require otherwise.

13.13.1 Ditches: Drainage ditches shall be installed inside the plant area to provide drainage of surface water and to ensure stability of the facilities. All swales shall be erosion control protected by grass with man made material or rip rap.

Ditches shall have a grade of not more than 2.0 percent and a normal minimum grade of not less than 0.5 percent.

13.13.2  Closed Conduits: Closed conduits shall be  used where grades are
in excess of the maximum given in 13.13.1.   Conduit shall be reinforced
concrete pipe or galvanized corrugated metal pipe or corrugated polyethylene pipe with smooth interior. Reinforced concrete pipe shall conform to the requirements of ASTM C76. Galvanized corrugated metal pipe shall conform to the requirements of AASHTO M36. Polyethylene shall conform to ASTM F405 or ASTM F667. Velocities shall be limited to not more than 12 fps.

13.14 Roads and Parking: Subgrade for roads and parking areas shall be prepared during site development phase of the project. Subgrade preparation and compaction shall be in accordance with Contractor's geotechnical engineer's recommendations. The roads and surfaces shall be crossed sloped to adequately drain all storm waters to drainage ditches or to catch basins connected to a closed conduit drainage system. If a drainage ditch is not used to control the storm water roadway runoff, then 2' wide concrete curb and gutter shall be used with curb inlet connected to a closed conduit drainage system.

13.14.1 Plant Facility Roadway: All paved roadway access entrances off FM 137 shall be concrete from the edge of FM 137 to the site property. The concrete entrance design shall conform to State of Texas and County requirements for Highway and Street Construction.

The access roadway to the plant and roadway around all turbines shall be a
minimum of 24' wide with 30' inside and 60' outside radius.   Asphalt surface
shall be provided to overhead door access to all buildings. Other access roadways within the plant facility shall be designed for AASHTO HS-20 loading.

13.14.2 Fuel Oil Storage Tank Unloading Station: The oil truck unloading station shall be reinforced concrete pavement. The 50 feet by 10 feet wide fuel oil truck unloading station shall have a minimum of 0.09 sq.in./ft. area of reinforcing steel which shall be used (for crack control) in the concrete. The concrete shall be 8" thick.

13.14.3 Parking Lot Area: The parking lot for plant office facility shall be sufficient to park 2 company trucks, code required handicap and 46 cars. The parking area shall have 2-foot wide concrete curb and gutter enclosing the area with a bituminous concrete surface.

13.14.4 Bituminous Pavement: All main roads in plant area subjected to truck traffic shall be designed for a minimum of two passes of an AASHTO
HS-20 loading per day. Automobile parking area shall be 2" of bituminous concrete over 8" thickness of base course material. Base course material shall conform to State of Texas and county requirements for Highway and Street Construction.

13.14.5   Not used

13.14.6   Not used

13.14.7 Asphalt Pavement: Pavement shall be asphalt concrete and shall be designed in accordance with the recommendation of The Asphalt Institute.

13.14.8 Clear graphics should be used for directional and identification signing. These signs shall be properly located to achieve their purpose without constituting a hazard to vehicles or pedestrians. Clear, concise graphic design of all directional and identification signs shall be incorporated into the facility design, in accordance with applicable local and state codes.

13.15 Sidewalk and Stoops: Stoops shall be provided at all main entrances to buildings and sidewalks shall be placed to access all buildings and major equipment enclosure entrances. Sidewalks shall be minimum 4 feet wide, 5" thick concrete reinforced with WWF 6 x 6 - W1.4 x W1.4 over 3" thick base course material. Stoops shall have #4 bars placed 12" on center each way. Contractor may propose an alternate based on soil engineers' final report.

13.16 Paved Area for Equipment and Pipe Rack: Reinforced concrete surfaces shall be provided around exterior HRSG and Gas Turbine and Steam Turbines for
the equipment laydown and work areas.   A 5' wide area shall be provided and
the concrete shall be 5" thick with WWF 6 x 6-W1.4 x W1.4 reinforcing over 3"
thick base coarse material.   Asphalt surface of full width shall be
constructed under the pipe racks. The concrete reinforcing shall be the same method of construction as described above for equipment laydown and work areas.

13.17 Fencing and Gates: Fencing shall conform to Federal Specification RR-F-191 and shall be 1.8 ounces, galvanized chain-link fabric helically woven into a two inch diamond mesh using 9-gauge wire (0.148 inches minimum)
on galvanized rails and posts spaced at intervals not to exceed 10 feet.   A
security fence shall be provided along the perimeter of the main plant site and as an enclosure for the switchyard and around the detention pond area.
Fencing shall be 8 feet in total height consisting of 7 feet high chain link fabric fence plus three strands of barbed wire on 45-degree angle support arms. Fences at substations shall be 8 feet in total height consisting of 7 feet high chain link fabric fence plus 1 foot of barbed wire.

A motorized gate shall be provided at the main entrance of the plant. All other gates shall be swing type for vehicle and pedestrian entryways.

At the motorized gate a video camera with 2-way voice shall be provided. The camera monitoring shall be located in the Control Room.

13.18 Not used

13.19 Oil/Water Separation: The oil/water separator(s) shall be gravity displacement having a minimum volume of 1,000 gallons, capable of handling a
maximum flow rate of 100 gpm.   The oil/water separator shall receive
intermittent gravity flow from fuel oil tank containment area and fuel oil unloading and pumping area. The oil/water separator shall have an oil storage capacity equal to about 43 percent of the total vessel volume and an emergency oil spill capacity equal to 80 percent of the total 1,000-gallon volume.

The design criteria for the oil/water separator shall be designed in accordance with Stokes Law and the American Petroleum Institute Manual on Disposal of Refinery Wastes, Volume on Liquid Wastes as stated in Chapter 5, Oil Water Separator Process Design and API Bulletin No. 1630 First Edition, Waste Water Handling and Treatment Manual for Petroleum Marketing Facilities.

13.20     Oil Containment:

13.20.1 Oil Truck Unloading Station: To comply with the United States Environmental Protection Agency (USEPA) 40 CFR 112 the following shall apply:

13.20.2     (e)(4)  Tank Truck Loading/Unloading   Rack:  A containment  area
or catch basin to receive spilled material is required. (The catchment basin or containment area must be able to hold the entire contents of this compartment plus 10 percent.)

An interlocked physical barrier, warning signs or warning light system is required to keep tank trucks from departing before transfer lines are disconnected.

14.0  STRUCTURAL AND ARCHITECTURAL CRITERIA

14.1  Structural Design Criteria - Codes and Standards

14.1.1    Structural and Miscellaneous Steel:

a)    Codes

       Design of structural and miscellaneous steel shall be in accordance with the American Institute of Steel Construction (AISC)
       "Specification  for Structural Steel  Buildings," latest edition.

b)    Materials

       Structural Steel and Miscellaneous Steel: Materials for structural steel and miscellaneous steel shall conform to the requirements of the American Society for Testing and Materials "Standard Specification for Structural Steel" ASTM A36, and the requirements provided hereinafter, unless there are Project requirements for higher strength, or other specific materials.

       Steel checkered Plate: Structural steel checkered plate shall be two-way diagonal raised pattern floor plate conforming to Federal Specification QQ-F-461, Flat Back, Class 1. Checkered plate for exterior use shall be galvanized.

       Open-Web Steel Joists: Open-web steel joists shall comply with the Steel Joist Institute "Standard Specification and Load Tables."

       Metal Decking: Metal decking shall comply with SDI "Design Manual for Floor Decks and Roof Decks."

       Steel Grating: Structural steel grating shall be welded and galvanized and shall conform to Federal Specification RR-G-661, type I.
       Bearing bars shall be 1-1/4" x 3/16" minimum at 1-3/16" O.C. with cross bars at 4" O.C. minimum. Grating shall be banded at edges and openings with bars of the same size as the bearing bars. It is recommended that one size grating be used throughout the Project. Grating for exterior use shall be serrated.

       Stairs:   Minimum tread width shall be uniform for full length of
       stairs. Stairs shall be installed at angles to the horizontal between 30 Degrees and 50 Degrees.

       Bolts:   High strength bolts, nuts, and washers shall conform to ASTM
       A325.

       Unfinished bolts, including nuts, shall conform to ASTM A307. Bolt heads and nuts shall be hexagonal. Contractor should can double nut.

       Anchor bolts shall conform to ASTM F 1554 Grade 36. Anchor bolt sleeves shall conform to ASTM A501.

       Expansion bolts shall be unfinished bolts in expansion shell anchors, or wedge bolt anchors. Expansion shell anchors shall conform to Federal Specification FF-S-325, Group III, Type 1 or Group VIII, Type 1. Wedge bolt anchors shall conform to Federal Specification FF-S-325, Group II, Type 4, and Class 1. As an alternate Contractor can use drilled holes with anchors set in epoxy, if in accordance with equipment manufacturer requirements.

       Anchor bolts shall be used for all structural and building columns, all major equipment, and all vibrating equipment.

       Expansion bolts may be used for stairs, ladders, handrails, platform posts, and minor equipment. Expansion bolts shall not be used where the required bolt diameter is larger than 3/4 inch.

       Handrail: Steel pipe for handrail shall conform to ASTM A53, Type E or S, Grade B. Handrails for exterior use shall be galvanized.

       Welding:   Filler metal for welding shall conform to the requirements of AWS D1.1.

       Galvanizing: Galvanizing, as specified herein, shall conform to the requirements of ASTM A123 or ASTM A153, as applicable.

14.1.2    Concrete:

a)    Codes

       Design of structural concrete shall be in accordance with the American Concrete Institute (ACI) - "Building Code
       Requirements for Reinforced Concrete," ACI 318, latest edition.

b)    Concrete Classes

        Minimum concrete strength classes for the various structures shall be as follows:

                                   Minimum Ultimate Compressive
     Item                          Strength,  fc' (psi) (at 28 Days)

     Subgrade leveling slab        2,000
     All other construction        3,000
     Major equipment/structures    4,000
     where required

c)    Reinforcing Steel

       Reinforcing bars shall be deformed bars conforming to ASTM
       A615, Grade 60.  Welded wire fabric shall conform to ASTM A185.

d)    Cement

       Cement shall be Portland cement conforming to ASTM C150, Type (as required by soil conditions).

e)    Aggregates

      Aggregates for normal weight concrete shall conform to ASTM C33.

f)    Admixtures

       Calcium  chloride  shall  not be  used  as  an  admixture.
       Admixtures shall be free of chlorides.

14.2  Structural Design Criteria - Loading

14.2.1 Dead Loads: Dead loads shall include all vertical loads due to weight of permanent structural and nonstructural components, including permanent hung loads.

14.2.2 Live Loads: Live loads shall be in accordance with the ASCE Standard American Society of Civil Engineers Minimum Design Loads for Building and other Structures, ANSI/ASCE 7-95, unless local governing code is more severe.

14.2.3     Wind  Loads:  Wind loads shall be in accordance with Section 3.0.

14.2.4     Seismic:  Seismic loads shall be in accordance with Section 3.0.

14.2.5 Snow Loads: Snow loads shall be in a ccordance with ANSI/ASCE 7-95, unless local conditions and/or local governing code is more severe. Snow load shall be based on 50-year mean recurrence interval.

14.2.6 Thermal Loads: Buildings and structures shall be designed for forces and/or movements resulting from a change in temperature. Induced thermal loads (i.e., thermal loads induced by equipment operating temperatures) shall be considered in design of applicable structural elements.

14.2.7 Crane Loads: Crane loads shall be in accordance with the manufacturer's requirements and the CMAA.

14.2.8    Vehicle Loads

      a)  Truck

          Design loading shall be (AASHTO) HS20-44.

      b)  Other

          Floors in buildings accessible to a forklift truck shall be designed for the fork-lift truck wheel loads.

14.2.9    Special Concentrated Loads:

14.2.10   a)   Equipment Laydown

          Contractor shall investigate laydown areas for concentrated loading resulting from equipment laydown during maintenance operations.
          Where assigned live load allowance is inadequate, it shall be increased to meet laydown requirements, or areas of adequate load capacity must be identified with permanent markings to accept specific components.

      b)  Pipe and Equipment Anchor Loads

          Supporting structures shall be adequate to resist all pipe and equipment anchor loading under all design conditions, including seismic.

14.2.10 Surcharge Loads: Surcharge loading resulting from presence of adjoining structures shall be fully considered in design of foundation walls.

Surcharge loading resulting from presence of adjoining traffic lane shall be fully considered in design of foundation walls.

For walls not adjacent to other structures or traffic lanes, a minimum surcharge load of 300 psf shall be considered in the design of foundation walls.

14.2.11 Hydrostatic Loads: Where applicable, below grade structures shall be designed to resist water pressure and uplift.

14.2.12 Temporary Construction Loads: Construction loads shall be considered in the design of all structures.

14.2.13 Load Combinations: Load combinations shall be in accordance with the requirements of the UBC.

14.2.14 Resonant Conditions: Resonant frequencies shall be considered in the design of all-applicable components and structures.

14.3 Structural Design Criteria - Foundations: Type of foundations required and allowable bearing values for soil and rock shall be as recommended by the Contractor's geotechnical engineer based on the existing subsurface conditions.

14.4 Architectural Considerations: The architectural design of the buildings, sound attenuation, and all associated facilities shall seek to optimize functional, aesthetic, and economic considerations; and minimize the
visual impact on the surrounding area.   Safety  and construction
requirements including handicap access to the Administrative/Warehouse Shop Building, and Control Room Building shall be in accordance with the requirements of applicable State and local codes.

14.5  Architectural Design Criteria:

14.5.1    Siding

a)     Exterior siding shall be a steel wall panel.   Insulation
       shall be installed between the exterior surface panel and the
       interior surface panel.   In areas susceptible to damage an
       interior liner panel shall be installed to 8' 0" above the walking surface.

b) Wall panels shall be designed to withstand the specified wind loading with practical/economical support girt spacing.

c) Exterior face of wall panels shall be finished with the manufacturer's standard prime coat and a urethane or polyurethane finish coat.

d) Interior liner panels shall be finished with the manufacturer's standard coating system.

e)    Owner to approve exterior and interior color selection.

14.5.2 Roofing; shall be designed to withstand specified wind loading including appropriate uplift. Roofing will be sloped metal.

Roofing shall be pitched not less than 1/4 inch per foot and shall drain to a roof drain system. Local codes and standards shall govern pitch.

14.5.3    Interior Construction Materials:

a)    Metal Stud

      Except where concrete unit masonry partitions are required, ceiling high interior partitions shall be of metal stud and gypsum board
      construction.   Where applicable, metal stud partitions shall be
      insulated to reduce sound transmission.

b)    Unit Masonry

      Hollow load bearing or non-load bearing lightweight concrete unit masonry or metal stud/gypsum board partitions shall be provided in the following areas:

      Per NFPA 850 and 101 and UBC and including but not limited to:
      Stairwells (if required by governing codes)
      MCC Room
      Control room
      Switch Gear room
      Battery Room
      Toilet/Locker Rooms

      Where required for aesthetics or as surfacing over insulation, masonry partitions shall be faced with gypsum board on furring strips.

C.    Metal Partitions

      Toilet enclosures and partitions shall be metal, floor supported type with baked enamel finish.

14.5.4 Floor Finish: Concrete floors shall be sealed. Floors in personnel areas, including control room, general offices, and halls shall
receive reinforced vinyl composition tile.   Toilet, shower, and locker rooms
shall receive unglazed ceramic tile on the floor and full height on the walls except behind lockers which shall have epoxy, painted gypsum.

14.5.5 Suspended Ceilings: Lay-in, grid type, acoustical ceilings shall be provided in the control room, general offices, halls, and toilet, shower, and locker rooms. Acoustical ceilings in toilet, shower, and locker rooms shall be moisture resistant.

14.5.6 Stairs: Stair construction shall be open riser, grating tread. Stair risers and treads, and platforms shall have nonslip nosing on treads and platforms. Railings shall be 1-1/2" inch standard weight steel pipe, and posts shall be 1-1/2" inch extra strong steel pipe, with welded joints, ground smooth, and painted.

14.5.7    Windows, Window Walls, Entrance Doors, and Louvers

14.5.7.1 Windows and Window Walls: Window and window wall systems shall be anodized finished aluminum unitized framing systems with tinted, heat-treated, factory-fabricated, double pane insulating low "E" glass.
Color of anodizing shall be selected to match the plant color system.
Windows to areas which have possible explosive equipment failures, shall be wire safety type.

14.5.7.2 Louvers: Louvers shall be drainable, fixed blade, manual or gravity operating weatherproof type louvers and shall include bird screens and be finished in a color to match adjacent wall panels.

14.5.7.3  Exterior Doors

a)    Personnel Doors

       Exterior doors shall be flush panel types with insulated steel doors in pressed steel frames with weather stripping, weatherproof saddles, closures, and kick armor plates.

b)    Coiling Steel Doors

      Coiling steel doors shall be insulated standard type, motor operated, with manual chain-operated override, hood baffle, weather stripping, and bottom seal.

14.5.7.4 Interior Doors: With the exception of acoustical, fire rated, and coiling steel doors, all other interior doors shall be 1-3/4 inch thick, hollow metal flush panel type in pressed steel frames. Vision panels shall be provided where appropriate. Interior doors to process areas shall have windows with wired safety glass.

14.5.8 Furnishings: Lockers in the employee locker rooms shall be single tier factory finished steel, 12 inches wide by 18 inches deep by 72 inches
high, set on concrete bases.   Lockers shall be provided with number tags and
provision for padlocks.

Toilet accessories shall include, but not be limited to, the following: paper towel dispensers, waste receptacle units, toilet tissue dispensers, toilet seat liners, soap dispensers, mirrors, sanitary napkin dispensers, and sanitary napkin disposals.

Owner shall furnish Administrative and office areas.

14.5.9 Painting: In general, all exterior and interior surfaces, except items furnished in manufacturer's finish or finish coat, shall be painted, including:

- All structural steel and miscellaneous steel (except surfaces to be enclosed by concrete).

-     Surfaces of all ferrous metal.

- All gypsum board. Gypsum board shall be painted in a semigloss, acrylic enamel latex coating system.

- All concrete unit masonry. Concrete unit masonry shall be painted in an acrylic latex system.

- All piping. All piping shall be color-coded and have Brady type letter legends indicating nature of service and direction of flow.

Stainless steel and galvanized steel shall not be painted, except all hand
rails and ladders shall be painted yellow.   Per OSHA requirements galvanized
steel areas of this nature shall be properly primed and then painted. Equipment that is to be insulated shall be primed only.

14.5.9.1 Surface Preparation: The exterior surface of outdoor structural and miscellaneous steel, and tanks shall be abrasive blasted in accordance with the Steel Structures Painting Council, SSPC-SP6, Gray Commercial Blast, or SSPC-SP10, Near White Blast for submerged items.

Tank interiors to be lined shall receive an abrasive blast in accordance with SSPC-SP5, White Blast, with a 3.0 mils maximum anchor pattern.

The surface of indoor structural and miscellaneous steel and small miscellaneous field fabrications shall be prepared in accordance with SSPC-SP3, Power Tool Cleaning.

All masonry surfaces to be coated shall receive a light brush-off blast or acids etch prior to coating.

Piping shall be field cleaned to a minimum of SSPC-SP3, Power Tool Cleaning.

14.5.9.2 Prime Protective Coating for Steel: All structural and miscellaneous steel shall be primed within 8 hours after the surface preparation is completed to a full 2.5 mils. The primer shall be an inorganic zinc or alkyd primer. Open web joists may be primed with a red iron oxide primer.

14.5.9.3 Finish Coating: Structural and miscellaneous steel shall be finish coated using waterbased acrylic coating system.

Before painter's finish work is begun, the surfaces to be painted shall be carefully inspected to assure that they are in proper condition to receive the finish coating. Surfaces which are in poor condition, so that a proper finish cannot be produced, shall receive such special treatment or additional coats as necessary to produce a smooth durable, satisfactory finish.

14.5.10 Information to Be Submitted: Contractor shall supply the following items for Owner's information and review:

Item                            Information to Be Submitted

Unit Masonry                     Catalog Cut-Sample Color(s)
Preformed Metal Panels           Sample-Panel Color(s)
Tile                            *Sample-Color(s)
Acoustical Ceiling Panels        Catalog Cut
Resilient Flooring              *Sample-Color(s)
Painting                        *Sample-Color(s)
Toilet Partition                *Sample-Color(s)
Louvers                          Sample-Color
Lockers                         *Sample-Color
Toilet Accessories               Catalog Cut
Windows                         *Sample-Frame Color

*Manufacturer's color selection and/or pattern and texture.

14.6  Buildings: The following buildings shall be provided.

14.6.1 Administration Building: The building shall include the following areas.

      3-Offices                 14' x 14'
      1-Conference room         30' x 40'
      1-Office                  18' x 18'
      5-Offices                 12' x 12'
      1-Storage room            12' x 12'
      1-File, library
        & copying room          14' x 25'
      1-Lobby                   20' x 25'
      1-Ladies room             as required
      1-Mens room               as required
      1-Mechanical room         as required
      1-Kitchen/lunch room      15' x 10'
      2-Locker/Shower room (male/female) as required (50 lockers and 6 showers for men; 8 lockers and 2 showers for women)

For locker room design, the total personnel count is not simultaneous. Use 50% on day shift for design purposes.

All areas shall be air conditioned except UPS and battery room.

All Administrative/Locker Building Walls shared, common, or adjacent to other buildings shall be sound attenuated so that internal sound environment is consistent with normal offices. The gypsum board between offices will be insulated.

14.6.2 Control Building: All rooms' air conditioned except UPS and battery room.

1-Control Room                  30' x 40'
1-Mens Room                     As required
1-Ladies Room                   As required
1-Battery Room                  As required
1-UPS Room                      As required
1-Mechanical Room               As required
1-Computer/cab Room             As required

All Control Building walls shared, common, or adjacent to other buildings shall be sound attenuated so that internal sound environment is consistent with normal offices. The gypsum board between offices will be insulated.

14.6.3    Warehouse Shop Building

Storage of Spare Parts and Maintenance Supplies a minimum 60' x 100'

Maintenance Shop 20' x 30' (can be open area adjacent to Machine Shop)

Maintenance Technicians Office - Open area suitable for eight computer workstations/desks and eight book cases

Electrician/I&C Shop 20' x 30'(Calibration Benches and Storage Cabinets)

Electrician/I&C Technician Office - Open area suitable for six computer workstations/desks and six book cases

Machine Shop 15' x 25' (suitable for a drill press, bench, small lathe, dust blaster, and milling machine).

Welding Shop 20' x 30'(suitable for a ventilating system, 6'x 6' Action Table, welding rod ovens, tig welding machine, welding machine, arc cutter, and bottle gas storage.

14.6.4 Water Treatment Building: As required to house the demineralization equipment and systems, and compressed air systems.

15.0  PLUMBING

15.1  General

15.1.1 Plumbing systems shall be designed and installed in accordance with the applicable requirements, laws, and regulations of the State of Texas and Lamar County.

15.2  Domestic (Potable) Water System

Provide a suitable domestic water distribution system in the Administration, Control, and Warehouse Out Shop buildings serve a staff of 50 people and including the following:

      Men's and Women's Restrooms
      Shower Rooms
      Kitchen/Lunch Room
      Battery Room
      Water Treatment Building

The distribution system shall be sized in accordance with the fixture unit method as described in the Uniform Plumbing Code. City or County sizing procedures shall override the procedures and methods described in the
uniform plumbing  code.   Potable water shall be provided by the county water
system.

Domestic hot water shall be provided by a gas fired storage type water heater. Where required, an additional storage tank may be used to meet the hot water demand. Hot water shall be stored at 120 Degrees Fahrenheit and delivered to all hot water fixtures by system pressure. In cases where the hot water piping system is extensive, a hot water circulating pump may be used. Shower mixing valves shall be pressure balancing.

All supply piping to individual fixtures shall have service stops.   End of
main water headers shall have water hammer arrestors or shock chambers.

Supply piping to non-potable services shall have approved backflow preventors. No plumbing fixture, device or piping shall be installed which will provide cross connection or inter-connection between supply water piping
and waste piping.   Where the possibility of back siphonage exists, provide
suitable vacuum breakers.

All cold water piping shall be insulated in non-conditioned areas to prevent condensation. Exposed, accessible hot water piping shall be insulated for safety purposes. All other piping need not be insulated.

15.3  Plumbing Fixtures

Plumbing fixtures shall be as follows:

      Lavatories           Wall hung vitreous china

      Water  Closets       Wall or floor outlet, vitreous china,
                           siphon jet with flush valve

      Urinals              Wall hung vitreous china,  siphon jet
                           with flush valve

      Kitchen Sink         Counter type stainless steel

      Janitors' Sink       Wall mounted enameled cast iron

      Laboratory Sinks     Wall or counter mounted stainless steel

Provide emergency eyewash/showers in battery room, maintenance shop, water treatment building and as required by OSHA.

15.3.1 Drainage Systems: Sanitary drainage, roof (storm) drainage, and floor and equipment drainage systems shall be provided, as required, to
service all plant buildings.   All systems shall be gravity drainage systems
with all pipe uniformly sloped in the direction of flow. Minimum slopes for all drainage systems shall conform to code requirements.

All plumbing fixtures and washing facilities shall be drained to the sanitary system. Floor drains in toilets, washrooms, and showers shall also be drained to the sanitary system. All such drains shall be routed independently from all other drainage systems to the existing sewage line on the site.

All plumbing fixtures and sanitary drainage related floor drains should be trapped and vented to the outside.

Roof (storm) drainage systems shall be designed for the maximum rate of rainfall (inches/hour) for a 15-minute duration with a 50-year return period.

All roof drains shall be provided with dome strainers, integral expansion
joints,  flashing collars and underdeck  clamps.   All horizontal roof
drainage piping shall be insulated and jacketed to prevent sweating for those areas with pipes above finished ceilings.

Non-sanitary floor and equipment drains shall be connected to a common drainage system. Drainage from areas wherein chemicals can enter the drainage system shall be routed to a chemical waste sump for pumping to the neutralization tank. Drainage from areas containing oil shall be processed through oil separators.

Equipment drains shall be provided for all equipment with continuous drips or subject to frequent flushing.

Where oil interceptors or separators are provided in floor drain lines, they shall be sized for the maximum anticipated normal flow. Normally closed bypass lines shall be provided around all interceptors or separators to provide for flow from fire protection systems water discharge.

Any section or drainage system which cannot be drained by gravity to its disposal facilities, shall be provided with pumps. Pumps for the sanitary drainage system shall be duplex, sewage ejectors of the non-clog submersible
or vertical submerged type.   Pumps for the roof and floor and equipment
drain systems shall be duplex sump pumps of the vertical submerged or submersible type.

16.0  FIRE PROTECTION

16.1  General

16.1.1 The Fire Protection System shall provide the plant with a system designed to be adequate for detection, warning and means for controlling and extinguishing fires. It shall consist of a water loop servicing a yard hydrant system and sprinkler, deluge, dry-pipe, and standpipe systems within the various plant structures and facilities. The water systems shall be supplemented by portable extinguishers, "clean agent" or CO2 gaseous systems. They will be provided where required, in lieu of water systems.

The Fire Protection system shall be designed with sufficient capacity for any single design basis fire. The design basis firewater demand shall be the maximum demand of any fixed (sprinkler, deluge, dry-pipe) system supplemented by 500 gpm from adjacent hydrants.

The system shall be designed in accordance with the requirements of the local Fire Prevention and Building Codes, the authority having jurisdiction, and the applicable NFPA codes and standards, in particular, NFPA 850. The system shall be reviewed and approved by the insurance underwriter.

16.2  Distribution System

16.2.1     The distribution system of the Fire Protection System shall be
independent of all other water systems servicing the plant.   It shall
consist of a main fire loop encompassing the main plant structures; from which branch lines shall be independent and isolatable, and shall be run to all facilities, areas, equipment components and buildings serviced. The design of the loop and branch connection shall conform to the following requirements:

Each fire pump shall have an independent discharge connection to the loop. (Jockey pump may share connection with either fire pump.)

Sufficient visible post indicating valves shall be provided in the yard loop at each branch take-off, and sectionalizing valves shall be provided in all exposed piping to permit isolation of any section of pipe while retaining
the primary water supply to facility services.   In general, adequate valving
shall be provided to maintain at least one source of fire protection water (either manual or automatic) for each building or area. Post indicator valves shall be located at least forty (40) feet from the building or structure where possible.

16.3  Automatic (Fixed) Systems

16.3.1 Automatic sprinkler systems shall be installed in buildings, as required by NFPA 850, the insurance underwriter local codes and as may be required by the authority having jurisdiction. An automatic clean agent suppression system shall be provided for the DCS equipment and the Control Room. Sprinkler systems shall be sized and designed in accordance with NFPA
13. Halon systems shall not be allowed.

In addition to the general sprinkler system coverage required above, wet pipe sprinkler, deluge, dry pipe or combined dry pipe and Pre-Action Systems designed in accordance with NFPA Standards Nos. 13 and 15 shall be provided for the following areas:

      1.  Transformers: NFPA 850 & 15.

          a)   Four (4) - CTG, Step-Up Transformers
          b)   Two  (2) - CTG, Auxiliary Supply Transformers
          c)   Two  (2) - STG, Step-Up Transformer

      2.  Steam Turbine Lube Oil Equipment and Piping: NFPA 850 & 13.

      3.  Steam Turbine Generator Bearings:  NFPA 850 & 15. (Manual system)

      4.  Not used

      5.  Fire Pump Building or Room: NFPA 850, 20 & 13.

      6.  Administration Building: NFPA 13.

      7.  Not used

      8.  Administration Building; NFPA 13.

      9.  Warehouse Building; NFPA 13.

Automatic gas systems shall be provided to protect the following areas:
      1. DCS Equipment Room; NFPA 2001. System to be approved by Owner and Insurance Underwriter.

      2.  Combustion Turbine Generators: NFPA 12.

The gas turbines will be provided with a fully self-contained Fire Protection System, with CO2 alarm and release mechanisms. Fixed temperature detectors shall be provided in all of the gas turbine equipment compartments.
Cross-zoned detectors signal shall actuate the high pressure bottled carbon dioxide system automatically. The gas turbine Fire Protection System shall meet the requirements of the National Fire Protection Association (NFPA) #12 for achieving a non-combustible atmosphere in less than 1 minute. The Gas
Turbine Fire Protection System will also comply with the appropriate provisions of all other codes, standards, laws and regulations that are applicable to the gas turbine installation.

16.4 Manual Suppression Systems

16.4.1.1 Class III hose systems in conformance with NFPA 14 shall be provided as required by the building code.

Fire hydrants shall be provided off the main plant fire loop to provide outside fire protection in accordance with NFPA 24. Hydrants shall be located at not exceeding 300-foot intervals around the main plant structures preferably near building entrances. All major buildings and structures shall be within a 300' hose lay from at least one (1) hydrant. Hose houses shall be provided at alternate fire hydrants. Provide hydrant mounted monitors near the following critical areas:

      1.  Cooling Towers.

      2.  Switch Yard.

      3.  Fuel Oil Storage Tank.

      4.  Diesel Engine Generators.

Water monitors shall be provided to protect the fuel oil storage tank by the criteria set forth in NFPA 24. Portable hand extinguishers in accordance with NFPA 10, "Standards for the Installation of Portable Fire Extinguishers" shall be provided at strategic locations throughout the various buildings to provide protection against small, limited size local fire hazards. Extinguishers shall be multi-purpose dry chemical (2A-20B:C minimum size). Areas housing electrical equipment shall be provided with Carbon Dioxide extinguishers (20 lbs., 10-B:C minimum rating).

16.5  Fire Protection and Alarm Systems

16.5.1 Automatic and manual fire detection and alarm systems shall be provided as required that authority having jurisdiction, local codes, NFPA and the requirements listed below. Automatic fire detection systems shall be installed in all plant areas not provided with automatic suppression systems. Manual alarm boxes shall be located in all plant areas.

Each deluge system, dry pipe system, preaction system, Gaseous System, and other automatic suppression system requiring actuation via an automatic detection system shall be provided with a local control panel. Where possible due to proximity of systems, one local panel may serve more than one suppression system. Each local panel shall provide "Fire" (detection system), "System Actuated," and "Trouble" alarms back to the main control room for fire panel. All automatic suppression system isolation valves, post indicting valves, alarm bells, manual actuation controls, pressure switches, etc., shall be electrically supervised.

All automatic detection system components shall be electrically supervised.

The plants overall Fire Protection/Detection system shall be of the Intelligent/Addressable type.

16.6  Controls

16.6.1 A fire protection control panel shall be provided in the Control Room from which the operator can monitor all systems. It shall show the condition of all fire detection circuits, pump readiness and operating parameters. Sprinkler systems, water suppression system operation and readiness have manual switches for overrides and manual actuation of pumps (Remote fire pump Start/Stop Panel may be an additional panel, located adjacent to the main Fire Alarm Control Panel, in the Operator Control Room.)

All detection and tripping circuits shall be electrically supervised for continuity. Discontinuities shall be indicated by a "trouble" indicator and alarm at the respective control station and also in the Control Room.

Fire detectors shall be designed and located in accordance with NFPA 72. Fire protection system devices and controls shall be in accordance with NFPA 72E Fire Detection System and components shall be FM approved and UL listed.

16.7  Materials

16.7.1 All materials and equipment shall be UL listed or FM approved for fire protection services whenever such listing or approval is available.

The buried yard fire protection loop piping shall be ductile iron, cement lined with an FM approved restraint system with NFPA 24. Piping shall have a coal tar coating and polyethylene wrap.

UL listed or FM approved, PVC piping can be substituted where allowed by the Owner and Insurance Underwriter. All building laterals entrances and supplies (laterals) to yard equipment and control valves, shall be schedule 40, carbon
steel, coated, wrapped and cathodically protected.   A sufficient amount of
carbon steel pipe shall be used to adequately support the control valve and fire protection valve, with trim but in no case be less than 5 feet beyond the building or equipment foundation.

Supply piping, fittings and connections for hose standpipes, sprinkler and deluge spray systems shall be in conformance with NFPA 13, 14, and 15. Wet sprinkler systems and standpipes shall be schedule 40 black steel with screwed or grooved mechanical joints. Dry pipe and deluge systems shall be schedule 40 galvanized steel with screwed or grooved mechanical joints.

17.0  HEATING, VENTILATING, AND AIR CONDITIONING

17.1  General

The HVAC System shall be designed and installed to provide an environment within the buildings suitable for personnel and/or equipment operations. The HVAC system shall maintain the levels of temperature, humidity, air quality, \ air pressurization, air removal and air make-up as described below.

17.2  Compliance

The system shall be designed and installed in accordance with local and State of Texas Codes. The equipment shall comply with NFPA-90A - "Installation of
Air Conditioning and Ventilation Systems."   Ductwork systems shall comply
with SMACNA - "HVAC System Duct Design".

17.3  Outside Design Temperatures

      Outside summer                    11 Degrees Fahrenheit DB/75 Degrees FWB
      Outside winter                    0 Degrees Fahrenheit DB
      Air Cooled Equipment Selection    110 Degrees Fahrenheit DB

17.4  Interior Design Temperatures

                                   SUMMER                  WINTER

Conference Room             78 Degrees Fahrenheit     70 Degrees Fahrenheit DB
                               DB/50% RH

Offices, Lobby, Corridors   78 Degrees Fahrenheit     70 Degrees Fahrenheit DB
                               DB/50% RH

Files, Library, Copying     78 Degrees Fahrenheit
                               DB/50% RH              70 Degrees Fahrenheit DB

Control Room                75 Degrees Fahrenheit
                               DB/50% RH              70 Degrees Fahrenheit DB

Elec. Cab/UPS/Battery       72 Degrees Fahrenheit
                               DB/50% RH              72 Degrees Fahrenheit DB

Kitchen/Lunch Room          78 Degrees Fahrenheit
                               DB/50% RH              70 Degrees Fahrenheit DB

Lab Test Room               78 Degrees Fahrenheit
                               DB/50% RH              70 Degrees Fahrenheit DB

Locker Room                 80 Degrees Fahrenheit
                               DB/60% RH              80 Degrees Fahrenheit DB

Rest Rooms                  78 Degrees Fahrenheit
                               DB/50% RH              70 Degrees Fahrenheit DB

UPS Room                    72 Degrees Fahrenheit
                               DB/50% RH              72 Degrees Fahrenheit DB

Mechanical Rooms           100 Degrees Fahrenheit
                               DB                     60 Degrees Fahrenheit DB

Battery Room               100 Degrees Fahrenheit
                               DB                     60 Degrees Fahrenheit DB

Shower Room                 80 Degrees Fahrenheit
                               DB                     80 Degrees Fahrenheit DB

Storage Room                78 Degrees Fahrenheit
                               DB/50%                 70 Degrees Fahrenheit DB

MCC Room                   100 Degrees Fahrenheit
                               DB                     60 Degrees Fahrenheit

Electrical Switchgear       81 Degrees Fahrenheit
                               DB                     60 Degrees Fahrenheit

Water Treatment Room/Area   78 Degrees Fahrenheit
                               DB/50%                 70 Degrees Fahrenheit


17.5  Air Pressurization

The following values are minimum acceptable. Positive pressure shall be maintained by the use of outdoor air and shall consist of supplying 20% in
excess of return or exhaust CFM.   Negative pressure shall consist of
returning or exhausting 10% in excess of supply CFM.  P = Positive;
N = Negative; E = Equal; V = Varies with Equipment.

17.6  Areas

                          To Adjacent Area      Air Change/Hr.     Exhausted


Conference Room                  E                    12           No
Offices, Lobby                   E                    10           No
Files, Library, Copy             E                    10           No
Control Room                     P                     V           No
Elec. Cab/UPS/Battery Room(s)    P                    10           Yes
Kitchen/Lunch Room               E                    12           No
Lab Test Room                    E                    10           No
Locker Room                      N                    10         Optional
Restroom                         N                    10           Yes
UPS Room                         P                     V           No
Mechanical Room                  E                    30         Optional
Battery Room                     N                    10           Yes
Shower Room                      N                    10         Optional
MCC Room                         E                    20         Optional
Electrical Switchgear Building   E                    20         Optional
Water Treatment Room/Area        E                    10           Yes

17.7  Administration/Warehouse Building

The Administration area shall be cooled and heated by a package type air conditioning unit located outdoors. The unit shall be equipped with an integral electric heater. The unit's air outlet shall be connected to an air distribution duct system. Disposable type filters shall provide air filtration with an average efficiency of 25-30% based on ASHRAE 52-76.

The Warehouse area shall be ventilated by means of multiple roof exhaust fans designed to maintain the necessary air changes during the summer. Make-up air louvers shall be wall mounted with drainable blades. Gas fired unit heaters or electric resistance hearters shall be provided for space heating during the winter. Offices in the Warehouse area shall be cooled and heated by packaged through wall units or residential type DX split systems.

17.8  Control Room/Electrical Room/Water Treatment Building

The Control Room shall be cooled and heated by two (2) 50 percent capacity package type air conditioning units located outdoors. Each unit shall be equipped with an internal electric heater. The two unit's air outlet shall be connected to a common air distribution duct system. Each unit shall be provided with a motorized isolation damper so that in case one unit fails, it can be isolated from the other unit. Disposable type filters shall provide air filtration with an average efficiency of 80-95 percent based on ASHRAE 52-76.

The Electrical Room shall be cooled and heated by a package type air
conditioning unit located outdoors.   The unit shall be equipped with an
integral electric heater. The unit's air outlet shall be connected to an air distribution duct system. Disposable type filters shall provide air filtration with an average efficiency of 25-30% based on ASHRAE 52-76.

The Water Treatment are shall be ventilated by means of multiple roof mounted exhaust fans designed to maintain the necessary air changes during the summer. Make-up air louvers shall be wall mounted with drainable blades. Gas fired unit heaters shall be provided for space heating during the winter.

17.9  Switchgear Buildings

Each Switchgear Building shall be provided with two (2) 60% capacity, wall mounted, package type air conditioning units. Disposable type filters shall provide air filtration with an average efficiency of 25-30% based on ASHRAE 52-76. Each unit shall be equipped with an integral electric heater designed to maintain the required space temperature during winter.

17.10 Chemical Feed and Sample Panel Enclosures

Multiple roof exhaust fans shall be provided to ventilate the Chemical Feed and Sample Panel Enclosures. Electric unit heaters shall be provided for space heating.

17.11 Miscellaneous HVAC Systems

Provide all louvers and exhaust fans with backdraft dampers. Comply with NFPA guidelines for the design and installation of smoke and/or fire dampers. All supply and return ducts located outside of the conditioned space or handling outside air shall be externally insulated. Internal insulation shall be used only where required for sound attenuation or to prevent insulation damage.

18.0   MECHANICAL EQUIPMENT, PIPING, VALVES, INSULATION AND VESSELS

18.1 General: This section applies to all mechanical systems being designed by the Contractor and are additions to the design requirements of the applicable codes, standards and regulations. Packaged mechanical subsystems may employ vendor's standard hardware and design criteria, however they must still satisfy the requirements of the applicable codes, standards, and regulations.

All mechanical systems will be designed with appropriate design margins for the capability and reliability of the plant.

18.2   Piping:  Piping shall be sized and designed in accordance with the
applicable codes and standards of Section  2.   Piping design will
incorporate sizing and configurations which result in normal flows, pressures and velocities consistent with normal industry practices, and shall include vents and drains as appropriate.

18.3 Testing and Inspection: All piping and equipment shall be pressure and performance tested in accordance with the requirements of the applicable codes and standards.

18.4 Valves and In-Line Equipment: All valves and in-line equipment will be located with emphasis on accessibility for operation and maintenance.

Control valves will be installed with manual valved by-pass and double block and bleed lines except where system redundancy or equipment or personnel safety would dictate otherwise.

All steam line low points where condensate can collect will be provided with drains which have restricting orifices or steam traps with startup and blowdown drains. Steam lines that are fitted with restricting devices, such as orifices in the process runs will be provided with adequate drainage upstream of the device to ensure the water does not collect in the line.

All gate and globe valves 2" and larger shall be of the outside screw and yoke design.

Neither Valrek nor Newco valves shall be used in the plant.

18.5 Pumps: Each pump will be type (rotary, centrifugal, piston, etc.) appropriate for the specific application in the Facility. Each pump will be specified for continuous or intermittent service in the design conditions of its specific application.

Systems with large pump and variable flow requirements will have a recirculation line for pump protection. The recirculation line will normally be routed to the source from which the pump is taking suction. For all large pumps excluding circulating water pumps, minimum flow protection will be provided by a recirculation system meeting the pump manufacturer's requirements.

Contractor shall attempt to minimize the number of pump manufacturers providing equipment for the project.

18.6 Insulation and Freeze Protection: Thermal insulation will be installed on equipment, piping, and ductwork where required for the following reasons:

Note:   Standoff mesh is an acceptable material for personal protection on large surfaces.

1.    To reduce heat loss

2.    To provide personnel protection from hot surfaces

3. To prevent freezing of exposed water lines under the minimum temperature of design condition Section 3.

Personnel protection insulation on piping and equipment will be designed to limit outside lagging surface temperature to a maximum of 140 degrees Fahrenheit at 70 degrees Fahrenheit ambient and wind speed of 10 miles per hour. Insulation materials will be mineral fiber or calcium silicates, with
aluminum jacketing.   Fiberglass insulation may be used on low-temperature
(less  than  650 Degrees Fahrenheit) applications.   Antisweat insulation
will be furnished with a moisture-proof barrier. Insulation exposed to outside weather conditions will be weatherproofed. Heat tracing will be provided where necessary on exposed piping to prevent freezing.

18.7 Tanks and Pressure Vessels: All Facility tanks and pressure vessels will have sufficient storage capacity to meet the requirements of the particular system application.

Tanks and pressure vessels shall be fabricated from materials suited to the particular service. A corrosion allowance shall be incorporated into the Design such that the tanks will have a design life of 35 years.

Tanks will be provided with overflow connections and piping where required. Overflow connections and piping will be one pipe size larger than the largest input line or combination of input lines than can discharge into the tank simultaneously.

Maintenance drain connections and piping will be provided of an adequate size to allow drainage of the tank in a reasonable time period.

Manholes on tanks and pressure vessels, where provided, will be a minimum of 18 inches in diameter. Exterior access ladders and cleanout doors will be provided on large tanks.

18.8 Gantry Cranes: Contractor shall design, furnish, and install two station cranes and appurtenances.

One shall service each steam turbine area.  Both shall be  sized to lift the
largest item of equipment expected to require maintenance.   At a minimum,
the cranes shall be capable of lifting the heaviest piece which may be the respective generator rotors.

18.9 Compressed Air System: The Compressed Air System will supply dry, oil-free air of instrument quality. The system will consist of two (2) 100 percent capacity compressors which are air-cooled and two (2) separate redundant air dryer units of 100 percent capacity. The system shall also contain two (2) air receivers, piping, valving, instrumentation and controls required for remote operation of the system. The Compressed Air System will be common to both Power Blocks.

The system will be capable of maintaining 125 psig on all of its delivery points while delivering clean, dry instrument quality air of the maximum system usage at the design basis mode of operations as defined in Section 21. Air receivers will be sized for a 30-second period to drop from 115 psig to 70 psig and to allow for an orderly shut down of the plant in the event of failure of the Air Compressor System.

Provide service bib stations in all equipment building areas so that all areas can be reached with a 50' hose.

18.10 Painting: Contractor shall paint All mechanical equipment and piping in accordance with the requirements specified in Section 14.0.

18.11 Desuperheaters: Contractor shall engineer, design, furnish and install desuperheaters for the high pressure steam turbine bypass as needed.

Desuperheaters shall be complete with pipe and thermal sleeves of ferritic material of sufficient length to prevent droplets of water from coming in contact with hot wall of pipe.

18.12 Steam Blowout Cleaning: Contractor shall furnish, as part of his work, all engineering, design, labor, and materials required to chemical clean and steam blowout the main steam system using cleaning methods similar to the Dowell Slumberger "Silentsteam" process.

Contractor shall also design all piping and hangers and furnish all material and labor necessary to blowdown the turbine steam seal piping.

Contractor shall be responsible for all required coordination to successfully perform the blowout cleaning.

The blowout valve shall be quick opening type and shall go from full closed position to full open position in less than 30 seconds.

The installation and procedures for steam blowing shall be in accordance with the latest revision of the heat recovery boiler manufacturer's recommendations and the steam turbine manufacturer's recommendations.

Pressure testing of the pipe shall be performed before the lines are blown out unless otherwise directed by the Owner.

Contractor shall furnish a silencer to attenuate the sound during steam blowing. Silencer shall be manufactured by Fluid Kinetics or equal. The design of the silencer shall meet the sound requirements specified in Section 20 of this Specification. Time between blows will be commensurate with the time required to develop sufficient drum pressure for subsequent flows.

Degree cleanliness of the pipeline shall be determined using carbon steel bar targets placed within the temporary piping. The Owner reserves the right to approve the degree of cleanliness (based on the target condition) before blowing is discontinued and the line is considered clean. Contractor will be allowed to request Owner approval for an alternate to steam blowing which may consist of chemical cleaning followed by air blowing, which shall not be unreasonably withheld.

18.13 Temporary Strainers: In addition to the temporary strainers furnished for the main steam stop valves for the steam turbine, the Contractor shall furnish temporary strainers for all pump suctions and at all water treatment systems.

18.14 Safety Showers and Eyewash Stations: Safety Showers and Eyewash Stations shall be installed in all chemical handling areas and battery
rooms and shall be accessible without climbing obstructions.   The quantity
and location of these stations will be finalized after layout of the Facility has been finalized.

18.15 Continuous Emissions Monitoring and Data Acquisition System: The Emissions Monitoring System shall consist of in-stack or extractive monitors for opacity, NOx, CO and excess O2. These monitors shall be interconnected to Data Acquisition System in the Main Control Room and shall receive inputs
from the DCS as necessary.   Note: SO2V and CO2 will be determined by fuel
analysis.

18.16 Natural Gas Piping: Contractor shall use stainless steel pipe downstream of the filter.

18.17  Water  Systems:  All water systems will be flushed and cleaned.

19.0 TESTING AND PLANT ACCEPTANCE

19.1 General: The Contractor shall provide the Owner a complete Integrated System Activation, Operations and Training Program. The program will include all documents specified herein, implementation of procedures on-site coupled with the necessary coordination of all system activation, initial training and follow-up as necessary, turn-over packages by system to include all field QC documents, hydrotests, alignment, calibrations documentation, calibrations documentation, etc.

The program will be integrated and audited by the Contractor so that all documents and procedures are compatible with each other and with facilities system designations.

All documents will be prepared in a manner that is suitable for use in the facility, by operating and maintenance personnel.

Documents shall be suitable for training personnel as well as plant operation and maintenance guides.

19.2 Program Approach: The program will be developed in two phases. The first phase will consist of the development of system start-up and operational procedures. The second phase shall consist of providing all necessary labor, coordination and direction of the on-site system testing and initial integrated start-up of the facility. This includes the implementation of all necessary startup procedures and other documentation required to assure all systems have been properly placed into service.

Documents will be developed on a system basis in the same order as the systems are scheduled for completion.

As documents are developed on a system basis, they will be transmitted for Owner review and comment. Upon completion of this review cycle the documents will be implemented on-site.

Training to be provided will consist of both on-the-job and classroom discussions to available Owner facility personnel in the proper use and understanding of all documents produced. The training program will be conducted on-site and a schedule for such shall be submitted to the Owner at least 180 days before activities are scheduled to begin.

19.3 Document Content: The Start-Up Program will include the following documents to assist facility personnel in routine and non-routine operations and preventive maintenance. All documents will be prepared in draft form and submitted to the Owner for approval prior to submittal in final form.

Introduction - This document shall include a brief introductory section which describes overall document structure and relationships between document contents.

System Test Procedures - System test procedures will exist for all systems. These procedures will be generic for the type of test and conformed prior to being implemented on-site. As a minimum, system test data sheets will exist for:

-    Motor Run-in and Rotation Check
-    Electrical Control Loop
-    MOV
-    Flow Balancing
-    Driven Equipment Run-In
-    Hanger  Position/Alignment
-    Air/Solenoid Valves
-    Instrument Loop
-    Mechanical Equipment Alignment including Pipe Stress Checks
-    Instrument Setpoint Verification
-    Pipe Flush and Hydrotest
-    Diesel engine full load run tests

These procedures will identify step-by-step the actions to be taken for verifying that systems operate in accordance with the design intent and that all protection, control, indication and alarm functions are operational. Each step upon its successful completion will require a sign-off of both the Contractor's test engineer and Owner's representative.

System Operating Instructions - Detailed instructions showing how each system is started up, normally operated and shutdown. The document must be in a format to promote precise actions and verifications of actions for all modes of system operation, including alarm and emergency modes.

Also to be included are:

Location of action to be taken (i.e., local or panel mounted).

Action verification output device and associated expected values
(i.e., pressure indication - 45 psi, red light, etc.).

Spare Parts - A consolidated listing of spare parts will be produced from the various manufacturers' Instruction Manuals (or from the supplier if not in the manuals).

Vendor Operation and Maintenance Manuals - A compilation of all Operation and Maintenance Manuals produced by the vendor for all equipment and systems purchased by the Contractor.

The Contractor will provide a system reference list of all material, drawings and vendor manuals incorporated for the development of the above documents. These reference lists will be incorporated into the introduction.

19.4 Deliverable Documents: The Owner requires the following documents for the Systems identified:

      Construction Test Procedures/Data Sheets

      System Test Procedures

      System Operating Instructions which include P& IDs, instrument drawings and electrical one-lines.

      Spare Parts List

      Vendor Operation and Maintenance Manuals Shop Drawings

      Final Plans with drawings on Auto Cad along with Auto Cad disk(s).

The Contractor shall provide the Owner with one unbound reproducible quality copy and the following number of bound copies of each document:

                      Document                  No. of Copies

          Construction Test Procedures            10

          Test Procedures                         20

          System Operating Instructions           50

          Spare Parts List                        4

          Vendor Operation & Maintenance          6
          Manuals

          Shop Drawings                           1

          Final Plans                             5

The Contractor shall use hard cover post binders to allow for each document updates. The Owner will supply a logo for the document cover sheet.

The Owner shall have the right to request additional copies prior to reproduction at the unit cost of additional copies to be mutually agreed upon.

19.5 Minimum Performance Tests:

Prior to achieving Commercial Operations each Phase must be tested in accordance with the following tests:

-    Capability Verification Test
-    TU Capacity Test
-    TU Minimum Stable Load Test

19.5.1    Capability Verification - Test

19.5.1.1 General: This test will be performed to verify the level of performance of each Phase for the purposes of achieving Commercial Operation. This test will determine the Net Power Output of the Phase and concurrently determine the Net Heat Rate of the Phase for the purposes of achieving Commercial Operation.

19.5.1.2 Acceptance Criteria: The Minimum Performance Levels for Net Power Output and Net Heat Rate each corrected to Guarantee Design Conditions (Section 3) shall be met for successful completion of this test.

19.5.1.3 Data: For this test, data may be taken using calibrated installed plant instrumentation including Utility's electrical revenue meters.

19.5.1.4 Emissions: During the Capability Verification Test, the emissions levels must in accordance with the limits of the Applicable Permits. The CEM's shall be calibrated and operating in its normal operating mode. If the Applicable Permits contain waivers or variances specifically for operation at higher allowable emission levels during start-up and testing, then Contractor must provide, in writing to the Owner, assurances that after reasonable future adjustments. The Phase will operate in accordance with the long term Permit requirements and still meet the Minimum Performance Levels.

19.5.1.5 Duct Firing: Duct firing may be utilized if necessary in verifying compliance with Minimum Performance Levels.

19.5.1.6 Auxiliary Loads: Appropriate auxiliary loads must be fed from the electrical buses associated with the Phase being tested.

19.5.2    Utility Capacity Test:

Prior to Commercial Operation a Capacity Test as specified by Utility in Appendix K must be performed. This test must be of 24-hour duration and meet Utility's testing requirements.

The TU Capacity Test may be performed concurrently with the Capability Verification Test. A capacity test report for this test must be prepared for transmittal to Utility and submitted to Owner.

19.5.3    Utility Minimum Stable Load Test:

Prior to Commercial Operation a Minimum Stable Load Test (as defined by Utility) must be performed in accordance with Utility test requirements and ERCOT Guidelines.

19.6 Guaranteed Performance Tests:

The following tests shall be performed prior to Final Acceptance to demonstrate compliance with the Plant Performance Guarantees stated in
Article XI:

-    Net Capacity Heat Rate Test
-    200 Hour Reliability Test
-    Emissions Test
-    Noise Test

19.6.1    Net Capacity and Heat Rate Test

19.6.1.1 General: This test shall be performed to determine compliance of the Plant with the Plant Power Net Output Guarantee and the Plant Net Heat Rate Guarantee. This test shall be performed on each Phase separately and the results combined appropriately in accordance with Article XI.

19.6.1.2  Acceptance Criteria: The Guarantees are provided in Article XI

19.6.1.3 Data: Data for this test shall be taken using calibrated permanent plant instrumentation and special calibrated test instrumentation as specified in the approved test procedure.

19.6.1.4 Emissions: During this test Plant air emissions must be in compliance with the long term operating mode provisions of the Air Permit with no waivers or variances for construction, startup, or testing in force. The plant Continuous Emission Monitoring System shall have been calibrated and operate in its normal operating mode throughout this test. This testing may be performed prior to completion of the emissions stack testing. If, however, during or following the stack test or final CEM's certification becomes necessary to make adjustments to the plant to bring emissions into compliance, then this Net Capacity and Heat Rate Test shall be reperformed as necessary to determine Net Power Output, Net Heat Rate and Fuel Consumption for each Phase.

19.6.1.5  Duct Firing: Duct firing may be utilized during this test.

19.6.1.6  Methodology:

The test shall be performed on each Phase separately. It shall be performed after Commercial Operation has been achieved for that Phase with the exception that the Contractor may elect to perform this test concurrently with the Capability Verification Test for each Phase.

Auxiliary loads shall be carefully identified and assigned to be fed from the electrical buses associated with the appropriate Phase. Care must be taken to ensure that all loads are assigned but are not double counted.

The Net Power Output measured during the testing of each Phase shall be corrected to Guarantee Design Conditions. The Net Power Output determined for each of the two Phases shall be added together to determine the Plant Net Power Output.

The Fuel Consumption during each Phase testing shall be determined. The Corrected Fuel Consumption for each Phase as corrected to Guarantee Design Conditions shall then be added together and used to calculate the overall Plant Net Heat Rate.

The test procedure shall specify the test methodology, instrumentation, data taking frequency, use of evaporative coolers, determination of ambient conditions, blowdown isolation, auxiliary loads, fuel sampling, correction factors, data reduction techniques, and calculational methodology to be used.

Transient excursions shall not be a basis for rejection of the Net Electrical Output Net Heat Rate Test unless, TNRCC determines that the plant is not in compliance with the Air Permit.

19.6.2    Two Hundred (200) Hour Reliability Test

Contractor that during the period of two hundred (200) consecutive hours, the Plant shall produce not less than 180,000 MWH while being operated in its normal manner and mode, and in accordance with Prudent Utility Practices, and in compliance with the long term provisions of the Air Permit.

19.6.3    Emissions (Stack) Testing

Contractor shall perform the stack emission testing for the Plant using a certified subcontractor and approved protocol. The emissions shall not exceed the requirements of the applicable Air Permit.

Any emissions test protocol shall be submitted for review prior to the test.

The emissions test shall be performed on each gas turbine within 60 days after achieving Commercial Operations for the power block (Phase), but in no case no later than 180 days after first firing of the subject gas turbine.

See Appendix I for emissions levels provided with the Air Permit Application which may be used as estimates. The final Air Permit shall supersede all previous numbers.

19.6.4    Noise Test

Compliance with the Noise Abatement Guarantee of Article 11.04 (d) of the Agreement shall be determined in accordance utilizing a qualified acoustic subcontractor to perform the appropriate tests in accordance with applicable regulations and permits and standard industry practice.

19.6.5 Test Procedures: The Contractor will be required to provide to the Owner, Facilities Engineer, Utility (with regard to the TU Capacity Test) and Financing Parties, for review and acceptance, a detailed procedures for the Minimum Performance Tests and all Guaranteed Performance Tests (Test Procedures) which will include but not be limited to: (a) description of the test procedures, (b) list of all data to be collected, (c) instrumentation and location for taking all data points, (d) correction curves, (e) instrument and test accuracy's, and (f) sample calculations. The draft Test Procedures shall be submitted for review at least 120 days before the expected test date. Testing shall not start until the Owner, Facilities Engineer and Financing Parties have accepted the Test Procedures and agreed to the sample calculation. Owner shall provide comments within ten (10) working days. If no comments are received within the ten (10) day period, approval by Owner shall be presumed.

The TU Capacity Test shall not start until Owner and the Utility has accepted these Test Procedures for such test. Comments by the Owner and the Utility shall be provided for the TU Capacity Test within 30 days. If no comments are received within the 30-day approval period, approval of the TU Capacity Test by the Owner and Utility shall be presumed.

20.0  ENVIRONMENTAL

20.1 General: The Contractor will provide full documentation of all environmental systems descriptions and guaranteed performance
characteristics.   This documentation will be provided as a separate package
and will include, for all environmental systems as applicable, system and hardware descriptions, flowsheets, operating and maintenance procedures, vendors' literature, complete spare parts lists (provided) and recommendations for spares to purchase and stock, and all other information required to understand and efficiently operate and maintain each of the environmental control equipment and systems. These systems may include, but are not necessarily limited to the following:

-    Stack

- Water discharges, including cooling system blowdown, waste heat boiler blowdown, water treatment system discharges, etc.

-    Noise control systems

20.2 Environmental Systems Acceptance: Except as may be provided for in the Agreement, Owner will not accept environmental systems/equipment until Contractor has demonstrated that the environmental control systems comply with any and all permit conditions and all applicable environmental
regulations.   This demonstration includes acceptance of the test results by the applicable regulatory agencies.

The Contractor will demonstrate, through compliance testing at design operating conditions, that all environmental control equipment/systems achieve the specified design control efficiencies and performance. Compliance testing must be in full conformance with applicable Regulatory Agency testing procedures. Contractor is responsible for the costs of sampling, analysis, flow rate determination, or any other investigation necessary to prove that all equipment/system provided meets the design criteria as well as all environmental regulatory requirements.

The Contractor will arrange necessary witnessing of compliance testing by Regulatory Authorities. However, the Owner will approve schedules prior to Regulatory Agency notification and reserves the right to participate in and/or witness the Compliance Testing Program.

The Contractor will, at the appropriate time, verify and/or establish all regulatory environmental limitations applied to the design, installation, compliance testing and operation of the power generation facility.

20.3 Air Emissions: Based upon plant output requirements and the permitted regulatory agency (either Federal, state or local) emission limitation the Contractor will select, size, procure, install and compliance test all regulated air pollution sources that will be created as part of this work. This requirement includes all associated pollution control equipment and systems.

Appendix I contains a compilation of facility emission parameters that represents the current best estimate of the maximum allowable air emissions.

The Contractor will be responsible for ensuring that the plant is in compliance with all the emission requirements of the final approved permit.

20.4 Water Discharges: The discharges considered here include all water discharge whether containment or not but are not necessarily limited to:

-    Cooling tower blowdown
-    Boiler blowdown
-    Water treatment systems discharges
-    Miscellaneous such as floor drains, cleaning and rinse waters, etc.

These discharges will be to the sanitary sewer system.

The Contractor shall obtain all necessary permits for liquid waste discharges into the sewer system.

20.5  Noise

The Contractor will be responsible for all noise abatement of all equipment and facilities provided and any elements of room construction for noise abatement purposes. The noise levels must conform to Occupational Safety & Health Act.

Contractor must demonstrate that all installed equipment complies with the established property line noise criteria of 75 dBA at the site limits under the operating conditions described in Section 21.1 through 21.4.

Selection of critical receptors and determination of ambient background noise levels will be the responsibility of the Contractor.

Ambient background noise surveys shall be provided by the Contractor prior to the construction of the facility to obtain baseline reference data. After the facility is in operation, Contractor will perform additional noise surveys to determine the actual acoustical behavior of the facility under all normal and abnormal operating conditions. Contractor will provide at his own expense any and all acoustic treatment that is required bringing the noise level of the facility within the specified levels.

Silencers shall be provided for the following applications:

-    Electromatic relief valves and vents

-    Startup relief valves

-    Hogging ejectors

-    Blowdown tank vent stack

20.6 Liquid and Solid Waste: The Contractor shall be responsible for prompt removal of liquid and solid waste from construction activities and shall maintain good housekeeping and safe conditions. This includes but is not limited to use oil during construction, oily rags, any hazardous waste, including chemical cleaning waste, and water used to flush and hydrotest.

All applicable local regulations and codes shall be complied with.

21.0 MODES OF OPERATION

Six modes of operation for the plant have been identified: Normal Case, Design Case, Turbine Bypass Case, Start-up Case, Grid Failure Case, and Emergency Shutdown.

These cases are defined as:

21.1 Design Case: Design Case is 100% of total capacity with all four combustion turbines and steam turbines in operation and is based on the design basis fuel, water supply, design conditions and requirements of
Section 3. Power for running plant auxiliary systems supplied by plant.

21.2 Normal Cases:

- Four gas turbines and two steam turbines operating with the facility output between 50 percent and 100 percent of total capacity.

- Two gas turbines and steam turbines operating with the facility output between 25 percent and 50 percent of total capacity.

- One gas turbine and one steam turbine operating with the facility output between 13 percent and 25 percent of total capacity.

- One gas turbine and one steam turbine operating with the three gas turbines and the second steam turbine cycling on and off line every 12 hours.

21.3 Turbine Bypass Case: The conditions of this case are:

- Trip of a steam turbine and no boiler safety valves lift during all loading conditions.

21.4 Start-Up Case: This case can be either a cold or hot start. The conditions of this case are similar to the turbine bypass case but with the following clarification:

- During startup, initial steam production will be bypassed until the steam is at a sufficient temperature and pressure before being admitted to the steam turbine. It is intended that the steam be admitted to the steam turbine as early as possible so as to minimize thermal shock to the turbine and to minimize bypass operation. However, should the steam turbine be unable to accept the steam, the bypass system must be able to accommodate steam production up to 125 percent of the rated steam production of one HRSG.

- For no plant power generation, a diesel generators supplies plant auxiliary power.

21.5 Grid Failure Case: The conditions of this case are when:

-    Failure of the power grid occurs.

-    Turbine Trip occurs and plant safely shuts down.

21.6 Emergency Shutdown: The conditions of this case are when:

- Turbine Trip case and grid failure are occurring together in such fashion as to require a plant safe shut down for an extended period.

- Sufficient UPS power is required to safely shutdown with loss of both grid and in-plant power.

- AC power available for all shut down equipment lube oil pumps, seal oil pumps, boiler feed pumps, and other auxiliary equipment.